ORIGINAL

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
CHAPARRAL ENERGY, INC., et al.,	:	Case No. 16-11144 (LSS)
Debtors.[1]	:	Jointly Administered
	:	**Re: Docket No. 578**

ORDER PURSUANT TO SECTIONS 105(a) AND 363(b) OF THE BANKRUPTCY CODE AUTHORIZING THE DEBTORS' ENTRY INTO AND PERFORMANCE UNDER THE PLAN SUPPORT AGREEMENT AND GRANTING RELATED RELIEF

Upon consideration of the motion (the "**Motion**")[2] of the debtors and debtors in possession in the above-captioned cases (collectively, the "**Debtors**") for an order pursuant to Bankruptcy Code Sections 105(a) and 363(b) and Bankruptcy Rule 6004, authorizing the Debtors to enter into and perform under a plan support agreement substantially in the form attached hereto as Exhibit 1 (together with all exhibits and schedules thereto, the "**PSA**"); and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334 and the *Amended Standing Order of Reference from the United States District Court for the District of Delaware* dated as of February 29, 2012; and the Court having reviewed the Motion; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; and it appearing that proper and adequate notice of the Motion has been given and

[1] The Debtors in these cases, along with the last four digits of each Debtor's federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO_2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Green Country Supply, Inc. (2723); and Roadrunner Drilling, L.L.C. (2399). The Debtors' address is 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion or the PSA, as applicable.

that no other or further notice is necessary; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

ORDERED, ADJUDGED, AND DECREED that:

1. The Motion is GRANTED as set forth herein.

2. The Debtors' entry into and performance under the PSA is hereby authorized and approved, effective upon entry of this Order. The PSA shall be binding and enforceable by and against the Debtors and the other Parties thereto in accordance with its terms and conditions. Notwithstanding any other provision herein, the Court makes no finding or ruling in this Order (a) as to the exhibits to the PSA, the Disclosure Statement, or the Plan for any purpose (other than the authorization to enter into and perform under the PSA), or (b) as to the standard of review or any factor required for approval of the exhibits to the PSA, the Disclosure Statement, or the Plan, or with respect to confirmation of the Plan. The rights and objections of all parties are reserved with respect to such matters (other than as expressly provided in the PSA as to the Debtors and the Consenting Creditors).

3. The Parties' entry into the PSA, any and all negotiations among the Parties leading to the execution thereof, and the Parties' performance of or actions in further of any obligations thereunder, shall not constitute a solicitation of votes in violation of section 1125(b) of the Bankruptcy Code.

4. The PSA may be modified, amended, or supplemented by the Parties solely in accordance with the terms thereof without further order of this Court; provided, that the Debtors shall promptly file with this Court a notice listing any material amendments, modifications or supplements to the PSA.

5. The Debtors shall reimburse the reasonable fees and out-of-pocket expenses of the professionals to the Ad Hoc Committee, the Indenture Trustee, the Prepetition Agent, and the Prepetition Lenders as, and to the extent, set forth in the PSA. Such reimbursement shall be made within seven (7) days after the receipt by the Debtors, the U.S. Trustee, counsel to the Prepetition Agent, and counsel to the Ad Hoc Group of invoices thereof (the "**Invoiced Fees**") (as redacted for, and subject in all respects to applicable privilege or work product doctrines, and any disclosure made shall be deemed inadvertent and shall not be considered to be a waiver of any applicable privilege or work product doctrine) and without the necessity of filing formal fee applications; provided that, the Debtors, the U.S. Trustee, the Prepetition Agent, and the Ad Hoc Group may dispute the payment of any specific portion of the Invoiced Fees (the "**Disputed Invoiced Fees**") by filing with the Court an objection setting forth the specific objections to the Disputed Invoiced Fees within such seven (7) day period; provided further that pending the resolution of such a dispute, the Debtors shall pay in full the Invoiced Fees as set forth above, excluding the Disputed Invoiced Fees. To the extent that the Court, after notice and a hearing, enters an order sustaining any such objections to the Disputed Invoiced Fees, the Court shall determine the applicable remedy with respect to the disallowed amount of the Invoiced Fees.

6. Nothing herein shall act as an approval of the Disclosure Statement or the Plan, or a finding of fact or conclusion of law in connection therewith.

7. Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, and 9014, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

8. The Debtors are hereby authorized and empowered to take all actions necessary to implement the relief granted in this Order.

9. This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation and/or interpretation of this Order.

Dated: December 14, 2016
Wilmington, Delaware

THE HONORABLE LAURIE SELBER SILVERSTEIN
UNITED STATES BANKRUPTCY JUDGE

<u>EXHIBIT 1</u>

The Plan Support Agreement

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF A CHAPTER 11 PLAN WILL NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

CHAPARRAL ENERGY INC., ET AL.

PLAN SUPPORT AGREEMENT

December 15, 2016

This Plan Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Plan Term Sheet (as defined below) and the Exit Facility Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this "***Agreement***"), dated as of December 15, 2016, is entered into by and among: (i) Chaparral Energy, Inc. ("***Chaparral Parent***") and each of its subsidiaries listed on **Schedule 1** hereto, as debtors in possession (such subsidiaries and Chaparral Parent, each a "***Chaparral Party***" and collectively, the "***Chaparral Parties***"); (ii) the holders of notes (the "***Noteholders***") issued pursuant to (a) that certain Indenture dated as of September 16, 2010 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the "***2010 Indenture Trustee***") (as amended, restated, modified, supplemented, or replaced from time to time, the "***2010 Indenture***"), (b) that certain Indenture dated as of February 22, 2011 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the "***2011 Indenture Trustee***") (as amended, restated, modified, supplemented, or replaced from time to time, the "***2011 Indenture***"), and (c) that certain Indenture dated as of May 2, 2012 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the "***2012 Indenture Trustee***" and collectively, with the 2010 Indenture Trustee and the 2011 Indenture Trustee, the "***Indenture Trustee***") (as amended, restated, modified, supplemented, or replaced from time to time, the "***2012 Indenture***", and collectively with the 2010 Indenture and the 2011 Indenture, the "***Indentures***", and all claims against the Chaparral Parties arising on account of the Indentures and the notes issued thereunder, the "***Unsecured Notes Claims***"), in each case, that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Section 13 of this Agreement, the "***Consenting Noteholders***"); and (iii) the lenders (the "***Prepetition Lenders***") under that certain Eighth Restated Credit Agreement, dated as of April 12, 2010, among Chaparral Parent, the other Chaparral Party borrowers thereunder, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor agent, the "***Prepetition Agent***"), and the other parties from time to time party thereto (as amended, restated, modified, supplemented, or replaced from time to time, the "***Prepetition Credit Agreement***", and all claims against the Chaparral Parties arising on

account of the Credit Agreement, the "***Prepetition Credit Agreement Claims***") in each case that are signatories hereto (collectively, with any Prepetition Lender that may become a party hereto in accordance with Section 13 of this Agreement, the "***Consenting Prepetition Lenders***" and, together with the Consenting Noteholders, the "***Consenting Creditors***"). This Agreement collectively refers to the Chaparral Parties and the Consenting Creditors as the "***Parties***" and each individually as a "***Party***". Unless otherwise noted, capitalized terms used but not immediately defined herein have the meanings ascribed to them at a later point in this Agreement or in the Plan Term Sheet, as applicable.

RECITALS

WHEREAS, on May 9, 2016 (the "***Petition Date***"), each of the Chaparral Parties commenced a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the "***Bankruptcy Code***"), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "***Bankruptcy Court***"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "***Chapter 11 Cases***");

WHEREAS, the Parties have engaged in good faith, arm's-length negotiations regarding the terms of a joint plan of reorganization for the Chaparral Parties in accordance with the terms and conditions of the term sheet attached hereto as **Exhibit A** (the "***Plan Term Sheet***") and incorporated herein by reference pursuant to Section 2 of this Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the "***Plan***");

WHEREAS, the Parties have agreed to facilitate the confirmation and consummation of the Plan and any and all transactions and related transactions as set forth, contemplated by, and pursuant to the terms and conditions set forth in this Agreement, its exhibits and associated schedules, and the Definitive Documentation (as defined below) and in the manner set forth in the Plan Term Sheet, including, without limitation, the Rights Offering, the Exit Facility, and the Hedging Program (collectively, the "***Restructuring Transactions***");

WHEREAS, to assist in an orderly confirmation process, the Parties are prepared to perform their obligations under this Agreement subject to the terms and conditions set forth herein, including, among other things, (a) the Chaparral Parties' obligation to seek Bankruptcy Court approval of the Disclosure Statement (as defined below) describing the Plan prior to soliciting votes on the Plan in accordance with section 1125 of the Bankruptcy Code and (b) the Consenting Creditors' obligation to support the Chaparral Parties in obtaining approval of this Agreement, the Disclosure Statement, and the Plan;

WHEREAS, certain Consenting Noteholders (collectively, the "***Backstop Parties***") have agreed to fund a $50 million rights offering in connection with the Restructuring Transactions, substantially on the terms reflected in the Plan Term Sheet, and pursuant to that Backstop Commitment Agreement attached hereto as **Exhibit C** (the "***Backstop Commitment Agreement***") and in accordance with the rights offering procedures attached to the Backstop Commitment Agreement (the "***Rights Offering Procedures***"), such rights offering being the "***Rights Offering***";

WHEREAS, certain Consenting Prepetition Lenders (in their capacities as such, the "***Exit Facility Lenders***") have committed to provide the reorganized Chaparral Parties with a new reserve-based lending facility and term loan (collectively, the "***Exit Facility***") on the terms and conditions set forth in the term sheet attached hereto as **Exhibit D** (the "***Exit Facility Term Sheet***"); and

WHEREAS, in expressing their support for the Restructuring Transactions and the Plan pursuant to this Agreement, the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Chaparral Parties.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. **PSA Effective Date**. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties (subject, in the case of the Chaparral Parties, to Bankruptcy Court approval), upon the first date (such date, the "***PSA Effective Date***") that each of the following has occurred:

(a) the Backstop Commitment Agreement has been executed and delivered;

(b) the Mandate Letter (as defined below) has been executed and delivered; and

(c) this Agreement has been executed and delivered by all of the following:

(i) each Chaparral Party;

(ii) Consenting Noteholders holding, in the aggregate, at least 50% in principal amount outstanding of all Unsecured Notes Claims; and

(iii) Consenting Prepetition Lenders (x) holding, in the aggregate, at least 66.67% in principal amount outstanding of all Prepetition Credit Agreement Claims and (y) that constitute at least half in number of the Prepetition Lenders.

2. **Exhibits and Schedules Incorporated by Reference.** Each of the exhibits and schedules attached hereto (including, without limitation, the Plan Term Sheet and the Exit Facility Term Sheet) and each of the schedules to such exhibits (collectively, the "***Exhibits and Schedules***") is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules.

3. **Definitive Documentation.**

(a) The definitive documents and agreements governing the Restructuring Transactions (collectively, the "***Definitive Documentation***") shall include:

(i) the Plan (and all exhibits thereto), including any plan supplement documents (including, without limitation, any governance documents for the reorganized Chaparral Parties and any equityholders' agreements with respect to the reorganized Chaparral Parties that are proposed to be filed in connection therewith);

(ii) the confirmation order with respect to the Plan (the "***Confirmation Order***");

(iii) the related disclosure statement (and all exhibits thereto) with respect to the Plan (the "***Disclosure Statement***");

(iv) the solicitation materials with respect to the Plan (collectively, the "***Solicitation Materials***");

(v) an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials;

(vi) an order of the Bankruptcy Court approving the Chaparral Parties' entry into, and performance under, this Agreement (the "***PSA Approval Order***");

(vii) an order or orders of the Bankruptcy Court approving the Chaparral Parties' entry into, and performance under, the Backstop Commitment Agreement (the "***BCA Approval Order***") and the Mandate Letter (the "***Mandate Letter Approval Order***");

(viii) a retirement agreement with respect to Mr. Mark Fischer ("***Fischer***") that is consistent with Exhibit 2 to the Plan Term Sheet (the "***Retirement Agreement and General Release***");

(ix) consulting agreements with respect to CCMP Capital Advisors, LLC, HOOPP, and Altoma Energy (or their respective applicable affiliates) that are consistent with the form of consulting agreement attached as Exhibit 3 to the Plan Term Sheet (the "***Consulting Agreements***");

(x) an order of the Bankruptcy Court approving the Chaparral Parties' entry into, and performance under, a new hedging program (the "***Hedging Program***") in accordance with the motion and proposed order attached as **Exhibit E** hereto (the "***Hedging Order***");

(xi) new warrant agreements that are consistent with the Retirement Agreement and General Release and the Consulting Agreements;

(xii) the registration rights agreement with respect to the New Equity Interests consistent with the term sheet attached as **Exhibit F** hereto;

(xiii) the Cash Collateral Order (as defined below);

(xiv) the motions seeking approval of each of the above as well as any supplements thereto and exhibits thereof; and

(xv) any document or filing identified in the Plan Term Sheet as being subject to approval or consent rights under Section 3(b) of this Agreement.

(b) Any Definitive Documentation identified in Section 3(a) of this Agreement that is not attached hereto as an exhibit or part of an exhibit will, after the PSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the exhibits) in all respects, and shall otherwise be in form and substance satisfactory to the Chaparral Parties, those Consenting Noteholders that are members of the Ad Hoc Committee (as defined below) who hold, in the aggregate, at least 50% in principal amount outstanding of all Unsecured Notes Claims held by all Consenting Noteholders that are members of the Ad Hoc Committee (the "***Required Consenting Noteholders***"), and those Consenting Prepetition Lenders who hold, in the aggregate, at least 50% in principal amount outstanding of all Prepetition Credit Agreement Claims held by Consenting Prepetition Lenders (the "***Required Consenting Prepetition Lenders***" and, together with the Required Consenting Noteholders, the "***Required Consenting Creditors***"); *provided, however*, that to the extent the corporate governance documents, equityholders' agreements, and the Backstop Commitment Agreement are inconsistent with this Agreement and the Definitive Documentation, then such documents shall be in form and substance acceptable to the Chaparral Parties and the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. For the avoidance of doubt, when used herein, the term "Required Consenting Creditors" shall require the independent approval of both of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders.

4. **Cash Collateral Terms**. Notwithstanding anything to the contrary in this Agreement, the Chaparral Parties shall, until the Termination Date, (i) use their best efforts to cause the terms of any order authorizing the use of cash collateral (each, a "***Cash Collateral Order***") to be in the form of cash collateral order attached as **Exhibit G** hereto (the "***Form Cash Collateral Order***") or otherwise acceptable to the Required Consenting Creditors in all respects

and (ii) not propose or consent to entry of any Cash Collateral Order that is not the Form Cash Collateral Order or not otherwise acceptable to the Required Consenting Creditors; *provided*, that notwithstanding paragraphs 6(a) or 32 of the Form Cash Collateral Order or any Cash Collateral Order previously entered by the Bankruptcy Court, upon the Plan Effective Date, the Consenting Prepetition Lenders will waive and release all rights to assert or seek payment of any accrued but unpaid default rate interest charged above the applicable non-default rate of interest (based on the Alternate Base Rate under the Prepetition Credit Agreement) during the period from June 9, 2016 through and including the Plan Effective Date.

5. **Commitment of Consenting Creditor**. Each Consenting Creditor agrees (severally and not jointly), from the PSA Effective Date until the occurrence of a Termination Date (as defined in Section 11 of this Agreement) applicable to such Consenting Creditor, to:

(a) use commercially reasonable efforts to support and cooperate with the Chaparral Parties and take all commercially reasonable actions as are necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement;

(b) negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the PSA Effective Date;

(c) (i) vote all of its claims against, or interests in, as applicable, the Chaparral Parties now or hereafter owned by such Consenting Creditor (or for which such Consenting Creditor now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, as approved consistent with the Bankruptcy Code upon receipt of Solicitation Materials approved by the Bankruptcy Court; (ii) timely return a duly-executed ballot in connection therewith; and (iii) not "opt out" of or object to any releases or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively "opt in" to such releases and exculpation);

(d) not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan; *provided, however*, that the votes of the Consenting Creditors shall be immediately revoked and deemed void *ab initio* upon the occurrence of the Termination Date;

(e) not object to, delay, impede, or take any other action (including to instruct or direct the Prepetition Agent or the Indenture Trustee) to interfere with the prompt consummation of the Restructuring Transactions (including the entry by the Bankruptcy Court of any Cash Collateral Order that is the Form Cash Collateral Order or is otherwise acceptable to the Required Consenting Creditors, an order approving the Disclosure Statement, and the Confirmation Order), or propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or

other Alternative Transaction (as defined below) for any of the Chaparral Parties, other than the Restructuring Transactions and the Plan;

(f) support the Chaparral Parties' motion to enter into and implement the Retirement Agreement and General Release with respect to Fischer or motion to assume an amended employment agreement of Fischer that is otherwise consistent with the Retirement Agreement and General Release;

(g) support the Chaparral Parties' motion to enter into and implement the Consulting Agreements; and

(h) not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is materially inconsistent with its obligations under this Agreement and that could hinder, delay, or prevent the timely confirmation of the Plan and consummation of the Restructuring Transactions.

Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Creditor, nor the acceptance of the Plan by any Consenting Creditor, shall (w) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation, (x) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein, (y) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, or (z) impair or waive the rights of any Consenting Creditor to assert or raise any objection expressly permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

Notwithstanding the foregoing, in the event the Bankruptcy Court does not approve the Consulting Agreements or releases as described in the Plan Term Sheet pursuant to the Confirmation Order, then each Consenting Noteholder covenants and agrees (severally and not jointly) to support and not object to the Reorganized Debtors entering into such Consulting Agreements and to provide such releases as promptly as reasonably possible after the occurrence of the Plan Effective Date (and each Consenting Lender covenants and agrees (severally and not jointly) not object to, delay, impede, or take any other action (including to instruct or direct the Prepetition Agent) to interfere with the prompt consummation thereof), in each case which covenants and agreements shall survive the occurrence of the Termination Date pursuant to clause (b) of Section 10.

6. **<u>Commitment of the Chaparral Parties</u>**. Each of the Chaparral Parties agrees, from the PSA Effective Date until the occurrence of a Termination Date, to:

(a) support and cooperate with the Consenting Creditors and take all actions as are necessary and appropriate to consummate the

Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement, including by implementing the Restructuring Transactions in accordance with the applicable milestones set forth in **Schedule 2** hereto (collectively, the "***Milestones***"), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(b) negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the PSA Effective Date and take any necessary and appropriate actions in furtherance of the Plan and this Agreement, including, without limitation, the prompt execution and delivery of the Definitive Documentation and seeking Bankruptcy Court approval of the Definitive Documentation;

(c) not undertake any action that is inconsistent with this Agreement, the adoption and implementation of the Plan and the prompt confirmation thereof, or which would unreasonably delay approval or consummation of the Restructuring Transactions, including, without limitation, filing any motion to reject this Agreement;

(d) support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring Transactions;

(e) to the extent any legal, financial, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(f) timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(g) timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(h) timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Chaparral Parties'

exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(i) not propose or consent to entry of a Cash Collateral Order unless it is the Form Cash Collateral Order or is otherwise acceptable to the Chaparral Parties and the Required Consenting Creditors;

(j) not propose or consent to entry of any order modifying or terminating the Chaparral Parties' exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, that is not acceptable in form and substance to the Required Consenting Creditors; and

(k) subject to the next paragraph, not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), or restructuring of the Chaparral Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Plan and Restructuring Transactions (an "***Alternative Transaction***"), and to not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction.

For the avoidance of doubt and without limiting the foregoing, in order to fulfill the Chaparral Parties' fiduciary obligations, the Chaparral Parties and their respective agents and representatives may receive (but not solicit) proposals or offers for Alternative Transactions from third parties without breaching or terminating this Agreement and, subject to the terms of this Agreement, may discuss and provide due diligence to third parties in connection with such unsolicited proposals or offers; *provided*, that the Chaparral Parties shall (a) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction within one (1) Business Day[1] of the Chaparral Parties' or their advisors' receipt of such offer or proposal received to the respective legal counsel and the financial advisors to the Consenting Creditors and (b) provide such information to the respective advisors to the Consenting Creditors regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Creditors contemporaneously informed as to the status and substance of such discussions.

Notwithstanding the foregoing, in the event the Bankruptcy Court does not approve the Consulting Agreements or releases as described in the Plan Term Sheet pursuant to the Confirmation Order, then the Reorganized Debtors covenant and agree to enter into such Consulting Agreements and to provide such releases as promptly as reasonably possible after the occurrence of the Plan Effective Date in accordance with the instruction of the Required

1 "***Business Day***" means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York.

Consenting Noteholders, which covenants and agreements shall survive the occurrence of the Termination Date pursuant to clause (b) of Section 10.

7. **Consenting Creditor Termination Events.** The Required Consenting Noteholders (solely as to the Consenting Noteholders) and the Required Consenting Prepetition Lenders (solely as to the Consenting Prepetition Lenders) (each such group, a "***Terminating Support Group***") shall each have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Noteholders and the Consenting Prepetition Lenders, respectively, under this Agreement upon the occurrence of any of the following events (each, a "***Consenting Creditor Termination Event***"), unless waived, in writing, by the respective Required Consenting Creditors on a prospective or retroactive basis:

(a) the failure to meet any Milestone unless (i) such failure is the result of any act, omission, or delay on the part of any Consenting Creditor, whose Terminating Support Group is seeking termination, in violation of its obligations under this Agreement or (ii) such Milestone is waived or amended in accordance with Section 28 of this Agreement;

(b) the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(c) the Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d) any Chaparral Party (i) files with the Bankruptcy Court, amends or modifies, or files a pleading with the Bankruptcy Court seeking authority to amend or modify, the Definitive Documentation, in a manner that is inconsistent with this Agreement or which is otherwise in a form and substance not reasonably satisfactory to the Required Consenting Creditors (consistent with their applicable consent and approval rights under this Agreement) or (ii) publicly announces its intention to take any such acts;

(e) any Chaparral Party files, or publicly announces that it will file, with the Bankruptcy Court any plan of reorganization other than the Plan, or files with the Bankruptcy Court any motion or application seeking authority to sell any assets (other than of de minimis value), without the prior written consent of the Required Consenting Creditors;

(f) the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order denying approval of

any material term or condition of the Definitive Documentation or enjoining the substantial consummation of the Restructuring Transactions; *provided*, *however*, that the Chaparral Parties shall have five (5) Business Days after issuance of such ruling or order to obtain relief that would allow consummation of the Restructuring Transactions in a manner that (i) does not prevent or diminish compliance with the terms of the Plan and this Agreement or (ii) is acceptable to the Required Consenting Creditors;

(g) any Chaparral Party proposes or consents to entry of a Cash Collateral Order that is not the Form Cash Collateral Order or is not otherwise acceptable to the Required Consenting Creditors;

(h) the occurrence of a breach by any Chaparral Party of any agreement, representation, warranty, or covenant of such Party set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Chaparral Parties that are included in the Plan Term Sheet or the Exit Facility Term Sheet attached to this Agreement, but not in this Agreement are to be considered "covenants" of the Chaparral Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Term Sheet or the Exit Facility Term Sheet to be re-copied in this Agreement) that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice thereof is provided to the Chaparral Parties;

(i) either: (i) any Chaparral Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Chaparral Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Unsecured Notes Claims or the Prepetition Credit Agreement Claims, or (B) asserting any other cause of action against the Consenting Creditors or the Indenture Trustee; or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Creditor or the Indenture Trustee with respect to any of the foregoing causes of action or proceedings;

(j) any Chaparral Party terminates its obligations under and in accordance with this Agreement;

(k) any Chaparral Party has (i) withdrawn the Plan, (ii) publicly announced its intention not to support the Plan, (iii) filed a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (iv) agreed in writing (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar

document) or publicly announced its intent to pursue an Alternative Transaction;

(l) if any debtor-in-possession financing with respect to the Chaparral Parties is approved by order of the Bankruptcy Court on terms that are not reasonably acceptable to the Required Consenting Creditors;

(m) the Bankruptcy Court does not enter the PSA Approval Order, the BCA Approval Order, and the Mandate Letter Approval Order by the date set forth in the applicable Milestone;

(n) if any of the orders that are Definitive Documentation or approve Definitive Documentation are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Creditors or a motion for reconsideration, reargument, or rehearing is filed with the Bankruptcy Court by the Chaparral Parties and such reversal, stay, dismissal, vacatur, reconsideration, modification, amendment, or the filing of such motion, as the case may be, would, or reasonably be expected to, impede, delay, appeal, or obstruct the proposal, solicitation, confirmation, or consummation of the applicable Plan or the Restructuring that is materially consistent with this Agreement;

(o) if the Chaparral Parties execute or file with the Bankruptcy Court any Definitive Documentation that is inconsistent with the applicable requirements set forth in Section 3(b) of this Agreement;

(p) if the Chaparral Parties execute or file with the Bankruptcy Court an exit facility that is inconsistent with the Exit Facility Term Sheet or that is not in form and substance satisfactory to the Required Consenting Creditors;

(q) if the $50,000,000 to be raised in the Unsecured Notes Rights Offering is not fully funded, reduced, or cancelled for any reason; or

(r) if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Chaparral Parties' exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code.

Notwithstanding anything to the contrary herein, unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Consenting Creditor Termination Events in this Section 7 shall result in an automatic termination of this Agreement,

to the extent the Required Consenting Creditors would otherwise have the ability to terminate this Agreement in accordance with this Section 7, five (5) Business Days following such occurrence unless waived in writing by the Required Consenting Creditors.

8. **The Chaparral Parties' Termination Events.** The Chaparral Parties shall have the right, but not the obligation, upon written notice to the Consenting Creditors, to terminate their obligations (jointly) under this Agreement upon the occurrence of any of the following events (each a "***Company Termination Event***," and together with the Consenting Creditor Termination Events, the "***Termination Events***"), unless waived, in writing, by the Chaparral Parties on a prospective or retroactive basis:

(a) a breach by a Consenting Creditor of any agreement, representation, warranty, or covenant of such Consenting Creditor set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Consenting Creditor that are included in the Plan Term Sheet or the Exit Facility Term Sheet attached to this Agreement, but not in this Agreement, are to be considered "covenants" of the Consenting Creditor, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Term Sheet or the Exit Facility Term Sheet to be re-copied in this Agreement) that could reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) Business Days after notice to all Consenting Creditors of such breach and a description thereof is provided to the Consenting Creditors;

(b) the occurrence of a breach of this Agreement by any Consenting Creditor that has the effect of materially impairing any of the Chaparral Parties' ability to timely effectuate the Restructuring Transactions and has not been cured (if susceptible to cure) within five (5) Business Days after notice to all Consenting Creditors of such breach;

(c) if the board of directors or board of managers, as applicable, of any Chaparral Party terminates this Agreement pursuant to the exercise of its respective fiduciary duties or determines, based upon advice of counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties to its stakeholders, including, without limitation, the Debtors and their creditor estates; or

(d) the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order denying approval of any material term or condition of the Definitive Documentation or

enjoining the substantial consummation of the Restructuring Transactions; *provided*, that the Chaparral Parties shall have made commercially reasonable efforts to obtain reversal, modification, or such other relief from such ruling or order as may be necessary to permit consummation of the Restructuring Transactions before any Termination Event under this clause 8(d) shall arise.

9. **Individual Termination.** Any Consenting Creditor may terminate this Agreement as to itself only, upon written notice to the other Parties, in the event that: (i) this Agreement is amended without its consent in such a way as to alter any of the economic terms thereof in a manner that is disproportionately adverse to such Consenting Creditor as compared to similarly situated Consenting Creditors; or (ii) any Definitive Documentation is filed with the Bankruptcy Court or executed by the Chaparral Parties and the Required Consenting Creditors that contains terms that are materially inconsistent with the economic terms of the Plan Term Sheet or the Exit Facility Term Sheet, in either case by giving ten (10) Business Days' written notice to the Chaparral Parties and the other Required Consenting Creditors; *provided*, that such Consenting Creditor has provided such written notice of termination within five (5) Business Days of its receipt of written notice of such amendment, filing, or execution.

10. **Mutual Termination; Automatic Termination.** (a) This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among each of the Chaparral Parties and the Consenting Creditors. (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of the Plan Effective Date.

11. **Effect of Termination.** The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 7, 8, 9, or 10 of this Agreement shall be referred to, with respect to such Party, as a "***Termination Date***". Upon the occurrence of a Termination Date, all Parties' obligations under this Agreement shall be terminated effective immediately, and all Parties hereto shall be released from all commitments, undertakings, agreements, and obligations; *provided, however*, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Chaparral Parties' obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) the last paragraph of Section 5 and Section 6 (but, in each case, only upon the occurrence of the Termination Date pursuant to clause (b) of Section 10) and Sections 11, 16, 18, 19, 20, 22, 25, 27, 31, and 36 of this Agreement. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

12. **Cooperation and Support.** The Chaparral Parties shall provide draft copies of all motions, applications, and other documents that any Chaparral Party intends to file with the Bankruptcy Court that relate in any material respect to the Restructuring Transactions to counsel to the Ad Hoc Committee (as defined below) and counsel to the

Prepetition Agent in accordance with Section 26 of this Agreement at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstances) prior to the date when such Chaparral Party intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; *provided*, that the Chaparral Parties shall provide draft copies of all other motions, applications, and documents that any Chaparral Party intends to file with the Bankruptcy Court to such counsel as soon as is reasonably practicable under the circumstances, but, in no event, less than one (1) calendar day prior to the date when such Chaparral Party intends to file such document. The Chaparral Parties will use reasonable efforts to provide draft copies of all other material pleadings any Chaparral Party intends to file with the Bankruptcy Court to counsel to the Required Consenting Creditors in accordance with Section 26 of this Agreement at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstances) prior to the date when such Chaparral Party intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading. For the avoidance of doubt, the Parties agree to negotiate in good faith the Definitive Documentation that is subject to negotiation and completion, consistent with Sub-Clause (b) of Section 3 of this Agreement, and that notwithstanding anything herein to the contrary, the Definitive Documentation, including any motions or orders related thereto, shall be consistent with this Agreement and otherwise shall be in form and substance acceptable to the Chaparral Parties and the Required Consenting Creditors. The Chaparral Parties shall: (i) provide to the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors (each as defined below), and direct its employees, officers, advisors, and other representatives to provide the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors, (A) reasonable access (without any material disruption to the conduct of the Chaparral Parties' businesses) during normal business hours to the Chaparral Parties' books and records, (B) reasonable access to the management and advisors of the Chaparral Parties for the purposes of evaluating the Chaparral Parties' assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (C) timely and reasonable responses to all reasonable diligence requests; (ii) promptly notify counsel to the Ad Hoc Committee and the Consenting Prepetition Lenders of any newly commenced material governmental or third party litigations, investigations, or hearings against any of the Chaparral Parties; and (iii) cooperate and coordinate with the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors on strategy matters relating to the implementation of the Restructuring Transactions in a manner consistent with this Agreement.

13. **Transfers of Claims and Interests.**

(a) No Consenting Creditor shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Creditor's claims against, or interests in, any Chaparral Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Creditor's claims against, or interests in, any Chaparral Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or

interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a "***Transfer***" and the Consenting Creditor making such Transfer is referred to herein as the "***Transferor***"), unless such Transfer is to another Consenting Creditor or any other entity (a "***Transferee***") that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Chaparral Parties a Transferee Joinder substantially in the form attached hereto as **Exhibit B** (the "***Transferee Joinder***"). With respect to claims against or interests in a Chaparral Party held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as applicable, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 13 shall be deemed null and void *ab initio* and of no force or effect, regardless of any prior notice provided to the Chaparral Parties and/or any Consenting Creditor, and shall not create any obligation or liability of any Chaparral Party or any other Consenting Creditor to the purported transferee.

(b) Notwithstanding Sub-Clause (a) of this Section 13: (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Consenting Creditor to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against any Chaparral Party, as applicable, by a Consenting Creditor to a transferee; *provided*, that such transfer by a Consenting Creditor to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 13; and (ii) to the extent that a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Chaparral Party from a holder of such claim or interest who is not a Consenting Creditor, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Consenting Creditor in accordance with this Section 13; *provided further*, that in the event a Qualified Marketmaker is, on the voting deadline for the Plan, the beneficial holder of any claim against, or interest in, any Chaparral Party that was acquired from a Consenting Creditor, it shall vote such claim or interest in accordance with Section 5(c) of this Agreement. For purposes of this Sub-Clause (b), a "***Qualified Marketmaker***" means an entity

that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against any of the Chaparral Parties (including debt securities or other debt) or enter with customers into long and short positions in claims against the Chaparral Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Chaparral Parties, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

14. **Further Acquisition of Claims or Interests**. Except as expressly set forth in Section 13 of this Agreement, nothing in this Agreement shall be construed as precluding any Consenting Creditor or any of its affiliates from acquiring additional claims against or interests in any Chaparral Parties; *provided*, *however*, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement and, if such acquiring Consenting Creditor is a Backstop Party, to the terms and conditions of the Backstop Commitment Agreement. Upon any such further acquisition by a Consenting Creditor or any of its affiliates, such Consenting Creditor shall promptly notify in writing the Chaparral Parties and respective counsel to the Ad Hoc Committee (as defined below) and the Prepetition Agent.

15. **Fees and Expenses**. Subject to Section 11 of this Agreement, and in accordance with and subject to the PSA Approval Order, which shall provide for the payment of all of the fees and expenses described in this Agreement and the Backstop Commitment Agreement, the Chaparral Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date, and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Chaparral Parties or, with respect to the Indenture Trustee, the Indentures) of: (a) Milbank, Tweed, Hadley & McCloy LLP ("***Milbank***"), as counsel to an ad hoc committee of Noteholders (the "***Ad Hoc Committee***"); (b) Drinker Biddle & Reath LLP, as Delaware local counsel to the Ad Hoc Committee; (c) PJT Partners LP, as financial advisor retained on behalf of the Ad Hoc Committee; (d) Tudor, Pickering, Holt & Co. Advisors, LLC, as investment banker retained on behalf of the Ad Hoc Committee; (e) Korn Ferry International, a consulting firm selected by the Required Consenting Noteholders to identify potential board members ((a) through (e) collectively, the "***Ad Hoc Committee Advisors***"); (f) on the Plan Effective Date, the reasonable compensation, fees, expenses, and disbursements (including, without limitation, attorneys' fees and agents' fees, expenses, and disbursements) incurred by the Indenture Trustee; and (g) on the Plan Effective Date, up to $350,000 (in aggregate) of the reasonable, out-of-pocket expenses of the members of the Ad Hoc Committee; *provided*, that such expenses must be approved by a majority of the members of the Ad Hoc Committee ((a) through (g) collectively, the "***Invoiced Fees***"). The Chaparral Parties shall pay all such fees and expenses of the Ad Hoc Committee Advisors and the Indenture Trustee incurred prior to the PSA Effective Date promptly following entry of the PSA Approval Order. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the

Bankruptcy Court; *provided*, that, in the event that the Chaparral Parties dispute the payment of any specific portion of the Invoiced Fees (the "***Disputed Invoiced Fees***"), the Chaparral Parties shall first make a good faith effort to resolve such dispute with the Ad Hoc Committee Advisors or the Indenture Trustee, as applicable. If the Parties are unable to resolve such dispute, the Chaparral Parties may file with the Bankruptcy Court a motion or other pleading setting forth the specific objections to the Disputed Invoiced Fees within ten (10) Business Days of receipt of the applicable invoice; *provided further*, that pending the resolution of such a dispute, the Chaparral Parties shall pay in full the Invoiced Fees as set forth above, excluding the Disputed Invoiced Fees. To the extent that the Bankruptcy Court, after notice and a hearing on at least ten (10) days prior written notice to the Ad Hoc Committee Advisors or the Indenture Trustee, as applicable, enters an order sustaining any such objections to the Disputed Invoiced Fees, the Bankruptcy Court shall determine the applicable remedy with respect to the disallowed amount of the Invoiced Fees. For the avoidance of doubt, the Chaparral Parties shall not, prior to the Termination Date, seek the termination of any engagement letter or fee letter referred to in this paragraph with respect to any of the Ad Hoc Committee Advisors. The Chaparral Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the Prepetition Agent and the Prepetition Lenders in accordance with the terms of (i) the Prepetition Credit Agreement (ii) the Cash Collateral Order, and (iii) the Prepetition Agent's Mandate Letter to move forward with its process of structuring and arranging the Exit Facility (the "***Mandate Letter***"), including, without limitation, the fees and expenses of attorneys, advisors, consultants, or other professionals retained by the Consenting Prepetition Lenders (collectively, the "***Consenting Prepetition Lender Advisors***").

16. **Consents and Acknowledgments**. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Creditors will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended (the "***Securities Act***") and the Securities Exchange Act of 1934, as amended (or any other federal, state, or provincial law or regulation).

17. **Representations and Warranties.**

(a) Each Consenting Creditor hereby represents and warrants on a several and not joint basis, for itself and not any other person or entity, that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date hereof:

(i) it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions

contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii) the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates;

(iv) the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally, or by equitable principles relating to enforceability;

(vi) it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to discuss the Plan and other information concerning the Chaparral Parties with the Chaparral Parties' representatives, and to consult with its legal and financial advisors with respect to its credit and investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii) it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the claims

and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) does not directly or indirectly own or control any claims against or interests in any Chaparral Party other than as identified below its name on its signature page hereof; and

(viii) other than pursuant to this Agreement, the claims and interests identified below its name on its signature page hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any material way such Consenting Creditor's performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(b) Each Chaparral Party hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Chaparral Parties) that the following statements are true, correct, and complete as of the date hereof (subject to approval of the Bankruptcy Court):

(i) it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii) the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Chaparral Party's undertaking to implement the Restructuring Transactions through the Chapter 11 Cases)

under any material contractual obligation to which it or any of its affiliates is a party;

(iv) the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v) (A) the offer and sale of any shares of the New Equity Interests and any rights to acquire any shares of the New Equity Interests has not been, and is not intended to be, registered under the Securities Act and (B) the offering and issuance of the New Equity Interests and any rights to acquire any shares of the New Equity Interests is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code;

(vi) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally, or by equitable principles relating to enforceability; and

(vii) it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

18. **Automatic Stay**. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the financial restructuring of the Chaparral Parties in the Chapter 11 Cases, and the exercise of the rights granted in this Agreement shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19. **No Waiver.** If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party's rights, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

20. **Relationship Among Parties.** Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Consenting Creditors hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Chaparral Parties and do not constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a "group."

21. **Specific Performance.** It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

22. **Governing Law & Jurisdiction.** This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23. **Waiver of Right to Trial by Jury.** Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or

incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

24. **Successors and Assigns.** Except as otherwise provided in this Agreement and subject to Section 13 of this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors and permitted assigns.

25. **No Third-Party Beneficiaries.** Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26. **Notices.** All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a) If to any Chaparral Party:

Chaparral Energy, Inc.
701 Cedar Lake Blvd.
Oklahoma City, OK 73114
Attn: Joseph Evans
Tel: (405) 426-4590
Email: joe.evans@chaparralenergy.com

with a copy to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attn: Richard A. Levy
Direct Dial: (312) 876-7692
Fax: (312) 993-9767
Email: richard.levy@lw.com

-and-

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Keith A. Simon
Direct Dial: (212) 906-1372
Fax: (212) 751-4864

Email: keith.simon@lw.com

(b) If to a Consenting Noteholder:

To the address set forth on each such Consenting Noteholder's signature page (or as directed by any transferee thereof), as the case may be.

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005-1413
Attn: Evan Fleck and Michael Price
Tel: (212) 530-5000
Fax: (212) 530-5219
Email: efleck@milbank.com
mprice@milbank.com

(c) If to a Consenting Prepetition Lender:

To the address set forth on each such Consenting Prepetition Lender's signature page (or as directed by any transferee thereof), as the case may be.

with a copy to:

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201-2975
Attn: William L. Wallander and Paul E. Heath
Tel: (214) 220-7700
Fax: (214) 220-7716
Email: bwallander@velaw.com
pheath@velaw.com

27. **Entire Agreement.** This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; *provided*, *however*, that, for the avoidance of doubt, (i) any confidentiality agreement executed by any Consenting Creditor shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms and (ii) the terms of any Definitive Documentation shall control with respect to the subject matter of such Definitive Documentation.

28. **Amendments.** Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof

waived, without the prior written consent of the Chaparral Parties and the Required Consenting Creditors.

29. **Reservation of Rights.**

(a) Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(b) Without limiting Sub-Clause (a) of this Section 29 in any way, if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party's rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan, and any related document shall in no event be construed as, or be deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31. **Confidentiality.** The terms of any existing confidentiality agreements executed by and among any of the Parties as of the date hereof shall remain in full force in accordance with their terms. Except as required by applicable law, rule, or regulation or as ordered by the Bankruptcy Court or other court of competent jurisdiction, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Consenting Creditor without such Consenting Creditor's prior written consent; *provided*, that the Chaparral Parties may publicly disclose the aggregate holdings of all Consenting Creditors.

32. **Severability.** If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties.

33. **Additional Parties.** Without in any way limiting the requirements of Section 13 of this Agreement, additional Noteholders and Prepetition Lenders may elect to become Parties upon execution and delivery to the other Parties of a counterpart

hereof. Such additional Parties shall become a Consenting Creditor under this Agreement in accordance with the terms of this Agreement.

34. **Time Periods**. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

35. **Headings**. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

36. **Interpretation**. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to "Articles", "Sections", and "Exhibits" are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words "herein," "hereof," "hereunder," and "hereto" refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

[*Signatures and exhibits follow.*]

CHAPARRAL ENERGY, INC.,
a Delaware corporation

By: ______________________________

CHAPARRAL ENERGY, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

CHAPARRAL BIOFUELS, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

CHAPARRAL RESOURCES, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

CHAPARRAL CO_2, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

CEI ACQUISITION, L.L.C.,
a Delaware limited liability company

By: ______________________________

CEI PIPELINE, L.L.C.,
a Texas limited liability company

By: ______________________________

CHAPARRAL REAL ESTATE, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

GREEN COUNTRY SUPPLY, INC.,
an Oklahoma corporation

By: ______________________________

CHAPARRAL EXPLORATION, L.L.C.,
a Delaware limited liability company

By: ______________________________

ROADRUNNER DRILLING, L.L.C.,
an Oklahoma limited liability company

By: ______________________________

[CONSENTING CREDITOR][, by and on behalf of certain of its and its affiliates' managed funds and/or accounts]

By:________________________________
Name:
Title:

Address for Notices:

Consenting Creditor: ______________________

Principal amount of claims by debt instrument

Beneficial Holder	Prepetition Credit Agreement	2010 Indenture	2011 Indenture	2012 Indenture

Schedule 1

Chaparral Parties

CEI Acquisition, L.L.C.
CEI Pipeline, L.L.C.
Chaparral Biofuels, L.L.C.
Chaparral CO2, L.L.C.
Chaparral Energy, Inc.
Chaparral Energy, L.L.C.
Chaparral Exploration, L.L.C.
Chaparral Real Estate, L.L.C.
Chaparral Resources, L.L.C.
Green Country Supply, Inc.
Roadrunner Drilling, L.L.C.

Schedule 2

(a) No later than December 15, 2016, the Bankruptcy Court shall have entered: (i) the PSA Approval Order; (ii) the BCA Approval Order; (iii) Mandate Letter Approval Order; (iv) the Hedging Order in form and substance acceptable to the Chaparral Parties and the Required Consenting Creditors; and (v) a Cash Collateral Order that is the Form Cash Collateral Order and otherwise acceptable to the Required Consenting Creditors;

(b) No later than December 16, 2016, the Chaparral Parties shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; and (iii) a motion (the "***Disclosure Statement and Solicitation Motion***") seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (C) to schedule the hearing to consider confirmation of the Plan (the "***Confirmation Hearing***");

(c) No later than forty-five (45) days after entry of the PSA Approval Order, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the relief requested in the Disclosure Statement and Solicitation Motion;

(d) No later than five (5) Business Days after entry of the order approving the Disclosure Statement and Solicitation Motion, the Chaparral Parties shall have commenced solicitation on the Plan by mailing the Solicitation Materials to parties eligible to vote on the Plan;

(e) No later than ninety (90) days after entry of the PSA Approval Order, the Bankruptcy Court shall have entered the Confirmation Order; and

(f) No later than thirty (30) days after entry of the Confirmation Order, the Chaparral Parties shall consummate the transactions contemplated by the Plan (the date of such consummation, the "***Plan Effective Date***").

Exhibit A to the Plan Support Agreement

Plan Term Sheet

CHAPARRAL ENERGY, INC.
<u>PLAN TERM SHEET</u>

December 15, 2016

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION, AND EXECUTION.

<u>SUMMARY OF PRINCIPAL TERMS</u>
<u>OF PROPOSED RESTRUCTURING TRANSACTION</u>

This term sheet (the "**<u>Term Sheet</u>**") sets forth certain key terms of a proposed restructuring transaction (the "**<u>Transaction</u>**") with respect to the existing debt and other obligations of Chaparral Energy, Inc. ("**<u>Chaparral Parent</u>**") and each direct and indirect subsidiary of Chaparral Parent (each, a "**<u>Chaparral Party</u>**", and collectively, the "**<u>Chaparral Parties</u>**" or the "**<u>Company</u>**"). This Term Sheet is the "Plan Term Sheet" referenced as Exhibit A in that certain Plan Support Agreement, dated as of December 15, 2016 (as the same may be amended, modified, or supplemented, the "**<u>Support Agreement</u>**"), by and among the Company, the Consenting Prepetition Lenders party thereto, and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings given to such terms in the Support Agreement. Subject to the Support Agreement, the Transaction will be implemented pursuant to the Plan and the other Definitive Documentation.

The Transaction contemplates, among other things, (i) the Chaparral Parties' filing of and solicitation of acceptances for a joint chapter 11 plan of reorganization (the "**<u>Plan</u>**") on the terms and conditions set forth herein, (ii) the consensual use of cash collateral during the Chapter 11 Cases on the terms and conditions set forth in the Support Agreement, (iii) a $50 million rights offering (the "**<u>Unsecured Notes Rights Offering</u>**") to be backstopped by certain Consenting Noteholders (in their capacity as such, the "**<u>Backstop Parties</u>**"), on the terms and conditions set forth in the Backstop Commitment Agreement attached to the Support Agreement as Exhibit C, and in accordance with the rights offering procedures attached as an exhibit to the Backstop Commitment Agreement (the "**<u>Rights</u>**

Offering Procedures"), (iv) a concurrent rights offering for holders of General Unsecured Claims (as defined below), on the terms and conditions described below (the "**GUC Rights Offering**" and together with the Unsecured Notes Rights Offering, the "**Rights Offerings**"), and (v) a new reserve-based lending facility to be provided by the Prepetition Lenders on terms and conditions consistent with the term sheet attached to the Support Agreement as Exhibit D (the "**Exit Facility Term Sheet**").

PREPETITION FUNDED INDEBTEDNESS

Prepetition Credit Agreement	As of the Petition Date, approximately $550,000,000 in principal amount remained outstanding under that certain Eighth Restated Credit Agreement, dated as of April 12, 2010 (as the same may be amended, modified, or supplemented, the "**Prepetition Credit Agreement**"), among Chaparral Parent, certain subsidiaries of Chaparral Parent party thereto, the lenders party thereto from time to time (the "**Prepetition Lenders**"), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and parties party thereto. "**Prepetition Credit Agreement Claims**" means any claims arising under or in connection with the Prepetition Credit Agreement, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder. As of the date hereof, the outstanding principal amount of the Prepetition Credit Agreement Claims is not less than $444,439,906.92.[1]
Unsecured Notes	As of the Petition Date, approximately $1,207,955,000 in principal amount and $59,455,334 in accrued and unpaid interest remained outstanding, in the aggregate, on account of the Company's 2020 Notes, 2021 Notes, and 2022 Notes (collectively, the "**Unsecured Notes**"). "**2020 Notes**" means the 9.875% Senior Notes due 2020 issued by Chaparral Parent, pursuant to that certain Indenture, dated as of September 16, 2010, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $298,000,000 in principal amount and $17,981,122 in accrued and unpaid interest remained outstanding on account of the 2020 Notes. "**2021 Notes**" means the 8.25% Senior Notes due 2021 by Chaparral Parent, pursuant to that certain Indenture, dated as of February 22, 2011, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $384,045,000 in principal amount and $22,092,238 in accrued and unpaid interest remained outstanding on account of the 2021 Notes.

1 In addition, there are outstanding letters of credit in an aggregate amount of $828,000.

"**2022 Notes**" means the 7.625% Senior Notes due 2022 by Chaparral Parent, pursuant to that certain Indenture, dated as of May 2, 2012, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $525,910,000 in principal amount and $19,381,974 in accrued and unpaid interest remained outstanding on account of the 2022 Notes.

"**Unsecured Notes Claims**" means any claims arising under or in connection with the Unsecured Notes and the Indentures, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Plan.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Prepetition Credit Agreement Claims	On the Plan Effective Date, the Prepetition Credit Agreement Claims shall be restructured and rearranged in their entirety pursuant to the Exit Credit Facility and each holder of a Prepetition Credit Agreement Claim shall receive: (a) its *pro rata* share of (i) the loans contemplated under the Exit Facility Term Sheet (the "Exit Facility Loans"), consistent with the terms and conditions set forth on the Exit Facility Term Sheet and (ii) to the extent the Prepetition Credit Agreement Claims of such holders exceed the Exit Facility Loans, cash sufficient to satisfy the remainder; or (b) such other treatment as may be mutually agreed among the Chaparral Parties, the Required Consenting Noteholders, and the Consenting Prepetition Lenders (i) holding at least 66 2/3% in principal amount of the Prepetition Credit Agreement Claims and (ii) that constitute at least half in number of the Prepetition Lenders. Without affecting any additional liens required by the Exit Facility Term Sheet, all liens securing the Prepetition Credit Agreement Claims shall secure the Exit Facility Loans on and after the Plan Effective Date and (i) remain attached to the Debtors' assets and (ii) not be impaired, discharged, or released by the Plan.
Other Secured Claims	Each holder of an allowed secured claim (other than a priority tax claim or Prepetition Credit Agreement Claim) shall receive (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder's claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Required Consenting Creditors, and the Company.
Unsecured Notes Claims	Each holder of an allowed Unsecured Notes Claim shall receive:

(a) its *pro rata* share of 100% of the ownership interests in reorganized Chaparral Parent, subject to dilution by the Management Incentive Plan (as defined below), the Rights Offerings, the Commitment Premium (as defined in the Backstop Commitment Agreement), and any issuances pursuant to the Retirement Agreement and General Release and consulting agreements described below (the "**New Common Equity Pool**") based on the face amount of its allowed Unsecured Notes Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and allowed General Unsecured Claims as of the Plan Effective Date; and

(b) the right to participate in the Unsecured Notes Rights Offering.

General Unsecured Claims

Each holder of an allowed General Unsecured Claim[2] in an amount in excess of the Maximum Convenience Class Claims Amount (as defined below) shall receive, at its election, either:

(a) (1) its *pro rata* share of the New Common Equity Pool based on the face amount of its allowed General Unsecured Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and General Unsecured Claims as of the Plan Effective Date[3] and (2) the right to participate in the GUC Rights Offering; or

(b) Convenience Class Treatment (as described below).

Convenience Class Treatment

Each holder of an allowed General Unsecured Claim (other than a Litigation Claim) with a face amount of $100,000 (the "**Maximum Convenience Class Claims Amount**") or less shall receive a cash payment in an amount equal to the allowed amount of its General Unsecured Claim, in full and final satisfaction of its General Unsecured Claim. Any holder of an allowed General Unsecured Claim in excess of the Maximum Convenience Class Claims Amount may elect Convenience Class Treatment, in which case each holder making such an election shall be deemed to have waived such portion of its allowed General Unsecured Claim that exceeds the Maximum Convenience Class Claims Amount and receive only cash equal to the Maximum Convenience Class Claims Amount and not be entitled to receive any New Equity Interests or participate in the GUC Rights Offering.

Litigation Claims

The Company shall propose to settle all claims asserted in the Chapter 11 Cases in connection with the Debtors' alleged failure to properly report,

---

2 For the avoidance of doubt, the term "General Unsecured Claim" excludes the Unsecured Notes Claims.

3 To the extent a holder's General Unsecured Claim becomes an allowed General Unsecured Claim after the Plan Effective Date, such holder shall receive New Common Equity Interests in an amount equal to the amount such holder would have received had such holder's General Unsecured Claim been an allowed General Unsecured Claim as of the Plan Effective Date (assuming all distributions on account of such claim had been made on the Plan Effective Date).

account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including the civil class action lawsuit pending before the United States District Court for the Western District of Oklahoma, captioned *Naylor Farms, Inc. & Harrel's LLC, v. Chaparral Energy, LLC*, Case No. 5-11-cv-00634-HE (collectively, the "**Litigation Claims**") pursuant to the Proposed Litigation Settlement (as defined below, and together with any other settlement on terms and conditions acceptable to the Required Consenting Noteholders and the Company, and reasonably acceptable to the Required Consenting Prepetition Lenders, the "**Litigation Settlement**"). The amount and form of any consideration proposed to be provided under any Litigation Settlement (other than the Proposed Litigation Settlement) shall be determined by the Required Consenting Noteholders and with the consent of the Company and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld). In the event that an applicable Litigation Settlement is accepted by the applicable class (or putative class, if applicable) and approved by the Bankruptcy Court (the "**Litigation Settlement Scenario**"), the holders of the applicable allowed Litigation Claims shall receive the consideration provided under the applicable Litigation Settlement in full and final satisfaction of their respective claims and have no further entitlement to distributions under the Plan.

In the event the Litigation Settlement is not proposed by the Company, accepted by the applicable class (or putative class, if applicable), or approved by the Bankruptcy Court (the "**Litigation Non-Settlement Scenario**"), then each holder of an applicable allowed Litigation Claim shall be treated (and receive the same treatment as) a holder of an allowed General Unsecured Claim under the Plan; *provided*, that such holder shall not have the right to elect to receive the Convenience Class Treatment with respect to such claim.

Proposed Litigation Settlement

The Company shall propose the following treatment to the holders of Litigation Claims solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law (the "**Proposed Litigation Settlement**"):

(a) the Company will consent to the certification of a class in the Chapter 11 Cases consisting of all Litigation Claims against the Company;

(b) the holders of Litigation Claims against the Company shall receive their *pro rata* share of $6 million in the aggregate; and

(c) payment of attorneys' fees for the class up to $1.5 million in the aggregate.

Intercompany Claims

Intercompany claims shall be reinstated, compromised, or cancelled, at the option of the relevant holder of such claims with the consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).

Existing Equity Interests	All existing equity interests in Chaparral Parent will be cancelled, released, discharged, and extinguished and such holders will not be entitled to any distribution on account of such existing equity interests.

<u>OTHER TERMS OF THE TRANSACTION</u>

Backstop Commitment Agreement	Concurrent with entry into the Support Agreement, the Chaparral Parties and the Backstop Parties shall enter into the Backstop Commitment Agreement attached as Exhibit C to the Support Agreement.
Unsecured Notes Rights Offering	The Unsecured Notes Rights Offering shall be $50.0 million. The Unsecured Notes Rights Offering shall be conducted in accordance with the Backstop Commitment Agreement and the Rights Offering Procedures and otherwise on terms and conditions acceptable to the Company and the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders.
GUC Rights Offering	Holders of allowed General Unsecured Claims participating in the GUC Rights Offering will be entitled to purchase an amount of Class A Shares upon the same economic terms on a per dollar of allowed General Unsecured Claims basis as purchases made by holders of allowed Unsecured Notes Claims participating in the Unsecured Notes Rights Offering. The GUC Rights Offering shall be in addition to the Unsecured Notes Rights Offering. The GUC Rights Offering will not be backstopped by any holder of an allowed Unsecured Notes Claim or any holder of an allowed General Unsecured Claim. Any holder of a General Unsecured Claim whose claim is not allowed as of the GUC Rights Offering record date who elects to participate in the GUC Rights Offering to the extent such claim is ultimately allowed (including any holder asserting a Litigation Claim in the Litigation Non-Settlement Scenario) will be required to pre-fund the purchase price into escrow pending allowance or disallowance of such claim. Any such funding and decision to participate in the GUC Rights Offering shall be irrevocable to the extent the underlying claim is allowed. Any pre-funded amounts relating to any disallowed claim shall be returned promptly after such claim or portion thereof is disallowed.
New Equity Interests	The ownership interests in reorganized Chaparral Parent shall consist of two separate classes of equity interests as follows: Class A common stock which will equal 82.5% of the New Equity Interests as of the Plan Effective Date (the "**<u>Class A Shares</u>**") and Class B common stock which will equal 17.5% of the New Equity Interests as of the Plan Effective Date (the "**<u>Class B Shares</u>**," and together with the Class A Shares, the "**<u>New Equity Interests</u>**"). The Class A Shares and the Class B Shares will have identical economic and voting rights, except that the Class B Shares shall be subject to redemption as described below. The Rights Offerings and the Commitment Premium shall be for Class A Shares only.

Class B Redemption Provision	At any time after the Plan Effective Date, in connection with an initial public offering of New Equity Interests that will be listed on a nationally recognized stock exchange (the "**IPO**") initiated by holders of registrable shares pursuant to the registration rights agreement, if the underwriters engaged therefor advise the selling shareholders therein that there is an insufficient number of New Equity Interests being offered for sale by the selling shareholders and the Company to successfully consummate the transaction and create sufficient liquidity for optimal trading of the Class A Shares on the exchange upon which the Class A Shares are to be listed, then the holders of Class B Shares representing at least 20% of the Company's Class B Shares may instruct the board of directors or other governing body of the reorganized Company (the "**New Board**") to exercise the redemption provision described in this paragraph and the Company shall issue Class A Shares in such IPO in an amount sufficient in the opinion of the underwriters of such IPO to create sufficient liquidity in the Class A Shares following closing of such offering and shall use the proceeds of such sale to redeem Class B Shares on a *pro rata* basis among all holders at a purchase price equal to the public offering price paid by the underwriters of the Class A Shares in the IPO minus any underwriting fees or discounts payable on such shares actually paid by any other selling shareholders; *provided* that holders of Class B Shares that were original selling shareholders shall be entitled to offset the number of Class B Shares that they voluntarily included in such offering against the number of Class B Shares constituting such holder's *pro rata* portion of the total number of Class B Shares to be redeemed. Concurrent with such redemption, all other outstanding Class B Shares shall automatically convert into Class A Shares on a one-to-one basis.
Conversion of Class B Shares	Class B Shares shall automatically convert into Class A Shares on a one-to-one basis if (i) the IPO has not occurred prior to the date that is two (2) years after the date the Backstop Commitment Agreement is executed or (ii) the New Equity Interests are otherwise listed on a nationally recognized stock exchange (The New York Stock Exchange or the Nasdaq Stock Market) in connection with an IPO or an underwritten offering by a selling shareholder.
Hedging Program	The Company and the Required Consenting Creditors shall use commercially reasonable efforts to obtain Bankruptcy Court approval and implementation of the Hedging Program in accordance with the Hedging Order.
Corporate Governance	The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents) shall be acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. On the Plan Effective Date, the New Equity Interests will be subject to a stockholders agreement (the "**New Stockholders Agreement**") containing

	terms and conditions that are acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. The New Stockholders Agreement will govern the composition of the New Board and will include customary approval rights for major shareholders and customary minority protections, in each case as determined by the Required Consenting Noteholders (with the consent of the Company and the Required Consenting Prepetition Lenders not to be unreasonably withheld), which may include, but are not limited to, transfer restrictions for the New Equity Interests, tag-along rights, drag along rights, preemptive rights, information rights, and other customary protections for transactions of this type. All holders of the New Equity Interests and their successors and assigns will be subject to the terms of the New Stockholders Agreement, regardless of whether such holder executes or delivers such New Stockholders Agreement.
Board of Directors	The initial directors of the New Board shall consist of seven (7) directors, who shall include (a) the chief executive officer of Chaparral Parent and (b) six (6) other directors (including the Chairman of the New Board) selected by the Required Consenting Noteholders. Subject to Section 15 of the Support Agreement, the Company shall reimburse all reasonable fees and expenses of Korn Ferry International to assist the Required Consenting Noteholders in identifying candidates for the New Board.
Management Incentive Plan	As soon as reasonably practicable after the Plan Effective Date, reorganized Chaparral Parent shall enter into a management incentive plan (the "**Management Incentive Plan**") which shall provide for the distribution of up to seven percent (7)% of the New Equity Interests in the form of Class A Shares on a fully diluted basis to certain members of senior management on terms and conditions acceptable to the New Board (the "**MIP Equity**"). The MIP Equity shall be allocated among such members of senior management at the discretion of the New Board as soon as reasonably practicable after the Plan Effective Date.
Releases & Exculpation	To the maximum extent permissible by law, the Plan and Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the Consenting Prepetition Lenders, the Prepetition Agent, the Indenture Trustees, the Noteholders, holders of existing equity interests that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would

	have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company, the Prepetition Credit Agreement, the Indentures, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases. Notwithstanding anything to the contrary in the Support Agreement or the Term Sheet, the failure of the Confirmation Order to reflect any release contemplated hereunder shall not give rise to a Company Termination Event or result in the failure of a condition precedent to the confirmation of the Plan or the occurrence of the Plan Effective Date. Notwithstanding anything to the contrary in the Support Agreement or this Term Sheet, nothing in the Plan or the Confirmation Order shall release any obligation under the Plan or the Exit Facility.
Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.
Cancellation of Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided herein, in the Plan, or in the Exit Facility, all instruments, certificates, and other documents evidencing debt of or equity interests in Chaparral Parent and its subsidiaries shall be cancelled, and the obligations of Chaparral Parent and its subsidiaries thereunder, or in any way related thereto, shall be discharged.
Employee Compensation and Benefit Programs	Subject to the proviso below and the treatment of the Fischer Employment Agreement set forth in the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers' compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans listed on Schedule A attached hereto (collectively, the "**Specified Employee Plans**"), shall be assumed by the Company (and assigned to the reorganized Chaparral Parties, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed

	with the Bankruptcy Court or pursuant to the terms of the Plan; *provided*, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller shall, as of the Plan Effective Date, be amended and restated as provided on Exhibits 1(a), (b), and (c), respectively, attached hereto and assumed by the Company (and assigned to the reorganized Chaparral Parties, if necessary) as amended and restated. Absent the prior consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld), the Chaparral Parties shall not seek approval of any additional incentive or retention plans for employees during the Chapter 11 Cases other than the Management Incentive Plan.
Retirement Agreement and General Release	In connection with his retirement, Mark Fischer will enter into the Retirement Agreement and General Release attached as Exhibit 2 hereto.
Consulting Agreements	Each of CCMP Capital Investors (Cayman) II, L.P., CCMP Capital Investors II (AV-1), L.P., CCMP Capital Investors II (AV-2), L.P., Healthcare of Ontario Pension Plan Trust Fund, and Altoma Energy G.P. (or their respective applicable affiliates) shall enter into a consulting agreement with the reorganized Company substantially in the form attached hereto as Exhibit 3.
Assumption of Equipment Leases	The Plan shall provide that all equipment leases between (i) any Debtor and U.S. Bank, National Association and (ii) any Debtor and JPMorgan Chase Bank, N.A. shall be assumed, pursuant to section 365(a) of the Bankruptcy Code, as of the Effective Date.
Tax Issues	The Plan shall, subject to the terms and conditions of the Support Agreement, be structured to achieve a tax efficient structure, in a manner acceptable to the Company and the Required Consenting Noteholders.
Exemption Under Section 1145 of the Bankruptcy Code	The Plan and Confirmation Order shall provide that the issuance of any securities thereunder will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code (other than any securities issued to the Backstop Parties in connection with any purchase of unsubscribed shares pursuant to the Backstop Commitment Agreement).
Registration Rights	Registration Rights with respect to the New Equity Interests will be as described in the Support Agreement.
SEC Reporting	To be determined by the Required Consenting Noteholders.
D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall maintain and continue in full force and effect all insurance policies (and purchase any related tail policies providing for coverage for at least a six-year period after the Plan Effective Date) for directors', managers', and officers' liability (the "**D&O Liability Insurance Policies**"). The Company shall assume (and assign to the reorganized entities if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the

	date of the Support Agreement for directors, managers, and officers of the Company listed on Schedule A or Schedule B attached hereto (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, "**Indemnification Provisions**"). For the avoidance of doubt, the D&O Liability Insurance Policies and Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Plan Effective Date.
Notice Procedures	The Company shall provide written notice and publication notice of the Confirmation Hearing to actual and potential holders of claims (including, without limitation, any litigation claims) in a manner acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).
Plan Effective Date	The effective date of the Plan, on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation (the "**Plan Effective Date**").
Conditions to Plan Effectiveness	The Plan shall contain customary conditions precedent to confirmation of the Plan and occurrence of the Plan Effective Date, some of which may be waived in writing by agreement of the Company and the Required Consenting Creditors, in each case, subject to the consent rights provided for in the Support Agreement, including, among others: (i) the Plan and Disclosure Statement and the other Definitive Documentation (as applicable) shall be in full force and effect, in form and substance consistent in all material respects with this Term Sheet and the Support Agreement, and be otherwise approved consistent with the terms of Section 3(b) of the Support Agreement; (ii) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement, and such order shall not have been stayed, modified, or vacated; (iii) all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement; (iv) the Company shall have received at least $50.0 million as contemplated in connection with the Unsecured Notes Rights Offering and the Backstop Commitment Agreement;

(v) the Exit Facility shall be in full force and effect and be consummated concurrently with the Plan Effective Date;

(vi) the Support Agreement shall have been approved, shall be in full force and effect, and shall not have been terminated in accordance with its terms; and

(vii) all governmental approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

Exhibit 1

Amended and Restated Employment Agreements

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the [ ] day of [, 2017], is entered into by and between CHAPARRAL ENERGY, INC., a Delaware corporation (the "Company"), CHAPARRAL ENERGY, LLC (the "Employer") and K. Earl Reynolds ("Executive").

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of February 1, 2011 (as amended, the "Prior Agreement"), which set forth the terms and conditions for Executive's employment by the Company; and

WHEREAS, the Company and Executive agree that the Prior Agreement should be amended and restated to make changes as the Company and Executive agree are necessary and in the parties mutual best interest in connection with the [ ] (the "Transactions")[1].

IN CONSIDERATION of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term. Subject to the provisions for earlier termination hereinafter provided, Executive's employment with the Company under this Agreement shall be for a term (the "Term") commencing upon [, 2017] (the "Effective Date") and ending on the third-year anniversary of the Effective Date; *provided, however*, that commencing on the date that is the third anniversary of the Effective Date, the Term shall be automatically extended so as to terminate on the second anniversary of such date, and the Term shall be automatically extended so as to terminate on each anniversary thereafter (each such anniversary referred to as a "Renewal Date"). Notwithstanding the foregoing, if at least ninety (90) days prior to any Renewal Date, the Company gives Executive written notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and automatically expire upon its completion. The Term may be sooner terminated under Section 5 of this Agreement. It is agreed that upon the Effective Date, this Agreement shall supersede the Prior Agreement in all respects and any obligations, rights or entitlements thereunder shall be terminated and of no further force and effect.

2. Position and Duties. During the Term, Executive will serve as Chief Executive Officer of the Company and will report directly to the Board of Directors of the Company (the "Board"). Executive shall devote Executive's best efforts and full business time and attention to perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the Board. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive's personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including, without limitation, any rules and policies relating to Executive obligations to the

[1] NTD: Insert reference to restructuring transactions once finalized.

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Company upon a termination of employment. Executive shall be appointed to the Board as of the Effective Date and during all relevant subsequent elections during the Term, Executive shall be nominated for election to serve as a member of the Board.

3. Place of Performance. During the Term, Executive's place of employment will be the Company's principal executive offices in Oklahoma City, Oklahoma (the "Principal Location"), except for travel to other locations as may be necessary to fulfill Executive's duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company will pay Executive a base salary of not less than $530,424 per year ("Base Salary"), in accordance with the Company's customary payroll practices. Executive's Base Salary may be increased, but not decreased unless the base salaries for all executive officers of the Company are decreased, pursuant to annual review by the Compensation Committee (the "Compensation Committee") of the Board in its discretion. In the event that Executive's Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Bonus Incentives. In addition to the Base Salary, Executive shall be eligible to participate in and earn an annual cash bonus under any annual incentive plan established by the Board so long as the terms of any such plan allow participation by the executive officers of the Company ("Annual Bonus"). The target Annual Bonus for Executive shall be equal to 100% of Executive's current Base Salary, but the actual Annual Bonus shall be determined by the Compensation Committee, in accordance with the terms of such plan, in effect at that time, if any. The terms for the payment of any Annual Bonus shall be determined by the Compensation Committee, in accordance with the terms of such plan in effect at that time, if any.

(c) Management Incentive Plan. Executive may be eligible to participate in the management incentive plan to be implemented in connection with the Transactions pursuant to the terms and conditions determined by the Board.

(d) Welfare, Pension and Incentive Benefit. During the Term, Executive (and Executive's spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Employer for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Employer for the benefit of its senior executive officers.

(e) Vacation. Executive shall be entitled to 4 weeks annual paid vacation and otherwise in accordance with the Employer's vacation policy during the Term. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.

(f) Fringe Benefits. During the Term, the Company will provide Executive with such other fringe benefits as commensurate with Executive's position. During the Term, the Company shall reimburse Executive up to a maximum of $500 per year for an annual, comprehensive physical examination at any medical facility of Executive's choice located in the Continental United States, including related diagnostic and screening tests, examinations, procedures and laboratory work.

(g) Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company's and Employer's expense reimbursement policy during the Term. All payments under this Section 4(g) shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which Executive incurred such expenses.

5. Termination of Employment. Executive's employment under this Agreement may be terminated during the Term under the following circumstances:

(a) Death. Executive's employment under this Agreement will terminate upon his death.

(b) Disability. Upon Executive's Disability, Executive will receive a Notice of Termination (as defined in Section 6(a)) from the Company. If Executive does not return to the substantial performance of his duties on a full-time basis within thirty (30) days of such Notice of Termination, the Company has the right to terminate Executive's employment under this Agreement for Disability, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Disability" means Executive's incapacity due to physical or mental illness whereby Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for a period of six (6) consecutive months.

(c) Cause. The Company has the right to terminate Executive's employment for Cause by providing Executive with a Notice of Termination, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events: (i) Executive's conviction of, or entry by Executive of a guilty or no contest plea to a felony or crime involving moral turpitude; (ii) Executive's willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or any affiliate; (iii) Executive's willful failure to substantially perform or gross neglect of Executive's duties, including, but not limited to, the failure to follow any lawful directive of the Board, within the reasonable scope of Executive's duties; (iv) Executive's performance of acts materially detrimental to the Company or any affiliate, unless otherwise approved in advance by the Board or the Compensation Committee; (v) Executive's use of narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on Executive's performance of his duties as an employee of the Company or on the reputation of the Company or any affiliate; (vi) Executive's commission of a material violation of any rule or policy sponsored by the Company which results in injury to the Company; or (vii) Executive's material breach of this Agreement, including, but not limited to, Executive's material breach of the covenants set forth in Section 9 hereof.

(d) Good Reason. Executive may terminate Executive's employment with the Company for "Good Reason," and such termination will not be a breach of this Agreement by Executive. For purposes of this Agreement, "Good Reason" shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(i) a material diminution in Executive's authority, duties or responsibilities combined with a demotion in Executive's pay grade ranking;

(ii) the reduction by the Company of Executive's Base Salary by more than ten percent (10%) (unless done so for all executive officers of the Company);

(iii) the requirement that Executive be based at any office or location that is more than 50 miles from the Principal Location, except for travel reasonably required in the performance of Executive's responsibilities; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement such as the failure of any successor to the Company to assume this Agreement pursuant to Section 14.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company's period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(e) Without Cause. The Company has the right to terminate Executive's employment under this Agreement without Cause by providing Executive with a Notice of Termination. For purposes of Section 7 hereto, a "termination without Cause" shall include the Company's failure to renew this Agreement pursuant to Section 1 prior to a Renewal Date.

(f) Without Good Reason. Executive may voluntarily terminate employment with the Company without Good Reason at any time by providing the Company with a Notice of Termination.

6. Termination Procedure.

(a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a)) will be communicated by Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

(b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, (iv) if Executive's employment is terminated voluntarily by Executive without Good Reason pursuant to Section 5(f), thirty (30) days after Notice of Termination, or (v) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

7. Obligations of the Company Upon Termination. In the event Executive's employment under this Agreement terminates during the Term and such termination constitutes a "separation from service" from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.409A-1(h)) ("Separation from Service"), the Company will provide Executive with the payments and benefits set forth below.

(a) Termination by Company Without Cause or by Executive for Good Reason Not Following Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason at any time that is not within two (2) years after the occurrence of a "Change in Control" (as defined below):

(i) The Company will pay to Executive in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) any earned but unpaid Base Salary, (B) any Annual Bonus required to be paid to Executive pursuant to Section 4(b) for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, (C) accrued but unpaid vacation pay through the Date of Termination, and (D) reasonable business expenses incurred but unpaid through the Date of Termination (together, the "Accrued Obligations");

(ii) Subject to Sections 7(f) and 10 below, the Company will pay to Executive an amount equal to one and one half (the "Severance Multiple") times the sum of (x) Executive's Base Salary in effect on the Date of Termination plus (y) the Annual Bonus granted to Executive for the fiscal year of the Company immediately on or preceding the Date of Termination, payable in the form of a salary continuation for a period of months equal to the product of 12 times the Severance Multiple; *provided, however*, that the first such payment shall not be made until the Company's first payroll date occurring on or after the 30th day following the Date of Termination (the "First Payroll Date") and any amounts that would otherwise have been paid pursuant to this Section 7(a)(ii) prior to the First Payroll Date shall instead be paid on the First Payroll Date. Each payment under this Section 7(a)(ii) shall be treated as a separate payment for purposes of Section 409A of the Code.

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(iii) Subject to Sections 7(f) and 10 below, the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive's spouse and/or eligible dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, participation by Executive (and Executive's spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Date of Termination, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall cease. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1,409A- 1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv) For purposes of this Agreement, "Change in Control" shall mean:

(A) The consummation of any transaction or series of related transactions involving the sale of the Company's outstanding securities (but excluding a public offering of the Company's capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof and which result in this Company's shareholders (or their affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction; or

(B) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction; provided, however that notwithstanding anything to the contrary, the consummation of the Transactions will not constitute, and shall not be deemed, a Change in Control under this Agreement.

(b) Termination by Company Without Cause or by Executive for Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control, Executive's employment is terminated by the Company without Cause or by Executive

for Good Reason, then Executive shall be entitled to the payments and benefits provided in Section 7(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to Executive's right to receive the amounts provided for thereunder is that Executive execute, deliver and not revoke the Release as set forth in Section 10 below), except that for purposes of this Section 7(b), the Severance Multiple shall equal two and a quarter.

(c) Termination by Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations; *provided, however*, the amounts described in Section 7(a)(i)(D) shall not be paid to Executive if Executive's employment was terminated by the Company for Cause due to Executive's misappropriation of Company funds.

(d) Disability. During any period that Executive fails to perform Executive's duties under this Agreement as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). If Executive's employment is terminated due to Disability pursuant to Section 5(b), subject to Sections 7(f) and 10 below, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(e) Death. If Executive's employment is terminated by death, the Company will pay to Executive's beneficiary, or personal or legal representatives or estate, as the case may be, within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 hereof, shall be paid to Executive during the six (6)-month period following Executive's Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)~ month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive's death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

8. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

9. Confidential Information; Non-Solicitation; Non-Competition.

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as "Confidential Information"). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Term, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the oil and natural gas industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Term and for a period of 18 months following the Date of Termination (the "Non-Solicitation Period"), either personally or by or through his/her agent or by letters, circulars or advertisements and whether for himself/herself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company's or an affiliated entity's business. Additionally, during the Non-Solicitation Period, Executive shall not, for himself/herself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. Executive further agrees that, during the Non-Solicitation Period, he/she will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a "customer" of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the twelve (12) months preceding termination of Executive's employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company's or an affiliated entity's customers or employees.

(c) Non-Competition.

(i) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, during the Term and the Covered Period (a defined below), Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of Competing Business. The "Covered Period" shall mean the period of months following the Date of Termination equal to the product of 12 times the applicable Severance Multiple.

(ii) For purposes of Section 9(c)(i):

(A) "Competitor" means any business, company or individual which is in, or is actively seeking to be in the Competing Business.

(B) "Competing Business" means the acquisition, exploration, exploitation, development, production and/or operation of oil and gas properties.

(iii) Executive acknowledges that each of the covenants of Section 9(c)(i) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9. Executive agrees that the scope of prohibited activities and time duration of each of the covenants set forth in Section 9(c)(i) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company's customers, suppliers, licensees and business relations. It is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the Date of Termination. Executive agrees not to challenge the enforceability, scope or reasonableness of the covenants in Section 9(c)(i). The covenants in Section 9(c)(i) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope or duration set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(iv) If, during any portion of the Covered Period, Executive is not in compliance with the terms of Section 9(c)(i), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 9(c)(i) for an additional period of time (i.e., in addition to the Covered Period) that shall equal the period(s) over which such noncompliance occurred.

(v) Nothing in this Section 9(c) shall prohibit: (A) direct or indirect ownership of publicly traded securities which are issued by a Competitor involved in or

conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such Competitor; (B) ownership of royalty interests where Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate, provided that any such surface estate does not adjoin, or is not near to, any property ownership interest held directly or indirectly by the Company; (C) direct or indirect ownership of royalty interests or overriding royalty interests owned prior to the Effective Date; or (D) direct or indirect ownership of working interests or other interests in oil and gas owned prior to the Effective Date and disclosed by Executive to the Company in writing. It is the intent of the Company that during the Term of this Agreement Executive is not acquiring additional oil and gas interests, directly or indirectly.

(d) Obligations of Executive Upon Termination. Upon termination of Executive's employment for any reason, Executive shall return to the Company all documents and copies, including hard and electronic copies, of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.

(e) Remedies. Executive acknowledges and understands that Sections 9(a), (b) , (c) and (d) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company's ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive, including the right to cease making any severance payments or providing any benefits as contemplated by Section 7. The provision of Section 12 hereof relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 9(a), (b), (c) and (d) hereof.

(f) Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement will have no effect on the continuing operation of this Section 9.

(g) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company which are reasonable and related to the subject of this Section 9 which are in writing and are developed by the Company in the ordinary course of business.

10. Release. Notwithstanding any other provisions of this Agreement, it shall be a condition to Executive's right to receive the amounts provided for in Section 7(a), 7(b) or 7(d) of this Agreement, that Executive will execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit C (the "Release") within twenty-one (21) days

following the Date of Termination and that Executive not revoke such release within seven (7) days thereafter. The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to all parties at the time of execution.

11. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee or director of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

12. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator may award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.

13. Maximum Payments by the Company.

(a) It is the objective of this Agreement to maximize Executive's Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 7 hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such

reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company's common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company's common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company's common stock that are exempt from Section 409A of the Code.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing ("Independent Advisors") selected by the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

14. Agreement Binding on Successors.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" means the Company as herein defined, and any successor to its or the Company's business and/or assets (by merger, purchase or otherwise)

which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
At his last known address
evidenced on the Company's
payroll records.

If to the Company:
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date ("Section 409A"). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the

compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; *provided, however*, that this Section 16(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Executive for any failure to do so.

(b) Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Executive, whether under this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive's responsibility, (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax and (iii) Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such tax.

17. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

22. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties,

whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including, without limitation the Change of Control Severance Agreement and the Prior Agreement.

23. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

CHAPARRAL ENERGY, INC.

By: ______________________________
[ ]
[ ]

"COMPANY"

____
K. Earl Reynolds

"EXECUTIVE"

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the [ ] day of [, 2017], is entered into by and between CHAPARRAL ENERGY, INC., a Delaware corporation (the "Company"), CHAPARRAL ENERGY, LLC (the "Employer") and Joseph O. Evans ("Executive").

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 12, 2010 (as amended, the "Prior Agreement"), which set forth the terms and conditions for Executive's employment by the Company and cancelled that certain Change of Control Severance Agreement dated as of July 1, 2007, and amended as of December 31, 2008, and all of Executive's rights and interest therein and thereunder; and

WHEREAS, the Company and Executive agree that the Prior Agreement should be amended and restated to make changes as the Company and Executive agree are necessary and in the parties mutual best interest in connection with the [ ] (the "Transactions")[1].

IN CONSIDERATION of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term. Subject to the provisions for earlier termination hereinafter provided, Executive's employment with the Company under this Agreement shall be for a term (the "Term") commencing upon [, 2017] (the "Effective Date") and ending on the third-year anniversary of the Effective Date; *provided, however*, that commencing on the date that is the third anniversary of the Effective Date, the Term shall be automatically extended so as to terminate on the second anniversary of such date, and the Term shall be automatically extended so as to terminate on each anniversary thereafter (each such anniversary referred to as a "Renewal Date"). Notwithstanding the foregoing, if at least ninety (90) days prior to any Renewal Date, the Company gives Executive written notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and automatically expire upon its completion. The Term may be sooner terminated under Section 5 of this Agreement. It is agreed that upon the Effective Date, this Agreement shall supersede the Prior Agreement in all respects and any obligations, rights or entitlements thereunder shall be terminated and of no further force and effect.

2. Position and Duties. During the Term, Executive will serve as Executive Vice President-Chief Financial Officer of the Company and will report directly to the Chief Executive Officer of the Company (the "CEO"). Executive shall devote Executive's best efforts and full business time and attention to perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the CEO. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive's personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees. Executive agrees to

[1] NTD: Insert reference to restructuring transactions once finalized.

#4816-7745-5920v5
US-DOCS\73309806.4

observe and comply with the rules and policies of the Company, as in effect from time to time, including, without limitation, any rules and policies relating to Executive obligations to the Company upon a termination of employment.

3. Place of Performance. During the Term, Executive's place of employment will be the Company's principal executive offices in Oklahoma City, Oklahoma (the "Principal Location"), except for travel to other locations as may be necessary to fulfill Executive's duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company will pay Executive a base salary of not less than $448,914 per year ("Base Salary"), in accordance with the Company's customary payroll practices. Executive's Base Salary may be increased, but not decreased unless the base salaries for all executive officers of the Company are decreased, pursuant to annual review by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") in its discretion. In the event that Executive's Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Bonus Incentives. In addition to the Base Salary, Executive shall be eligible to participate in and earn an annual cash bonus under any annual incentive plan established by the Board so long as the terms of any such plan allow participation by the executive officers of the Company ("Annual Bonus"). The target Annual Bonus for Executive shall be equal to 80% of Executive's current Base Salary, but the actual Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan, in effect at that time, if any. The terms for the payment of any Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan in effect at that time, if any.

(c) Management Incentive Plan. Executive may be eligible to participate in the management incentive plan to be implemented in connection with the Transactions pursuant to the terms and conditions determined by the Board.

(d) Welfare, Pension and Incentive Benefit. During the Term, Executive (and Executive's spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Employer for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Employer for the benefit of its senior executive officers.

(e) Vacation. Executive shall be entitled to paid vacation in accordance with the Employer's vacation policy during the Term. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.

(f) Fringe Benefits. During the Term, the Company will provide Executive with such other fringe benefits as commensurate with Executive's position.

(g) Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company's and Employer's expense reimbursement policy during the Term. All payments under this Section 4(g) shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which Executive incurred such expenses.

5. Termination of Employment. Executive's employment under this Agreement may be terminated during the Term under the following circumstances:

(a) Death. Executive's employment under this Agreement will terminate upon his death.

(b) Disability. Upon Executive's Disability, Executive will receive a Notice of Termination (as defined in Section 6(a)) from the Company. If Executive does not return to the substantial performance of his duties on a full-time basis within thirty (30) days of such Notice of Termination, the Company has the right to terminate Executive's employment under this Agreement for Disability, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Disability" means Executive's incapacity due to physical or mental illness whereby Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for a period of six (6) consecutive months.

(c) Cause. The Company has the right to terminate Executive's employment for Cause by providing Executive with a Notice of Termination, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events: (i) Executive's conviction of, or entry by Executive of a guilty or no contest plea to a felony or crime involving moral turpitude; (ii) Executive's willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or any affiliate; (iii) Executive's willful failure to substantially perform or gross neglect of Executive's duties, including, but not limited to, the failure to follow any lawful directive of the CEO, within the reasonable scope of Executive's duties; (iv) Executive's performance of acts materially detrimental to the Company or any affiliate, unless otherwise approved in advance by the Board or the Compensation Committee; (v) Executive's use of narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on Executive's performance of his duties as an employee of the Company or on the reputation of the Company or any affiliate; (vi) Executive's commission of a material violation of any rule or policy sponsored by the Company which results in injury to the Company; or (vii) Executive's material breach of this Agreement, including, but not limited to, Executive's material breach of the covenants set forth in Section 9 hereof.

(d) Good Reason. Executive may terminate Executive's employment with the Company for "Good Reason," and such termination will not be a breach of this Agreement by Executive. For purposes of this Agreement, "Good Reason" shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(i) a material diminution in Executive's authority, duties or responsibilities combined with a demotion in Executive's pay grade ranking;

(ii) the reduction by the Company of Executive's Base Salary by more than ten percent (10%) (unless done so for all executive officers of the Company);

(iii) the requirement that Executive be based at any office or location that is more than 50 miles from the Principal Location, except for travel reasonably required in the performance of Executive's responsibilities; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement such as the failure of any successor to the Company to assume this Agreement pursuant to Section 14.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company's period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(e) Without Cause. The Company has the right to terminate Executive's employment under this Agreement without Cause by providing Executive with a Notice of Termination. For purposes of Section 7 hereto, a "termination without Cause" shall include the Company's failure to renew this Agreement pursuant to Section 1 prior to a Renewal Date.

(f) Without Good Reason. Executive may voluntarily terminate employment with the Company without Good Reason at any time by providing the Company with a Notice of Termination.

6. Termination Procedure.

(a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a)) will be communicated by Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

(b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, (iv) if Executive's employment is terminated voluntarily by Executive without Good Reason pursuant to Section 5(f), thirty (30) days after Notice of Termination, or (v) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

7. Obligations of the Company Upon Termination. In the event Executive's employment under this Agreement terminates during the Term and such termination constitutes a "separation from service" from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.409A-1(h)) ("Separation from Service"), the Company will provide Executive with the payments and benefits set forth below.

(a) Termination by Company Without Cause or by Executive for Good Reason Not Following Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason at any time that is not within two (2) years after the occurrence of a "Change in Control" (as defined below):

(i) The Company will pay to Executive in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) any earned but unpaid Base Salary, (B) any Annual Bonus required to be paid to Executive pursuant to Section 4(b) for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, (C) accrued but unpaid vacation pay through the Date of Termination, and (D) reasonable business expenses incurred but unpaid through the Date of Termination (together, the "Accrued Obligations");

(ii) Subject to Sections 7(f) and 10 below, the Company will pay to Executive an amount equal to one (the "Severance Multiple") times the sum of (x) Executive's Base Salary in effect on the Date of Termination plus (y) the Annual Bonus granted to Executive for the fiscal year of the Company immediately on or preceding the Date of Termination, payable in the form of a salary continuation for a period of months equal to the product of 12 times the Severance Multiple; *provided, however*, that the first such payment shall not be made until the Company's first payroll date occurring on or after the 30th day following the Date of Termination (the "First Payroll Date") and any amounts that would otherwise have been paid pursuant to this Section 7(a)(ii) prior to the First Payroll Date shall instead be paid on the First Payroll Date. Each payment under this Section 7(a)(ii) shall be treated as a separate payment for purposes of Section 409A of the Code.

(iii) Subject to Sections 7(f) and 10 below, the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive's spouse and/or eligible dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, participation by Executive (and Executive's spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Date of Termination, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall cease. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1,409A- 1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv) For purposes of this Agreement, "Change in Control" shall mean:

(A) The consummation of any transaction or series of related transactions involving the sale of the Company's outstanding securities (but excluding a public offering of the Company's capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof and which result in this Company's shareholders (or their affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction; or

(B) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction; provided, however that notwithstanding anything to the contrary, the consummation of the Transactions will not constitute, and shall not be deemed, a Change in Control under this Agreement.

(b) <u>Termination by Company Without Cause or by Executive for Good Reason Following Change in Control</u>. If at any time within two (2) years after a Change in Control, Executive's employment is terminated by the Company without Cause or by Executive

for Good Reason, then Executive shall be entitled to the payments and benefits provided in Section 7(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to Executive's right to receive the amounts provided for thereunder is that Executive execute, deliver and not revoke the Release as set forth in Section 10 below), except that for purposes of this Section 7(b), the Severance Multiple shall equal one and one half.

(c) Termination by Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations; *provided, however*, the amounts described in Section 7(a)(i)(D) shall not be paid to Executive if Executive's employment was terminated by the Company for Cause due to Executive's misappropriation of Company funds.

(d) Disability. During any period that Executive fails to perform Executive's duties under this Agreement as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). If Executive's employment is terminated due to Disability pursuant to Section 5(b), subject to Sections 7(f) and 10 below, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(e) Death. If Executive's employment is terminated by death, the Company will pay to Executive's beneficiary, or personal or legal representatives or estate, as the case may be, within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 hereof, shall be paid to Executive during the six (6)-month period following Executive's Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)~ month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive's death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

8. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

9. Confidential Information; Non-Solicitation; Non-Competition.

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as "Confidential Information"). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Term, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the oil and natural gas industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Term and for a period of 12 months following the Date of Termination (the "Non-Solicitation Period"), either personally or by or through his/her agent or by letters, circulars or advertisements and whether for himself/herself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company's or an affiliated entity's business. Additionally, during the Non-Solicitation Period, Executive shall not, for himself/herself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. Executive further agrees that, during the Non-Solicitation Period, he/she will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a "customer" of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the twelve (12) months preceding termination of Executive's employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company's or an affiliated entity's customers or employees.

(c) Non-Competition.

(i) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, during the Term and the Covered Period (a defined below), Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of Competing Business. The "Covered Period" shall mean the period of months following the Date of Termination equal to the product of 12 times the applicable Severance Multiple.

(ii) For purposes of Section 9(c)(i):

(A) "Competitor" means any business, company or individual which is in, or is actively seeking to be in the Competing Business.

(B) "Competing Business" means the acquisition, exploration, exploitation, development, production and/or operation of oil and gas properties.

(iii) Executive acknowledges that each of the covenants of Section 9(c)(i) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9. Executive agrees that the scope of prohibited activities and time duration of each of the covenants set forth in Section 9(c)(i) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company's customers, suppliers, licensees and business relations. It is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the Date of Termination. Executive agrees not to challenge the enforceability, scope or reasonableness of the covenants in Section 9(c)(i). The covenants in Section 9(c)(i) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope or duration set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(iv) If, during any portion of the Covered Period, Executive is not in compliance with the terms of Section 9(c)(i), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 9(c)(i) for an additional period of time (i.e., in addition to the Covered Period) that shall equal the period(s) over which such noncompliance occurred.

(v) Nothing in this Section 9(c) shall prohibit: (A) direct or indirect ownership of publicly traded securities which are issued by a Competitor involved in or

conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such Competitor; (B) ownership of royalty interests where Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate, provided that any such surface estate does not adjoin, or is not near to, any property ownership interest held directly or indirectly by the Company; (C) direct or indirect ownership of royalty interests or overriding royalty interests owned prior to the Effective Date; or (D) direct or indirect ownership of working interests or other interests in oil and gas owned prior to the Effective Date and disclosed by Executive to the Company in writing. It is the intent of the Company that during the Term of this Agreement Executive is not acquiring additional oil and gas interests, directly or indirectly.

(d) Obligations of Executive Upon Termination. Upon termination of Executive's employment for any reason, Executive shall return to the Company all documents and copies, including hard and electronic copies, of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.

(e) Remedies. Executive acknowledges and understands that Sections 9(a), (b) , (c) and (d) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company's ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive, including the right to cease making any severance payments or providing any benefits as contemplated by Section 7. The provision of Section 12 hereof relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 9(a), (b), (c) and (d) hereof.

(f) Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement will have no effect on the continuing operation of this Section 9.

(g) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company which are reasonable and related to the subject of this Section 9 which are in writing and are developed by the Company in the ordinary course of business.

10. Release. Notwithstanding any other provisions of this Agreement, it shall be a condition to Executive's right to receive the amounts provided for in Section 7(a), 7(b) or 7(d) of this Agreement, that Executive will execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit C (the "Release") within twenty-one (21) days

following the Date of Termination and that Executive not revoke such release within seven (7) days thereafter. The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to all parties at the time of execution.

11. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee or director of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

12. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator may award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.

13. Maximum Payments by the Company.

(a) It is the objective of this Agreement to maximize Executive's Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 7 hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such

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reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company's common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company's common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company's common stock that are exempt from Section 409A of the Code.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing ("Independent Advisors") selected by the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

14. Agreement Binding on Successors.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" means the Company as herein defined, and any successor to its or the Company's business and/or assets (by merger, purchase or otherwise)

which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
At his last known address
evidenced on the Company's
payroll records.

If to the Company:
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date ("Section 409A"). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the

compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; *provided, however*, that this Section 16(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Executive for any failure to do so.

(b) Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Executive, whether under this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive's responsibility, (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax and (iii) Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such tax.

17. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

22. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties,

whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including, without limitation the Change of Control Severance Agreement and the Prior Agreement.

23. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

CHAPARRAL ENERGY, INC.

By: ______________________________
[ ]
[ ]

"COMPANY"

____
Joseph O. Evans

"EXECUTIVE"

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the [ ] day of [, 2017], is entered into by and between CHAPARRAL ENERGY, INC., a Delaware corporation (the "Company"), CHAPARRAL ENERGY, LLC (the "Employer") and James M. Miller ("Executive").

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 12, 2010 (as amended, the "Prior Agreement"), which set forth the terms and conditions for Executive's employment by the Company and cancelled that certain Change of Control Severance Agreement dated as of July 1, 2007, and amended as of December 31, 2008, and all of Executive's rights and interest therein and thereunder; and

WHEREAS, the Company and Executive agree that the Prior Agreement should be amended and restated to make changes as the Company and Executive agree are necessary and in the parties mutual best interest in connection with the [ ] (the "Transactions")[1].

IN CONSIDERATION of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term. Subject to the provisions for earlier termination hereinafter provided, Executive's employment with the Company under this Agreement shall be for a term (the "Term") commencing upon [, 2017] (the "Effective Date") and ending on the third-year anniversary of the Effective Date; *provided, however*, that commencing on the date that is the third anniversary of the Effective Date, the Term shall be automatically extended so as to terminate on the second anniversary of such date, and the Term shall be automatically extended so as to terminate on each anniversary thereafter (each such anniversary referred to as a "Renewal Date"). Notwithstanding the foregoing, if at least ninety (90) days prior to any Renewal Date, the Company gives Executive written notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and automatically expire upon its completion. The Term may be sooner terminated under Section 5 of this Agreement. It is agreed that upon the Effective Date, this Agreement shall supersede the Prior Agreement in all respects and any obligations, rights or entitlements thereunder shall be terminated and of no further force and effect.

2. Position and Duties. During the Term, Executive will serve as Senior Vice President-Operations and Production Engineering of the Company and will report directly to the Chief Executive Officer of the Company (the "CEO"). Executive shall devote Executive's best efforts and full business time and attention to perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the CEO. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive's personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or

[1] NTD: Insert reference to restructuring transactions once finalized.

committees. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including, without limitation, any rules and policies relating to Executive obligations to the Company upon a termination of employment.

3. Place of Performance. During the Term, Executive's place of employment will be the Company's principal executive offices in Oklahoma City, Oklahoma (the "Principal Location"), except for travel to other locations as may be necessary to fulfill Executive's duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company will pay Executive a base salary of not less than $391,540 per year ("Base Salary"), in accordance with the Company's customary payroll practices. Executive's Base Salary may be increased, but not decreased unless the base salaries for all executive officers of the Company are decreased, pursuant to annual review by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") in its discretion. In the event that Executive's Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Bonus Incentives. In addition to the Base Salary, Executive shall be eligible to participate in and earn an annual cash bonus under any annual incentive plan established by the Board so long as the terms of any such plan allow participation by the executive officers of the Company ("Annual Bonus"). The target Annual Bonus for Executive shall be equal to 70% of Executive's current Base Salary, but the actual Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan, in effect at that time, if any. The terms for the payment of any Annual Bonus shall be determined by the Compensation Committee, in consultation with the CEO, in accordance with the terms of such plan in effect at that time, if any.

(c) Management Incentive Plan. Executive may be eligible to participate in the management incentive plan to be implemented in connection with the Transactions pursuant to the terms and conditions determined by the Board.

(d) Welfare, Pension and Incentive Benefit. During the Term, Executive (and Executive's spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Employer for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Employer for the benefit of its senior executive officers.

(e) Vacation. Executive shall be entitled to paid vacation in accordance with the Employer's vacation policy during the Term. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.

(f) Fringe Benefits. During the Term, the Company will provide Executive with such other fringe benefits as commensurate with Executive's position.

(g) Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company's and Employer's expense reimbursement policy during the Term. All payments under this Section 4(g) shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which Executive incurred such expenses.

5. Termination of Employment. Executive's employment under this Agreement may be terminated during the Term under the following circumstances:

(a) Death. Executive's employment under this Agreement will terminate upon his death.

(b) Disability. Upon Executive's Disability, Executive will receive a Notice of Termination (as defined in Section 6(a)) from the Company. If Executive does not return to the substantial performance of his duties on a full-time basis within thirty (30) days of such Notice of Termination, the Company has the right to terminate Executive's employment under this Agreement for Disability, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Disability" means Executive's incapacity due to physical or mental illness whereby Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for a period of six (6) consecutive months.

(c) Cause. The Company has the right to terminate Executive's employment for Cause by providing Executive with a Notice of Termination, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events: (i) Executive's conviction of, or entry by Executive of a guilty or no contest plea to a felony or crime involving moral turpitude; (ii) Executive's willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or any affiliate; (iii) Executive's willful failure to substantially perform or gross neglect of Executive's duties, including, but not limited to, the failure to follow any lawful directive of the CEO, within the reasonable scope of Executive's duties; (iv) Executive's performance of acts materially detrimental to the Company or any affiliate, unless otherwise approved in advance by the Board or the Compensation Committee; (v) Executive's use of narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on Executive's performance of his duties as an employee of the Company or on the reputation of the Company or any affiliate; (vi) Executive's commission of a material violation of any rule or policy sponsored by the Company which results in injury to the Company; or (vii) Executive's material breach of this Agreement, including, but not limited to, Executive's material breach of the covenants set forth in Section 9 hereof.

(d) Good Reason. Executive may terminate Executive's employment with the Company for "Good Reason," and such termination will not be a breach of this Agreement by Executive. For purposes of this Agreement, "Good Reason" shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(i) a material diminution in Executive's authority, duties or responsibilities combined with a demotion in Executive's pay grade ranking;

(ii) the reduction by the Company of Executive's Base Salary by more than ten percent (10%) (unless done so for all executive officers of the Company);

(iii) the requirement that Executive be based at any office or location that is more than 50 miles from the Principal Location, except for travel reasonably required in the performance of Executive's responsibilities; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement such as the failure of any successor to the Company to assume this Agreement pursuant to Section 14.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company's period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(e) Without Cause. The Company has the right to terminate Executive's employment under this Agreement without Cause by providing Executive with a Notice of Termination. For purposes of Section 7 hereto, a "termination without Cause" shall include the Company's failure to renew this Agreement pursuant to Section 1 prior to a Renewal Date.

(f) Without Good Reason. Executive may voluntarily terminate employment with the Company without Good Reason at any time by providing the Company with a Notice of Termination.

6. Termination Procedure.

(a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a)) will be communicated by Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

(b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, (iv) if Executive's employment is terminated voluntarily by Executive without Good Reason pursuant to Section 5(f), thirty (30) days after Notice of Termination, or (v) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

7. Obligations of the Company Upon Termination. In the event Executive's employment under this Agreement terminates during the Term and such termination constitutes a "separation from service" from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.409A-1(h)) ("Separation from Service"), the Company will provide Executive with the payments and benefits set forth below.

(a) Termination by Company Without Cause or by Executive for Good Reason Not Following Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason at any time that is not within two (2) years after the occurrence of a "Change in Control" (as defined below):

(i) The Company will pay to Executive in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) any earned but unpaid Base Salary, (B) any Annual Bonus required to be paid to Executive pursuant to Section 4(b) for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, (C) accrued but unpaid vacation pay through the Date of Termination, and (D) reasonable business expenses incurred but unpaid through the Date of Termination (together, the "Accrued Obligations");

(ii) Subject to Sections 7(f) and 10 below, the Company will pay to Executive an amount equal to one (the "Severance Multiple") times the sum of (x) Executive's Base Salary in effect on the Date of Termination plus (y) the Annual Bonus granted to Executive for the fiscal year of the Company immediately on or preceding the Date of Termination, payable in the form of a salary continuation for a period of months equal to the product of 12 times the Severance Multiple; *provided, however*, that the first such payment shall not be made until the Company's first payroll date occurring on or after the 30th day following the Date of Termination (the "First Payroll Date") and any amounts that would otherwise have been paid pursuant to this Section 7(a)(ii) prior to the First Payroll Date shall instead be paid on the First Payroll Date. Each payment under this Section 7(a)(ii) shall be treated as a separate payment for purposes of Section 409A of the Code.

(iii) Subject to Sections 7(f) and 10 below, the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive's spouse and/or eligible dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, participation by Executive (and Executive's spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Date of Termination, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall cease. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1,409A- 1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv) For purposes of this Agreement, "Change in Control" shall mean:

(A) The consummation of any transaction or series of related transactions involving the sale of the Company's outstanding securities (but excluding a public offering of the Company's capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof and which result in this Company's shareholders (or their affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction; or

(B) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction; provided, however that notwithstanding anything to the contrary, the consummation of the Transactions will not constitute, and shall not be deemed, a Change in Control under this Agreement.

(b) Termination by Company Without Cause or by Executive for Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control, Executive's employment is terminated by the Company without Cause or by Executive

for Good Reason, then Executive shall be entitled to the payments and benefits provided in Section 7(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to Executive's right to receive the amounts provided for thereunder is that Executive execute, deliver and not revoke the Release as set forth in Section 10 below), except that for purposes of this Section 7(b), the Severance Multiple shall equal one and one half.

(c) Termination by Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations; *provided, however*, the amounts described in Section 7(a)(i)(D) shall not be paid to Executive if Executive's employment was terminated by the Company for Cause due to Executive's misappropriation of Company funds.

(d) Disability. During any period that Executive fails to perform Executive's duties under this Agreement as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). If Executive's employment is terminated due to Disability pursuant to Section 5(b), subject to Sections 7(f) and 10 below, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(e) Death. If Executive's employment is terminated by death, the Company will pay to Executive's beneficiary, or personal or legal representatives or estate, as the case may be, within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.

(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 hereof, shall be paid to Executive during the six (6)-month period following Executive's Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)~ month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive's death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

8. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

9. Confidential Information; Non-Solicitation; Non-Competition.

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as "Confidential Information"). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Term, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the oil and natural gas industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Term and for a period of 12 months following the Date of Termination (the "Non-Solicitation Period"), either personally or by or through his/her agent or by letters, circulars or advertisements and whether for himself/herself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company's or an affiliated entity's business. Additionally, during the Non-Solicitation Period, Executive shall not, for himself/herself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. Executive further agrees that, during the Non-Solicitation Period, he/she will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a "customer" of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the twelve (12) months preceding termination of Executive's employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company's or an affiliated entity's customers or employees.

(c) Non-Competition.

(i) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, during the Term and the Covered Period (a defined below), Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of Competing Business. The "Covered Period" shall mean the period of months following the Date of Termination equal to the product of 12 times the applicable Severance Multiple.

(ii) For purposes of Section 9(c)(i):

(A) "Competitor" means any business, company or individual which is in, or is actively seeking to be in the Competing Business.

(B) "Competing Business" means the acquisition, exploration, exploitation, development, production and/or operation of oil and gas properties.

(iii) Executive acknowledges that each of the covenants of Section 9(c)(i) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9. Executive agrees that the scope of prohibited activities and time duration of each of the covenants set forth in Section 9(c)(i) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company's customers, suppliers, licensees and business relations. It is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the Date of Termination. Executive agrees not to challenge the enforceability, scope or reasonableness of the covenants in Section 9(c)(i). The covenants in Section 9(c)(i) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope or duration set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(iv) If, during any portion of the Covered Period, Executive is not in compliance with the terms of Section 9(c)(i), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 9(c)(i) for an additional period of time (i.e., in addition to the Covered Period) that shall equal the period(s) over which such noncompliance occurred.

(v) Nothing in this Section 9(c) shall prohibit: (A) direct or indirect ownership of publicly traded securities which are issued by a Competitor involved in or

conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such Competitor; (B) ownership of royalty interests where Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate, provided that any such surface estate does not adjoin, or is not near to, any property ownership interest held directly or indirectly by the Company; (C) direct or indirect ownership of royalty interests or overriding royalty interests owned prior to the Effective Date; or (D) direct or indirect ownership of working interests or other interests in oil and gas owned prior to the Effective Date and disclosed by Executive to the Company in writing. It is the intent of the Company that during the Term of this Agreement Executive is not acquiring additional oil and gas interests, directly or indirectly.

(d) Obligations of Executive Upon Termination. Upon termination of Executive's employment for any reason, Executive shall return to the Company all documents and copies, including hard and electronic copies, of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.

(e) Remedies. Executive acknowledges and understands that Sections 9(a), (b) , (c) and (d) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company's ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive, including the right to cease making any severance payments or providing any benefits as contemplated by Section 7. The provision of Section 12 hereof relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 9(a), (b), (c) and (d) hereof.

(f) Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement will have no effect on the continuing operation of this Section 9.

(g) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company which are reasonable and related to the subject of this Section 9 which are in writing and are developed by the Company in the ordinary course of business.

10. Release. Notwithstanding any other provisions of this Agreement, it shall be a condition to Executive's right to receive the amounts provided for in Section 7(a), 7(b) or 7(d) of this Agreement, that Executive will execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit C (the "Release") within twenty-one (21) days

following the Date of Termination and that Executive not revoke such release within seven (7) days thereafter. The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to all parties at the time of execution.

11. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee or director of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

12. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator may award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.

13. Maximum Payments by the Company.

(a) It is the objective of this Agreement to maximize Executive's Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 7 hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such

reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company's common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company's common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company's common stock that are exempt from Section 409A of the Code.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing ("Independent Advisors") selected by the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

14. Agreement Binding on Successors.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" means the Company as herein defined, and any successor to its or the Company's business and/or assets (by merger, purchase or otherwise)

which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
At his last known address
evidenced on the Company's
payroll records.

If to the Company:
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date ("Section 409A"). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the

compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; *provided*, *however*, that this Section 16(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Executive for any failure to do so.

(b) Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Executive, whether under this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive's responsibility, (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax and (iii) Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such tax.

17. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

22. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties,

whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including, without limitation the Change of Control Severance Agreement and the Prior Agreement.

23. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

CHAPARRAL ENERGY, INC.

By: ______________________________
[ ]
[ ]

"COMPANY"

____
James M. Miller

"EXECUTIVE"

Exhibit 2

Retirement Agreement and General Release

RETIREMENT AGREEMENT AND GENERAL RELEASE

This RETIREMENT AGREEMENT AND GENERAL RELEASE (this "Agreement") dated [], 2016 (the "Agreement Date"), sets forth the agreement by and between Mark A. Fischer (the "Employee") and Chaparral Energy, Inc., a Delaware corporation, (the "Company") concerning his retirement and the corresponding termination of the Employee's employment with the Company.

WHEREAS, the Employee has served as the Company's Chief Executive Officer, pursuant to the employment agreement dated as of April 12, 2010, as amended, (the "Employment Agreement"), a copy of which is attached as Exhibit A;

WHEREAS, the Company and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "Bankruptcy Court"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "Chapter 11 Cases"); and

WHEREAS the Company and the Employee mutually agree as of the Agreement Date that the Employee will retire as the Company's Chief Executive Officer and from all positions held with the Company or any affiliated entities as of the Approval Date and thereafter serve as a consultant to the Company through the Retirement Date (as defined below).

In consideration of the premises and mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The Transition Period.

(a) The period between the Agreement Date and the Retirement Date will be a "Transition Period," during which the following will apply:

(i) In the period between the Agreement Date, and the date that this Agreement is approved by the Bankruptcy Court (the "Approval Date"), the Employee will be expected to report to work, and to continue his responsibilities as Chief Executive Officer on a fulltime basis.

(ii) Effective as of the Approval Date, the Employee's employment pursuant to the Employment Agreement will cease to be of any further force and effect, except as specifically set forth herein, and the Employee will be deemed to have resigned from all positions (including any board positions) with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the "Company Group"). Commencing on the Approval Date, the Employee will provide consulting services to the Company, as requested by the board of directors of the Company (the "Board"), until the earlier of (i) December 31, 2016 or (ii) the Effective Date (as defined in that certain Backstop Commitment Agreement, dated as of [ ], among the Company, the Chaparral Parties and Commitment Parties signatory thereto (the "Backstop Commitment

Agreement")) (such date, the "Retirement Date" and such period, the "Consulting Period"), unless terminated earlier as provided below.

(b) For as long as the Employee remains a consultant to the Company during the Consulting Period, the Employee will receive a monthly fee of $74,192.09. In consideration of the Employee's performance of the consulting services and subject to the Employee's compliance with this Agreement, on the Effective Date the Company will grant to the Employee a cashless exercise warrant (the "Warrant") to purchase up to 0.37575% of the Class A Shares of the Company[1] issued upon the Effective Date, on a fully diluted basis. The Warrant will have a strike price that would result in a 100% recovery of all outstanding principal and accrued interest to holders of the Unsecured Notes Claims (as defined in the Plan Support Agreement dated as of [•], 2016 (the "PSA")) as of June 30, 2018. The Warrant will expire on June 30, 2018. Without limiting the foregoing, the Warrant will have other terms and conditions as determined by the Required Consenting Noteholders (as defined in the PSA) and the Company.

(c) If, prior to the Approval Date, the Employee's employment is terminated by the Company "for Cause" (as defined in the Employment Agreement and in accordance with the process set forth in Section 5(c) therein), the Employee's termination date shall be accelerated to the date on which notice of termination is given and the Employee will not receive the Retirement Package described below.

2. Rights and Continuing Obligations Unrelated to this Agreement.

(a) Regardless of whether the Employee enters into this Agreement, on the next payroll date following the Approval Date (or sooner if required by law), the Company will pay the Employee for (i) all base salary earned and (ii) any vacation accrued, based on the Employee's accrual on record with the Company in accordance with the Company's policy in effect on the Petition Date (as defined in the PSA), in each case through the Approval Date (or such earlier date if his last day of employment is accelerated).

(b) The Employee acknowledges and agrees that, other than as provided in Section 3(f) hereof, the Employee's participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group will cease and be terminated as of the Retirement Date or, if sooner, as of the date on which the Employee's employment with the Company is terminated by the Company for Cause or the date on which he is no longer eligible to participate in the applicable benefit plan as a result of his change in employment status. The Employee will be given separate information regarding (i) the Employee's right to continue coverage under the Company's group medical plans following the date the Employee's coverage would otherwise cease, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (ii) the Employee's rights with respect to his participation in the Company's 401(k) plan, and (iii) any rights he may have to convert group participation in Company plans to individual policies.

[1] Notwithstanding the foregoing, the Employee may elect to receive the agreed upon aggregate cash value of the Warrant (i.e., $ 159,297) on the Effective Date (in lieu of the grant) if the Employee notifies the Company of such election on or before the date that the Company or its affiliates file a motion to approve the disclosure statement for the Company's plan of reorganization with the Bankruptcy Court.

(c) Regardless of whether the Employee executes this Agreement, during the Transition Period and following the termination of the Employee's employment for any reason, the following obligations in the Employment Agreement (collectively, the "Continuing Obligations") will continue according to their terms as if set forth in their entirety herein:

(i) Section 9(c) – Non-Competition, as modified by mutual agreement in Section 7 herein.

(ii) Section 9(a), (d), (e), (f), and (g) – Non-Disclosure of Confidential Information; Remedies, Continuing Operation, Additional Related Agreements and Obligations of Executive upon Termination; and

(iii) Section 12 – Arbitration; Legal Fees and Expenses

3. The Retirement Package.

Subject to the terms of this Agreement, in consideration of the General Release (as defined below) and the restrictive covenants provided for herein, and provided that the Employee remains in continuous compliance with the terms of this Agreement (including, but not limited to, Section 5 hereof), the Company agrees to the following (collectively, the "Retirement Package"):

(a) The Initial Payment. On the Approval Date, the Company will pay to the Employee $2 million, less applicable withholdings and deductions as provided herein (the "Initial Payment"). The Employee agrees and represents that he will invest the Initial Payment into a segregated account (the "Segregated Account") and will not otherwise draw on or access the Initial Payment funds unless or until he is able to do so in accordance with this section (the "Payment Representation"). If at any time, the Employee breaches the Payment Representation, the Employee shall bear any costs and expenses incurred by the Company and/or the Consenting Noteholders in enforcing the Payment Representation and/or recovering any withdrawn funds. If, as of the fifth business day following the Effective Date (the "Payment Determination Date"), no order has been entered determining the Employee to be in material breach of this Agreement and no member of the Company Group or Consenting Noteholder has sent to the Employee a notice notifying the Employee that he is in material breach of this Agreement (a "Breach Notice"), the funds in the Segregated Account (net of any gains or losses pursuant to the Employee's investment decisions, the "Account Funds") will be subject to the Employee's unrestricted use. Any Breach Notice must set forth the circumstances serving as the basis of the breach and the party providing the Breach Notice will provide a copy of the notice to the other parties in interest (i.e., the Company and/or Consenting Noteholders, as applicable). If, as of the Payment Determination Date, an order has been entered determining the Employee to be in material breach of this agreement and has become final and unappealable, the entire Initial Payment will be returned to the Company (through the release of the Account Funds to the Company and supplemented by the Employee to the extent the Account Funds are less than the Initial Payment amount as a result of the Employee's investments). If, as of the Payment Determination Date, (i) an order has been entered determining the Employee to be in material breach of this Agreement that has not yet become final and unappealable or (ii) a member of the Company Group or a Consenting Noteholder has sent a Breach Notice to the Employee, then the

Account Funds will remain in the Segregated Account without right to use or access by the Employee until a final and unappealable order is entered on the matter or the matter is otherwise resolved between the parties, at which time the Account Funds (as adjusted for any gains or losses) will be released to (i) the Company if the Employee is found to have been in material breach of this Agreement (supplemented by the Employee as necessary to repay the entire Initial Payment amount) or (ii) the Employee if the Employee is not found to have been in material breach of this Agreement.

(b) The Effective Date Payment. On the Approval Date, the Company will deposit $1 million into a segregated account (the "Effective Date Payment") to be paid to the Employee on the Payment Determination Date if, as of the Payment Determination Date, no final unappealable order has been entered determining the Employee to be in material breach of this Agreement and no member of the Company Group or Consenting Noteholder has sent to the Employee a Breach Notice. If, as of the Payment Determination Date, (i) an order has been entered determining the Employee to be in material breach of this Agreement that has not yet become final and unappealable or (ii) a member of the Company Group or a Consenting Noteholder has sent to the Employee a Breach Notice, then the Effective Date Payment will remain in the segregated account until a final and unappealable order is entered on the matter or the matter is otherwise resolved between the parties, at which time the Effective Date Payment will be (i) paid to the Employee if the Employee is not found to have been in material breach of this Agreement or (ii) forfeited, if the Employee is found to have been in material breach of this Agreement.

(c) The Additional Payment. On the Approval Date, the Company will pay to the Employee an additional payment of $149,454.91, less applicable withholdings and deductions as provided herein (the "Additional Payment").

(d) The Initial Payment, Additional Payment and Effective Date Payment and other consideration provided under this Agreement will be in lieu of any severance payments or benefits that may otherwise have been payable pursuant to the Employment Agreement or otherwise.

(e) Transfer of Title; Retention of Certain Property.

(i) As soon as practicable after the Effective Date, the Company will transfer to the Employee title of the company-issued 2013 Lexus Model LS460 (VIN JTHCL5EF3D5016795) currently in use by the Employee (the "Car"). For the avoidance of doubt, the Employee will be entitled to continue to use the Car until the date of such transfer.

(ii) As soon as practicable after the Effective Date, the Company will transfer to the Employee (or Employee's designee) title to the Company's 1987 King Air B300 twin engine turboprop aircraft (Tail # N300CW) (the "Aircraft) and, in connection therewith, the Employee (or such designee) will assume all associated liabilities and obligations and any related contracts ("Related Contracts"), including any liabilities or obligations associated with the assumption and/or rejection of the Related Contracts by the Company in the Chapter 11 Cases. For the avoidance of doubt, Related Contracts shall include any

and all independent contractor contracts that the Company has entered into relating to the Aircraft and any non-at will employment contracts that the Company has entered into relating to the Aircraft that would result in liability to the Company upon termination of the applicable individual's employment. For avoidance of doubt, the Employee shall not be liable for (i) any severance liability that the Company will incur when the pilot employed by the Company is terminated or (ii) any other amounts owing to the pilot that accrued prior to his termination. The parties agree to work together in good faith to effect the transfer of the Aircraft to the Employee, including the transfer of the Aircraft, all associated liabilities and obligations and any Related Contracts; provided that nothing herein will require the Company to incur any additional costs in connection with such transfer. In connection with the transfer, the Employee shall arrange for registration of the Aircraft with the FAA or other applicable aviation authority and shall maintain the Company as an additional insured in respect of the Aircraft's liability insurances for a period of 2 years from the date of transfer. During the period between the Approval Date and the Effective Date, the Employee will have exclusive use of the Aircraft, provided, however that the Employee will be solely liable for any expenses or liabilities incurred in connection with such use and will hold harmless and defend the Company for all liabilities, losses, damages, or costs relating to the Employee's use during that period and provided further that the Company and the Employee will enter into a lease agreement with respect to the Aircraft reasonably acceptable in form and substance to the parties and the Consenting Noteholders.

(iii) Notwithstanding Section 9 herein, the Company will allow the Employee to retain the personal property listed in Schedule I delivered to the Company in connection with the execution of this agreement.

(f) Benefit Continuation. Subject to Sections 4 and 11(e)(ii) herein, the Company will maintain in full force and effect, for the continued benefit of Employee (and the Employee's spouse and/or eligible dependents ("Dependents"), as applicable) for a period of 18 months following the Approval Date, participation by Employee (and the Dependents, as applicable) in the medical, hospitalization and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Approval Date, at such level and terms and conditions (including, without limitation, contributions required by the Employee for such benefits) as in effect on the Approval Date; provided, if the Employee (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if the Employee becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1,409A- 1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(g) Acknowledgment. The Employee acknowledges that he will not be entitled to an annual bonus with respect to the 2016 fiscal year and that any outstanding equity-based awards will be cancelled as of the Approval Date without payment of any further consideration therefor and without any further action on the part of any party.

4. Release of Claims.

(a) Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to provide, and the Employee will not be entitled to receive or retain, the Retirement Package described in Section 3 unless and until (i) the Employee executes and delivers to the Company the Release of Claims attached hereto as Exhibit B, (the "General Release") as required therein, and (ii) such General Release becomes effective and irrevocable by the Employee under all applicable law and its terms. The Employee agrees that he will consent to the same third party releases as other parties under the plan of reorganization.

(b) Pursuant to the PSA, the Company and the Consenting Noteholders agree to use commercially reasonable efforts to obtain approval of a plan of reorganization containing a release of all claims against the Employee and his successors and assigns, excluding (a) Employee's breach of any terms and conditions of this Agreement or (b) fraud, gross negligence or willful misconduct of the Employee.

5. Non-Solicitation.

The Employee will not, during the Transition Period and for a period of 24 months following the Retirement Date (the "Non-Solicitation Period"), either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company's or an affiliated entity's business. Additionally, during the Non-Solicitation Period, the Employee shall not, for himself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. The Employee further agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a "customer" of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the 12 months preceding termination of the Employee's employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company's or an affiliated entity's customers or employees.

6. Non-Disparagement.

The Employee agrees that he will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or any Consenting Noteholder, or their respective owners, officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Group, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Group. The Company will instruct its executive officers and its board of directors not to disparage or defame the Employee. Each Consenting Noteholder agrees not to disparage or defame the Employee.

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7. Non-Competition.

In consideration for the Retirement Package, the Employee agrees that the Covered Period for the purposes of Section 9(c) of the Employment Agreement will mean the Transition Period and 24 months following the Retirement Date; provided, however that "Competing Business" shall be defined by reference to the Company's regions of operation as of the Agreement Date. For the avoidance of doubt, the Employee will not serve as a member of the board of directors of any Competitor in the regions in which Chaparral operates.

8. Cooperation.

The Employee hereby agrees to cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry, as well as any issues, claims or litigation (whether or not currently pending) involving the Company Group and its employees and any transactions contemplated in the Backstop Commitment Agreement or PSA. Such cooperation may include providing information and assistance and being reasonably available upon reasonable notice to meet with attorneys or representatives of the Company for reasonable time periods in connection with any matter that occurred during his employment in which he was involved or about which he has knowledge. In addition, the Employee agrees he shall not file any pleading in the Chapter 11 Cases other than as required to enforce the terms of this Agreement, nor will he support any other party in its objection to the Backstop Commitment Agreement or PSA or consummation of the transactions contemplated thereby. The Employee also agrees that he will support the transactions contemplated by the PSA in his individual capacity (including the Employee's designee on the Board, subject to such designee's fiduciary duties) and will not take any action to undermine any emergence or sale transaction supported by the Company and the Consenting Noteholders in connection with the Chapter 11 Cases.

9. Return of Company Property.

Except as provided herein, on the Approval Date, the Employee shall return to the Company all property of the Company Group then in the Employee's possession, including without limitation any and all identification badges, keys, security cards, credit cards, phone cards, parking cards, computers, phones, electronic devices, storage devices, equipment, manuals, security and access codes, and documents of any kind.

10. Enforcement.

The Employee acknowledges that the Employee's obligations as set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of damages (including, but not limited to, refusing to deliver the Retirement Package), the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining the Employee from any actual or threatened breach of such obligations.

11. Miscellaneous.

(a) Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Employee's rights hereunder shall inure to the benefit of and be enforceable by the Employee's heirs and estate.

(d) No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

(e) Taxes.

(i) All payments made by the Company to the Employee pursuant to this Agreement will be reduced by applicable tax withholdings and any other deductions as required by law.

(ii) Code Section 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not

affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a "specified employee" (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of the Employee's separation from service, and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to the Employee without the Employee incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee's separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Employee's separation from service or (ii) the Employee's death. Each payment under this Agreement is intended to be a "separate payment" and not one of a series of payments for purposes of Code Section 409A.

(f) Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses maintained in the Company's records. Notices sent to the Company should be directed to:

Joseph O. Evans
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

(g) Counterpart Agreements. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(h) Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(i) Entire Agreement. This Agreement and the General Release, together with the surviving obligations of the Employment Agreement as set forth herein, set forth the entire agreement between the parties with respect to the subject matter hereof, and all references to either document shall be deemed to be a reference to both. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party will have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Employee agrees that the execution of this Agreement and the payments made hereunder will constitute satisfaction in full of the Company's obligations to the Employee under any and all plans, programs or arrangements of the Company under which the Employee may be

entitled to payments and/or benefits in connection with the termination of his employment. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.

(j) Third Party Beneficiaries. Initial signatories to the Backstop Commitment Agreement shall be third party beneficiaries of this Agreement, solely with respect to the Employee's obligations set forth in Sections 6 and 8 of this Agreement. The Consenting Noteholders shall be third party beneficiaries to Section 4 of this Agreement and the General Release.

12. Consideration Period.

By signing this Agreement and the General Release in the spaces indicated, the Employee is confirming his acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a) The obligations as set out in this Agreement and the General Release represent a complete waiver and release of all rights and claims that the Employee has against the Released Parties (as defined in the General Release). Accordingly, the Employee understands his obligation to review this Agreement and the General Release carefully before signing in the first spaces. The Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Employee's obligations under the General Release.

(b) The Employee understands that he can take up to twenty-one (21) days from his receipt of this Agreement (the "Consideration Period") to consider its meaning and effect and to determine whether or not he wishes to enter into it by signing this Agreement in the first space provided below. In addition, in order to receive the Retirement Package, the Employee will be required to reaffirm his signature on the Retirement Date in the second space provided below. Before signing this Agreement in either space, the Employee is advised to consult with an attorney. If the Employee chooses to sign this Agreement and the General Release before the end of the Consideration Period, he is doing so voluntarily.

(c) The Employee may revoke his signature within seven (7) days after signing this Agreement in the first space (the "First Revocation Period"). Further, the Employee may revoke his signature within seven (7) days after signing this Agreement in the second space (the "Second Revocation Period"). Any revocation of this Agreement is requested to be in writing.

(d) The Employee will forward the original of this Agreement once signed by him in the first space, as well as any notice of his desire to revoke his signature, to:

Joseph O. Evans
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114
Joe.evans@chaparralenergy.com

The Employee shall also send a copy of this Agreement, once signed, and any notice of his intention to revoke in pdf format via email to the above address.

(e) The Employee understands that if he fails to sign this Agreement in all spaces as required, or he signs but exercises his right to revoke his signature in any space, his right to receive the Retirement Package will not vest on the Effective Date and will not become due and owing to him.

13. Protected Disclosures.

(a) Nothing in this Agreement or in any other document, agreement or policy relating to the Employee's employment by the Company prohibits or restricts the Employee or the Company from disclosing relevant and necessary information or documents in any action, investigation or proceeding relating to Employee's employment by the Company, or initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by any governmental or regulatory body; provided that, if and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Employee shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.

(b) The Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and the Employee shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

(c) Both the Company and the Employee also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d) Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

14. Independent Contractor.

The Employee warrants that, during the Consulting Period, the Employee will at all times be and remain an independent contractor, and the Employee will not be considered the agent, partner, principal or employee of the Company or any of its subsidiaries or affiliates. The Employee acknowledges and agrees that, during the Consulting Period, the Employee will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers' Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of

its subsidiaries or affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). The Employee acknowledges and agrees that, as an independent contractor, the Employee will be required, during the Consulting Period, to pay any applicable taxes on the fees paid to the Employee, and to provide workers' compensation insurance and any other coverage required by law. The Employee will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company or any of its subsidiaries or affiliates arising from the Employee's performance of or breach of the Employee's obligations or warranties under this Agreement, including, without limitation: (a) any income taxes or other taxes due on amounts paid to or on behalf of the Employee by the Company, or any other required remittances to any governmental entities, agencies or programs (including but not limited to any interest, penalties or gross-ups thereon) arising in respect of the Employee for which the Company or any subsidiary or affiliate of the Company is called upon to account to the relevant taxing authority; (b) any act, neglect or default of the Employee and any claim that the Company or any subsidiary or affiliate of the Company is vicariously liable for the Employee's acts or omissions; (c) any liability for any employment-related claim or any claim based on worker status brought by the Employee against the Company or any subsidiary or affiliate of the Company arising out of or in connection with the Employee's provision of services pursuant to this Agreement; and (d) any breach by the Employee of the Employee's obligations under this Agreement resulting in a successful claim by a third party. The Employee hereby acknowledges that the Employee will have no recourse against the Company (or any of its directors, officers, personnel, representatives, agents, successors, subsidiaries or affiliates) for any such liability, loss, damage, cost or expense.

[Remainder of page intentionally left blank.
Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Chaparral Energy, Inc.

______________________________ Date: ____________________

By: Joseph O. Evans
Title: Chief Financial Officer

MARK A. FISCHER

______________________________ Date: ____________________

(FIRST SPACE)

DO NOT SIGN BELOW UNTIL THE RETIREMENT DATE (SECOND SPACE)
I hereby reaffirm my signature above:

______________________________ Date: _______________, 201_
MARK A. FISCHER

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

RELEASE OF CLAIMS

1. Terms of Release. This Release of Claims (this "General Release") is being executed by Mark A. Fischer ("the Employee") for the benefit of Chaparral Energy, Inc. (the "Company") and the other Released Parties (as defined below), pursuant to the terms of the Agreement to which this General Release is attached, which provides the Employee with certain significant benefits, subject to the Employee's executing this General Release.

2. General Release. In exchange for and in consideration of the Retirement Package described in the Agreement, the Employee, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (collectively the "Releasors"), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys' fees and causes of action of every kind and nature, known and unknown, which the Employee may have against them at any time up to the date the Employee signs this General Release in the first space provided below, and covering the period between such date and the date the Employee reaffirms his signature in the second space provided, as described in Section 13 below, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (a) the Employee's employment with the Company or any of its subsidiaries or the termination thereof; (b) any treatment of the Employee by any of the Released Parties, which includes, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (c) any damages or injury that the Employee may have suffered, including without limitation, emotional or physical injury, or compensatory damages (but excluding any claims for workers' compensation benefits); (d) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual orientation, or any other basis whatsoever; and (e) all such other claims that the Employee could assert against any, some, or all of the Released Parties, including any claims in the Chapter 11 Cases (collectively, with the release of claims set forth in Section 3, the "Released Claims").

3. Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Employee or any of the Releasors has alleged or could have alleged, whether known or unknown, based on acts, omissions, transactions or occurrences which occurred up to the date the Employee signs this General Release in the first space provided below, and covering the period between such date and the date the Employee reaffirms his signature in the second space, including any violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (including the

Older Workers Benefit Protection Act of 1990); the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Oklahoma Anti-Discrimination Act; the Oklahoma Minimum Wage Act, any other federal, state, local or foreign law, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law claim; and any demand for costs or litigation expenses, including but not limited to attorneys' fees. The payments and other rights of the Employee expressly provided under the Agreement are excluded from this General Release.

4. Released Parties. The term "Released Parties" or "Released Party" as used herein shall mean and include: (a) the Company; (b) the Company's former, current and future parents, subsidiaries and affiliates; (c) each predecessor, successor and affiliate of any entity listed in clauses (a) and (b); and (d) each former, current, and future officer, director, agent, representative, employee, owner, stakeholder (including any Consenting Noteholder), partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (a) through (c), and (f) any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

5. Rights Reserved. Nothing in this General Release shall prohibit or restrict the Employee from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC) or the National Labor Relations Board (NLRB), if applicable to his employment, about the Agreement or this General Release or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, the Agreement and this General Release do prevent the Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims he has released in this General Release. This General Release shall not affect the Employee's rights under the Older Workers Benefit Protection Act of 1990 ("OWBPA") to have a judicial determination of the validity of this General Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

6. OWBPA and ADEA Release. Pursuant to the OWBPA, the Employee understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act ("ADEA"), which includes, but is not limited to, any claim that any Released Party discriminated against the Employee on account of his age.

7. Representations by the Employee. The Employee confirms that no claim, charge or complaint against any of the Released Parties has been brought by him before any federal, state, or local court or administrative agency. The Employee represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company or any of its affiliates. This expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8. No Admission of Liability. The Employee agrees that neither this General Release nor the furnishing of the consideration for this General Release as set forth in the Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

9. Governing Law. This General Release shall be shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles. If any provision of this General Release is declared legally or factually invalid or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable to any extent or in any application that is acceptable to the Company, then, in the discretion of the Company, such provision immediately may be deemed become null and void, leaving the remainder of this General Release in full force and effect.

10. Prior Agreements. This General Release, together with the Agreement to which it is attached (and including the surviving obligations of the Employment Agreement as set forth therein) and the PSA, sets forth the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in the Agreement and this General Release.

11. Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

12. Counterparts; Execution Signatures. This General Release may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

13. Consideration Period. By signing the Agreement and this General Release in the spaces indicated, the Employee is confirming his acceptance of the terms and conditions set forth herein and is acknowledging the following:

    (a) This General Release represents a complete waiver and release of all rights and claims that the Employee has against the Released Parties. Accordingly, the Employee understands his obligation to review this General Release carefully before signing in the first space.

(b) The Employee understands that he can take up to twenty-one (21) days from his receipt of the Agreement and this General Release (the "Consideration Period") to consider its meaning and effect and to determine whether or not he wishes to enter into it. In addition, in order to receive the Retirement Package, the Employee will be required to reaffirm his signature on the Retirement Date in the second space provided below. Before signing this Agreement in either space, the Employee is advised to consult with an attorney. If the Employee chooses to sign the Agreement and this General Release before the end of the Consideration Period, he is doing so voluntarily.

(c) In addition, the Employee may revoke his signature within seven (7) days after signing this Agreement in the first space (the "First Revocation Period"). Further, the Employee may revoke his signature within seven (7) days after signing this Agreement in the second space (the "Second Revocation Period"). Any revocation of this Agreement is requested to be in writing.

(d) The Employee will forward the Agreement and this General Release once signed by him in the first space, as well as any notice of his desire to revoke his signature, to:

[ ]
[ ]@[ ].com[2]

The Employee shall also send a copy of this Agreement, once signed by him in the second space, and any notice of his intention to revoke in pdf format via email to the above address.

2 To be updated in advance of the hearing to approve this Agreement.

IN WITNESS WHEREOF, MARK A. FISCHER has executed this General Release as of the dates set forth below.

MARK A. FISCHER

____

Date:____________________________

DO NOT SIGN BELOW UNTIL THE RETIREMENT DATE
I hereby reaffirm my signature above:

____
MARK A. FISCHER

Date: ________________, 201[6]

#4818-8495-0330v24
US-DOCS\73758813.2

Exhibit 3

Form Consulting Agreement

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement"), is entered into between CCMP Capital Investors (Cayman) II, L.P., CCMP Capital Investors II (AV-1), L.P., and CCMP Capital Investors II (AV-2), L.P. (solely in their capacity as shareholders of the Company, collectively the "Consultant") and Chaparral Energy, Inc., a Delaware corporation, (the "Company") as of December 15, 2016 (the "Agreement Date").

WHEREAS, Consultant has historical knowledge of the Company's business, practices, and policies and designees of Consultant have provided services to the Company as members of the Board of Directors of the Company (the "Board") since April 2010;

WHEREAS, the Company and certain of its subsidiaries (the "Debtors") commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "Bankruptcy Court"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "Chapter 11 Cases");

WHEREAS, the Company desires to retain Consultant to perform consulting services during the course of the Chapter 11 Cases, finding it in the best interests of the Company's stakeholders to preserve certain material institutional knowledge and maintain the stability and continuity of operations during this transitional period.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services.

(a) Capacity. During the term of this Agreement, Consultant will render consulting services related to Consultant's specialized areas of knowledge, experience and expertise (including, but not limited to, assisting with the transition of the new executive officers of the Company and assisting the Company with any ongoing litigation and investigations) and such other services, in each case as may be reasonably requested by the Company from time to time. Consultant will have no authority to bind the Company or any of its subsidiaries or affiliates (collectively, the "Company Entities"), nor to act on their behalf, nor to make decisions for any of the Company Entities. The Company will give only broad direction to Consultant; provided that such direction shall be clear and adequate relative to the services to be performed. Consultant will determine the method, details and means of performing the services contemplated by this Agreement.

(b) Term and Operation. This Agreement will commence on the Agreement Date and will continue until the sixth month anniversary of the effective date of the Debtors' plan of reorganization (the "Effective Date") to be confirmed in the Chapter 11 Cases (the "Consulting Period"). Notwithstanding the foregoing, the effectiveness of this Agreement will be subject to its approval by the Bankruptcy Court pursuant to the order confirming the Debtor's plan of reorganization, and this Agreement will terminate automatically upon the earliest of (i) the termination of the PSA (as defined below) or (ii) the termination of the BCA (as defined below).

(c) Compensation. In consideration of Consultant's performance of the consulting services hereunder, on the Effective Date the Company will grant to Consultant a cashless exercise warrant (the "Warrant") to purchase up to 0.5544% of the Class A Shares of the Company[1] issued upon the Effective Date, on a fully diluted basis, which Class A Shares will be allocable to the three entities comprising Consultant on a ratable basis in proportion to their respective shareholdings in the Company immediately prior to the commencement of the Chapter 11 Cases. The Warrant will have a strike price that would result in a 100% recovery of all outstanding principal and accrued interest to holders of the Unsecured Notes Claims (as defined in the Plan Support Agreement dated as of December 15, 2016 (the "PSA")) as of June 30, 2018. The Warrant will expire on June 30, 2018. Without limiting the foregoing, the Warrant will have other terms and conditions as determined by the Required Consenting Noteholders (as defined in the PSA) and the Company (the "Compensation").

(d) Non-Exclusivity. The Company acknowledges that Consultant's services hereunder will be provided by Consultant on a non-exclusive basis, and that Consultant may engage in any other business activities as long as such activities do not materially interfere with or harm the operations of the Company Entities or materially interfere with Consultant's obligations to the Company under this Agreement or any other agreement with the Company.

2. Covenants.

(a) Confidentiality. Consultant agrees to maintain absolute confidentiality of the services performed by Consultant hereunder and the information, data, reports and other work product produced by, and any information or materials made available to, Consultant in connection herewith; provided that the foregoing shall not include information which: (a) is, was or becomes publicly available, other than as a result of a disclosure by Consultant in violation of this Agreement; (b) is already in the possession of Consultant on a non-confidential basis prior to receiving such information from the Company; or (c) becomes available to Consultant on a non-confidential basis from a source (other than the Company) which is not, to the actual knowledge of Consultant, prohibited from disclosing such information to Consultant. Notwithstanding the foregoing, Consultant may make disclosures as required by applicable law, regulatory authority or other applicable judicial or governmental order.

(b) Non-Solicitation. During the Consulting Period and for a period of 12 months following the Effective Date (the "Non-Solicitation Period"), Consultant will not, either personally or by or through its agent or by letters, circulars or advertisements and whether for itself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of any of the Company Entities, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with any of the Company Entities or to become hired in any business or activities likely to be competitive with any of the Company Entities' business. Additionally, during the

[1] Notwithstanding the foregoing, Consultant may elect to receive the agreed upon aggregate cash value of the Warrant (i.e., $235,000) on the Effective Date (in lieu of the grant), which amount will be allocable to the three entities comprising Consultant on a ratable basis in proportion to their respective shareholdings in the Company immediately prior to the commencement of the Chapter 11 Cases, if Consultant notifies the Company of such election on or before the date that is seven (7) days before the hearing with the Bankruptcy Court to approve the Company's disclosure statement.

Non-Solicitation Period, Consultant shall not, for itself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of any of the Company Entities for the purpose of causing such customer to reduce or refrain from doing any business with any Company Entity. Consultant further agrees that, during the Non-Solicitation Period, it will not, directly or indirectly, request or advise any customers of any Company Entity to withdraw, curtail or cancel their business with any Company Entity. For purposes of this Agreement, a "customer" of a Company Entity shall mean those customers of a Company Entity who held a deposit account or otherwise transacted business with the Company Entity at any time within the 12 months preceding termination of Consultant's consultancy hereunder. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of any of the Company Entities' customers or employees. For the avoidance of doubt, the foregoing will not apply to any entity in which the Consultant or an affiliate, directly or indirectly, holds at least a 10% interest.

(c) Non-Disparagement. Consultant agrees that it will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Chaparral Parties or any Consenting Noteholder (as each such term is defined in the Plan Support Agreement dated as of December 15, 2016 (the "PSA")), or their respective owners, officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Entities, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Entities. The Company shall not (and will instruct its executive officers and the Board) not to disparage or defame Consultant.

(d) Cooperation. Consultant hereby agrees to cooperate fully with the Company, if so reasonably requested, with respect to any internal or external investigation or inquiry, as well as any issues, claims or litigation (whether or not currently pending) involving any Company Entity and its employees and any transactions contemplated in the PSA and the Backstop Commitment Agreement dated as of December 15, 2016 (the "BCA"). Such reasonable cooperation may include providing information and assistance and being reasonably available upon reasonable notice to meet with attorneys or representatives of the Company for reasonable time periods in connection with any matter that occurred prior or during the Consulting Period in which it was involved or about which it has knowledge. After the Effective Date, the Company shall reimburse Consultant for its reasonably documented expenses in connection with such cooperation, including the fees and expenses of legal counsel reasonably acceptable to the Board. In addition, Consultant agrees it shall not file any objection (or support any party in its objection) to the BCA, the PSA or the consummation of any of the transactions contemplated by either of them. Consultant also agrees that it will support the transactions contemplated by the PSA and will not take any action to undermine any reorganization or sale transaction supported by the Company and the Consenting Noteholders in connection with the Chapter 11 Cases.

3. Release of Claims. Consultant hereby agrees, effective upon its receipt of the Compensation, to the same third party releases as the Noteholders under the confirmed plan of reorganization in the Chapter 11 Cases.

4. Independent Contractor. Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal or employee of any Company Entity. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers' Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company Entities under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Consultant acknowledges and agrees that, as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the Compensation paid to Consultant, and to provide workers' compensation insurance and any other coverage required by law. Consultant will be free to exercise Consultant's own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.

5. Enforcement. Consultant acknowledges that Consultant's obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which the Company may be entitled in the form of damages, the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Consultant from any actual or threatened breach of such obligations.

6. Miscellaneous.

(a) Severability and Reformation. Each of the provisions of this Agreement constitutes an independent and separable covenant. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and may not be assigned or otherwise transferred by either party

without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company and by Consultant to any of Consultant's affiliates, so long as such affiliate complies with the terms and conditions of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of all of the Company Entities, their respective successors, and any person or entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Consultant's rights hereunder shall inure to the benefit of and be enforceable by Consultant's heirs and estate.

(d) No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

(e) Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses specified below:

If to the Company:
Joseph O. Evans
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

If to the Consultant:
CCMP Capital Advisors, LP
Attn: Christopher Behrens
277 Park Avenue, 27th Floor
New York, NY 10172

(f) Counterpart Agreements. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission. Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

(g) Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties (other than the PSA) and neither party will have any obligation toward the other except as set forth herein (and in the PSA). Without

limiting the generality of the foregoing, Consultant agrees that the execution of this Agreement and the payments of the Compensation hereunder will constitute satisfaction in full of the Company's obligations to Consultant under this Agreement. This Agreement may not be superseded, amended, or modified, or term or provision waived, except in a writing signed by both parties.

(i) Third Party Beneficiaries. Initial signatories to the BCA shall be third party beneficiaries of this Agreement, solely with respect to Consultant's obligations set forth in Sections 2(c) and 2(d) of this Agreement. The Consenting Noteholders shall be third party beneficiaries to Section 3 of this Agreement and shall have the right enforce Section 3 of the Agreement directly against Consultant.

[Remainder of page intentionally left blank.
Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Chaparral Energy, Inc.

______________________________ Date: ____________________

By: Joseph O. Evans
Title: Chief Financial Officer

CONSULTANT

______________________________ Date: ____________________

By:
Title:

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement"), is entered into between Altoma Energy (solely in its capacity as a shareholder of the Company, the "Consultant") and Chaparral Energy, Inc., a Delaware corporation, (the "Company") as of December 15, 2016 (the "Agreement Date").

WHEREAS, Consultant has historical knowledge of the Company's business, practices, and policies and designees of Consultant have provided services to the Company as members of the Board of Directors of the Company (the "Board");

WHEREAS, the Company and certain of its subsidiaries (the "Debtors") commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "Bankruptcy Court"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "Chapter 11 Cases");

WHEREAS, the Company desires to retain Consultant to perform consulting services during the course of the Chapter 11 Cases, finding it in the best interests of the Company's stakeholders to preserve certain material institutional knowledge and maintain the stability and continuity of operations during this transitional period.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services.

(a) Capacity. During the term of this Agreement, Consultant will render consulting services related to Consultant's specialized areas of knowledge, experience and expertise (including, but not limited to, assisting with the transition of the new executive officers of the Company and assisting the Company with any ongoing litigation and investigations) and such other services, in each case as may be reasonably requested by the Company from time to time. Consultant will have no authority to bind the Company or any of its subsidiaries or affiliates (collectively, the "Company Entities"), nor to act on their behalf, nor to make decisions for any of the Company Entities. The Company will give only broad direction to Consultant; provided that such direction shall be clear and adequate relative to the services to be performed. Consultant will determine the method, details and means of performing the services contemplated by this Agreement.

(b) Term and Operation. This Agreement will commence on the Agreement Date and will continue until the sixth month anniversary of the effective date of the Debtors' plan of reorganization (the "Effective Date") to be confirmed in the Chapter 11 Cases (the "Consulting Period"). Notwithstanding the foregoing, the effectiveness of this Agreement will be subject to its approval by the Bankruptcy Court pursuant to the order confirming the Debtor's plan of reorganization, and this Agreement will terminate automatically upon the earliest of (i) the termination of the PSA (as defined below) or (ii) the termination of the BCA (as defined below).

(c) Compensation. In consideration of Consultant's performance of the consulting services hereunder, on the Effective Date the Company will grant to Consultant a cashless exercise warrant (the "Warrant") to purchase up to 0.2307% of the Class A Shares of the Company[1] issued upon the Effective Date, on a fully diluted basis. The Warrant will have a strike price that would result in a 100% recovery of all outstanding principal and accrued interest to holders of the Unsecured Notes Claims (as defined in the Plan Support Agreement dated as of December 15, 2016 (the "PSA")) as of June 30, 2018. The Warrant will expire on June 30, 2018. Without limiting the foregoing, the Warrant will have other terms and conditions as determined by the Required Consenting Noteholders (as defined in the PSA) and the Company (the "Compensation").

(d) Non-Exclusivity. The Company acknowledges that Consultant's services hereunder will be provided by Consultant on a non-exclusive basis, and that Consultant may engage in any other business activities as long as such activities do not materially interfere with or harm the operations of the Company Entities or materially interfere with Consultant's obligations to the Company under this Agreement or any other agreement with the Company.

2. Covenants.

(a) Confidentiality. Consultant agrees to maintain absolute confidentiality of the services performed by Consultant hereunder and the information, data, reports and other work product produced by, and any information or materials made available to, Consultant in connection herewith; provided that the foregoing shall not include information which: (a) is, was or becomes publicly available, other than as a result of a disclosure by Consultant in violation of this Agreement; (b) is already in the possession of Consultant on a non-confidential basis prior to receiving such information from the Company; or (c) becomes available to Consultant on a non-confidential basis from a source (other than the Company) which is not, to the actual knowledge of Consultant, prohibited from disclosing such information to Consultant.

(b) Non-Solicitation. During the Consulting Period and for a period of 12 months following the Effective Date (the "Non-Solicitation Period"), Consultant will not, either personally or by or through its agent or by letters, circulars or advertisements and whether for itself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of any of the Company Entities, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with any of the Company Entities or to become hired in any business or activities likely to be competitive with any of the Company Entities' business. Additionally, during the Non-Solicitation Period, Consultant shall not, for itself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of any of the Company Entities for the purpose of causing such customer to reduce or refrain from doing any business with any Company Entity. Consultant further agrees that, during the Non-Solicitation Period, it will not, directly or indirectly, request or advise any customers of any Company Entity to withdraw, curtail or cancel their business with any Company Entity. For purposes of this

[1] Notwithstanding the foregoing, Consultant may elect to receive the agreed upon aggregate cash value of the Warrant (i.e., $97,808) on the Effective Date (in lieu of the grant) if Consultant notifies the Company of such election on or before the date that is seven (7) days before the hearing with the Bankruptcy Court to approve the Company's disclosure statement.

Agreement, a "customer" of a Company Entity shall mean those customers of a Company Entity who held a deposit account or otherwise transacted business with the Company Entity at any time within the 12 months preceding termination of Consultant's consultancy hereunder. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of any of the Company Entities' customers or employees. For the avoidance of doubt, the foregoing will not apply to any entity in which the Consultant or an affiliate, directly or indirectly, holds at least a 10% interest.

(c) Non-Disparagement. Consultant agrees that it will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Chaparral Parties or any Consenting Noteholder (as each such term is defined in the PSA), or their respective owners, officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Entities, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Entities. The Company shall not (and will instruct its executive officers and the Board) not to disparage or defame Consultant.

(d) Cooperation. Consultant hereby agrees to cooperate fully with the Company, if so reasonably requested, with respect to any internal or external investigation or inquiry, as well as any issues, claims or litigation (whether or not currently pending) involving any Company Entity and its employees and any transactions contemplated in the PSA and the Backstop Commitment Agreement dated as of December 15, 2016 (the "BCA"). Such reasonable cooperation may include providing information and assistance and being reasonably available upon reasonable notice to meet with attorneys or representatives of the Company for reasonable time periods in connection with any matter that occurred prior or during the Consulting Period in which it was involved or about which it has knowledge. In addition, Consultant agrees it shall not file any objection (or support any party in its objection) to the BCA, the PSA or the consummation of any of the transactions contemplated by either of them. Consultant also agrees that it will support the transactions contemplated by the PSA and will not take any action to undermine any reorganization or sale transaction supported by the Company and the Consenting Noteholders in connection with the Chapter 11 Cases.

3. Release of Claims. Consultant hereby agrees, effective upon its receipt of the Compensation, to the same third party releases as the Noteholders under the confirmed plan of reorganization in the Chapter 11 Cases.

4. Independent Contractor. Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal or employee of any Company Entity. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers' Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company Entities

under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Consultant acknowledges and agrees that, as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the Compensation paid to Consultant, and to provide workers' compensation insurance and any other coverage required by law. Consultant will be free to exercise Consultant's own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.

5. Enforcement. Consultant acknowledges that Consultant's obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which the Company may be entitled in the form of damages, the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Consultant from any actual or threatened breach of such obligations.

6. Miscellaneous.

(a) Severability and Reformation. Each of the provisions of this Agreement constitutes an independent and separable covenant. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and may not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company and by Consultant to any of Consultant's affiliates, so long as such affiliate complies with the terms and conditions of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of all of the Company Entities, their respective successors, and any person or entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Consultant's rights hereunder shall inure to the benefit of and be enforceable by Consultant's heirs and estate.

(d) No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The validity, interpretation, construction and performance

of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

(e) Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses specified below:

If to the Company:
Joseph O. Evans
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

If to the Consultant:
Charles Fischer
Altoma Energy
4126 La Grande Princesse
Christiansted, VI 00820

(f) Counterpart Agreements. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission. Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

(g) Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties (other than the PSA) and neither party will have any obligation toward the other except as set forth herein (and in the PSA). Without limiting the generality of the foregoing, Consultant agrees that the execution of this Agreement and the payments of the Compensation hereunder will constitute satisfaction in full of the Company's obligations to Consultant under this Agreement. This Agreement may not be superseded, amended, or modified, or term or provision waived, except in a writing signed by both parties.

(i) Third Party Beneficiaries. Initial signatories to the BCA shall be third party beneficiaries of this Agreement, solely with respect to Consultant's obligations set forth in Sections 2(c) and 2(d) of this Agreement. The Consenting Noteholders shall be third party beneficiaries to Section 3 of this Agreement and shall have the right enforce Section 3 of the Agreement directly against Consultant.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Chaparral Energy, Inc.

________________________________ Date: ____________________

By: Joseph O. Evans
Title: Chief Financial Officer

CONSULTANT

________________________________ Date: ____________________

By: Charles Fischer
Title:

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement"), is entered into between Healthcare of Ontario Pension Plan Trust Fund (solely in its capacity as a shareholder of the Company, the "Consultant") and Chaparral Energy, Inc., a Delaware corporation, (the "Company") as of December 15, 2016 (the "Agreement Date").

WHEREAS, Consultant has provided services to the Company and has historical knowledge of the Company's business, practices, and policies;

WHEREAS, the Company and certain of its subsidiaries (the "Debtors") commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "Bankruptcy Court"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "Chapter 11 Cases");

WHEREAS, the Company desires to retain Consultant to perform consulting services during the course of the Chapter 11 Cases, finding it in the best interests of the Company's stakeholders to preserve certain material institutional knowledge and maintain the stability and continuity of operations during this transitional period.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services.

(a) Capacity. During the term of this Agreement, Consultant will render consulting services related to Consultant's specialized areas of knowledge, experience and expertise as may be reasonably requested by the Company from time to time. Consultant will have no authority to bind the Chaparral Parties (as defined in the Plan Support Agreement dated as of December 15, 2016 (the "PSA")), nor to act on their behalf, nor to make decisions for any of the Chaparral Parties. The Company will give only broad direction to Consultant; provided that such direction shall be clear and adequate relative to the services to be performed. Consultant will determine the method, details and means of performing the services contemplated by this Agreement.

(b) Term and Operation. This Agreement will commence on the Agreement Date and will continue until the sixth month anniversary of the effective date of the Debtors' plan of reorganization (the "Effective Date") to be confirmed in the Chapter 11 Cases (the "Consulting Period"). Notwithstanding the foregoing, the effectiveness of this Agreement will be subject to its approval by the Bankruptcy Court pursuant to the order confirming the Debtor's plan of reorganization, and this Agreement will terminate automatically upon the earlier of (i) the termination of the PSA (as defined below) or (ii) the termination of the BCA (as defined below).

(c) Compensation. In consideration of Consultant's performance of the consulting services hereunder, on the Effective Date the Company will grant to Consultant a cashless exercise warrant (the "Warrant") to purchase up to 0.3243% of the Class A Shares of the

Company[1] issued upon the Effective Date, on a fully diluted basis. The Warrant will have a strike price that would result in a 100% recovery of all outstanding principal and accrued interest to holders of the Unsecured Notes Claims (as defined in the Plan Support Agreement dated as of December 15, 2016 (the "PSA")) as of June 30, 2018. The Warrant will expire on June 30, 2018. Without limiting the foregoing, the Warrant will have other terms and conditions as determined by the Required Consenting Noteholders (as defined in the PSA) and the Company (the "Compensation").

(d) Non-Exclusivity. The Company acknowledges that Consultant's services hereunder will be provided by Consultant on a non-exclusive basis, and that Consultant may engage in any other business activities as long as such activities do not materially interfere with or harm the operations of the Chaparral Parties.

2. Covenants.

(a) Confidentiality. Consultant agrees to maintain absolute confidentiality of the services performed by Consultant hereunder and the information, data, reports and other work product produced by, and any information or materials made available to, Consultant in connection herewith; provided that the foregoing shall not include information which: (a) is, was or becomes publicly available, other than as a result of a disclosure by Consultant in violation of this Agreement; (b) is already in the possession of Consultant on a non-confidential basis prior to receiving such information from the Company; (c) becomes available to Consultant on a non-confidential basis from a source (other than the Company) which is not, to the actual knowledge of Consultant, prohibited from disclosing such information to Consultant; or (d) is required to be disclosed pursuant to applicable law or a lawful request by a governmental body.

(b) Non-Solicitation. During the Consulting Period and for a period of 12 months following the Effective Date (the "Non-Solicitation Period"), Consultant will not hire, solicit or seek to hire any person whom Consultant knows is an employee or consultant of any of the Chaparral Parties or persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any Chaparral Party (as such term is defined in the PSA). Additionally, during the Non-Solicitation Period, Consultant shall not solicit, divert or attempt to solicit or divert any person or entity whom Consultant knows is a customer of any of the Chaparral Parties for the purpose of causing such customer to reduce or refrain from doing any business with any Chaparral Party. Consultant further agrees that, during the Non-Solicitation Period, it will not request or advise any person whom Consultant knows is a customer of any Chaparral Party to withdraw, curtail or cancel their business with any Chaparral Party. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of any of the Chaparral Parties' customers or employees. For the avoidance of doubt, the foregoing will apply only to Consultant and not to any entity in which Consultant directly or indirectly has an interest.

[1] Notwithstanding the foregoing, Consultant may elect to receive the agreed upon aggregate cash value of the Warrant (i.e., $137,510) on the Effective Date (in lieu of the grant) if Consultant notifies the Company of such election on or before the date that is seven (7) days before the hearing with the Bankruptcy Court to approve the Company's disclosure statement.

(c) Non-Disparagement. Consultant agrees that it will not make or cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Chaparral Parties, or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Chaparral Parties, including, without limitation, comments to any media outlet, industry group, financial institution, client, customer or employee of the Chaparral Parties. The Company shall not (and will instruct its executive officers and board of directors not to) (i) disparage or defame Consultant and (ii) disclose that Consultant was a shareholder of the Company, except to the extent such disclosure is made in the PSA, the Plan or the disclosure statement for the Company's plan of reorganization, or is required pursuant to applicable law.

(d) Cooperation. Consultant agrees it shall not file any objection (or support any party in its objection) to the BCA, the PSA or the consummation of any of the transactions contemplated by either of them. Consultant also agrees that it will support the transactions contemplated by the PSA and will not take any action to undermine any reorganization or sale transaction supported by the Company and the Consenting Noteholders in connection with the Chapter 11 Cases.

3. Release of Claims. Consultant hereby agrees, effective upon its receipt of the Compensation, to the same third party releases as the Consenting Noteholders under the confirmed plan of reorganization in the Chapter 11 Cases; provided however, that the rights of Consultant expressly provided under this Agreement will be excluded from such release.

4. Independent Contractor. Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal or employee of any Chaparral Party. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers' Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Chaparral Parties under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Consultant acknowledges and agrees that, as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the Compensation paid to Consultant. Consultant will be free to exercise Consultant's own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.

5. Enforcement. Consultant acknowledges that Consultant's obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which the Company may be entitled in the form of damages, the Company shall be entitled to seek and obtain injunctive

relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Consultant from any actual or threatened breach of such obligations.

6. Miscellaneous.

(a) Severability and Reformation. Each of the provisions of this Agreement constitutes an independent and separable covenant. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and may not be assigned or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of all of the Chaparral Parties, their respective successors, and any person or entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Consultant's rights hereunder shall inure to the benefit of and be enforceable by Consultant's heirs and estate.

(d) No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

(e) Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses specified below:

If to the Company:
Joseph O. Evans
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

If to Consultant:
Healthcare of Ontario Pension Plan

Attn: Janice Topp
1 York Street, Suite 1900
Toronto, ON M5J 0B6

(f) Counterpart Agreements. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission. Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

(g) Captions and Headings. The captions and headings are for convenience of reference only and will not be used to construe the terms or meaning of any provisions of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties (other than the PSA) and neither party will have any obligation toward the other except as set forth herein (and in the PSA). Without limiting the generality of the foregoing, Consultant agrees that the execution of this Agreement and the payments of the Compensation hereunder will constitute satisfaction in full of the Company's obligations to Consultant under this Agreement. This Agreement may not be superseded, amended, or modified, or term or provision waived, except in a writing signed by both parties.

(i) Third Party Beneficiaries. Initial signatories to the BCA shall be third party beneficiaries of this Agreement, solely with respect to Consultant's obligations set forth in Section 2(d) of this Agreement. The Consenting Noteholders shall be third party beneficiaries to Section 3 of this Agreement and shall have the right enforce Section 3 of the Agreement directly against Consultant.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Chaparral Energy, Inc.

______________________________ Date: ____________________

By: Joseph O. Evans
Title: Chief Financial Officer

CONSULTANT

______________________________ Date: ____________________

By: Janice Topp
Title: Partner

Schedule A

Specified Employee Plans

Employment and Related Agreements

1. Employment Agreement dated February 1, 2011 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and K. Earl Reynolds, as amended on May 1, 2013 and January 1, 2014.
2. Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Joseph O. Evans, as amended on May 1, 2013.
3. Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and James M. Miller, as amended on May 1, 2013.
4. Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Jeff Smail.
5. Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and David Eberhardt.
6. Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Mark A. Fischer.
7. Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Joseph O. Evans.
8. Indemnification Agreement dated April 8, 2011 (effective February 1, 2011) between Chaparral Energy, Inc. and K. Earl Reynolds.
9. Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Charles A. Fischer Jr.
10. Indemnification Agreement dated April 8, 2011 (effective April 12, 2010) between Chaparral Energy, Inc. and Christopher Behrens.
11. Indemnification Agreement dated May 5, 2016 (effective May 6, 2016) between Chaparral Energy, Inc. and Will Jaudes
12. 2015 AIM Bonus Letter Agreement dated March 11, 2016 between Chaparral Energy, Inc. and K. Earl Reynolds.

Employee Benefit Plans and Insurance Policies

1. Life Insurance
   Provider: Life Insurance Company of North America
   Policy Number: FLX-966856

2. Group Accident Policy
   Provider: Life Insurance Company of North America
   Policy Number: OK968361

3. Long Term Disability Insurance
   Carrier: Life Insurance Company of North America
   Policy Number: LK-964709

4. Workers Compensation and Employers Liability Insurance
   Carrier: Zurich American Insurance Company
   Policy Number: WC9310650-06

5. Foreign Worker's Compensation and Employers Liability Insurance

Carrier: Great Northern Insurance Company
Policy Number: 7497-19-21

6. Medical/Vision Insurance
   Provider: Blue Cross Blue Shield
   Medical Policy Number: YN9742
   Vision Policy Number: 169073

7. Dental Insurance PPO/EPO Plan
   Provider: Delta Dental
   Policy Numbers: 2369-0003; 2369-1003; 2369-9998; 2369-9999

<u>Other Employee Plans and Programs</u>

1. Employee Handbook
2. Annual Incentive Measures Program
3. Long Term Cash Incentive Plan
4. Travel and Business Expense Policy
5. Education Assistance Program
6. Health and Wellbeing Program (administered by Viverae)
7. MDLive Telehealth Program
8. HSABank Flexible Spending Account Program
9. Chaparral 401K Savings Plan

Schedule B

Directors & Officers Liability Insurance Policies and Indemnification Provisions

Directors & Officers Liability Insurance Policies

1. Directors and Officers Liability Insurance and Employment Practices
Carrier: National Union Fire Insurance Company of Pittsburgh, PA (AIG)
Policy Number: 13098328

2. Excess Directors & Officers Liability Insurance
Carrier: XL Specialty Insurance Company
Policy Number: ELU139023-15

3. Excess Directors & Officers Liability Insurance
Carrier: U.S. Specialty Insurance Company
Policy Number: 14-MGU-15-A34753

4. Excess Directors & Officers Liability Insurance
Carrier: Federal Insurance Company (Chubb)
Policy Number: 8222-1044

Corporate Organizational Documents Containing Indemnification Provisions

1. The Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc., dated April 12, 2010
2. The Amended and Restated Bylaws of Chaparral Energy, Inc., dated April 12, 2010
3. The Articles of Organization of Chaparral Energy, L.L.C., dated June 26, 2002
4. The Operating Agreement of Chaparral Energy, L.L.C., dated June 26, 2002
5. The Articles of Organization of Chaparral CO_2, L.L.C., dated June 16, 2000
6. The Operating Agreement of Chaparral CO_2, L.L.C., dated June 16, 2000
7. The Articles of Organization of Chaparral Real Estate, L.L.C., dated June 16, 2000
8. The Operating Agreement of Chaparral Real Estate, L.L.C., dated June 16, 2000
9. The Articles of Organization of Chaparral Resources, L.L.C., dated February 28, 2000
10. The Operating Agreement of Chaparral Resources, L.L.C., dated February 28, 2000
11. The Certificate of Formation of Chaparral Exploration, L.L.C., dated June 16, 2008
12. The Limited Liability Company Agreement of Chaparral Exploration, L.L.C., dated June 16, 2008
13. The Articles of Organization of Chaparral Biofuels, L.L.C., dated May 31, 2007
14. The Operating Agreement of Chaparral Biofuels, L.L.C., dated May 31, 2007
15. The Certificate of Formation of CEI Pipeline, L.L.C., dated August 17, 2006
16. The Operating Agreement of CEI Pipeline, L.L.C., dated August 17, 2006
17. The Articles of Organization of Roadrunner Drilling, L.L.C., dated March 13, 2008
18. The Operating Agreement of Roadrunner Drilling, L.L.C., dated March 13, 2008
19. The Certificate of Formation of CEI Acquisition, L.L.C., dated September 29, 2005

20. The Limited Liability Company Agreement of CEI Acquisition, L.L.C., dated September 29, 2005
21. The Amended and Restated Certificate of Incorporation of Green Country Supply, Inc., dated April 16, 2007
22. The Amended and Restated Bylaws of Green Country Supply, Inc., dated April 26, 2007

Exhibit B to the Plan Support Agreement

Form of Transferee Joinder

Form of Transferee Joinder

This joinder (this "***Joinder***") to the Plan Support Agreement (the "***Agreement***"), dated as of [__], 2016, by and among: (i) Chaparral Energy, Inc. and each of the other Chaparral Parties thereto; and (ii) the Consenting Creditors thereto, is executed and delivered by [________________] (the "***Joining Party***") as of [________________]. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1. **Agreement to be Bound.** The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Creditor.

2. **Representations and Warranties.** The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3. **Governing Law.** This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4. **Notice.** All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY][, by and on behalf of certain of its and its affiliates' managed funds and/or accounts]

By:_________________________________
Name:
Title:

Address for Notices:

Joining Party: ______________________

Principal amount of claims by debt instrument

Beneficial Holder	Prepetition Credit Agreement	2010 Indenture	2011 Indenture	2012 Indenture

Annex 1 to the Form of Transferee Joinder

Exhibit C to the Plan Support Agreement

Backstop Commitment Agreement

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

CHAPARRAL ENERGY, INC.

EACH OF THE OTHER CHAPARRAL PARTIES LISTED ON SCHEDULE 1 HERETO

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of December 15, 2016

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

TABLE OF CONTENTS

TABLE OF CONTENTS

SCHEDULES

EXHIBITS

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this "**Agreement**"), dated as of December 15, 2016, is made by and among (i) Chaparral Energy, Inc. (the "**Company**") and each of its subsidiaries listed on Schedule 1 hereto, as debtors in possession (such subsidiaries and the Company, each a "**Chaparral Party**" and collectively, the "**Chaparral Parties**"), on the one hand, and (ii) each of the Commitment Parties (as defined below), on the other hand. Each of the Company, each other Chaparral Party and each Commitment Party is referred to herein, individually, as a "**Party**" and, collectively, as the "**Parties**".

RECITALS

WHEREAS, on May 9, 2016 (the "**Petition Date**"), each of the Chaparral Parties (each, individually, a "**Debtor**" and, collectively, the "**Debtors**") commenced a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the "**Bankruptcy Code**"), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the "**Bankruptcy Court**"), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the "**Chapter 11 Cases**");

WHEREAS, in connection with the Chapter 11 Cases, the Debtors have engaged in good faith, arm's-length negotiations with certain parties in interest regarding the terms of the Plan, which Plan shall be consistent in all respects with the plan term sheet setting forth the principal terms to be included in the Plan and attached as Exhibit A to the PSA (the "**Term Sheet**");

WHEREAS, the Debtors intend to seek entry of one or more orders of the Bankruptcy Court, in each case, in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company (x) confirming the Plan pursuant to section 1129 of the Bankruptcy Code and (y) authorizing the consummation of the transactions contemplated hereby, which order is expected to take the form of, and be incorporated into, the Confirmation Order (such order or orders, the "**Confirmation Order**");

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will issue subscription rights to holders of Unsecured Notes Claims (the "**Subscription Rights**") and conduct a rights offering for the Rights Offering Shares in the Rights Offering Amount at the Purchase Price;

WHEREAS, pursuant to the Plan, on the Effective Date, the Company will issue shares of its Class A common stock (the "**Class A Shares**") and Class B common stock (the "**Class B Shares**") to holders of Unsecured Notes Claims in exchange for cancellation of such Unsecured Notes Claims; and

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Shares, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

"**2020 Indenture**" means that certain indenture dated as of September 16, 2010 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), among the Company, as issuer, each of the guarantors party thereto and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee, related to the 2020 Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

"**2020 Unsecured Notes Claims**" means all Claims against the Company, as issuer, or any other Debtor as guarantor, arising under or in connection with the 2020 Notes and the 2020 Indenture.

"**2020 Notes**" means the 9.875% Senior Notes due 2020, issued pursuant to the 2020 Indenture, in the aggregate principal amount of $300,000,000.

"**2021 Indenture**" means that certain indenture, dated as of February 22, 2011 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), among the Company, as issuer, the guarantors party thereto and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee, related to the 2021 Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

"**2021 Unsecured Notes Claims**" means all Claims against the Company, as issuer, or any other Debtor as guarantor, arising under or in connection with the 2021 Notes and the 2021 Indenture.

"**2021 Notes**" means the 8.25% Senior Notes due 2021, issued pursuant to the 2021 Indenture, in the original aggregate principal amount of $400,000,000.

"**2022 Indenture**" means that certain indenture, dated as of May 2, 2012 (as amended and supplemented by the 2022 Supplemental Indenture and as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), among the Company, as issuer, the guarantors party thereto and Wilmington Savings Fund Society, FSB

(as successor to Wells Fargo Bank, National Association), as trustee, related to the 2022 Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

"**2022 Unsecured Notes Claims**" means all Claims against the Company, as issuer, or any other Debtor as guarantor, arising under or in connection with the 2022 Notes and the 2022 Indenture.

"**2022 Indenture Trustee**" means Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), in its capacity as trustee under the 2022 Indenture.

"**2022 Notes**" means the 7.625% Senior Notes due 2022, issued pursuant to the 2022 Indenture, in the original aggregate principal amount of $550,000,000.

"**2022 Supplemental Indenture**" means that certain first supplemental indenture, dated as of November 15, 2012, between the Company, the guarantors party thereto and the 2022 Indenture Trustee, relating to the additional issuance of 2022 Notes.

"**Advisors**" means Milbank, Tweed, Hadley & McCloy LLP, PJT Partners LP, and Tudor Pickering Holt & Co. in their capacities as legal, financial and strategic advisors, respectively, to the Commitment Parties.

"**Affiliate**" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Commitment Party shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"**Aggregate Pre-Closing Equity Interests**" means the total number of shares of Class A Shares and Class B Shares of the Company outstanding as of the Closing Date (without giving effect to the Class A Shares issued or issuable under the Rights Offering, in respect of the Commitment Premium and the Excluded Shares).

"**Agreement**" has the meaning set forth in the Preamble.

"**Alternative Transaction**" means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of any of the Debtors, other than the Restructuring Transactions.

"**Antitrust Authorities**" means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and "**Antitrust Authority**" means any one of them.

"**Antitrust Laws**" mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

"**Applicable Consent**" has the meaning set forth in Section 4.7.

"**Available Shares**" means the Unsubscribed Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

"**Backstop Commitment**" has the meaning set forth in Section 2.2(b).

"**Backstop Commitment Percentage**" means, with respect to any Commitment Party, such Commitment Party's percentage of the Backstop Commitment as set forth opposite such Commitment Party's name under the column titled "**Backstop Commitment Percentage**" on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to "Backstop Commitment Percentage" in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

"**Bankruptcy Code**" has the meaning set forth in the Recitals.

"**Bankruptcy Court**" has the meaning set forth in the Recitals.

"**Bankruptcy Rules**" means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.

"**BCA Approval Obligations**" means the obligations of the Company and the other Chaparral Parties under this Agreement.

"**BCA Approval Order**" means an Order entered by the Bankruptcy Court authorizing the Debtors' performance of the BCA Approval Obligations in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

"**Business Day**" means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

"**Bylaws**" means the amended and restated bylaws of the Company as of the Closing Date, which shall be consistent with the terms set forth in the Term Sheet and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

"**Cash**" means, collectively, cash, cash equivalents and marketable securities, other than cash classified as restricted cash in accordance with GAAP.

"**Certificate of Incorporation**" means the amended and restated certificate of incorporation of the Company as of the Closing Date, which shall be consistent with the terms set forth in the Term Sheet and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

"**Chaparral Party**" and "**Chaparral Parties**" have the meanings set forth in the Preamble.

"**Chapter 11 Cases**" has the meaning set forth in the Recitals.

"**Claim**" means any "claim" against any Debtor as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

"**Class A Shares**" has the meaning set forth in the Recitals.

"**Class B Shares**" has the meaning set forth in the Recitals.

"**Cleansing Materials**" has the meaning set forth in Section 6.4(d).

"**Closing**" has the meaning set forth in Section 2.5(a).

"**Closing Date**" has the meaning set forth in Section 2.5(a).

"**Code**" means the Internal Revenue Code of 1986.

"**Commitment Party**" means each holder of the Backstop Commitments that is party to this Agreement, including without limitation, any holder of Backstop Commitments that is a Related Purchaser, Existing Commitment Party Purchaser or a New Purchaser that has joined this Agreement pursuant to a joinder entered into pursuant to Section 2.6(b)(ii), Section 2.6(c)(iii)(1) or Section 2.6(d)(iii), respectively.

"**Commitment Party Default**" means the failure by any Commitment Party to (a) deliver and pay the aggregate Purchase Price for such Commitment Party's Backstop Commitment Percentage of any Unsubscribed Shares by the Subscription Escrow Funding Date (as may be extended by the Company pursuant to the proviso in Section 2.4(b)) in accordance with Section 2.4(b) or (b) fully exercise all its Subscription Rights pursuant to and in accordance with the Plan in accordance with Section 2.2(a).

"**Commitment Party Replacement**" has the meaning set forth in Section 2.3(a).

"**Commitment Party Replacement Period**" has the meaning set forth in Section 2.3(a).

"**Commitment Party Withdrawal Replacement Period**" has the meaning set forth in Section 9.5(a).

"**Commitment Premium**" has the meaning set forth in Section 3.1.

"**Commitment Premium Share Amount**" means, with respect to a Commitment Party, the number of shares of Class A Shares equal to the product of (i) such Commitment Party's Backstop Commitment Percentage and (ii) the quotient obtained by dividing (a) the Commitment Premium by (b) the Purchase Price.

"**Common Equity Interests**" means, collectively, the Class A Shares and the Class B Shares.

"**Company**" has the meaning set forth in the Preamble.

"**Company Disclosure Schedules**" means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

"**Company Plan**" means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Company or any of its Subsidiaries or any ERISA Affiliate, or for which any such entity has liability or (ii) in respect of which the Company or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"**Company SEC Documents**" has the meaning set forth in Section 4.10.

"**Complete Business Day**" means on any Business Day, the time from 12:00 AM to 11:59 PM (inclusive) on such Business Day.

"**Confirmation Order**" has the meaning set forth in the Recitals.

"**Contract**" means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

"**Credit Agreement**" means that certain Eighth Restated Credit Agreement, dated as of April 12, 2010 by and among the Company, the other Chaparral Party borrowers thereunder, the Prepetition Agent and the other parties from time to time party thereto (as amended, restated, modified, supplemented, or replaced from time to time).

"**Debtor**" has the meaning set forth in the Recitals.

"**Defaulting Commitment Party**" means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

"**Definitive Documentation**" means the definitive documents and agreements governing the Restructuring Transactions as set forth in the PSA.

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"**Disclosure Information**" has the meaning set forth in Section 6.4(d).

"**Disclosure Notice**" has the meaning set forth in Section 6.4(d).

"**Disclosure Statement**" means the Disclosure Statement for the Plan approved pursuant to the Plan Solicitation Order (including all exhibits and schedules thereto), in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company and each as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Commitment Parties and the Company.

"**Disclosure Time**" has the meaning set forth in Section 6.4(d).

"**Discount to Equity Value**" means 0.75.

"**Effective Date**" means the effective date under the Plan.

"**Enterprise Value**" means the lesser of (a) $1,000,000,000 and (b) the Plan Value (as defined in the Disclosure Statement) set forth in the Disclosure Statement.

"**Environmental Laws**" means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

"**ERISA**" means the Employee Retirement Income Security Act of 1974.

"**ERISA Affiliate**" means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"**ERISA Event**" means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company or any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in "at-risk" status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to

administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by the Company or any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, "insolvent" (within the meaning of Section 4245 of ERISA), or in "endangered" or "critical status " (within the meaning of Section 305 of ERISA or Section 432 of the Code); or (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Company Plan.

"**Event**" means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Excluded Shares**" means any shares of the Company issued in respect of either the new management incentive plan adopted in accordance with the Term Sheet or the Excluded Warrants.

"**Excluded Warrants**" has the meaning given to the term "Warrants" in the Term Sheet.

"**Existing Commitment Party Purchaser**" has the meaning set forth in Section 2.6(c).

"**Exit Facility**" means the new reserve-based lending facility credit agreement on terms set forth in the Exit Facility Term Sheet.

"**Exit Facility Lender**" means any lender under the Exit Facility, solely in its capacity as such.

"**Exit Facility Term Sheet**" means the term sheet attached to the PSA as Exhibit D setting forth the terms and conditions of the Exit Facility.

"**Expense Reimbursement**" has the meaning set forth in Section 3.3(a).

"**Filing Party**" has the meaning set forth in Section 6.13(b).

"**Final Order**" means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, reconsidered, readjudicated, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, re-argument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the

Bankruptcy Rules, may be filed relating to such Order shall not cause such Order to not be a Final Order.

"**Final Outside Date**" has the meaning set forth in Section 9.4(h).

"**Financial Statements**" has the meaning set forth in Section 4.9(a).

"**Funding Amount**" has the meaning set forth in Section 2.4(a)(iii).

"**Funding Notice**" has the meaning set forth in Section 2.4(a).

"**GAAP**" has the meaning set forth in Section 4.9(a).

"**Governmental Entity**" means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

"**Hazardous Materials**" means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, exposure to which or release of which can pose a hazard to human health or the environment or are listed, regulated or defined as hazardous, toxic, pollutants or contaminants under any Environmental Laws, including materials defined as "hazardous substances" under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and any radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

"**Highly Confidential Information**" has the meaning set forth in Section 6.4(c).

"**HSR Act**" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"**Indebtedness**" of a Person means (a) indebtedness for borrowed money; (b) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) liabilities under or in connection with drawn letters of credit or bankers' acceptances or similar items; (d) liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements; (e) liabilities under or in connection with off balance sheet financing arrangements or synthetic leases; (f) the amount of all capitalized lease obligations of such Person that are required to appear on a balance sheet prepared in accordance with GAAP; and (g) any amounts guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) or other amounts for which such Person is indirectly liable as guarantor, surety or otherwise.

"**Indemnified Claim**" has the meaning set forth in Section 8.2.

"**Indemnified Person**" has the meaning set forth in Section 8.1.

"**Indemnifying Party**" has the meaning set forth in Section 8.1.

"**Indentures**" means, collectively, the 2020 Indenture, the 2021 Indenture and the 2022 Indenture.

"**Intellectual Property Rights**" has the meaning set forth in Section 4.15.

"**IRS**" means the United States Internal Revenue Service.

"**Joint Filing Party**" has the meaning set forth in Section 6.13(c).

"**Knowledge of the Company**" means (i) the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer and chief operating officer and (ii) the actual knowledge of the associate general counsel of the Company. As used herein, "actual knowledge" means information that is personally known by the listed individual(s).

"**Law**" means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

"**Legal Proceedings**" has the meaning set forth in Section 4.13.

"**Legend**" has the meaning set forth in Section 6.12.

"**Lien**" means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

"**Losses**" has the meaning set forth in Section 8.1.

"**Material Adverse Effect**" means any Event after September 30, 2016 which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offering, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including acts of war, terrorism or natural disasters) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company and its Subsidiaries operate; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, including, without limitation, the Restructuring Transactions; (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Company or any of its Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); or

(v) the filing or pendency of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases in compliance with the Bankruptcy Code and Bankruptcy Rules; provided, that the exceptions set forth in clauses (i) and (ii) of this definition shall not apply to the extent that such Event is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies comparable in size and scale to the Company and its Subsidiaries operating in the industries in which the Company and its Subsidiaries operate.

"**Material Contracts**" means (a) all "plans of acquisition, reorganization, arrangement, liquidation or succession" and "material contracts" (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party and (b) any Contracts to which the Company or any of its Subsidiaries is a party that is likely to reasonably involve consideration of more than $5,000,000, in the aggregate, over a twelve-month period.

"**Maximum Backstop Funding Amount**" means, with respect to any Commitment Party, the amount of cash equal to the product of (a) such Commitment Party's Backstop Commitment Percentage and (b) the Rights Offering Amount.

"**Maximum Unsubscribed Shares Amount**" means, with respect to any Commitment Party, the amount of Class A Shares equal to the product of (a) such Commitment Party's Backstop Commitment Percentage and (b) the quotient of (i) the Rights Offering Amount, divided by (ii) the Purchase Price.

"**MNPI**" has the meaning set forth in Section 6.4(c).

"**Money Laundering Laws**" has the meaning set forth in Section 4.26.

"**Multiemployer Plan**" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any of its Subsidiaries or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan for which any such entity has liability.

"**Net Debt Amount**" means the aggregate amount of Indebtedness of the Company and its Subsidiaries, less the aggregate amount of Cash of the Company and its Subsidiaries, in each case that are projected to exist as of the time immediately following the Effective Date as provided in the Plan, provided, that the calculation of the Net Debt Amount shall (i) be made no more than seven (7) days prior to the Rights Offering Commencement Time and (ii) be reasonably acceptable to PJT Partners LP in its capacity as financial advisor to the Commitment Parties.

"**New Purchaser**" has the meaning set forth in Section 2.6(d).

"**Non-PSA Breaching Commitment Parties**" has the meaning set forth in Section 9.3(c).

"**Notice of Proposed Deficiency**" has the meaning set forth in Section 6.4(d).

"**Order**" means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

"**Outside Date**" has the meaning set forth in Section 9.4(h).

"**Party**" has the meaning set forth in the Preamble.

"**PBGC**" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"**Permitted Liens**" means (a) Liens for Taxes that (i) are not due and payable or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of the Company or any of its Subsidiaries; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, restrictions and other similar matters adversely affecting title to any Real Property and other title defects that do not or would not materially impair the use or occupancy of such Real Property or the operation of the Company's or any of its Subsidiaries' business; (e) from and after the occurrence of the Effective Date, Liens granted in connection with the Exit Facility; (f) Liens listed on Section 1.1 of the Company Disclosure Schedules; and (g) Liens that, pursuant to the Confirmation Order, will not survive beyond the Effective Date.

"**Person**" means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

"**Petition Date**" has the meaning set forth in the Recitals.

"**Plan**" means the Debtors' joint plan of reorganization, which shall provide for the release and exculpation of each Commitment Party and its Affiliates and Representatives, in each case solely in their capacity as such, from liability in connection with the Chapter 11 Cases and the Transaction Agreements, shall be consistent with the terms set forth in the Term Sheet and shall otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Debtors (as the same may be amended, supplemented or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Commitment Parties and the Company).

"**Plan Solicitation Motion**" means the Debtors' motion for an Order, in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company and among other things, (a) approving the Disclosure Statement and the Rights Offering Procedures; (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing

procedures for voting on the Plan; (f) establishing notice and objection procedures for the confirmation of the Plan; and (g) establishing procedures for the assumption and/or assignment of executory Contracts and unexpired leases under the Plan.

"**Plan Solicitation Order**" means an Order entered by the Bankruptcy Court, substantially in the form attached to the Plan Solicitation Motion, which Order shall, among other things, seek approval of the Disclosure Statement and the commencement of a solicitation of votes to accept or reject the Plan, and which Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

"**Pre-Closing Period**" has the meaning set forth in Section 6.3.

"**Prepetition Agent**" means JPMorgan Chase Bank, N.A.

"**PSA**" means that certain Plan Support Agreement entered into by and among the Company, the other Chaparral Parties, the Consenting Noteholders (as defined therein) and the Consenting Prepetition Lenders (as defined therein), dated as of December 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), including the exhibits and schedules thereto.

"**PSA Approval Order**" means an Order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company, approving the PSA and its execution by the Company.

"**Purchase Price**" means a price per share of Class A Shares equal to (a)(i) the Enterprise Value minus (ii) the Net Debt Amount, multiplied by (b) the Discount to Equity Value, and then divided by (c) the Total Outstanding Shares.

"**Q3 Financial Statements**" has the meaning set forth in Section 4.9(b).

"**Real Property**" means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by the Company or any of its Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

"**Registration Rights Agreement**" has the meaning set forth in Section 6.7(a).

"**Related Fund**" means (i) any investment funds who are advised by the same investment advisor and (ii) any investment advisor referred to in clause (i) of this definition.

"**Related Party**" means, with respect to any Person, (i) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.

"**Related Purchaser**" has the meaning set forth in Section 2.6(b).

"**Release**" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

"**Reorganized Company Corporate Documents**" means the Bylaws and the Certificate of Incorporation.

"**Replacing Commitment Parties**" has the meaning set forth in Section 2.3(a).

"**Reportable Event**" means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan (other than a Company Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

"**Reports**" has the meaning set forth in Section 6.5(a).

"**Representatives**" means, with respect to any Person, such Person's directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

"**Requisite Commitment Parties**" means the Commitment Parties holding at least a majority of the aggregate Backstop Commitments as of the date on which the consent or approval is solicited.

"**Restructuring Transactions**" has the meaning set forth in the PSA.

"**Review Period**" has the meaning set forth in Section 6.4(d).

"**Rights Offering**" means the rights offering that is backstopped by the Commitment Parties in connection with the Restructuring Transactions substantially on the terms reflected in the PSA and this Agreement, and in accordance with the Rights Offering Procedures.

"**Rights Offering Amount**" means an aggregate amount equal to $50,000,000.

"**Rights Offering Commencement Time**" means the time and date set forth in the Rights Offering Procedures under the definition of "Subscription Commencement Date".

"**Rights Offering Expiration Time**" means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Purchase Price.

"**Rights Offering Participants**" means those Persons who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

"**Rights Offering Procedures**" means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the BCA Approval Order, which

procedures shall be in form and substance substantially as set forth in Exhibit A hereto, as may be amended or modified in a manner that is reasonably acceptable to the Requisite Commitment Parties and the Company.

"**Rights Offering Shares**" means the Class A Shares (including all Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures.

"**Rights Offering Subscription Agent**" means Kurtzman Carson Consultants LLC or another subscription agent appointed by the Company and reasonably satisfactory to the Requisite Commitment Parties.

"**SEC**" means the U.S. Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Significant Terms**" means, collectively, (i) the definitions of Alternative Transaction, Enterprise Value, Discount to Equity Value, Net Debt Amount, Purchase Price, Requisite Commitment Parties, Significant Terms, (ii) the terms of Section 2.3, Section 2.6, Section 2.7, Section 3.1, Section 3.2 and Section 6.14.

"**Subscription Amount**" has the meaning set forth in **Error! Reference source not found.(ii)**.

"**Subscription Escrow Account**" has the meaning set forth in Section 2.4(a).

"**Subscription Escrow Agreement**" has the meaning set forth in Section 2.4(b).

"**Subscription Escrow Funding Date**" has the meaning set forth in Section 2.4(b).

"**Subscription Rights**" has the meaning set forth in the Recitals.

"**Subsidiary**" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

"**Takeover Statute**" means any restrictions contained in any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation.

"**Taxes**" means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social

security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

"**Term Sheet**" has the meaning set forth in the Recitals.

"**Termination Date**" has the meaning set forth in the PSA.

"**Termination Fee**" means $4,375,000.

"**Total Outstanding Shares**" means the total number of shares of the Company's Class A Shares and Class B Shares outstanding immediately following the Closing, as provided in the Plan, including shares issued in satisfaction of Unsecured Notes Claims and Rights Offering Shares, and shares issued in accordance with this Agreement (including those issued as payment of the Commitment Premium) but excluding any Excluded Shares.

"**Transaction Agreements**" has the meaning set forth in Section 4.2(a).

"**Transfer**" means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Subscription Right, an Unsecured Notes Claim, a Rights Offering Share, or a share of Common Equity Interests.

"**Unfunded Pension Liability**" means the excess of a Company Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Company Plan's assets, determined in accordance with the assumptions used for funding the Company Plan pursuant to Section 412 of the Code for the applicable plan year.

"**Unsecured Notes Claims**" means, collectively, the 2020 Unsecured Notes Claims, the 2021 Unsecured Notes Claims and the 2022 Unsecured Notes Claims.

"**Unsubscribed Shares**" means the Rights Offering Shares that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

"**willful or intentional breach**" has the meaning set forth in Section 9.6(a).

"**Withdrawal Liability**" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to "writing" or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words "hereof," "herein," "hereto" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term this "Agreement" shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words;

(g) references to "day" or "days" are to calendar days;

(h) references to "the date hereof" means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to "dollars" or "$" are to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. (a) On and subject to the terms and conditions hereof, including entry of the BCA Approval Order by the Bankruptcy Court, the Company shall conduct the Rights Offering pursuant to and in accordance with the Rights Offering Procedures, this Agreement and the Plan.

(b) Upon request from the Requisite Commitment Parties from time to time prior to the Rights Offering Expiration Time (and any permitted extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or

the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

Section 2.2 The Backstop Commitment. (a) On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party agrees, severally and not jointly, to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any such Commitment Party that fails to fully comply with such obligations shall be liable to the Company and each non-Defaulting Commitment Party as a result of such failure to comply.

(b) On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date for the Purchase Price, the number of Unsubscribed Shares equal to (a) such Commitment Party's Backstop Commitment Percentage multiplied by (b) the aggregate number of Unsubscribed Shares, rounded among the Commitment Parties solely to avoid fractional shares as the Commitment Parties may determine in their sole discretion. The obligations of the Commitment Parties to purchase such Unsubscribed Shares as described in this Section 2.2(b) shall be referred to as the "**Backstop Commitment**".

Section 2.3 Commitment Party Default. (a) Upon the occurrence of a Commitment Party Default, the Commitment Parties and their respective Related Funds (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the "**Commitment Party Replacement Period**"), to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the Available Shares (such purchase, a "**Commitment Party Replacement**") on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase all or any portion of the Available Shares, or, if no such agreement is reached within the Commitment Party Replacement Period, the division of the purchased Available Shares among such electing Commitment Parties shall be based upon the relative applicable Backstop Commitment Percentages of any such electing Commitment Parties (other than any Defaulting Commitment Party) (such Commitment Parties, the "**Replacing Commitment Parties**"). Any such Available Shares purchased by a Replacing Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Shares to be purchased by such Replacing Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacing Commitment Party for all purposes hereunder and (z) the Backstop Commitment of such Replacing Commitment Party for purposes of the definition of Requisite Commitment Parties. If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Replacement to be completed within the Commitment Party Replacement Period.

(b) The amount of the Commitment Premium payable by the Company to a Replacing Commitment Party with respect to any Available Shares purchased by such Replacing Commitment Party in a Commitment Party Replacement pursuant to **Error! Reference source not found.** shall be multiplied by 150%.

(c) Notwithstanding anything in this Agreement to the contrary, if a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium, Termination Fee, expense reimbursement applicable to such Defaulting Commitment Party (including the Expense Reimbursement) or indemnification provided, or to be provided, under or in connection with this Agreement.

(d) Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(e) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.6, but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party's Commitment Party Default.

Section 2.4 Subscription Escrow Account Funding. (a) No later than the fifth (5th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Commitment Party a written notice (the "**Funding Notice**") of:

(i) the number of Rights Offering Shares elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefor;

(ii) the number of Rights Offering Shares to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor (the "**Subscription Amount**");

(iii) the aggregate number of Unsubscribed Shares, if any, and the aggregate Purchase Price required for the purchase thereof;

(iv) the number of Unsubscribed Shares (based upon such Commitment Party's Backstop Commitment Percentage) to be issued and sold by the Company to such Commitment Party (as it relates to each Commitment Party, such Commitment Party's "**Unsubscribed Share Amount**") and the aggregate Purchase Price therefor (as it relates to each Commitment Party, such Commitment Party's "**Funding Amount**"); and

(v) the account information (including wiring instructions) for the escrow account to which such Commitment Party shall deliver and pay the Subscription Amount and the Funding Amount (the "**Subscription Escrow Account**").

The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) No earlier than the fourth (4th) Complete Business Day following receipt of the Funding Notice and no later than two (2) Business Days prior to the Effective Date (such date, the "**Subscription Escrow Funding Date**"), each Commitment Party shall deliver and pay its Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Commitment Party's Backstop Commitment, *provided* that, notwithstanding the foregoing, with respect to any Commitment Party, the Company may consent to such Commitment Party delivering its Funding Amount on the date is that is one (1) Business Day prior to the Effective Date (such date, the "**Extended Funding Date**") and in such case the Subscription Escrow Funding Date for such Commitment Party shall be deemed to be the Extended Funding Date for purposes of the definition of Commitment Party Default. The Subscription Escrow Account shall be established with an escrow agent reasonably satisfactory to the Requisite Commitment Parties and the Company pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company (the "**Subscription Escrow Agreement**"). If this Agreement is terminated in accordance with its terms, the funds held in the Subscription Escrow Account shall be released, and each Commitment Party shall receive from the Subscription Escrow Account the cash amount actually funded to the Subscription Escrow Account by such Commitment Party, without any interest, promptly following such termination. Each Commitment Party shall have the option to fund its Maximum Backstop Funding Amount in an escrow account at any time prior to the Rights Offering Commencement Time, *provided* that, on the Closing Date, to the extent that such Commitment Party's Maximum Backstop Funding Amount is in excess of such Commitment Party's Funding Amount, such excess funds shall be returned to such Commitment Party.

Section 2.5 Closing. (a) Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the "**Closing**") shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, at 11:00 a.m., New York City time, within three (3) Business Days of the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the "**Closing Date**".

(b) At the Closing, the funds held in the Subscription Escrow Account shall be released to the Company and utilized as set forth in, and in accordance with, the Plan.

(c) At the Closing, issuance of the Unsubscribed Shares will be made by the Company to each Commitment Party (or to its designee in accordance with Section 2.7) against payment of such Commitment Party's Funding Amount, in satisfaction of such Commitment Party's Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party through the facilities of The Depository Trust Company and pursuant to the Company's book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares will be

delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

Section 2.6 Transfer of Backstop Commitments. (a) Other than as expressly set forth in this Section 2.6, no Commitment Party shall be permitted to Transfer its Backstop Commitment.

(b) Subject to Section 2.6(e), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any creditworthy Affiliate or Related Fund (other than any portfolio company of such Commitment Party or its Affiliates) (each, a "**Related Purchaser**"), provided, that such Commitment Party shall (i) provide written notice to the Company of such Transfer as far in advance thereof as practicable and (ii) deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit B, executed by such Commitment Party and such Related Purchaser.

(c) Subject to Section 2.6(e), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any other Commitment Party or such other Commitment Party's Related Purchaser (each, an "**Existing Commitment Party Purchaser**"), provided, that (i) such Transfer shall have been consented to by the Requisite Commitment Parties (such consent shall not to be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank, Tweed, Hadley & McCloy LLP and the Company of a proposed Transfer by such Commitment Party), (ii) such Existing Commitment Party Purchaser or such Existing Commitment Party Purchaser's Affiliate or Related Fund shall have been a Commitment Party as of immediately prior to such Transfer and (iii)(1) to the extent such Existing Commitment Party Purchaser is not a Commitment Party hereunder, such Commitment Party shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit C-1, executed by such Commitment Party and such Existing Commitment Party Purchaser and (2) to the extent such Existing Commitment Party Purchaser is already a Commitment Party hereunder, such Commitment Party shall deliver to the Company and the Rights Offering Subscription Agent an amendment to this Agreement, substantially in the form attached hereto as Exhibit C-2, executed by such Commitment Party and such Existing Commitment Party Purchaser.

(d) Subject to Section 2.6(e), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Person that is not an Existing Commitment Party Purchaser (each of the Persons to whom a Transfer is made, a "**New Purchaser**"), provided, that (i) such Transfer shall have been consented to by the Requisite Commitment Parties (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank, Tweed, Hadley & McCloy LLP of a proposed Transfer by such Commitment Party); (ii) such Transfer shall have been consented to by the Company in writing (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Business Days following written notification of a proposed Transfer by such Commitment Party to the Company, unless any written objection is provided by the Company to such Commitment Party during such two Business Day period), and (iii) such Commitment Party

shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit D executed by such Commitment Party, such New Purchaser and the Company.

(e) No Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to the Company or any of the Company's Affiliates. No Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any other Person unless it also agrees to (and does) concurrently Transfer a corresponding number and amount of the Unsecured Notes Claims to such Person, *provided* that, the Company may consent to Transfers of a Commitment Party's Backstop Commitment absent a simultaneous transfer of a corresponding amount of the Unsecured Notes Claims. No Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any other Person following receipt of the Funding Notice pursuant to, and in accordance with, Section 2.4. Any Commitment Party seeking to Transfer its Backstop Commitment to any other Person must provide the Company, the Subscription Agent and Milbank, Tweed, Hadley & McCloy LLP with prior written notice of such proposed Transfer no less than two (2) Complete Business Days prior to the date of the consummation of such proposed Transfer. Any Transfer made (or attempted to be made) in violation of this Agreement shall be deemed null and void *ab initio* and of no force or effect, regardless of any prior notice provided to the Parties or any Commitment Party, and shall not create (or be deemed to create) any obligation or liability of any other Commitment Party or any Debtor to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the shares of the Common Equity Interests or any interest therein.

Section 2.7 Designation Rights. Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Commitment Party upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.7 shall relieve such Commitment Party from its obligations under this Agreement.

Section 2.8 Consent to Transfers of Subscription Rights by Commitment Parties. The Company hereby consents to any transfer of the Subscription Rights held by any Commitment Party to any such Commitment Party's Related Purchaser, which, for the avoidance of doubt, shall not require an accompanying transfer of such Commitment Party's interest in the corresponding Unsecured Notes Claims.

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ARTICLE III

BACKSTOP COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Company. Subject to Section 3.2, as consideration for the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate premium in an amount equal to $4,375,000 (the "**Commitment Premium**"). The Commitment Premium shall be payable, in accordance with Section 3.2, to the Commitment Parties (including any Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees in proportion to their respective Backstop Commitment Percentages at the time the payment of the Commitment Premium is made.

The provisions for the payment of the Commitment Premium, the Termination Fee and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Payment of Premium. The Commitment Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Unsubscribed Shares (if any) actually purchased. The Company shall satisfy its obligation to pay the Commitment Premium on the Closing Date, in lieu of any cash payment, by issuing the number of additional Class A Shares (rounding down to the nearest whole share solely to avoid fractional shares) to each Commitment Party equal to such Commitment Party's Commitment Premium Share Amount; provided, that if the Closing does not occur, the Termination Fee shall be payable (in lieu of the Commitment Premium) in cash, to the extent provided in (and in accordance with) Section 9.6. The Commitment Premium and the Termination Fee shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 3.3 Expense Reimbursement. (a) Until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Debtors agree to pay in accordance with Section 3.3(b): (A) the reasonable and documented out-of-pocket fees and expenses (including reasonable travel costs and expenses) of Milbank, Tweed, Hadley & McCloy LLP as primary counsel to the Commitment Parties, one local counsel, financial advisors, and consultants and other professionals for specialized areas of expertise as circumstances warrant retained by the Commitment Parties and any other advisors or consultants as may be reasonably determined by the Commitment Parties, in consultation with the Company, in each case that have been and are actually incurred in connection with (x) the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated thereby and (y) the Restructuring Transactions and the Chapter 11 Cases; (B) up to $350,000 (in the aggregate) of the reasonable and documented fees and out-of-pocket expenses of the Commitment Parties, including the reasonable and documented out-of-pocket fees and expenses of professionals, including consultants, retained by each Commitment

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Party as circumstances warrant as may be reasonably determined by such Commitment Party; (C) all filing fees, if any, required by the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement and all reasonable and documented out-of-pocket expenses related thereto; and (D) all reasonable and documented out-of-pocket fees and expenses incurred in connection with any required regulatory filings in connection with the transactions contemplated by this Agreement (including, without limitation, filings done on Schedule 13D, Schedule 13G, Form 3 or Form 4, in each case, promulgated under the Exchange Act), in each case, that have been paid or are payable by the Commitment Parties (such payment obligations set forth in clauses (A), (B), (C) and (D) above, collectively, the "**Expense Reimbursement**"). The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code.

(b) The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid within three (3) Business Days of the Company's receipt of invoices therefor. The Expense Reimbursement accrued thereafter shall be payable by the Debtors within five (5) Business Days after receipt of monthly invoices therefor; provided, that the Debtors' final payment shall be made contemporaneously with the Closing or the termination of this Agreement, as applicable, pursuant to Article IX.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Company Disclosure Schedules, the Debtors, jointly and severally, hereby represent and warrant to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. The Company and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization (except where the failure to be in good standing (or the equivalent) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except in the cases of clauses (ii) and (iii) of this Section 4.1 where the failure to have such power and authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Corporate Power and Authority. Each of the Company and the other Chaparral Parties has the requisite corporate power and authority (i) (A) subject to entry of the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the Confirmation Order, to perform each

of its other obligations hereunder and (ii) subject to entry of the Plan Solicitation Order and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver the Registration Rights Agreement and all other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the PSA, the Registration Rights Agreement, the Exit Facility and any documentation or agreements relating to the Registration Rights Agreement and the Exit Facility and such other agreements and any Plan supplements or documents referred to herein or therein, collectively, the "**Transaction Agreements**") and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company and the other Chaparral Parties, as applicable, and no other corporate proceedings on the part of the Company or the other Chaparral Parties are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the BCA Approval Order, this Agreement will have been, and subject to entry of the Plan Solicitation Order and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and the other Chaparral Parties enforceable against the Company and the other Chaparral Parties in accordance with their respective terms. Upon entry of the Confirmation Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties, each of the obligations hereunder and thereunder will constitute the valid and legally binding obligations of the Company and the other Chaparral Parties, enforceable against the Company and, to the extent applicable, the other Chaparral Parties, in accordance with their respective terms.

Section 4.4 Authorized and Issued Capital Stock. (a) On the Closing Date, (i) the total issued capital stock of the Company will consist of the Aggregate Pre-Closing Equity Interests, plus the Class A Shares issued under the Rights Offering, plus the Class A Shares in respect of the Commitment Premium pursuant to Article III, plus the Excluded Shares, (ii) no shares of Common Equity Interests will be held by the Company in its treasury, (iii) no shares of Common Equity Interests will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire shares of Common Equity Interests granted in connection with any employment arrangement entered into in accordance with Section 6.3, and (iv) no warrants to purchase shares of Common Equity Interests, other than the Excluded Warrants, will be issued and outstanding.

(b) As of the Closing Date, all issued and outstanding shares of Common Equity Interests will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights.

(c) Except as set forth in this Section 4.4, as of the Closing Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.

(d) Except as described in this Section 4.4 and except as set forth in the Registration Rights Agreement, the Reorganized Company Corporate Documents or the Exit Facility, upon the Closing, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of the Company or any of its Subsidiaries (other than any restrictions included in the Exit Facility or any corresponding pledge agreement) or (iv) relates to the voting of any shares of capital stock of the Company.

Section 4.5 Issuance. Subject to entry of the BCA Approval Order and the Confirmation Order, the shares of Common Equity Interests, including the shares of Common Equity Interests to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof, will, when issued and delivered on the Closing Date in exchange for the aggregate Purchase Price therefor, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than Permitted Liens and Transfer restrictions imposed hereunder or under the Reorganized Company Corporate Documents or by applicable Law), preemptive rights, subscription and similar rights (other than any rights set forth in the Reorganized Company Corporate Documents, and the Registration Rights Agreement).

Section 4.6 No Conflict. Assuming the consents described in clauses (a) through (f) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, its Subsidiaries, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent contemplated by the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of the Reorganized Company Corporate Documents or any of the organization documents of any of the Company's Subsidiaries, or (c) result in any violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties, except in each of the cases

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described in clauses (a) and (c) of this Section 4.6, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties (each, an "**Applicable Consent**") is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the BCA Approval Order authorizing the Company and the other Chaparral Parties to execute and deliver this Agreement and perform the BCA Approval Obligations, (b) the entry of the Confirmation Order authorizing the Company and the other Chaparral Parties to perform each of their respective obligations hereunder, (c) the entry of the Confirmation Order, (d) the entry of the Plan Solicitation Order, (e) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time to time, (f) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (g) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or "Blue Sky" Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of Common Equity Interests in satisfaction of Unsecured Notes Claims pursuant to the Plan and the issuance of Class A Shares as payment of the Commitment Premium and (h) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

Section 4.8 Arm's-Length. The Company and the other Chaparral Parties acknowledge and agree that (a) each of the Commitment Parties is acting solely in the capacity of an arm's-length contractual counterparty to the Company and the other Chaparral Parties with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9 Financial Statements. (a) The audited consolidated balance sheets of the Company as at December 31, 2015 and the related consolidated statements of operations and of cash flows for the fiscal year then ended, accompanied by a report thereon by Grant Thornton LLP (collectively, the "**Financial Statements**"), present fairly, in all material respects, the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such Financial Statements, including the related schedules and notes thereto, have been prepared, in all material respects, in accordance with U.S. generally accepted accounting principles ("**GAAP**") applied consistently throughout the periods involved (except as disclosed therein).

(b) The unaudited consolidated balance sheet of the Company as at September 30, 2016 and the related consolidated statements of operations and of cash flows (collectively, the "**Q3 Financial Statements**"), that the Company filed with the SEC shall present fairly, in all material respects, the consolidated financial condition of the Company as at September 30, 2016, and the consolidated results of its operations and its consolidated cash flows for the quarter then ended.

Section 4.10 Company SEC Documents and Disclosure Statements Since January 1, 2014, the Company has filed all required reports, schedules, forms and statements with the SEC (the "**Company SEC Documents**"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. The Company has filed with the SEC all Material Contracts that are required to be filed as exhibits to the Company SEC Documents that have been filed as of the date of this Agreement. No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with section 1125 of the Bankruptcy Code.

Section 4.11 Absence of Certain Changes. Since September 30, 2016, no event, development, occurrence or change has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 No Violation; Compliance with Laws (i) The Company is not in violation of its charter or Bylaws and (ii) no Subsidiary of the Company is in violation of its respective charter or Bylaws or similar organizational document in any material respect. Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2014 in violation of any applicable Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Legal Proceedings. Other than the Chapter 11 Cases, any adversary proceedings or contested motions commenced in connection therewith and any Legal Proceedings (as defined below) set forth on Schedule 4.13 to the Company Disclosure Schedules, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings ("**Legal Proceedings**") pending or, to the Knowledge of the Company, threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (b) all material payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiaries to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

Section 4.15 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company and its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, and domain names (collectively, "**Intellectual Property Rights**") that are necessary for the operation of their respective businesses, (b) to the Knowledge of the Company, none of the Company or any of its Subsidiaries nor any Intellectual Property Right is interfering with, infringing upon, misappropriating or otherwise violating in any material respect any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing that is (or would be) reasonably expected to have a Material Adverse Effect is pending or, to the Knowledge of the Company, threatened.

Section 4.16 Title to Real and Personal Property. (a) Real Property. Each of the Company and its Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in all easements, rights of way, and other Real Property interests relating to the Company or its Subsidiaries' operations, and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their respective intended purposes and except where the failure to have such valid title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Company and its Subsidiaries is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except for leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession of the Real Property thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17 No Undisclosed Relationships. Other than Contracts other direct or indirect relationships between or among the Company and its Subsidiaries or between the Subsidiaries of the Company and each other, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company's filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any material Contract existing as of the date hereof between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company's filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended December 31, 2015 that the Company filed on March 30, 2016 or another Company SEC Document filed between March 30, 2016 and the date hereof.

Section 4.18 Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made since January 1, 2014, in all material respects, all declarations and filings with, the appropriate Governmental Entities, in each case, that are necessary for the ownership or lease of their respective properties and the conduct of the business of the Company and its Subsidiaries, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2014, neither the Company nor any of its Subsidiaries (i) has received written notice of any revocation or modification of any such license, certificate, permit or authorization from the applicable Governmental Entity with authority with respect thereto or (ii) has a reasonable basis to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.19 Environmental. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2014, no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, "to the Knowledge of the Company, threatened which allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Company or any of its Subsidiaries, (b) except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2014, the Company and each of its Subsidiaries has been in compliance with all applicable Environmental Laws; (c) except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has all environmental permits, licenses and other approvals to the operations of the business of the Company and its Subsidiaries, and since January 1, 2014 has maintained all financial assurances, necessary for its operations to comply, in all respects, with all applicable Environmental Laws and is, and since January 1, 2014, to the Knowledge of the Company, has been, in compliance with the terms of such permits, licenses and other approvals, (d) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property

currently owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Laws other than costs, liabilities or obligations related to asset retirement obligations incurred or anticipated to be incurred pursuant to Environmental Laws or costs liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (e) to the Knowledge of the Company, January 1, 2014, no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Company or any of its Subsidiaries and transported by (or on behalf of) the Company or any of its Subsidiaries to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Tax Returns. (a) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each of the Company and its Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) each such Tax return is true and correct in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes (i) that are being contested in good faith by appropriate proceedings and for which the Company and its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or (ii) with respect to the Debtors only, that the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, as of the date hereof, with respect to the Company and its Subsidiaries, other than in connection with the Chapter 11 Cases and other than Taxes that are being contested in good faith by appropriate proceedings and for which the Company and its Subsidiaries (as the case may be) has set aside on their respective books adequate reserves in accordance with GAAP, (i) no claims for deficiency have been asserted in writing by a Governmental Authority with respect to any Taxes, which claims have not been satisfied, settled or withdrawn, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.21 Employee Benefit Plans. (a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) each Company Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no Company Plan has any Unfunded

Pension Liability in excess of $2,000,000 with respect to any single Company Plan and in excess of $3,000,000 with respect to all Company Plans in the aggregate; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Company or any of its Subsidiaries has engaged in a non-exempt "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Company or any of its Subsidiaries to Tax; and (vi) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) and other than for post-separation benefits provided under individual employment agreements.

(b) Neither the Company nor any of its Subsidiaries has established, sponsored or maintained, or has any liability with respect to, any employee pension benefit plan or other employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the ordinary course.

(d) Within the last six years, no Company Plan has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect nor has any Company Plan with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored, maintained or contributed to by the Company or its Subsidiaries (other than any Multiemployer Plan) complies and has complied in both form and operation with its terms and all applicable Laws and legal requirements, and neither the Company, nor any of its Subsidiaries, could reasonably be expected to have any obligation to provide any individual with a "gross up" or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of the Company or its Subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Company and its Subsidiaries have not and are not engaged in any unfair labor practice.

Section 4.22 Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in

Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company's management concluded that the Company's internal control over financial reporting was effective as of December 31, 2015, and no changes in the Company's internal control over financial reporting occurred from December 31, 2015 through September 30, 2016 that have materially affected, or were, as of those dates, reasonably likely to materially affect, the Company's internal control over financial reporting.

Section 4.23 Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.24 Material Contracts. All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable would not constitute a Material Adverse Effect), and, since September 30, 2016, no written notice to terminate, in whole or a material portion thereof, any Material Contract has been delivered to the Company or any of its Subsidiaries (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof.

Section 4.25 No Unlawful Payments. Since January 1, 2014, to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees has in any material respect: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Company or any of its Subsidiaries; (c) violated or is in violation, other than in immaterial violation, of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.26 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and, since January 1, 2014 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money

laundering statutes of all jurisdictions in which the Company and its Subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar applicable Laws (collectively, the "**Money Laundering Laws**") and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws which is (or would be) reasonably expected to have a Material Adverse Effect is pending or, to the Knowledge of the Company, threatened.

Section 4.27 Compliance with Sanctions Laws. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently the subject or target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State. Neither the Company nor any of the other Chaparral Parties will directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently the subject or target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State.

Section 4.28 No Broker's Fees. Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder's fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 4.29 Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment and the other transactions contemplated by this Agreement.

Section 4.30 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.31 Insurance. The Company and its Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.32 Alternative Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is pursuing, or is in discussions regarding, any solicitation, offer or proposal from any Person concerning any actual or proposed Alternative Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreements to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the Confirmation Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors' rights generally or by equitable principles relating to enforceability.

Section 5.4 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares and any shares of Class A Shares issued to such Commitment Party in satisfaction of the Commitment Premium have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party's representations as expressed herein or otherwise made pursuant hereto, and (b) the Unsubscribed Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.5 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares and any Class A Shares issued to such Commitment Party in satisfaction of the Commitment Premium for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any

participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.6 Accredited Investor. Such Commitment Party is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act and a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act.

Section 5.7 Unsecured Notes Claims. (a) As of the date hereof, such Commitment Party and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Unsecured Notes Claims as set forth opposite such Commitment Party's name under the column titled "Unsecured Notes Claims" on Schedule 3 attached hereto.

(b) As of the date hereof, such Commitment Party or its applicable Affiliates has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Unsecured Notes Claims set forth opposite such Commitment Party's name under the column titled "Unsecured Notes Claims" on Schedule 3 attached hereto.

(c) Other than the PSA, such Commitment Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Unsecured Notes Claims where such Transfer would prohibit such Commitment Party from complying with the terms of this Agreement or the PSA.

Section 5.8 No Conflict. The execution and delivery by such Commitment Party of this Agreement and the other Transaction Agreements to which it is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organization or governing documents of such Commitment Party, or (b) result in any violation of any Law or Order applicable to such Commitment Party or any of its properties.

Section 5.9 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of such Commitment Party, threatened to which the Commitment Party or any of its Subsidiaries is a party or to which any property of the Commitment Party or any of its Subsidiaries is the subject, in each case that will (or would be reasonably likely to) prohibit, delay, or adversely impact such Commitment Party's performance of its obligations under this Agreement or the other Transaction Agreements.

Section 5.10 Sufficiency of Funds. Such Commitment Party has, or will have as of the Closing, sufficient available funds to fulfill its obligations under this Agreement and the other Transaction Agreements (including the Rights Offering). For the avoidance of doubt, such Commitment Party acknowledges that its obligations under this Agreement and the other Transaction Agreements are not conditioned in any manner upon its obtaining financing.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Confirmation Order and Solicitation Order. The Company shall use its commercially reasonable best efforts, consistent with the PSA, to (a) obtain the entry of the BCA Approval Order, PSA Approval Order, Plan Solicitation Order and the Confirmation Order and (b) cause the Plan Solicitation Order, PSA Approval Order and Confirmation Order to become a Final Order (and request that such Orders be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable, and in a manner consistent with the PSA, following the filing of the respective motion seeking entry of such Orders. The Company shall provide to each of the Commitment Parties and its counsel copies of the proposed motions seeking entry of the BCA Approval Order, PSA Approval Order, Plan Solicitation Order and Confirmation Order and a copy of such proposed Orders, and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court, and such motions and such Orders must be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. Counsel to the Commitment Parties will provide the Company and its counsel with copies of the proposed BCA Approval Order and a reasonable opportunity to review and comment on such Order prior to such Order being filed with the Bankruptcy Court, and such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. Any amendments, modifications, changes or supplements to any of the BCA Approval Order, PSA Approval Order, Plan Solicitation Order and Confirmation Order, and any of the motions seeking entry of such Orders, shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable best efforts, consistent with the PSA, to obtain entry of the Confirmation Order. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents, and each such amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court, and such Order, briefs, pleadings and motions must be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

Section 6.3 Conduct of Business. Except as set forth in this Agreement or the PSA or with the prior written consent of Requisite Commitment Parties, which consent shall not to be unreasonably withheld, conditioned or delayed (requests for which, including related information, shall be directed to the counsel and financial advisors to the Commitment Parties), during the period from the date of this Agreement to the earlier of (1) the Closing Date and (2)

the date on which this Agreement is terminated in accordance with its terms (the "**Pre-Closing Period**"), (a) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, consistent with the PSA, use its commercially reasonable best efforts to: (i) preserve intact its business; (ii) keep available the services of its officers and employees; (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries in connection with their business; and (iv) with respect to the Company, file Company SEC Documents (including, without limitation, its financial statements) with the SEC within the time periods required under the Exchange Act; and (b) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to their business other than: (A) transactions in the ordinary course of business; (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) transactions expressly contemplated by the PSA or the Transaction Agreements.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Company and shall require the prior written consent of the Requisite Commitment Parties to the extent not contemplated by the PSA or the Transaction Agreements: (1) any material amendment, material modification, termination, material waiver, material supplement, material restatement or other material change to any Material Contract (other than any Material Contracts that are otherwise addressed by clause (3) below); (2) entry into, or any amendment, modification, termination (other than for cause), waiver, supplement or other change to, any employment agreement to which the Company or any of its Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases; or (3) the adoption or material amendment of any management incentive or equity plan by any of the Debtors except for the new management incentive plan in accordance with the Term Sheet. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement and the PSA, complete control and supervision of the business of the Company and its Subsidiaries.

Section 6.4 Access to Information; Confidentiality; Cleansing Materials. (a) Subject to applicable Law, Section 6.4(b) and Section 6.4(c), upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) (i) afford the Commitment Parties and their Representatives, reasonably promptly upon their written request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company's and its Subsidiaries' business or operations, to the Company's and its Subsidiaries' employees, properties, books, Contracts and records and, (ii) furnish reasonably promptly to the Commitment Parties and their Representatives all reasonably relevant information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably likely cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company, or such Subsidiary, as applicable, shall have used commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure; (b) to

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disclose any legally or otherwise privileged information of the Company or any of its Subsidiaries; or (c) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to Latham & Watkins LLP, as counsel for the Company, or such other Person as may be designated in writing by the Company's executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to or in connection with this Agreement (including pursuant to Section 6.4(a), Section 6.5 or in connection with a request for approval pursuant to Section 6.3), except that provision or disclosure of such documents or information may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (1) is now or subsequently becomes generally available to the public through no violation or breach of this Agreement by a Commitment Party or its Representatives; (2) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, which is not, to the actual knowledge of such applicable recipient, after reasonable inquiry, prohibited from disclosing such document or information to the applicable recipient; (3) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such document production or discovery process; or (4) such Commitment Party or any Representative thereof is required to disclose pursuant to applicable judicial, administrative or regulatory process (including, but not limited to, by court order, deposition, interrogatory, request for documents, subpoena, inspection, audit, civil investigative demand, legal, regulatory, or similar formal or informal process) or pursuant to applicable law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company's sole cost and expense; provided, however, that notwithstanding the foregoing, no such notice shall be required in the case of a routine supervisory examination or routine audit by a banking, governmental, or other financial regulatory or self-regulatory authority not specifically related to the Company or the transaction; provided, further, that in the event that no such protective order or other similar remedy is obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its reasonable best efforts (at the Company's sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents.

(c) Notwithstanding anything to the contrary in this Agreement, the Commitment Parties acknowledge and agree that the Company may, in its sole discretion, mark any document or information to be provided pursuant to or in connection with this Agreement, prior to providing such document or information, as "*Limited Distribution Information; For Professional Eyes Only*" (such marked document or information, the "**Highly Confidential Information**"). Highly Confidential Information shall be provided solely to the Advisors, and the Commitment Parties and their respective Representatives will not be entitled to review the Highly Confidential Information. None of the Highly Confidential Information shall be subject to disclosure pursuant to Section 6.4(d), and such Highly Confidential Information will only be disclosed to the public in the sole discretion of the Company; provided, however, that if any Highly Confidential Information is provided by the Company to any Commitment Party or any of their respective Representatives (other than the Advisors) without such Commitment Party's express prior written consent (given in its sole discretion), then such Highly Confidential Information shall be subject to disclosure pursuant to Section 6.4(d), provided, further, that the Company agrees (i) to reasonably cooperate with the Commitment Parties to create summary forms of any Highly Confidential Information that constitutes material non-public information ("**MNPI**") and (ii) that such summary forms are subject to disclosure pursuant to Section 6.4(d). The Company shall not provide to the Commitment Parties or any of their respective Representatives (other than the Advisors) any Highly Confidential Information without such Commitment Party's express prior written consent given in its sole discretion. The Commitment Parties acknowledge and agree that the Advisors are not permitted, pursuant to separate confidentiality agreements with the Company, to send to them, or otherwise share with them, any of the Highly Confidential Information (unless otherwise agreed in writing by the Company in its sole discretion). The Company acknowledges and agrees that the Commitment Parties shall not, solely by virtue of the Advisors having such Highly Confidential Information, be deemed to have received any Highly Confidential Information unless and until such Highly Confidential Information is provided to them.

(d) During the Pre-Closing Period, upon, and within forty eight (48) hours of, the written request (such time, the "**Disclosure Time**") of the Required Commitment Parties, the Company shall make public such document or documents (the "**Cleansing Materials**") as may be required to disclose any information (or an appropriate summary that, at a minimum, includes the material portions thereof), in each case that constitutes MNPI that was provided by the Company or the Company Representatives pursuant to this Agreement to the Commitment Parties or to the Commitment Parties' respective Representatives (the "**Disclosure Information**"); provided, however, notwithstanding the foregoing, subject to the second proviso in Section 6.4(c), the Highly Confidential Information shall not be subject to this Section 6.4(d), shall not constitute part of the Cleansing Materials and/or the Disclosure Information, and shall not be disclosed without the Company's prior written consent given in its sole discretion. Cleansing Materials shall be on Form 8-K or any periodic report required or permitted to be filed under the Exchange Act with the SEC or, if the SEC's EDGAR filing system is not available, in such other manner that the Company reasonably determines results in public dissemination of such information. The Company shall provide the Commitment Parties and the Advisors with (i) a draft of the Cleansing Materials at least twelve (12) hours prior to the Disclosure Time and (ii) the opportunity to review and comment on such Cleansing Materials during such twelve (12) hour period (the "**Review Period**"). The Company will in good faith incorporate the reasonable requests of the Commitment Parties for additions to or other modifications of the Cleansing

Materials (including any descriptions, summaries or other supplemental disclosure materials proposed by the Advisors for inclusion in the Cleansing Materials, whether provided to the Company before or during the Review Period). During the Review Period, the Commitment Parties may, to the extent applicable, provide written notice (the "**Notice of Proposed Deficiency**") by email to the Company of the Commitment Parties' determination, in their reasonable judgment, in good faith, after consultation with internal or outside counsel, of the Disclosure Information, if any, required hereunder to be included in the Cleansing Materials but not included in the proposed Cleansing Materials, and the Commitment Parties' reasonable requests for additions to or other modifications of the Cleansing Materials. Upon the Company's disclosure of the Cleansing Materials pursuant to this Section 6.4(d), the Company shall deliver a letter signed by a senior officer of the Company in which the Company represents and warrants to the Commitment Parties that, at such time and to the Knowledge of the Company, there is no MNPI (within the meaning of Regulation FD of the Exchange Act) that the Company has provided to the Commitment Parties or to the Commitment Parties' respective Representatives (other than, subject to the second proviso of Section 6.4(c), the Highly Confidential Information provided exclusively to the Advisors) that has not been publicly disclosed in the Cleansing Materials such that the Commitment Parties and the Commitment Parties' respective Representatives will no longer be restricted from trading securities or loans of, or related to, the Company pursuant to applicable securities laws or otherwise solely on account of such MNPI. The Company further agrees that, in the event that the Company fails to disclose the Cleansing Materials by the Disclosure Time or, in the reasonable judgment of the Commitment Parties, in good faith, after consultation with internal or outside counsel, such Cleansing Materials do not contain all of the Disclosure Information that is required in this Section 6.4(d) to be included in the Cleansing Materials, and identified in writing during the Review Period in the Notice of Proposed Deficiency (to the extent that the Company meets its obligations with regard to the Review Period), the Commitment Parties are authorized, subject to the conditions described in this Section 6.4(d), to make and disclose to the public such Cleansing Materials. The Company acknowledges and agrees that neither the Commitment Parties nor any of the Commitment Parties' respective Representatives shall have any liability at law or equity, including without limitation for any special, indirect, punitive, or consequential damages in contract, tort, warranty, strict liability or otherwise, for the disclosure of Cleansing Materials by the Commitment Parties or the Commitment Parties' respective Representatives to the extent such disclosure is made in compliance with the requirements of this Section 6.4(d). Without limiting the foregoing, in the event that a Commitment Party chooses to make such a disclosure, then, at least forty-eight (48) hours prior to such disclosure, such Commitment Party shall give the Company and each other Commitment Party a written notice (which may be via email) of intent to disclose (the "**Disclosure Notice**"), which Disclosure Notice shall also contain such Commitment Party's proposed form, content, and manner of disclosure of the applicable Disclosure Information to be disclosed in the Cleansing Materials. Such Commitment Party will in good faith incorporate the Company's reasonable requests for additions to or other modifications of the Cleansing Materials prior to such Commitment Party's disclosure thereof.

Section 6.5 Financial Information. (a) During the Pre-Closing Period, the Company shall deliver to the counsel and financial advisors to the Commitment Parties, and to each Commitment Party that so requests in writing, all statements and reports the Company is required to deliver to the Prepetition Agent pursuant to Sections 8.01 and 8.02 of the Credit Agreement (as in effect on the date hereof) (the "**Reports**"). Neither any waiver by the parties to

the Credit Agreement of their right to receive the Reports nor any amendment or termination of the Credit Agreement shall affect the Company's obligation to deliver the Reports to the Commitment Parties in accordance with the terms of this Agreement.

(b) Information required to be delivered pursuant to Sections 8.01 and 8.02 of the Credit Agreement (as in effect on the date hereof) shall be deemed to have been delivered in accordance with Section 6.5(a) on the date on which the Company provides written notice to the counsel and financial advisors to the Commitment Parties, and to each Commitment Party that so requests, such information that such information is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice).

(c) Each Commitment Party agrees that all information and reports delivered pursuant to this Section 6.5 (except to the extent provided pursuant to Section 6.5(b)) shall be subject to the provisions of Section 6.4(b).

Section 6.6 Commercially Reasonable Best Efforts. (a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, each Party shall, consistent with the PSA, use commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable best efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or any other Transaction Agreement, (B) the BCA Approval Order, PSA Approval Order, Plan Solicitation Order or Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Company Corporate Documents, Transaction Agreements and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Without limitation to Sections 6.1 and 6.2, to the extent exigencies permit, the Company shall provide or cause to be provided a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements in advance of filing the same with the Bankruptcy Court. All such motions, applications, pleadings, schedules, Orders, reports and

other material papers shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

(c) Nothing contained in this Section 6.6 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the PSA.

Section 6.7 Registration Rights Agreement; Reorganized Company Corporate Documents; Rights Offering Procedures. (a) The Plan will provide that from and after the Closing Date each holder of Common Equity Interests that are "control" or "restricted" securities shall be entitled to registration rights pursuant to a registration rights agreement, which agreement shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company (the "**Registration Rights Agreement**"). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

(b) The Plan will provide that on the Effective Date the Reorganized Company Corporate Documents will be approved, adopted and effective. Forms of the Reorganized Company Corporate Documents shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

(c) The Parties will use their commercially reasonable best efforts to finalize the form of Rights Offering Procedures and file them with the Bankruptcy Court.

Section 6.8 Form D and Blue Sky. Following the Closing, the Company shall timely file a Form D with the SEC with respect to the Unsubscribed Shares issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Commitment Party. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Unsubscribed Shares issued hereunder for sale to the Commitment Parties at the Closing Date pursuant to this Agreement under applicable securities and "Blue Sky" Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and "Blue Sky" Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9 No Integration; No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Unsubscribed Shares in a manner that would require registration of the Unsubscribed Shares to be issued by the Company on the Effective Date under the Securities Act. None of the Company or any of its affiliates or any other Person acting on its or their behalf

will solicit offers for, or offer or sell, any Unsubscribed Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.10 DTC Eligibility. Unless otherwise requested by the Requisite Commitment Parties, the Company shall use commercially reasonable best efforts to promptly make all Common Equity Interests deliverable to the Commitment Parties eligible for deposit with The Depository Trust Company.

Section 6.11 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed Shares for the purposes identified in the Disclosure Statement and the Plan.

Section 6.12 Share Legend. Each certificate evidencing all Unsubscribed Shares that are issued in connection with this Agreement, shall be stamped or otherwise imprinted with a legend (the "**Legend**") in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER."

In the event that any such Unsubscribed Shares are uncertificated, such Unsubscribed Shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term "**Legend**" shall include such restrictive notation.

For the avoidance of doubt, Class A Shares issued pursuant to the Rights Offering and shares issued in satisfaction of the Commitment Premium shall not include the Legend. The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Company records, in the case of uncertified shares) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.13 Antitrust Approval. (a) Each Party agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if

required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and no later than fifteen (15) Business Days following the date hereof and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a "**Filing Party**") agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a "**Joint Filing Party**") any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable best efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.13 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.13 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.14 Alternative Transactions. Except as expressly provided by the PSA, the Company and the other Debtors shall not seek, solicit, or support any Alternative

Transaction; provided, however, that nothing in this Section 6.14 shall limit the Parties' ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding refinancing of the Exit Facility to be consummated following the Effective Date; provided, further, that (i) if any of the Debtors receive a proposal or expression of interest regarding any Alternative Transaction from the Effective Date until the occurrence of a Termination Date, the Debtors shall promptly notify counsel to the Commitment Parties of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved, and (ii) the Debtors shall promptly furnish counsel to the Commitment Parties with copies of any written offer, oral offer, or any other information that they receive relating to the foregoing and shall promptly inform counsel to the Commitment Parties of any material changes to such proposals. The Debtors shall not enter into any confidentiality agreement with a party interested in an Alternative Transaction unless such party consents to identifying and providing to counsel to the Commitment Parties (under a reasonably acceptable confidentiality agreement) the information contemplated under the proviso to the final paragraph of Section 6 of the PSA.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order; PSA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and the PSA Approval Order, and such Orders shall be Final Orders.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be in full force and effect.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) Plan. The Company and all of the other Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior consent of the Requisite Commitment Parties, waived in accordance with the terms of the Plan.

(e) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the BCA Approval Order, the Plan Solicitation Order, the Rights Offering Procedures and this Agreement, and the Rights Offering Expiration Time shall have occurred.

(f) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g) Registration Rights Agreement; Reorganized Company Corporate Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Reorganized Company Corporate Documents shall duly have been approved and adopted and shall be in full force and effect.

(h) Expense Reimbursement. The Debtors shall have paid (or such amounts shall be paid concurrently with the Closing) all Expense Reimbursement invoiced through the Closing Date pursuant to Section 3.3.

(i) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 5 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j) Antitrust Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(k) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(l) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Sections 4.1, 4.2, 4.3, 4.5, 4.25, 4.26, 4.27 and 4.30 shall be true and correct in all respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Sections 4.4, 4.7, 4.12, 4.13, 4.18, 4.24, and 4.32 shall be true and correct in all material respects on and as of the Closing Date, or will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date or will be true and correct in all material respects on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(m) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(n) Material Adverse Effect. Since September 30, 2016, there shall not have occurred, and there shall not exist, any event, development, occurrence or change that constitutes, individually or in the aggregate, a Material Adverse Effect.

(o) Officer's Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l), (m), and (n) have been satisfied.

(p) Minimum Liquidity. The amount, determined on a pro forma basis after giving effect to the occurrence of the Effective Date and the transactions contemplated by the Transaction Agreements, of (i) the initial availability in the Exit Facility, *plus* (ii) Cash of the Company shall be no less than $100,000,000.

(q) Exit Facility. The Exit Facility shall be in effect with the terms set forth in the Term Sheet, as in effect on the date hereof.

(r) PSA. The PSA shall not have terminated, and no material default thereunder by any Chaparral Party shall have occurred and be continuing, unless waived in accordance with the PSA or cured within the time period specified in, and otherwise in accordance with the PSA.

(s) Commitment Premium. The Chaparral Parties shall have paid (or such amounts shall be paid concurrently with the Closing) to each Commitment Party the applicable Commitment Premium as set forth in Section 3.2.

(t) Funding Notice. The Commitment Parties shall have received the Funding Notice in accordance with the terms of this Agreement.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Sections 7.1(d), (e), (g), (i), (j), (l), (m), (n), (o) and (p) may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so

waived, all Commitment Parties shall be bound by such waiver. Any of the conditions not listed in the preceding sentence may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by all Commitment Parties.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with any Commitment Party is subject to (unless waived by the Company in writing in its sole discretion) the satisfaction of each of the following conditions:

(a) BCA Approval Order; PSA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and the PSA Approval Order, and such Orders shall be Final Orders.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be in full force and effect.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e) Rights Offering. The Rights Offering Expiration Time shall have occurred, and the Debtors shall have received the Rights Offering Amount in full in cash pursuant to the Rights Offering.

(f) Antitrust Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(g) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h) Representations and Warranties. The representations and warranties of the Commitment Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(i) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 5 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(k) Exit Facility. The Exit Facility shall be in effect with the terms set forth in the Term Sheet, as in effect on the date hereof.

(l) PSA. The PSA shall not have terminated, and no material default thereunder by any Commitment Party thereto shall have occurred and be continuing, unless waived in accordance with the PSA or cured within the time period specified in, and otherwise in accordance with the PSA.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Company and the other Debtors (the "**Indemnifying Parties**" and each, an "**Indemnifying Party**") shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an "**Indemnified Person**") from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) (collectively, "**Losses**") that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the transactions contemplated hereby, including the Backstop Commitment, the Rights Offering, the payment of the Commitment Premium or the Termination Fee or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, related to a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an "**Indemnified Claim**"), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person's counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying

Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person's sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Class A Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties. Subject to Section 9.6, the Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company under this Article VIII shall constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their express terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Commitment Parties.

Section 9.2 Automatic Termination. Except as otherwise provided in this Article IX, this Agreement shall terminate automatically without further action or notice by any Party if any of the following occurs:

(a) the PSA is terminated in accordance with its terms;

(b) any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements; or

(c) (i) any of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case or (ii) a chapter 11 trustee with plenary powers or an examiner with enlarged powers relating to the operation of the businesses of the Debtors beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases or the Debtors shall file a motion or other request for such relief.

Section 9.3 Termination by the Company. This Agreement may be terminated by the Company upon written notice to each Commitment Party if:

(a) the Bankruptcy Court denies entry of the BCA Approval Order or the PSA Approval Order;

(b) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.4(h) or Section 2.3(a)), unless prior thereto the Effective Date occurs and the Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c) one or more of the Consenting Noteholders (as defined in the PSA) materially breaches its obligations under the PSA, such that the Commitment Party or the Commitment Parties not then in breach of the PSA (the "**Non-PSA Breaching Commitment Parties**") at any time hold collectively less than sixty-six and two-thirds percent (66-2/3%) of the principal amount of all Unsecured Notes Claims;

(d) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Commitment Party pursuant to this subsection (d), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become

inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 7.3(h) or Section 7.3(i) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Commitment Party, and (iii) such breach or inaccuracy is not cured by such Commitment Party by the fifth (5th) Business Day after receipt of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(d) if it is then in willful or intentional breach of this Agreement; or

(e) the Company or any of its Subsidiaries determines, based upon advice of counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of the fiduciary duties of the board of directors or analogous governing body of the Company or such Subsidiary; provided, that concurrently with such termination, the Company pays the Termination Fee pursuant to Section 9.6(b)(ii) to the extent such Termination Fee is otherwise payable under this Agreement.

Section 9.4 Termination by the Requisite Commitment Parties. This Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Company if:

(a) any of the BCA Approval Order, PSA Approval Order, Plan Solicitation Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended in any material respect after entry without the prior written consent of the Requisite Commitment Parties;

(b) any of this Agreement, the PSA, Rights Offering Procedures, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits or appendices, or any of the Definitive Documentation (as defined in the PSA) is amended or modified in any material respect without the prior written consent of the Requisite Commitment Parties;

(c) the Company, any of the other Debtors or any other Commitment Party files any cause of action against and/or seeking to restrict the enforcement rights of holders of Unsecured Notes Claims in their capacity as such (or if any of the Company, any of the Debtors or other Commitment Party supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party);

(d) (i) (A) the Debtors have materially breached their obligations under Section 6.14, (B) a Commitment Party delivers written notice of such breach to the Company, and (C) such breach is not cured by the Company by the fifth (5th) Business Day after receipt of such notice, (ii) the Bankruptcy Court approves or authorizes an Alternative Transaction or (iii) the Company or any of its Subsidiaries enters into any Contract or written agreement in principle providing for the consummation of any Alternative Transaction;

(e) the Company or any other Debtor (i) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the Transaction

Agreements; or (iii) publicly announces its intention to take any such action listed in sub-clauses (i) and (ii) of this subsection;

(f) [Reserved]

(g) except as provided by the PSA, the modification or amendment of any interim or final cash collateral Order entered in the Chapter 11 Cases that is not satisfactory, in their sole discretion, to the Requisite Commitment Parties;

(h) the Closing Date has not occurred by 11:59 p.m., New York City time on the date that is one hundred thirty (130) days after the date hereof (as it may be extended pursuant to this Section 9.4(h) or Section 2.3(a), the "**Outside Date**"), unless prior thereto the Effective Date occurs and the Rights Offering has been consummated provided, that, the Outside Date may be waived or extended with the prior written consent of the Company and the Requisite Commitment Parties up to the date that is one hundred eighty (180) days after the date hereof (the "**Final Outside Date**");

(i) the Bankruptcy Court has not entered the BCA Approval Order or the PSA Approval Order on or prior to December 15, 2016;

(j) the Bankruptcy Court has not entered the Plan Solicitation Order on or prior to the date that is forty-five (45) days after entry of the BCA Approval Order and PSA Approval Order;

(k) the Bankruptcy Court has not entered the Confirmation Order on or prior to the date that is ninety (90) days after the entry of the BCA Approval Order and PSA Approval Order;

(l) (i) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Sections 7.1(l), 7.1(m) or 7.1(n) not to be satisfied, (ii) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Sections 7.1(l), 7.1(m) or 7.1(n) is not capable of being satisfied; provided, that, this Agreement shall not terminate pursuant to this Section 9.4(l) if the Requisite Commitment Parties are then in willful or intentional breach of this Agreement;

(m) since September 30, 2016, there shall have occurred any event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect; or

(n) the amount of Cash of the Company shall, at any time, be less than $25,000,000.

Section 9.5 Termination by any Commitment Party. (a) This Agreement may be terminated by any Commitment Party, as to itself only, upon written notice to the Company if the Closing Date has not occurred by the Final Outside Date.

(b) Upon the occurrence of any termination by a Commitment Party (the "**Withdrawing Commitment Party**") pursuant to Section 9.5(a), the remaining Commitment Parties and their respective Affiliated Funds (other than any Withdrawing Commitment Party) shall have the right, but not the obligation, within the five (5) Business Days after receipt of written notice from the Company Party Withdrawal (such five (5) Business Day period, the "**Commitment Party Withdrawal Replacement Period**"), to make arrangements for one or more of the Commitment Parties (other than the Withdrawing Commitment Party) to purchase the Withdrawing Commitment Party's Backstop Commitment Percentage in amounts as may be agreed upon by all Commitment Parties electing to purchase such Backstop Commitment Percentage, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Commitment Parties (such Commitment Parties, the "**Withdrawal Replacing Commitment Parties**"). Any such Backstop Commitment Percentage purchased by a Withdrawal Replacing Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Shares to be purchased by such Withdrawal Replacing Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacing Commitment Party for all purposes hereunder and (z) the Backstop Commitment of such Withdrawal Replacing Commitment Party for purposes of the definition of Requisite Commitment Parties.

(c) If after giving effect to the provisions in Section 9.5(b), no agreement can be reached for acquisition of a Withdrawing Commitment Party's Backstop Commitment Percentage within the Commitment Party Withdrawal Replacement Period, this Agreement shall terminate with respect to all Parties.

Section 9.6 Effect of Termination. (a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) subject to Section 2.3(c), the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III, to satisfy their indemnification obligations pursuant to Article VIII and to pay the Termination Fee pursuant to Section 9.6(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Section 6.4(b), this Section 9.6 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, "**willful or intentional breach**" means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement shall be terminated for any reason other than by the Company under Section 9.3(a), (c) (only in the case such Consenting Noteholder is also a Commitment Party hereunder) or (d), then the Debtors shall, promptly after the date of such termination, pay the Termination Fee entirely in cash to the Commitment Parties or their

designees in accordance with Section 3.2. To the extent that all amounts due in respect of the Termination Fee pursuant to this Section 9.6(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for, subject to Section 10.10, liability for gross negligence, willful misconduct or any willful or intentional breach of this Agreement pursuant to Section 9.6(a). Except as expressly set forth in this Section 9.6(b), the Termination Fee shall not be payable upon the termination of this Agreement. The Termination Fee shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Company or the other Chaparral Parties:

Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114
Facsimile: (405) 425-8449
Attention: Joseph Evans
Email: joe.evans@chaparralenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Facsimile: (212) 751-4864
Attention: Keith Simon
Email: keith.simon@lw.com

(b) If to the Commitment Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Commitment Party's name on Schedule 5,

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
Attn: Evan Fleck

28 Liberty Street
New York, New York 10005
Tel: (212) 530-5567
Fax: (212) 822-5567
Email: efleck@milbank.com

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void *ab initio* and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement. (a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties and the PSA (including the Term Sheet) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (A) THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, AND (B) TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION

OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY OR SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, that (a) any Commitment Party's prior written consent shall be required for any amendment that would, directly or indirectly: (i) modify such Commitment Party's Backstop Commitment Percentage, (ii) increase the Purchase Price to be paid in respect of the Unsubscribed Shares, or (iii) have a materially adverse and disproportionate effect on such Commitment Party and (b) the prior written consent of each Commitment Party shall be required for any amendment that would, directly or indirectly modify a Significant Term. Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII, the waiver of which shall be governed by their respective terms) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude

any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or

other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement). The Parties agree that any valuations of the Company's or other Debtor's assets or estates, whether implied or otherwise, arising from this Agreement shall not be binding for any other purpose, including determining recoveries under the Plan, and that this Agreement does not limit the Parties' rights regarding valuation in the Chapter 11 Cases.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party's Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15. Severability. In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto will be enforceable to the fullest extent permitted by law.

[*Signature Pages Follow*]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CHAPARRAL ENERGY, INC.

By: ______________________________
Name:
Title:

Guarantors:

CHAPARRAL RESOURCES, L.L.C.

By: ______________________________
Name:
Title:

CHAPARRAL REAL ESTATE, L.L.C.

By: ______________________________
Name:
Title:

CHAPARRAL CO2, L.L.C.

By: ______________________________
Name:
Title:

CEI PIPELINE, L.L.C.

By: ______________________________
Name:
Title:

CHAPARRAL ENERGY, L.L.C.

By: ________________________________
Name:
Title:

CEI ACQUISITION, L.L.C.

By: ________________________________
Name:
Title:

GREEN COUNTY SUPPLY, INC.

By: ________________________________
Name:
Title:

CHAPARRAL BIOFUELS, L.L.C.

By: ________________________________
Name:
Title:

CHAPARRAL EXPLORATION, L.L.C.

By: ________________________________
Name:
Title:

ROADRUNNER DRILLING, L.L.C.

By: ________________________________
Name:
Title:

[COMMITMENT PARTY]

By: ______________________________
Name:
Title:

DISCLOSURE SCHEDULE

OF

CHAPARRAL ENERGY, INC.

TO

BACKSTOP COMMITMENT AGREEMENT

between

CHAPARRAL ENERGY, INC.,

EACH OF THE OTHER CHAPARRAL PARTIES LISTED ON SCHEDULE 1 THERETO

and

THE COMMITMENT PARTIES PARTY THERETO

Dated as of December 15, 2016

The following disclosure schedule (the "Chaparral Disclosure Schedule") sets forth exceptions and qualifications to, and/or disclosures required pursuant to, the representations, warranties and covenants of Chaparral Energy, Inc., a Delaware corporation (the "Company"), as contained in the Backstop Commitment Agreement, dated as of December 15, 2016 (the "Backstop Commitment Agreement"), between the Company, each of the Company's subsidiaries listed on Schedule 1 thereto and each of the Commitment Parties listed on Schedule 2 thereto.

Capitalized terms used but not defined herein have the meanings given to them in the Backstop Commitment Agreement unless otherwise specified.

The inclusion of an item in a Section of the Chaparral Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item constitutes a Material Adverse Effect. Without limiting the foregoing, no reference to or disclosure in the Chaparral Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any fact or item that is disclosed in any Section of the Chaparral Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Section of the Chaparral Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other Section of the Chaparral Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

The items and information reflected in the Chaparral Disclosure Schedule are not necessarily limited to matters required by the Backstop Commitment Agreement to be reflected. Such additional items and information are set forth for informational purposes only and the Chaparral Disclosure Schedule does not necessarily include other matters of a similar nature. In some cases, the Company has not undertaken to describe the contents of documents referred to in the Chaparral Disclosure Schedule. Instead, a reference to such a document is deemed to include the text of such document in its entirety. Furthermore, the reference to any such document is deemed to include any and all exhibits, schedules and other attachments to such document.

In no event shall the listing or disclosure of matters or items in the Chaparral Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the representations and warranties of the Company contained in the Backstop Commitment Agreement, and nothing in the Chaparral Disclosure Schedule shall influence the construction or interpretation of any representations and warranties contained in the Backstop Commitment Agreement, except, in each case, to the extent expressly provided for in the Backstop Commitment Agreement.

SCHEDULE 1.11

Permitted Liens

1. Amended and Restated Mortgage, Security Agreement, Financing Statement and Assignment of Leases dated as of December 23, 2008 by Chaparral Real Estate, L.L.C. in favor of Arvest Bank (as amended)

2. Liens of U.S. Specialty Insurance Company and/or its successors and/or assigns (the "**Surety**"), on (a) any funds it is holding (estimated to be $1 million) and/or being held for it, whether in trust, as security or otherwise, (b) any substitutions or replacements of said funds (including accretions to and interest earned on said funds), and (c) any letters of credit related to any indemnity, collateral trust, or related agreements between the Surety and any of the Debtors.

SCHEDULE 4.13

Legal Proceedings

1. Naylor Farms, Inc., individually and as class representative on behalf of all similarly situated persons v. Chaparral Energy, L.L.C.

2. Amanda Dodson, individually and as class representative on behalf of all similarly situated persons v. Chaparral Energy, L.L.C.

3. Martha Donelson and John Friend, on behalf of themselves and on behalf of all similarly situated persons v. Chaparral Energy, L.L.C.

4. Lisa West and Stormy Hopson, individually and as class representatives on behalf of all similarly situated persons v. Chaparral Energy, L.L.C.

SCHEDULE 1 –SUBSIDIARIES

Chaparral Resources, L.L.C.

Chaparral Real Estate, L.L.C.

Chaparral CO2, L.L.C.

CEI Pipeline, L.L.C.

Chaparral Energy, L.L.C.

CEI Acquisition, L.L.C.

Green Country Supply, Inc.

Chaparral Biofuels, L.L.C.

Chaparral Exploration, L.L.C.

Roadrunner Drilling, L.L.C.

SCHEDULE 2 – BACKSTOP COMMITMENT PERCENTAGES

[Redacted]

SCHEDULE 3 – UNSECURED NOTES CLAIMS

[Redacted]

SCHEDULE 4

[Reserved]

SCHEDULE 5 – NOTICE ADDRESSES FOR COMMITMENT PARTIES

Contrarian Capital Management, L.L.C.
Attention: Josh Weisser
411 West Putnam Avenue, Suite 425
Greenwich, CT 06830
E-mail: jweisser@contrariancapital.com

Corre Partners Management LLC
Attention: John Barrett and George Stien
1370 Avenue of Americas
New York, NY 10019
Phone: (646) 863-7152
E-mail: john@correpartners.com
george.stien@correpartners.com

Franklin Advisers, Inc.
Attention: Christopher Chen and Bryant Dieffenbacher
1 Franklin Pkwy
San Mateo, CA 94403
E-mail: chris.chen@franklintempleton.com
bryant.dieffenbacher@franklintempleton.com

The Fixed Income Unit of Goldman Sachs Asset Management, L.P.
Attention: Jeffrey Olinsky
200 West Street
35th Floor
New York, NY 10282
E-Mail: jeffrey.olinsky@gs.com

Lord, Abbett & Co. LLC
Attention: John K. Forst, Member & Deputy General Counsel
90 Hudson Street
Jersey City, NJ 07302
E-Mail: jforst@lordabbett.com

Pine River Capital Management L.P.
Attention: Legal Department
601 Carlson Parkway, 7th Floor
Minnetonka, MN 55305
E-Mail: Legal@prcm.com

PPM America, Inc.
Attn: Joel Klein and Alfredo Cantoral
225 W Wacker Dr.
Suite 1200
Chicago, IL 60606

Principal Global Investors, LLC
Attention: Fixed Income Private Placements
711 High Street
Des Moines, IA 50392-0800
E-Mail: Privateplacements2@exchange.principal.com

Silver Point Capital, L.P.
Attention: Michael Twigg
2 Greenwich Plaza
Greenwich, CT 06830
E-Mail: FEDS@silverpointcapital.com

EXHIBIT A – FORM OF RIGHTS OFFERING PROCEDURES

CHAPARRAL ENERGY, INC. (THE "COMPANY")

RIGHTS OFFERING PROCEDURES[1]

Each Subscription Right and Rights Offering Share is being distributed and issued by the Company without registration under the Securities Act of 1933, as amended (the "Securities Act"), or any state or local law requiring registration for offer and sale of a security, in each case, in reliance upon the exemption provided in Section 1145 of the Bankruptcy Code.

No Subscription Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Subscription Rights and the Rights Offering Shares) (each of the above, a "Transfer").

The Disclosure Statement (as defined below) has previously been distributed in connection with the Company's solicitation of votes to accept or reject the Plan (as defined below) and sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder (as defined below) prior to making a decision to participate in the Rights Offering. Additional copies of the Disclosure Statement are available free of charge upon request from Kurtzman Carson Consultants LLC, as the subscription agent for the Rights Offering (the "Subscription Agent").

The Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

[1] Defined terms to be conformed to the Plan once available.

Eligible Holders should note the following times relating to the Rights Offering:

Date	Calendar Date	Event
Record Date……………………….	[•], 2016	The date and time fixed by the Company for the determination of the holders of an allowed Indenture Claim entitled to participate in the Rights Offering.
Subscription Commencement Date ..	[•], 2016	Commencement of the Rights Offering.
Subscription Expiration Deadline …	5:00 p.m. New York City time on [•], 2016	The deadline for Eligible Holders to subscribe for Rights Offering Shares. An Eligible Holder's applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by the Eligible Holder's Nominee (as defined below) in sufficient time to allow such Nominee to deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline. Eligible Holders who are not Backstop Parties must deliver the aggregate Purchase Price (as defined below) by the Subscription Expiration Deadline. Eligible Holders who are Backstop Parties must deliver the aggregate Purchase Price no later than the fourth (4th) Complete Business Day following receipt of a Funding

	Notice (as defined below) in accordance with the terms of the Backstop Commitment Agreement.

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To Eligible Holders and Nominees of Eligible Holders:

On [•], 2016, the Company filed its Chapter 11 Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware (as such plan of reorganization may be amended or modified from time to time in accordance with its terms, the "Plan"), and the disclosure statement with respect to the Plan (as such disclosure statement may be amended from time to time in accordance with its terms, the "Disclosure Statement"). Pursuant to the Plan, each holder of an allowed Indenture Claim as of the Record Date (each such holder, an "Eligible Holder") has the right to participate in the Rights Offering in accordance with the terms and conditions of these Rights Offering Procedures.

Pursuant to the Plan, each Eligible Holder will receive Subscription Rights to subscribe for its *pro rata* portion of the Rights Offering Shares (as defined below), provided that such Eligible Holder timely and properly executes and delivers the applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable, in advance of the Subscription Expiration Deadline. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Subscription Rights exercised by each Eligible Holder that timely returns the applicable properly filled out Beneficial Holder Subscription Form(s) to such Nominee. Please note that all Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Beneficial Holder Subscription Forms, and the accompanying IRS Forms prior to the Subscription Expiration Deadline.

No Eligible Holder shall be entitled to participate in the Rights Offering unless the aggregate Purchase Price for the Rights Offering Shares such Eligible Holder subscribes for is received by the Subscription Agent (i) in the case of an Eligible Holder that is not a Backstop Party, by the Subscription Expiration Deadline, and (ii) in the case of an Eligible Holder that is a Backstop Party, no later than the fourth (4th) Complete Business Day following receipt of a written notice (a "Funding Notice") delivered by the Subscription Agent to the Backstop Parties in accordance with Section 2.4 of the Backstop Commitment Agreement (the "Backstop Funding Deadline"). No interest is payable on any advanced funding of the Purchase Price. Backstop Parties may deposit their aggregate Purchase Price in the Escrow Account, in accordance with the terms of the Backstop Commitment Agreement. If the Rights Offering is terminated for any reason, your aggregate Purchase Price will be returned to you promptly. No interest will be paid on any returned funds. Any Eligible Holder who is not a Backstop Party submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline.

In order to participate in the Rights Offering, you must complete all of the steps outlined below. If all of the steps outlined below are not completed by the Subscription Expiration Deadline, or the Backstop Funding Deadline, as applicable, you shall be deemed to have irrevocably relinquished and waived your right to participate in the Rights Offering.

1. Rights Offering

Eligible Holders have the right, but not the obligation, to participate in the Rights Offering.

Eligible Holders shall receive Subscription Rights to subscribe for their *pro rata* portion of the Rights Offering Shares (collectively, the "Rights Offering Shares").

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Holder is entitled to subscribe for up to:

- [•] Rights Offering Shares per $1,000 of **Principal Amount** of the 9.875% Senior Notes due 2020;
- [•] Rights Offering Shares per $1,000 of **Principal Amount** of the 8.250% Senior Notes due 2021; or
- [•] Rights Offering Shares per $1,000 of **Principal Amount** of the 7.625% Senior Notes due 2022;

in each case at a purchase price of $[•] per share (the "Purchase Price"). **The difference in the number of Rights Offering Shares that an Eligible Holder is entitled to subscribe for with respect to each series of Notes is to take into account the differing amounts of pre-petition accrued and unpaid interest thereon.**

There will be no over-subscription privilege in the Rights Offering. Any Rights Offering Shares that are unsubscribed by the Eligible Holders entitled thereto will not be offered to other Eligible Holders but will be purchased by the Backstop Parties in accordance with the Backstop Commitment Agreement.

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES AND THE BACKSTOP COMMITMENT AGREEMENT IN THE CASE OF ANY BACKSTOP PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE BENEFICIAL HOLDER SUBSCRIPTION FORM(S) ARE IRREVOCABLE.

2. Subscription Period

The Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Holder intending to purchase Rights Offering Shares in the Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the applicable Subscription Form by the Subscription Expiration Deadline.

Any exercise of Subscription Rights after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline will not be honored, except that the Company shall have the discretion, with the consent of the Requisite Commitment Parties not to be unreasonably withheld or delayed (as

defined in the Backstop Commitment Agreement), to allow any exercise of Subscription Rights after the Subscription Expiration Deadline.

The Subscription Expiration Deadline may be extended with the consent of the Requisite Commitment Parties, or as required by law.

3. Delivery of Subscription Documents

Each Eligible Holder may exercise all or any portion of such Eligible Holder's Subscription Rights, but subject to the terms and conditions contained herein. In order to facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the applicable Subscription Form and these Rights Offering Procedures will be sent to each Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and the payment of the applicable aggregate Purchase Price for its Rights Offering Shares.

4. Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder that is not a Backstop Party must:

(i) return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to its Nominee so that such documents may be transmitted to the Subscription Agent by the Nominee by the Subscription Expiration Deadline; and

(ii) at the same time it returns its Beneficial Holder Subscription Form(s) to its Nominee, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer **ONLY** of immediately available funds in accordance with the instructions included in the applicable Beneficial Holder Subscription Form(s).

(b) In order to validly exercise its Subscription Rights, each Eligible Holder that is a Backstop Party must:

(i) return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to its Nominee, so that such documents may be transmitted to the Subscription Agent by the Nominee prior to the Subscription Expiration Deadline; and

(ii) no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Subscription Agent or to the escrow account established and maintained by a third party satisfactory to the Requisite Commitment Parties and the Company (the "Escrow Account")[2] by wire transfer ONLY of immediately available funds in

[2] NTD: BCA and PSA Parties to select an escrow agent prior to launch of the rights offering.

accordance with the wire instructions included in the Funding Notice.

ALL BACKSTOP PARTIES MUST PAY THEIR APPLICABLE PURCHASE PRICE DIRECTLY TO THE SUBSCRIPTION AGENT OR TO THE ESCROW ACCOUNT, AS APPLICABLE, AND SHOULD NOT PAY THEIR NOMINEE(S).

ADDITIONALLY, ALL BACKSTOP PARTIES SHOULD CONFIRM WITH THEIR NOMINEE(S) THAT SUCH NOMINEE(S) SHOULD NOT ADVANCE THE APPLICABLE PURCHASE PRICE ON THEIR BEHALF.

(c) With respect to 4(a) and (b) above, you must duly complete, execute and return your applicable Beneficial Holder Subscription Form(s) in accordance with the instructions herein to your Nominee in sufficient time to allow your Nominee to process your instructions and deliver to the Subscription Agent the Master Subscription Form, your completed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and, solely with respect to the Eligible Holders that are not Backstop Parties, payment of the applicable Purchase Price, payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, by the Subscription Expiration Deadline. Eligible Holders that are Backstop Parties must deliver their payment of the applicable Purchase Price payable for the Rights Offering Shares elected to be purchased by such Eligible Holder directly to the Subscription Agent or to the Escrow Account, as applicable, no later than the Backstop Funding Deadline.

(d) In the event that the funds received by the Subscription Agent or the Escrow Account, as applicable, from any Eligible Holder do not correspond to the Purchase Price payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, the number of the Rights Offering Shares deemed to be purchased by such Eligible Holder will be a number of the Rights Offering Shares determined by dividing the amount of the funds received by the Purchase Price, rounded down to the nearest whole share.

(e) The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Company in connection with the settlement of the Rights Offering on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Company's bankruptcy estate.

5. Failure to Exercise Subscription Rights

Unexercised Subscription Rights will be relinquished on the Subscription Expiration Deadline. If, on or prior to the Subscription Expiration Deadline, the Subscription Agent for any reason does not receive from an Eligible Holder or its Nominee a duly completed applicable Subscription Form, such Eligible Holder shall be deemed to have irrevocably relinquished and waived its right to participate in the Rights Offering.

Any attempt to exercise Subscription Rights after the Subscription Expiration Deadline shall be null and void and the Company shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Deadline regardless of when the documents relating thereto were sent.

The method of delivery of the applicable Subscription Form and any other required documents is at each Eligible Holder's option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to 5:00 p.m. (prevailing Eastern Time) on the Subscription Expiration Deadline.

6. Transfer Restriction; Revocation

The Subscription Rights are not Transferable. If any Subscription Rights are Transferred by an Eligible Holder in contravention of the foregoing, the Subscription Rights will be cancelled, and neither such Eligible Holder nor the purported transferee will receive any Rights Offering Shares otherwise purchasable on account of such transferred Subscription Rights. **Any Notes traded after the Record Date will not be traded with the Subscription Rights attached.**

Notwithstanding the foregoing, upon written request, the Company may waive the restriction on transfer of the Subscription Rights in its sole discretion.

Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Rights Offering Procedures and the Backstop Commitment Agreement in the case of any Backstop Party, such exercise will be irrevocable.

7. Termination/Return of Payment

Unless the Effective Date has occurred, the Rights Offering will be deemed automatically terminated without any action of any party upon the earlier of: (i) termination of the Plan or rejection of the Plan by all classes entitled to vote, (ii) termination of the Plan Support Agreement in accordance with its terms, (iii) termination of the Backstop Commitment Agreement in accordance with its terms and (iv) the Outside Date (as defined in the Backstop Commitment Agreement) (as such date may be extended pursuant to the terms of the Backstop Commitment Agreement). In the event the Rights Offering is terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable

Eligible Holder as soon as reasonably practicable, but in any event, within six (6) Business Days after the date of termination.

8. Settlement of the Rights Offering and Distribution of the Rights Offering Shares

The settlement of the Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Company with these Rights Offering Procedures, and the simultaneous occurrence of the Effective Date. The Company intends that the Rights Offering Shares will be issued to the Eligible Holders and/or to any party that an Eligible Holder so designates in the Beneficial Holder Subscription Form(s) or, in the case of any Backstop Party, to any party such Backstop Party designates in a written notice completed pursuant to Section 2.7 of the Backstop Commitment Agreement, in book-entry form, and that DTC, or its nominee, will be the holder of record of such Rights Offering Shares. To the extent DTC is unwilling or unable to make the Rights Offering Shares eligible on the DTC system, the Rights Offering Shares will be issued directly to the Eligible Holder or its designee.

9. Fractional Shares

No fractional rights or Rights Offering Shares will be issued in the Rights Offering. All share allocations (including each Eligible Holder's Rights Offering Shares) will be calculated and rounded down to the nearest whole share.

10. Validity of Exercise of Subscription Rights

All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Company in consultation with the Requisite Commitment Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Company, with the consent of the Requisite Commitment Parties not to be unreasonably withheld or delayed, may waive any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, or reject, the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in good faith in consultation with the Requisite Commitment Parties.

All calculations, including, to the extent applicable, the calculation of (i) the value of any Eligible Holder's allowed Indenture Claim or (ii) any Eligible Holder's Rights Offering Shares, shall be made in good faith by the Company with the consent of the Requisite Commitment Parties not to be unreasonably withheld or delayed and in accordance with any Claim amounts included in the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

11. Modification of Procedures

With the prior written consent of the Requisite Commitment Parties not to be unreasonably withheld or delayed, the Company reserves the right to modify or adopt additional procedures

consistent with these Rights Offering Procedures to effectuate the Rights Offering and to issue the Rights Offering Shares, provided, however, that the Company shall provide prompt written notice to each Eligible Holder of any material modification to these Rights Offering Procedures made after the Subscription Commencement Date. In so doing, and subject to the consent of the Requisite Commitment Parties not to be unreasonably withheld or delayed, the Company may execute and enter into agreements and take further action that the Company determines in good faith are necessary and appropriate to effectuate and implement the Rights Offering and the issuance of the Rights Offering Shares.

The Company shall undertake reasonable procedures to confirm that each participant in the Rights Offering is in fact an Eligible Holder.

12. Inquiries And Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders attached hereto should be carefully read and strictly followed by the Eligible Holders.

Questions relating to the Rights Offering should be directed to the Subscription Agent via email to ChaparralEnergyInfo@kccllc.com.

The risk of non-delivery of all documents and payments to the Subscription Agent, the Escrow Account and any Nominee is on the Eligible Holder electing to exercise its Subscription Rights and not the Company, the Subscription Agent, the Backstop Parties.

CHAPARRAL ENERGY, INC.

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

1. **Insert** the principal amount of the allowed Indenture Claims that you held as of the Record Date in Item 1 of your applicable Beneficial Holder Subscription Form(s) (if you do not know such amount, please contact your Nominee immediately).

2. **Complete** the calculation in Item 2a of your applicable Beneficial Holder Subscription Form(s), which calculates the maximum number of Rights Offering Shares available for you to purchase. Such amount must be rounded down to the nearest whole share.

3. **Complete** the calculation in Item 2b of your applicable Beneficial Holder Subscription Form(s) to indicate the number of Rights Offering Shares that you elect to purchase and calculate the aggregate Purchase Price for the Rights Offering Shares that you elect to purchase.

4. **Confirm** whether you are a Backstop Party pursuant to the representation in Item 3 of your applicable Beneficial Holder Subscription Form(s). (*This section is only for Backstop Parties, each of whom is aware of its status as a Backstop Party*).

5. **Read, complete and sign** the certification in Item 5 of your applicable Beneficial Holder Subscription Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

6. **Read, complete and sign** an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

7. **Return** your applicable signed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

8. **Arrange for full payment** of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your applicable Beneficial Holder Subscription Form(s). For Eligible Holders that are not Backstop Parties, please instruct your Nominee to coordinate payment of the Purchase Price and

transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. An Eligible Holder that is not a Backstop Party should follow the payment instructions as provided in the Master Subscription Form. Any Backstop Party should follow the payment instructions that will be provided in the Funding Notice, expect to the extent of any aggregate Purchase Price previously paid by such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Commitment Agreement. **ADDITIONALLY, ALL BACKSTOP PARTIES SHOULD CONFIRM WITH THEIR NOMINEE(S) THAT SUCH NOMINEE(S) SHOULD NOT ADVANCE THE APPLICABLE PURCHASE PRICE ON THEIR BEHALF.**

The Subscription Expiration Deadline is 5:00 p.m. New York City Time on [•], 2016.

Please note that the Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by your broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or nominee (as applicable, the "Nominee") in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent, by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Holders that are not Backstop Parties) or the subscription represented by your applicable Beneficial Holder Subscription Form(s) will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Rights Offering.

Eligible Holders that are Backstop Parties must deliver the appropriate funding directly to the Subscription Agent or to the Escrow Account, as applicable, pursuant to the Funding Notice (except to the extent of any funding previously provided by any such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Commitment Agreement) no later than the Backstop Funding Deadline.

ALL BACKSTOP PARTIES SHOULD CONFIRM WITH THEIR NOMINEE(S) THAT SUCH NOMINEE(S) SHOULD NOT ADVANCE THE APPLICABLE PURCHASE PRICE ON THEIR BEHALF.

EXHIBIT B – FORM OF JOINDER FOR RELATED PURCHASER

Joinder to BACKSTOP COMMITMENT AGREEMENT

JOINDER TO BACKSTOP COMMITMENT AGREEMENT (this "**Joinder**") dated as of [____], 2016, by and among [____________] (the "**Transferor**") and [____________] (the "**Transferee**").

W I T N E S S E T H:

WHEREAS, Chaparral Energy, Inc. (the "**Company**"), the other Chaparral Parties party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of December 15, 2016 (as amended, supplemented restated or otherwise modified from time to time, the "**Agreement**");

WHEREAS, pursuant to Section 2.6(b) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any creditworthy Affiliate or Related Fund (other than any portfolio company of such Commitment Party or its Affiliates), subject to the terms and conditions set forth in the Agreement;

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its Backstop Commitment set forth beneath its signature in the signature page hereto (the "**Subject Transfer**");

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which his hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The "General Provisions" set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, *mutatis mutandis*.

2. Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3. Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under the Agreement and (b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, such number of Unsubscribed Shares as corresponds to the Transferee's Backstop Commitment Percentage. For the avoidance of doubt, the Transferee's Backstop Commitment Percentage as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may

be increased or decreased after the date hereof as provided in the Agreement and the BCA Approval Order.

4. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Transferee is an Affiliate or a Related Fund of the Transferor; (b) the Transferee is not a portfolio company of the Transferor or the Transferor's Affiliates and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

5. Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of Sections 5.7(a) and 5.7(b) of the Agreement, the Transferee's aggregate principal amount of Unsecured Notes Claims as of the date hereof is as set forth on the signature page hereto.

6. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

7. Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[*Signature pages follow*]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

TRANSFEREE:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

Acknowledged and Agreed to:

CHAPARRAL ENERGY, INC.

By: ______________________________
Name:
Title:

EXHIBIT C-1 – FORM OF JOINDER FOR EXISTING COMMITMENT PARTY PURCHASER

JOINDER TO BACKSTOP COMMITMENT AGREEMENT

JOINDER TO BACKSTOP COMMITMENT AGREEMENT (this "**Joinder**") dated as of [____], 2016, by and among [____________] (the "**Transferor**") and [____________] (the "**Transferee**").

W I T N E S S E T H:

WHEREAS, Chaparral Energy, Inc. (the "**Company**"), the other Chaparral Parties party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of December 15, 2016 (as amended, supplemented restated or otherwise modified from time to time, the "**Agreement**");

WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any other Commitment Party or such other Commitment Party's Affiliate or Related Fund (other than any portfolio company of such other Commitment Party or its Affiliates), subject to the terms and conditions set forth in the Agreement;

WHEREAS, the Subject Transfer has been consented to be the Requisite Commitment Parties; and

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its Backstop Commitment set forth beneath its signature in the signature page hereto (the "**Subject Transfer**");

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which his hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The "General Provisions" set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, *mutatis mutandis*.

2. Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3. Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under the Agreement and (b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and

the BCA Approval Order, such number of Unsubscribed Shares as corresponds to the Transferee's Backstop Commitment Percentage. For the avoidance of doubt, the Transferee's Backstop Commitment Percentage as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be increased or decreased after the date hereof as provided in the Agreement and the BCA Approval Order.

4. Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of the Agreement that occurs prior to consummation of the Subject Transfer) under the Agreement to the extent of the Backstop Commitment Transferred in the Subject Transfer.

5. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Commitment Parties; (b) the Transferee is not a portfolio company of the Transferor or the Transferor's Affiliates and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

6. Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of Sections 5.7(a) and 5.7(b) of the Agreement, the Transferee's aggregate principal amount of Unsecured Notes Claims as of the date hereof is as set forth on the signature page hereto.

7. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

8. Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[*Signature pages follow*]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

TRANSFEREE:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

Acknowledged and Agreed to:

CHAPARRAL ENERGY, INC.

By: ______________________________
Name:
Title:

EXHIBIT C-2 – FORM OF AMENDMENT FOR EXISTING COMMITMENT PARTY PURCHASER

AMENDMENT TO BACKSTOP COMMITMENT AGREEMENT

AMENDMENT TO BACKSTOP COMMITMENT AGREEMENT (this "**Amendment**") dated as of [____], 2016, by and among [___________] (the "**Transferor**") and [___________] (the "**Transferee**").

W I T N E S S E T H:

WHEREAS, Chaparral Energy, Inc. (the "**Company**"), the other Chaparral Parties party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of December 15, 2016 (as amended, supplemented restated or otherwise modified from time to time, the "**Agreement**");

WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any other Commitment Party or such other Commitment Party's Affiliate or Related Fund (other than any portfolio company of such other Commitment Party or its Affiliates), subject to the terms and conditions set forth in the Agreement;

WHEREAS, the Subject Transfer has been consented to be the Requisite Commitment Parties; and

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its Backstop Commitment set forth beneath its signature in the signature page hereto (the "**Subject Transfer**");

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which his hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The "General Provisions" set forth in Article X of the Agreement shall be deemed to apply to this Amendment and is incorporated herein by reference, *mutatis mutandis*.

2. Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3. Agreement to be Bound. The Transferee hereby agrees to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, such number of Unsubscribed Shares as corresponds to the Transferee's Backstop Commitment Percentage. For the avoidance of doubt, the Transferee's Backstop Commitment Percentage as

of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be increased or decreased after the date hereof as provided in the Agreement and the BCA Approval Order.

4. Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of the Agreement that occurs prior to consummation of the Subject Transfer) under the Agreement to the extent of the Backstop Commitment Transferred in the Subject Transfer.

5. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Commitment Parties; (b) the Transferee is not a portfolio company of the Transferor or the Transferor's Affiliates and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

6. Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of Sections 5.7(a) and 5.7(b) of the Agreement, the Transferee's aggregate principal amount of Unsecured Notes Claims as of the date hereof is as set forth on the signature page hereto.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

8. Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[*Signature pages follow*]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Amendment to be executed as of the date first written above.

TRANSFEROR:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

TRANSFEREE:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

Acknowledged and Agreed to:

CHAPARRAL ENERGY, INC.

By: ______________________________
Name:
Title:

EXHIBIT D – FORM OF JOINDER FOR NEW PURCHASER

JOINDER TO BACKSTOP COMMITMENT AGREEMENT

JOINDER TO BACKSTOP COMMITMENT AGREEMENT (this "**Joinder**") dated as of [____], 2016, by and among [____________] (the "**Transferor**"), [____________] (the "**Transferee**") and Chaparral Energy, Inc. (the "**Company**").

W I T N E S S E T H:

WHEREAS, the Company, the other Chaparral Parties party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of December 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the "**Agreement**");

WHEREAS, pursuant to Section 2.6(d) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Person, subject to the terms and conditions set forth in the Agreement;

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its Backstop Commitment set forth beneath its signature in the signature page hereto (the "**Subject Transfer**");

WHEREAS, the Subject Transfer has been consented to be the Requisite Commitment Parties; and

WHEREAS, [the Subject Transfer has been consented to by the Company]/[the Transferor has agreed to remain obligated to fund the portion of the Backstop Commitment to be Transferred in the Subject Transfer;]

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The "General Provisions" set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, *mutatis mutandis*.

2. Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3. Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under the Agreement and

(b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the BCA Approval Order, such number of Unsubscribed Shares as corresponds to the Transferee's Backstop Commitment Percentage. For the avoidance of doubt, the Transferee's Backstop Commitment Percentage as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be increased or decreased after the date hereof as provided in the Agreement and the BCA Approval Order.

4. [Continuing Obligations of Transferor. Nothing in this Joinder shall be construed to relieve the Transferor from any of its obligations under the Agreement.]/[Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of the Agreement that occurs prior to consummation of the Subject Transfer) under the Agreement to the extent of the Backstop Commitment Transferred in the Subject Transfer.]

5. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Commitment Parties; (b) [the Subject Transfer has been consented to by the Company]/[it has agreed to remain obligated to fund the Backstop Commitment to be Transferred in the Subject Transfer] and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

6. Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of Sections 5.7(a) and 5.7(b) of the Agreement, the Transferee's aggregate principal amount of Unsecured Notes Claims as of the date hereof is as set forth on the signature page hereto.

7. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

8. Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[*Signature pages follow*]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

TRANSFEREE:
[ ]

By: ______________________________
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

Backstop Commitment Percentage:

Unsecured Notes Claims:

ACKNOWLEDGED:

CHAPARRAL ENERGY, INC.

By: ______________________________
Name:
Title:

Exhibit D to the Plan Support Agreement

Exit Facility Term Sheet

Exhibit D

Chaparral Energy, Inc.
Summary of Terms and Conditions for
$400 Million Senior Secured Revolving Credit Facility and
$150 Million Senior Secured Term Loan Facility

I. Parties

Borrower:	Chaparral Energy, Inc., a Delaware corporation (the "Borrower").
Guarantors:	All material direct and indirect subsidiaries of the Borrower (collectively, the "Guarantors" and, together with the Borrower, the "Credit Parties").
Lead Left Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (in such capacity, the "Arranger")
Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the "Administrative Agent" and in its individual capacity, "JPMorgan").
Lenders:	JPMorgan and the other "Lenders" party to that certain Eighth Restated Credit Agreement dated as of April 12, 2010 among the Borrower, as parent guarantor, the borrowers party thereto and the Administrative Agent, which "Lenders" have approved the Borrower's plan of reorganization (such approving lenders, collectively, the "Lenders", such plan of reorganization, the "Plan", and such existing Credit Agreement, the "Prepetition Credit Agreement").

II. Facilities

Senior Secured Revolving Credit Facility:	A senior secured first out revolving credit facility (the "Revolving Credit Facility") in a principal amount up to $400.0 million (the "Aggregate Maximum Credit Amounts" and, the portion of the Aggregate Maximum Credit Amounts allocated to a particular Revolving Lender shall be referred to herein as such Revolving Lender's "Maximum Credit Amount"), subject to the terms and conditions as further detailed herein. Availability under the Revolving Credit Facility shall be limited to the total Revolving Commitments of the Revolving Lenders. "Revolving Commitment" means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit under the Revolving Credit Facility, expressed as an amount which shall at any time be the lesser of (a) such Revolving Lender's Maximum Credit Amount and (b) such Revolving Lender's applicable percentage of the then effective Borrowing Base (as defined below). The Borrowing Base will be $225.0 million on the Closing Date (as defined below). The loans made under the Revolving Credit Facility are referred to herein as the "Revolving Loans" and Lenders with commitments under the

	Revolving Credit Facility are referred to herein as the "Revolving Lenders".
Senior Secured Term Loan Facility:	A senior secured second out term loan facility (the "Term Loan Facility" and, collectively with the Revolving Facility, the "Facilities") in a principal amount of $150.0 million which will be deemed funded in a single draw on the Closing Date. Loans under the Term Loan Facility (the "Term Loans" and, collectively with the Revolving Loans, the "Loans") may not be reborrowed once repaid. Lenders holding Term Loans are referred to herein as the "Term Lenders". At closing, each Lender shall be both a Revolving Lender and a Term Lender, with each such Lender's ratable percentage of the Revolving Credit Facility being identical to such Lender's ratable percentage of the Term Loan Facility; provided that following closing Lenders will not be required to maintain such ratable percentages in each of the Facilities.
Purpose:	The Loans shall be used for (a) the deemed restructuring and rearrangement of the loans and other indebtedness under the Prepetition Credit Agreement, (b) working capital and (c) other general corporate purposes.
Maturity Date:	The maturity date shall be the date which is four (4) years after the closing date of the Facilities (such maturity date, the "Maturity Date" and such closing date, the "Closing Date").
Borrowing Base:	The "Borrowing Base" shall be the loan value (determined in a manner described below) to be assigned to the proved reserves attributable to the Credit Parties' oil and gas properties located in the United States (the "Borrowing Base Properties") and evaluated in the most recent reserve report delivered to the Lenders (each, a "Reserve Report"). The Administrative Agent shall propose to the Lenders a Borrowing Base based upon the information in the Reserve Report and such other information (including, without limitation, the status of title information with respect to the proved oil and gas properties as described in the Reserve Report and the existence of any other debt, the Credit Parties' other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time. The Revolving Lenders will approve or disapprove of such proposed Borrowing Base as set forth below. Notwithstanding the foregoing sentence, the Borrowing Base as of the Closing Date shall be, and shall remain until the next redetermination or other adjustment thereto pursuant to the Credit Documentation, $225.0 million.

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to mandatory reductions in connection with title defects and, as more particularly described below, in connection with Triggering Dispositions (as defined below) and the incurrence of unsecured debt. Scheduled redeterminations of the Borrowing Base will occur semi-annually each May 1st and November 1st, beginning May 1st, 2018 based upon the value of the proved reserves reflected in a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively and delivered by April 1st and October 1st, respectively. Each January 1st Reserve Report will be prepared by (i) Cawley, Gillespie & Associates, Inc. and/or Ryder Scott or (ii) another independent petroleum engineer reasonably acceptable to the Administrative Agent (each, an "Approved Petroleum Engineer"); provided, that the January 1, 2017 Reserve Report may be prepared by the Borrower with respect to not more than ten percent (10%) of the value of the proved oil and gas properties so long as such portion of the Reserve Report is audited by an Approved Petroleum Engineer. Each July 1st Reserve Report will be prepared internally by the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Revolving Lenders exercised in good faith. No Revolving Lender shall be deemed to consent to any proposed increase of the Borrowing Base. Increases in the amount of the Borrowing Base will require approval of all Revolving Lenders, and decreases or maintenance of the amount of the Borrowing Base (other than automatic decreases in the Borrowing Base in connection with Triggering Dispositions and the incurrence of unsecured debt as more particularly described below) will require approval of Revolving Lenders holding not less than 66 2/3% of the outstanding Revolving Loans (and participation interests in Letters of Credit) and unfunded Revolving Commitments under the Revolving Credit Facility (the "Required Revolving Lenders").

The Borrower or the Administrative Agent on its own initiative or at the request of the Required Revolving Lenders, may each request one additional interim unscheduled Borrowing Base redetermination between each scheduled redetermination; *provided* that none of the Administrative Agent, the Required Revolving Lenders or the Borrower may request an interim unscheduled redetermination prior to the date on which the redetermination of the Borrowing Base scheduled for on or about May 1, 2018 becomes effective.

Security: The Facilities will be secured by first priority perfected liens and security interests on (a) substantially all personal property of the Credit Parties, including without limitation (i) 100% of the stock, membership or partnership interests of each Guarantor, (ii) all of the Credit Parties' swap agreements and (iii) all of the Credit Parties' deposit, securities and commodities accounts (in each case, subject to certain customary

exceptions and subject to control agreements (subject to customary exceptions for excluded accounts)) and (b) oil and gas properties of the Credit Parties comprising not less than ninety-five percent (95%) of the PV9 value of the Borrowing Base Properties evaluated in the Reserve Reports delivered to the Administrative Agent.

The obligations secured by the security instruments that are part of the Credit Documentation shall include the obligations of the Credit Parties under (a) the Facilities, (b) swap agreements that are entered into with counterparties that are Lenders or affiliates of Lenders at the time of the execution thereof and (c) treasury management agreements with Lenders or affiliates of Lenders, and all such obligations shall be jointly and severally guaranteed by the Guarantors.

Letters of Credit: Amounts under the Revolving Credit Facility up to $20,000,000 shall be available for the issuance of letters of credit (the "Letters of Credit") by the Administrative Agent (in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the Maturity Date, provided that any Letter of Credit with a one (1) year tenor may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

III. Certain Payment Provisions

Fees and Interest Rates: As set forth on Annex I.

Principal Repayment and Term Loan Amortization: The unpaid principal amount of each Loan shall be repaid in full on the Maturity Date.

The Borrower shall make a scheduled, mandatory principal payment in respect of the Term Loans on the date that is the last day of the first fiscal quarter during which the Closing Date occurs, and on the last day of each fiscal quarter thereafter in the applicable amounts set forth in the table below:

Payment Due Dates	Amount Due on each such Date
The last day of each fiscal quarter	$375,000[1]

[1] First quarterly payment to be ratably adjusted based on the time between the Closing Date and the last day of the first fiscal quarter.

ending 3, 6, 9, 12, 15, 18, 21 and 24 months following the Closing Date	
The last day of each fiscal quarter ending 27, 30, 33 and 36 months following the Closing Date	$1,125,000
The last day of each fiscal quarter ending 39, 42 and 45 months following the Closing Date	$1,875,000

Optional Prepayments, Commitment Reductions and Mandatory Prepayments:

The definitive financing documentation with respect to the Facilities (the "Credit Documentation") shall contain the following provisions relating to optional prepayments, commitment reductions and mandatory prepayments:

If a Borrowing Base deficiency exists (i.e. if the outstanding principal amount of Revolving Loans plus Letter of Credit exposure exceeds the Borrowing Base) as the result of a scheduled or interim redetermination of the Borrowing Base or title defects, the Borrower shall, within ten (10) business days of its receipt of a new Borrowing Base notice, elect to, within forty-five (45) days of its receipt of such Borrowing Base notice (a) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) to eliminate such deficiency in six (6) equal consecutive monthly installments, (b) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) in one lump sum installment sufficient to eliminate the entire amount of such deficiency and/or (c) provide as collateral additional proved oil and gas properties not evaluated in the most recent Reserve Report that are satisfactory to the Administrative Agent and the Required Revolving Lenders in their sole discretion, or in each case, any combination of the foregoing.

If a Borrowing Base deficiency results from any reduction in the Borrowing Base in connection with any Triggering Disposition or the incurrence of unsecured debt, such deficiency must be eliminated by cash prepayment of Revolving Loans (and cash collateralization of Letters of Credit, as applicable) within one business day following the day on which any Credit Party receives cash proceeds in respect of such Triggering Disposition or unsecured debt.

At any time that Term Loans remain outstanding, (a) 100% of the net cash proceeds received by any Credit Party in respect of any Triggering Disposition and (b) 75% of the net cash proceeds received by any Credit Party in respect of the incurrence of any unsecured debt shall be applied as a mandatory prepayment of the Term Loans; *provided* that any net cash proceeds of any Triggering Disposition (i) shall be applied first to eliminate any resulting Borrowing Base deficiency as set forth above and (ii) may, with respect to any Triggering Disposition that occurs after the scheduled Borrowing Base redetermination scheduled for on or about May 1, 2018 becomes effective (the "First Scheduled Borrowing Base Date"), in lieu of such mandatory prepayment, be reinvested by the Credit Parties within a certain time frame on customary terms and conditions to be agreed in the Credit Documentation.

As used herein, "Triggering Disposition" means any sale or other disposition of any Borrowing Base Properties and any termination or other liquidation of any commodity swap agreements if the aggregate Borrowing Base value (as determined by the Administrative Agent in its sole discretion consistent with its customary oil and gas lending criteria as it exists at the particular time) of all such Borrowing Base Properties sold or otherwise disposed of and swap agreements terminated or otherwise liquidated (inclusive of the properties or swap agreements then being sold or liquidated) (a) prior to the First Scheduled Borrowing Base Date, either (i) during any period of six consecutive calendar months, exceeds 5% of the Borrowing Base that was in effect on the first day of such period or (ii) during the period from the Closing Date to the First Scheduled Borrowing Base Date exceeds 10% of the Borrowing Base in effect on the Closing Date or (b) from and after the First Scheduled Borrowing Base Date, during any period between redeterminations of the Borrowing Base, exceeds 5% of the then effective Borrowing Base.

If, as of the last Business Day of any calendar week, cash and cash equivalents held by the Credit Parties minus Excluded Funds (as defined below) exceeds $37,500,000 (such excess amounts, "Excess Cash"), then the Borrower shall prepay the Revolving Loans in the amount of such Excess Cash on the second following business day. Each prepayment of Revolving Loans will be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied first, ratably to any ABR Loans then outstanding, and, secondly, to any Eurodollar Loans then outstanding, and if more than one Eurodollar Loan is then outstanding, to each such Eurodollar Loan in order of priority beginning with the Eurodollar Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Loan with the most number of days remaining in the Interest Period applicable thereto.

"Excluded Funds" means the sum of (i) checks issued, wires initiated or ACH transfers initiated, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, (ii) cash or cash equivalents of the Credit Parties constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (iii) cash and cash equivalents held in any of the following accounts: (a) accounts designated and used solely for payroll or employee benefits, (b) cash collateral accounts with respect to Letters of Credit, (c) trust accounts held and used exclusively for the payment of taxes of the Credit Parties, and (d) suspense or trust accounts held and used exclusively for royalty and working interest payments owing to third parties and (iv) royalty obligations, working interest obligations, production payments, vendor payments, and severance and ad valorem taxes of the Credit Parties due and owing within 5 Business Days to unaffiliated third parties and for which the Credit Parties will issue checks or initiate wires or ACH transfers within such 5 Business Day period. In the event net cash proceeds received by a Credit Party in connection with any asset sale, casualty event or swap

termination that are required to be used to make payments under the Credit Agreement are swept as being Excess Cash, then the Borrower shall be deemed to have made any other mandatory prepayment required to be made in respect of such proceeds.

The Borrower may repay the Loans at any time without premium or penalty (other than breakage costs, if applicable, and administrative charges) on three (3) business days' notice, in the case of Eurodollar Loans (as defined in Annex I attached hereto), or same day notice, in the case of ABR Loans (as defined in Annex I attached hereto), in a minimum principal amount of $1,000,000; *provided* that, the Borrower may not voluntarily prepay the Term Loans unless the sum of (a) unused Revolving Commitments plus (b) the Credit Parties' unrestricted cash on hand is not less than $25.0 million at such time and after giving effect to such prepayment.

In no event may the Borrower voluntarily prepay the Revolving Loans in full and terminate the Revolving Commitments unless the Term Loan has been repaid in full or is contemporaneously being repaid in full in connection with such prepayment of the Revolving Loans in full and termination of the Revolving Commitments.

IV. <u>Certain Conditions</u>

Initial Conditions to Closing: The closing of the Facilities will be subject to satisfaction of the conditions precedent deemed reasonably appropriate by the Administrative Agent and the Lenders for similar financings and mutually agreed with the Borrower including, but not limited to, the following:

(a) The negotiation, execution, and delivery of the Credit Documentation (including security documentation, promissory notes and other usual and customary closing documents, certificates, authorizing resolutions and other documents reasonably satisfactory to the Administrative Agent) for the Facilities;

(b) Receipt by the Borrower of equity proceeds in an amount not less than $50.0 million on terms and conditions reasonably satisfactory to the Administrative Agent;

(c) To the extent invoiced at least 1 Business Day prior to closing, the Lenders, the Arranger and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date;

(d) Receipt and reasonably satisfactory review of (i) Borrower's audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) Borrower's unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections of the Borrower (prepared on a quarterly basis) for five years following the Closing Date;

(e) Receipt and reasonably satisfactory review of the reserve reports (i) dated as of January 1, 2016 prepared by Cawley, Gillespie & Associates, Inc. and Ryder Scott and (ii) dated as of October 1, 2016 prepared

internally by the Borrower, together with certification by the Borrower as to the accuracy in all material respects, title, and, except as otherwise disclosed, no gas imbalances, take-or-pay or other prepayments, and certain marketing agreements;

(f) Satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV9 of the initial Borrowing Base Properties;

(g) Receipt of mortgages and security agreements providing perfected, first priority (subject to mutually agreed and customary exceptions) liens and security interests on substantially all personal property assets of the Borrower and the Guarantors, and not less than 95% of the PV9 of the initial Borrowing Base Properties;

(h) A copy of all applicable corporate approvals, authorizations, consents and approvals of each of the Borrower and the Guarantors necessary to enter into the transactions contemplated hereunder;

(i) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(j) The Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower's and Guarantor's property other than those being released or which are otherwise permitted;

(k) The Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Loan Documents under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(l) Receipt of "know your customer" documentation at least 10 days prior to closing;

(m) Reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;

(n) No material adverse change from the date hereof until closing (excluding the pendency of the bankruptcy cases);

(o) Confirmation of, and adherence to, the Plan (which shall be reasonably satisfactory to the Administrative Agent);

(p) Reasonable satisfaction of the Administrative Agent with the Confirmation Order and the finality thereof;

(q) The effective date of the Plan shall have occurred and the Administrative Agent shall be reasonably satisfied that the claims or interests in the Credit Parties have been satisfied or otherwise addressed as set forth in the Plan;

(r) After giving effect to closing, the sum of the unused Revolving Commitments and cash on hand shall be not less than $100.0 million;

(s) The Borrower shall, or shall have caused another Credit Party to, enter into swap or collar agreements to hedge notional amounts of crude oil and natural gas, as applicable, covering not less than, (i) for each calendar month during the calendar year ending December 31, 2017, 80%, (ii) for each calendar month during the calendar year ending December 31, 2018, 60%, and (iii) for each calendar month during the calendar year ending December 31, 2019, 40%, in each case of the reasonably anticipated production of such crude oil and natural gas constituting proved, developed, producing oil and gas properties for such calendar month as such anticipated production is set forth in the most recently delivered Reserve Report; *provided* that, such swap or collar agreements shall have effective floor prices of not less than eighty-five percent (85%) of the closing contract price for the applicable calendar month as quoted on NYMEX as of the date such swap or collar agreement is entered into; and

(t) Other customary conditions.

On-Going Conditions: The Closing Date and the making of each extension of credit shall be conditioned upon (a) the making and accuracy in all material respects (without duplication of any materiality qualifier contained therein) of all representations and warranties in the Credit Documentation, (b) there being no default, event of default or Borrowing Base deficiency in existence at the time of, or after giving effect to the making of, such extension of credit, (c) the absence of material litigation implicating such extension of credit and the extension of credit not violating applicable law in any material respect, (d) the Credit Parties shall not have any Excess Cash at such time and such Revolving Loan shall not result in the Credit Parties having any Excess Cash (after giving effect to the use of proceeds of such Loan on or within 3 business days following the date of such borrowing (which use of proceeds shall be certified to by a responsible officer of the Borrower in the applicable borrowing request and which shall be for a purpose other than cash on balance sheet)), and (e) timely receipt of a customary borrowing request (that includes the certification referred to in the foregoing clause (d)).

V. <u>Documentation</u>

General: The Credit Documentation shall take the form of amendments and restatements of the prepetition loan documents to preserve lien priority, but the Amended and Restated Credit Agreement will be prepared on a 2016 JPMorgan upstream Credit Agreement form and will not be based on the Prepetition Credit Agreement. Such Amended and Restated Credit Agreement will incorporate the terms and conditions outlined herein and such other provisions as are mutually agreed.

Representations and Warranties: Usual and customary for facilities of this type as mutually agreed (subject to materiality and basket thresholds as mutually agreed) including, without limitation:

a) Organization; Powers

b) Authority; Enforceability

c) Approvals; No Conflicts

d) Financial Condition; No Material Adverse Change

e) Absence of Material Litigation

f) Environmental Matters

g) Compliance with Laws and Agreements; No Defaults

h) Investment Company Act

i) Taxes

j) ERISA

k) Disclosure; No Material Misstatements

l) Insurance

m) Restrictions on Liens

n) Subsidiaries

o) Location of Business and Offices

p) Properties; Titles, Etc.

q) Maintenance of Properties

r) Gas Imbalances, Prepayments

s) Marketing of Production

t) Swap Agreements and Qualified ECP Counterparty

u) Use of Loans and Letters of Credit

v) Solvency

w) Anti-Corruption Laws and Sanctions

x) Security Instruments

Affirmative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation:

a) Financial Statements; Other Information

(i) Concurrently with the delivery of each Reserve Report, the Borrower will provide production reports (prepared on a monthly basis) including volumes, revenue and lease operating expenses attributable to the Borrowing Base Properties for the prior 12 month period.

(ii) The Borrower's quarterly consolidated balance sheets and related statements of operations, members' equity and cash flows, in accordance with GAAP, certified by a senior financial officer, within 45 days after the end of each of the first three fiscal quarters of each year; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (ii).

(iii) The Borrower's annual consolidated financial statements as described above, in accordance with GAAP, certified by a senior financial officer, within 90 days after the end of each fiscal year and audited by an independent accounting firm of recognized national standing or otherwise reasonably approved by the Administrative Agent; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (iii).

(iv) The Borrower's twelve (12) month cash flow and capital expenditure forecast, within 90 days after the end of each fiscal year.

(v) Within 45 days after the end of each of the first three fiscal quarters of each year and within 90 days after the end of each fiscal year, the Borrower will provide (i) a compliance certificate of a financial officer (A) certifying to whether a default has occurred, (B) setting forth calculations confirming the Borrower's compliance with all financial covenants and (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date and (ii) a certificate of a financial officer setting forth as of the last business day of such fiscal quarter or fiscal year, all swap agreements of the Credit Parties, the material economic terms thereof, new credit support agreements, any margin required under any credit support agreement, the counterparty of each such swap agreement, and calculations demonstrating compliance with the affirmative hedging covenant hereunder.

(vi) Other customary reporting requirements including notices of the opening of any deposit account, securities account or commodities account and notices of material asset sales and swap agreement terminations.

b) Notices of Material Events

c) Existence; Conduct of Business

d) Payment of Taxes and other Obligations

e) Performance of Obligations under the Credit Documentation

f) Operation and Maintenance of Properties

g) Insurance

h) Books and Records; Inspection Rights

i) Compliance with Laws

j) Environmental Matters

k) Further Assurances

l) Delivery of Reserve Reports as described above in the "Borrowing Base" section (i.e. third party 1/1 report due by 4/1 and internal 7/1 report due by 10/1) along with a customary certificate of a responsible officer in connection therewith, which certificate shall include reasonably detailed calculations demonstrating compliance with the asset coverage covenant tested on the "as of" date of such Reserve Report; provided, that for the avoidance of doubt the reporting requirements set forth in this clause (l) shall commence immediately upon the Closing Date regardless of whether there is a Borrowing Base redetermination scheduled for any particular period.

m) Delivery of satisfactory title information reasonably required by the Administrative Agent with respect to not less than 90% of the PV9 value of the oil and gas properties evaluated by the most recent Reserve Report

n) Additional Collateral; Additional Guarantors; Delivery of Account Control Agreements

o) ERISA Compliance

p) Maintenance of all Deposit Accounts with Lenders

q) Commodity Exchange Act Keepwell

Financial Covenants:

The Credit Documentation will contain the following financial covenants:

Leverage Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a ratio of total debt of the Credit Parties on such date (excluding non-cash obligations under the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 815 and accounts payable not delinquent or greater than ninety (90) days past the date of invoice) to EBITDAX (as defined below) for the Reference Period (as defined below) ending on such date of not less than 3.50 to 1.00.

Current Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a current ratio (as defined below) of not less than 1.00 to 1.00.

Asset Coverage Ratio. The Credit Parties' ratio of (a) Total Proved PV10 to (b) (i) the aggregate principal amount of the outstanding Loans under the Facilities minus (ii) the amount of the Credit Parties' unrestricted cash on hand at such time (up to, in the case of this clause (ii), a maximum of $37,500,000) shall not be less than 1.35 to 1.00 as of each January 1 and July 1 of each year, commencing with the first such date after the Closing Date.

Minimum Liquidity. The Borrower shall not permit the sum of (a) unused Revolving Commitments plus (b) the Credit Parties' unrestricted cash on hand to be less than $25,000,000 as of the last day of each fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs.

EBITDAX:

The term "EBITDAX" means, for any period, the sum of Consolidated Net Income (as defined below) for such period and the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income and franchise taxes, depreciation, depletion, amortization, exploration expenses and other non-cash charges (including non-cash losses resulting from mark-to-market in respect of swap agreements), losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and actual fees and transaction costs incurred by the Credit Parties in connection with the bankruptcy cases and the Facilities, minus all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and all non-cash income, in each case added to Consolidated Net Income; provided that for the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a "Reference Period"), if during such Reference Period the Credit Parties shall have made a material disposition or material acquisition (with materiality thresholds to be mutually agreed in the Credit Documentation), EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving *pro forma* effect thereto as if such disposition or acquisition by the Credit Parties occurred on the first day of such Reference Period with such *pro forma* adjustments being determined in good faith by a financial officer of the Borrower and reasonably acceptable to the Administrative Agent.

Consolidated Net Income:

The term "Consolidated Net Income" means with respect to the Credit Parties, for any period, the aggregate of the net income (or loss) of the Credit Parties after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which any Credit Party has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Credit Parties in accordance with GAAP), except to the extent of the amount of dividends or

distributions actually paid in cash during such period by such other Person to any Credit Party; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs.

Current Ratio:	The term "current ratio" means consolidated current assets (excluding non-cash assets under ASC 815 and ASC 410 but including unused Revolving Commitments to the extent the conditions to borrowing would be able to be met at such time) of the Credit Parties divided by consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410) of the Credit Parties; provided, however, that the current maturities of long term debt (including the Loans) and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements shall not be considered consolidated current liabilities for purposes of this ratio.
Total Proved PV10:	The term "Total Proved PV10" means, as of any date of determination, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower's and the Guarantors' collective interest in its proved oil and gas properties during the remaining expected economic lives of such oil and gas properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such oil and gas properties, (b) the pricing assumptions used in determining Total Proved PV10 for any oil and gas properties shall be based upon the 90-day average NYMEX strip pricing, adjusted in a manner reasonably acceptable to Administrative Agent to reflect the Borrower's and the Guarantors' swap agreements then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent, and (d) Total Proved PV10 shall be calculated using the reserve engineering information contained in the Reserve Report with an "as of" date that is the same as the applicable asset coverage test date; *provided*, however, that for purposes of the calculation of Total Proved PV10, no more than 40% of the Total Proved PV10 shall be attributable to oil and gas properties described in the Reserve Report that constitute proved developed nonproducing reserves and proved undeveloped reserves.
Negative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation: a) Limitations on Debt; with allowances for unsecured indebtedness; *provided* that (i) the Credit Parties shall be in pro forma compliance with all financial covenants after giving effect to any such incurrence of debt, (ii) so long as any Term Loans remain outstanding, 75% of the net cash

proceeds of such debt shall be used to prepay Term Loans, (iii) the Borrowing Base shall be automatically reduced on the issue date by an amount equal to 25% of the principal amount of such unsecured debt; *provided* that, in the case of this clause (iii), no such reduction shall occur with respect to unsecured debt issued to repay, refinance or replace the Term Loans or other unsecured debt then existing, up to the principal amount of such refinanced Term Loans or other unsecured debt, (iv) such unsecured debt shall not provide for any amortization of principal or any scheduled or mandatory prepayments or redemptions on any date prior to 180 days after the Maturity Date (other than customary high yield indenture provisions requiring offers to repurchase in connection with asset sales or any change of control), (iv) such unsecured debt shall have a scheduled maturity date that is no earlier than 180 days after the Maturity Date, (v) no financial ratio covenant, negative covenant or event of default pertaining to such unsecured debt shall be more onerous than those contained in the Credit Documentation, and (vi) both immediately before and immediately after giving effect to the incurrence of any such unsecured debt, no Event of Default or Borrowing Base deficiency shall exist after giving effect to any automatic reduction in the Borrowing Base and any concurrent repayment of other debt with the proceeds of such incurrence.

b) Limitations on Liens

c) Limitations on Restricted Payments

d) Limitations on Investments, Loans and Advances

e) Nature of Business; No International Operations

f) Limitation on Operating Leases

g) Proceeds of Loans

h) ERISA Compliance

i) Sale or Discount of Receivables

j) Mergers, Etc.

k) Limitations on Sale of Properties and Termination of Swap Agreements, with allowance for the sale of Borrowing Base Properties and termination of commodity swap agreements *provided* that (i) upon any Triggering Disposition, the Borrowing Base shall be automatically reduced by the Borrowing Base value (as determined by the Administrative Agent and approved by the Required Revolving Lenders in each case in their sole discretion and consistent with their respective customary oil and gas lending criteria as it exists at the particular time) of the Borrowing Base Properties sold and/or swap agreements terminated, as applicable, (ii) no default, Event of Default or Borrowing Base deficiency shall exist or otherwise result from such sale or termination (including after giving

effect to any reduction in the Borrowing Base referred to in clause (i) above), and (iii) the consideration received by the Credit Parties in respect of such sale or termination shall be not less than 85% cash and not less than fair market value.

l) Environmental Matters

m) Transactions with Affiliates

n) Subsidiaries

o) Negative Pledge Agreements; Dividend Restrictions

p) Gas Imbalances, Take-or-Pay or Other Prepayments

q) Limitations on Swap Agreements (as described below)

r) Amendments of Organizational Documents

s) Changes in Fiscal Year

t) Marketing Activities

u) Non-Qualified ECP Guarantors

v) Holding Company covenant for the Borrower

Limitations on Commodity Swap Agreements:	Limitations on commodity swap arrangements include: ☐ Limited to 60 months in duration. ☐ Notional volumes of not more than, at the time such swap agreement is entered into, (a) for each calendar month during the period of the first 24 consecutive full calendar months following the date such swap agreement is entered into (the "Initial Test Period"), 90% and (b) for each calendar month during the 36 month period following Initial Test Period, 80%, in each case, of reasonably anticipated production from proved reserves of crude oil, natural gas and natural gas liquids (calculated separately) for each calendar month during the five year period following such test date, as set forth in the most recently delivered Reserve Report. If, after the end of any calendar quarter, commencing with the first full calendar quarter ending after the Closing Date, the Borrower determines that the aggregate weighted average of the notional volumes of all swap agreements in respect of commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other swap agreements) exceeded 100% of actual production of hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 45 days of such determination, terminate (only to the extent such terminations are permitted pursuant to the asset sale and hedge unwind negative covenant), create off-setting positions, or otherwise unwind or monetize (only to the extent such unwinds or

monetizations are permitted pursuant to the asset sale and hedge unwind covenant) existing swap agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

- The hedge provider must be a Lender (or affiliate of a Lender) or an unsecured counterparty with minimum A3 or A- ratings.
- All purchased put options or price floors for hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps.

Events of Default: Usual and customary for facilities of this type as mutually agreed (subject to materiality, cure periods and basket thresholds as mutually agreed) including, without limitation:

a) Nonpayment of principal or a reimbursement obligation owing under the Credit Documentation when due

b) Nonpayment of interest, fees or other amounts within three Business Days of due date

c) Material inaccuracy of a representation or warranty

d) Violation of negative covenants and certain affirmative covenants with no cure period

e) Violation of other covenants, conditions or agreements with 30-day cure period after the occurrence thereof

f) Cross-default to indebtedness and swap obligations in excess of $10.0 million

g) Bankruptcy events

h) Judgment defaults

i) Actual (or asserted by any Credit Party) invalidity of any Credit Documentation or non-perfection of any security interest in respect of collateral with an individual fair market value in excess of $1,000,000 or an aggregate fair market value in excess of $2,000,000.

j) ERISA event

k) Change of control (including any "change of control" as defined in any documents pertaining to any unsecured debt that the Credit Parties may incur from time to time)

Waterfall: All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration

	or otherwise, shall be applied: (i) *first*, to payment or reimbursement of fees, expenses and indemnities payable to the Administrative Agent in its capacity as such; (ii) *second*, pro rata to payment or reimbursement of fees, expenses and indemnities payable to the Lenders; (iii) *third*, pro rata to payment of accrued interest on the Loans; (iv) *fourth*, pro rata to payment of principal outstanding on the Revolving Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and secured swap obligations; (v) *fifth*, to payment of principal outstanding on the Term Loans; (vi) *sixth*, pro rata to any other indebtedness and other obligations secured by the Credit Documentation; (vii) *seventh*, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure; and (viii) *eighth*, any excess, after all of the indebtedness and other obligations secured by the Credit Documentation shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any governmental requirement.
Voting:	Except as otherwise expressly provided, waivers and amendments to be subject to the approval of Lenders holding a majority (>50%) of the aggregate amount of the Loans, participations in Letters of Credit and unused Revolving Commitments under the Revolving Facility (the "Majority Lenders"). Decreases and reaffirmations of the Borrowing Base and postponements of any Borrowing Base redetermination to be subject to the approval of the Required Revolving Lenders. The consent of all Revolving Lenders will be required for increases in the Borrowing Base and amendments to Borrowing Base provisions that result in an increase in the Borrowing Base. The consent of all Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest (other than waiver of default interest) or fees, and (c) extensions of scheduled maturities or times for payment; and The consent of all Lenders will be required with respect to (a) modifications to the voting percentages and pro rata provisions, (b) releases of all or substantially all of the value of the collateral or guarantees (other than in connection with transactions permitted pursuant to the financing documentation), (c) changes to the description of the obligations secured or the priority of payments after an event of default and (d) certain other customary 100% vote amendments.
Assignments and Participations:	Usual and customary as mutually agreed

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.
Expenses and Indemnification:	Usual and customary with customary exceptions as mutually agreed
Governing Law:	State of New York
EU Bail-In Provisions:	Usual and customary
Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

ANNEX I to EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate plus the Applicable Margin or (b) the Adjusted LIBO Rate, plus the Applicable Margin.

As used herein:

"Alternate Base Rate" means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate applicable for an interest period of one month plus 1.00%.

"Adjusted LIBO Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months appearing on LIBOR01 Page published by Reuters; provided that if the Adjusted LIBO Rate is at any time less than zero, the Adjusted LIBO Rate shall be deemed to be zero. Solely with respect to Term Loans, there shall be a LIBOR floor of 1.0%-.

The "Applicable Margin" and "Commitment Fee", for purposes of determining the applicable interest rate for Revolving Loans, will be determined based upon the Borrowing Base Utilization (as defined below) then being utilized, as follows:

Borrowing Base Utilization	≤25%	>25% and ≤50%	>50% and ≤75%	>75% and ≤90%	>90%
LIBOR Margin	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Margin	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee	.500%	.500%	.500%	.500%	.500%

The "Applicable Margin" for Term Loans will be 7.75% for Eurodollar Loans and 6.75% for ABR Loans.

"Borrowing Base Utilization" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the principal amount of Revolving Loans and the Letters of Credit outstanding on such day, and the denominator of which is the Borrowing Base in effect on such day.

	"ABR Loans" means Loans bearing interest based upon the Alternate Base Rate. "Eurodollar Loans" means Loans bearing interest based upon the Adjusted LIBO Rate.
Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears. In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth above on the average daily unused portion of the Borrowing Base, payable quarterly in arrears.
Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility. Such fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears. A fronting fee in an amount equal to 0.125% per annum on average daily face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.
Upfront Fees:	Payable on the Closing Date for the benefit of the Lenders in an amount for each such Lender equal to the sum of (a) 0.50% of such Lender's final allocated commitment to the initial Borrowing Base on the Closing Date and (b) 0.50% of such Lender's final allocated share of the Term Loans on the Closing Date.
Default Rate:	If (a) an Event of Default is continuing as a result of the failure of the Borrower to pay any principal of or interest on any Loan or any fee or other amount payable by the Credit Parties under the Credit Documentation, whether at stated maturity, upon acceleration or otherwise, or upon a bankruptcy event of default, the overdue amount shall automatically bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin) and (b) any other Event of Default is continuing under the Facilities and the Majority Lenders so elect, then all outstanding Loans or any other fee or other amount payable by the Credit Parties under the Credit Documentation that is not paid when due, whether at stated maturity, upon

	acceleration or otherwise, and including any payments in respect of a Borrowing Base deficiency, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin).
Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Exhibit E to the Plan Support Agreement

Hedging Program

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
CHAPARRAL ENERGY, INC., et al.,	:	Case No. 16-11144 (LSS)
Debtors.[1]	:	Jointly Administered
	:	**Re: Docket No. 580**

ORDER (I) AUTHORIZING THE DEBTORS TO (A) ENTER INTO POSTPETITION HEDGE AGREEMENTS AND (B) GRANT LIENS AND SUPERPRIORITY CLAIMS, AND (II) GRANTING RELATED RELIEF

Upon the *Motion for an Order (I) Authorizing the Debtors to (A) Enter Into Postpetition Hedge Agreements, and (B) Grant Liens and Superpriority Claims, and (II) Granting Related Relief* [Docket No. 580] (the "**Motion**"),[2] dated November 23, 2016, of the above-referenced debtors, as debtors in possession (collectively, the "**Debtors**"), in the above-captioned cases for entry of an order (this "**Order**"), pursuant to sections 105(a), 362, 363 and 364 of title 11 of the United States Code (the "**Bankruptcy Code**"), Rules 2002, 4001, 6003, and 6004 of the Federal Rules of Bankruptcy Procedure (the "**Bankruptcy Rules**") and Rule 4001-2 of the Local Bankruptcy Rules for the District of Delaware (the "**Local Bankruptcy Rules**"), seeking, among other things:

(a) authorization for the Debtors to:

(1) enter into and perform under the Postpetition Hedge Agreements with the Postpetition Hedge Providers subject to the Hedge Limitations;

[1] The Debtors in these cases, along with the last four digits (or five digits, in cases in which multiple Debtors have the same last four digits) of each Debtor's federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Green Country Supply, Inc. (2723); and Roadrunner Drilling, L.L.C. (2399). The Debtors' address is 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

[2] Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Motion.

(2) honor, pay, or otherwise satisfy all Postpetition Hedge Obligations as they come due, with any such payments to the Postpetition Hedge Providers constituting a decrease in value of the Cash Collateral to the extent paid from Cash Collateral;

(b) granting the Superpriority Administrative Claims pursuant to section 364(c)(1) of the Bankruptcy Code to the Postpetition Hedge Providers and Prepetition Agent (for the benefit of the Postpetition Hedge Providers) in the amount of any unpaid Postpetition Hedge Obligations; provided that the Superpriority Administrative Claims shall be subject and subordinate to the Carve Out;

(c) granting the Priming Liens to the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) on all Property of the Debtors' estates; provided that the Priming Liens shall be subject and subordinate to the Carve Out and Other Senior Liens;

(d) authorizing the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) to exercise all rights and remedies following the occurrence and during the continuation of an event of default or a termination event under, and as defined in, the Postpetition Hedge Agreements;

(e) authorizing the Postpetition Hedge Providers to setoff, net, and apply any payment amounts that such Postpetition Hedge Providers would otherwise be obligated to pay to any Debtor under the Postpetition Hedge Agreements against the Prepetition Indebtedness in accordance with Sections 4.01(c) and 10.02(c) of the Prepetition Credit Agreement; and

(f) authorizing the Prepetition Secured Parties to apply any payment amounts that the Postpetition Hedge Providers are obligated to pay to any Debtor under the Postpetition Hedge Agreements against the Prepetition Indebtedness in accordance with Sections 4.01(c) and 10.02(c) of the Prepetition Credit Agreement.

all as more fully set forth in the Motion; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and it appearing that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and a hearing on the Motion having been held by the Court on December 14, 2016; and pursuant to Bankruptcy Rules 4001 and 6004 and Local Bankruptcy Rule 4001-2, due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further

notice need be provided; and the Court having considered the offers of proof, evidence adduced, and the statements of counsel at the Hearing; and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions contained herein is necessary and essential to enable the Debtors to preserve the value of the Debtors' businesses and assets and that such relief is fair and reasonable and that entry of this Order is in the best interest of the Debtors and their respective estates and creditors; and due deliberation and good cause has been shown to grant the relief sought in the Motion.

IT IS HEREBY FOUND AND ORDERED:

1. The Motion is granted as set forth herein.

2. The Debtors are authorized to: (a) enter into and perform under the Postpetition Hedge Agreements with the Postpetition Hedge Providers subject to the Hedge Limitations; and (b) honor, pay, or otherwise satisfy all Postpetition Hedge Obligations as it comes due, with any such payments to the Postpetition Hedge Providers constituting a decrease in value of the Cash Collateral to the extent paid from Cash Collateral.

3. The Superpriority Administrative Claims pursuant to section 364(c)(1) of the Bankruptcy Code are hereby granted to the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) in the amount of any unpaid Postpetition Hedge Obligations owed by the Debtors; provided that the Superpriority Administrative Claims shall be subject and subordinate to the Carve Out.

4. The Priming Liens are hereby granted pursuant to section 364(d)(1) of the Bankruptcy Code to the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) on all Property of the Debtors' estates to secure the Postpetition Hedge Obligations owed by the Debtors; provided that the Priming Liens shall be subject and subordinate to the Carve Out and Other Senior Liens.

5. The Debtors shall, pursuant to this Order, be permitted to enter into Postpetition Hedge Agreements only (i) with the Prepetition Secured Parties or their respective affiliates and (ii) in compliance with the Hedge Limitations.

6. To further the foregoing, and as security and assurance of payment of the Postpetition Hedge Obligations, and in exchange for providing benefits to the Debtors in accordance with this Order:

(a) the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) are hereby granted, effective as of the date hereof and in each case automatically perfected without the necessity of the execution by the Debtors (or recordation or other filing) of, including without limitation, security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, Priming Liens on all prepetition and postpetition Property of the Debtors' estates and all proceeds thereof, senior to all other liens and security interests, including the Adequate Protection Liens, to secure the Postpetition Hedge Obligations; provided that the Priming Liens shall be subject and subordinate to the Carve Out and Other Senior Liens;

(b) the Postpetition Hedge Providers and the Prepetition Agent (for the benefit of the Postpetition Hedge Providers) are hereby granted Superpriority Administrative Claims pursuant to section 364(c)(1) of the Bankruptcy Code senior in right to all other administrative claims against the Debtors' estate in the amount of the Postpetition Hedge Obligations; provided that the Superpriority Administrative Claims shall be subject and subordinate to the Carve Out;

(c) the Postpetition Hedge Providers may setoff, net, and apply any payment, settlement payment, termination values, termination payments, and any other amounts that such Postpetition Hedge Provider would be entitled to receive from any Debtor or otherwise be obligated to pay to any Debtor under any Postpetition Hedge Agreement in accordance with the terms of each of such Postpetition Hedge Agreement, including, but not limited to, setoff, netting, and application of the foregoing against any and all obligations of any Debtor under the Postpetition Hedge Agreement in accordance with the terms of such Postpetition Hedge Agreement to reduce permanently the Prepetition Indebtedness in accordance with Sections 4.01(c) and 10.02(c) of the Prepetition Credit Agreement; provided that upon the occurrence and during

the continuation of an event of default or a termination event (each as defined in the Postpetition Hedge Agreements), any Postpetition Hedge Provider may terminate, liquidate, or unwind its Postpetition Hedge Agreement and setoff and net transactions thereunder upon notice by such Postpetition Hedge Provider to the Debtor that is party to the applicable Postpetition Hedge Agreement in accordance with the applicable Postpetition Hedge Agreement, which shall not be stayed, avoided, or otherwise limited by operation of any provision of the Bankruptcy Code;[3]

(d) the Prepetition Secured Parties may apply any payment, settlement payment, termination values, termination payments, and any other amounts that any Postpetition Hedge Provider would be obligated to pay to any Debtor under any Postpetition Hedge Agreement to reduce permanently the Prepetition Indebtedness in accordance with Sections 4.01(c) and 10.02(c) of the Prepetition Credit Agreement;

(e) the reorganized Debtors shall assume the Postpetition Hedge Agreements under the Plan; and

(f) for the avoidance of doubt, the Debtors' rights under the Postpetition Hedge Agreements constitute (i) solely for the purposes of exercising remedies under the Prepetition Loan Documents, collateral of the Prepetition Secured Parties under the Prepetition Loan Documents, and the Prepetition Secured Parties are hereby granted, effective as of the date hereof, liens and security interests in the Postpetition Hedge Agreements (such liens and security interests being automatically perfected without the necessity of execution by the Debtors (or recordation or other filing) of, including without limitation, security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control), and (ii) Adequate Protection Collateral under the Cash Collateral Order.

7. If any or all of the provisions of this Order or the Cash Collateral Order are stayed, modified in a manner adverse to a Postpetition Hedge Provider, or vacated, or if this Order or the Cash Collateral Order otherwise terminates, then such stay, modification, vacation,

---

[3] For the avoidance of doubt, sections 362(b)(17) and (b)(27) of the Bankruptcy Code apply to the Postpetition Hedge Agreements for the benefit of the Postpetition Hedge Providers, and, accordingly, relief from the automatic stay shall not be required in order to take any actions pursuant to sections 105(a), 560, and 561 of the Bankruptcy Code between the Debtors and the Postpetition Hedge Providers.

or termination will not affect (a) the validity of any indebtedness, obligation, or liability incurred by the Debtors to each of the Postpetition Hedge Providers before the receipt of written notice by the Postpetition Hedge Providers of the effective date of such stay, modification, vacation, or termination; (b) the validity or enforceability of the security interests, administrative claims, and netting, setoff, collection and termination rights authorized or created hereby or pursuant to the Postpetition Hedge Agreements, or any related documents; and (c) the rights of the Postpetition Hedge Providers to exercise remedies as set forth in the Postpetition Hedge Agreements, and each of the Postpetition Hedge Providers shall be entitled to the benefits of the good faith protections and provisions of section 364(e) of the Bankruptcy Code.

8. The automatic stay provisions of section 362 and the setoff and netting provisions of section 553 of the Bankruptcy Code are hereby modified solely to the extent necessary to:

(a) permit immediate unconditional exercise and enforcement of rights and remedies by (i) Postpetition Hedge Providers, the Prepetition Agent on behalf of the Postpetition Hedge Providers, and the Prepetition Secured Parties (as applicable, including, but not limited to, the foreclosure on the Priming Liens in order to collect from the Debtors amounts that may be owed to the Postpetition Hedge Providers under the Postpetition Hedge Agreements) and (ii) the Postpetition Hedge Providers, the Prepetition Agent on behalf of the Postpetition Hedge Providers, and the Prepetition Secured Parties, in each case, upon the occurrence and during the continuation of an event of default or a termination event (each as defined in the Postpetition Hedge Agreements) under the Postpetition Hedge Agreements (as applicable, including, but not limited to, the suspension, termination, liquidation, withholding of performance, or acceleration thereof and setoff, netting, and application of any payment, settlement payment, termination values, termination payments, and any other amounts that such Postpetition Hedge Provider would be entitled to receive from or otherwise be obligated to pay to any Debtor under any Postpetition Hedge Agreement), and the Postpetition Hedge Providers' rights thereunder shall not be modified, stayed, avoided, or otherwise limited by order of this Court or any court proceeding under the

Bankruptcy Code, including, but not limited to, the right to collect from the Debtors amounts that may be owed to a Postpetition Hedge Provider following such termination and the right to withhold performance pursuant to the terms of any Postpetition Hedge Agreement. The Debtors waive the right and shall not seek relief, including under section 105(a) or section 549 of the Bankruptcy Code, to the extent that any such relief would in any way restrict or impair the rights of the Prepetition Agent or any Postpetition Hedge Provider under the Postpetition Hedge Agreements or this Order, including, without limitation, the right of the Postpetition Hedge Providers and the Prepetition Secured Parties to setoff, net, and apply any payment amounts that such Postpetition Hedge Providers would otherwise be obligated to pay to any Debtor under the Postpetition Hedge Agreements in accordance with the terms of such Postpetition Hedge Agreement against the Prepetition Indebtedness, as provided in paragraphs 6(c) and 6(d) of this Order; provided that nothing herein shall limit the rights of the Debtors to seek an order from the Court on an expedited basis to challenge that an event of default or a termination event has actually occurred or is continuing; and

(b) permit the Prepetition Agent, on behalf of the Postpetition Hedge Providers, but without obligation to do so, to take all actions to validate and perfect the liens and security interests granted hereunder and under the Cash Collateral Order, including by filing or recording financing statements, intellectual property filings, mortgages, notices of lien, or similar instruments in any jurisdiction. For the avoidance of doubt, whether or not the Prepetition Agent chooses to file such financing statements, intellectual property filings, mortgages, notices of lien, or similar instruments, take possession of or control over, or otherwise confirm perfection of the liens and security interests granted under this Order, such liens and security interests shall be deemed valid, automatically perfected, allowed, enforceable, non-avoidable, and not subject to challenge, dispute, or subordination, as of the date hereof; and

(c) provide that the Prepetition Agent's, Postpetition Hedge Providers', and Prepetition Secured Parties' rights, powers, privileges, and remedies under the Postpetition Hedge Agreements, as applicable, and this Order may not be modified, stayed, avoided, or otherwise limited by further order of the Court or any court proceeding under the Bankruptcy Code without the consent of such parties.

9. The Prepetition Agent, for the benefit of the Postpetition Hedge Providers, the Postpetition Hedge Providers, and the Prepetition Secured Parties, as applicable, shall enjoy all protections provided by this Order and the Cash Collateral Order including, but not limited to the Superpriority Administrative Claims, Priming Liens, automatic perfection of liens and security interests, and automatic stay relief, in respect of transactions authorized by this Order; provided that nothwithstanding anything to the contrary herein, upon the effective date of the Plan contemplated in the Plan Support Agreement: (i) (a) the collateral securing the reorganized Debtors' obligations under the Postpetition Hedge Agreements shall become co-extensive with the collateral securing the loans under the Exit RBL, and (b) the claims, liens and security interests of the Postpetition Hedge Providers shall become *pari passu* with the respective claims, liens and security interests of the lenders with respect to the Debtors' obligations to pay principal under the Exit RBL, in each case, as provided in the definitive documentation entered into in connection with the Exit RBL; and (ii) paragraphs 5, 6(e), 6(d), 6(f) and 8 of this Order shall be replaced by the applicable terms of the Plan, the Exit RBL, and the Postpetition Hedge Agreement. Otherwise, the relief and protections provided by this Order shall not be subject to discharge or impairment and shall survive any order of the Court that may be entered (i) confirming any plan of reorganization or liquidation in any of the Cases (except pursuant to the order confirming the Plan contemplated under the Plan Support Agreement and upon the effective date of such Plan), (ii) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Cases, and shall be in addition to any and all rights, powers or privileges provided for by the Postpetition Hedge Agreement or the Cash Collateral Order. Pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge of the Postpetition Hedge Obligations.

10. The Debtors shall promptly reimburse the Prepetition Agent and each of the Postpetition Hedge Providers for any reasonable and documented fees and expenses, including, but not limited to, legal fees, that it has incurred in connection with the review and negotiation of the Postpetition Hedge Agreements, the negotiation of this Order, and any related documents. Such reimbursement obligations shall constitute a Postpetition Hedge Obligation, entitled to Superpriority Administrative Claims, Priming Liens, and other protections afforded by this Order and the Cash Collateral Order.

11. Notwithstanding anything in this Order to the contrary, nothing in this Order shall in any way prime or affect any rights of U.S. Specialty Insurance Company and/or its successors and/or assigns (the "**Surety**"), as to (a) any funds it is holding (estimated to be $1 million) and/or being held for it, whether in trust, as security or otherwise, (b) any substitutions or replacements of said funds (including accretions to and interest earned on said funds), and (c) any letters of credit related to any indemnity, collateral trust, or related agreements between the Surety and any of the Debtors (collectively (a) to (c), the "**Surety Assets**"). Nothing in this Order shall (a) affect any rights of the Surety under any indemnity, collateral trust, or related agreements between the Surety and any of the Debtors as to the Surety Assets, (b) prime any setoff, recoupment and/or lien rights of the Surety or any party to whose rights the Surety may become subrogated therein, or (c) affect any rights or remedies of the Postpetition Hedge Providers in connection with (i) the Surety Assets, or (ii) any rights or remedies of the Surety or any party to whose rights the Surety may become subrogated therein, all of which are expressly preserved.

12. Notice of the Motion as provided therein shall be deemed good and sufficient and the requirements of the Local Bankruptcy Rules are satisfied by such notice.

13. Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, 9014 or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry. To the extent that any finding of fact shall be determined to be a conclusion of law it shall be so deemed and vice versa.

14. The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

15. The Court has and will retain jurisdiction to enforce this Order.

Dated December _____, 2016
Wilmington, Delaware

____
THE HONORABLE LAURIE SELBER SILVERSTEIN
UNITED STATES BANKRUPTCY JUDGE

Exhibit F to the Plan Support Agreement

Registration Rights Agreement Term Sheet

Registration Rights Agreement Term Sheet

This Registration Rights Agreement Term Sheet summarizes the material terms and conditions of the Registration Rights Agreement ("**Agreement**") described in the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "**Plan**"). The Agreement will be entered into on the effective date of the Plan (the "**Plan Effective Date**") by Chaparral Energy, Inc. (the "**Company**") and any Holder (as defined below). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Registrable Securities	"**Registrable Securities**" are (a) all shares of Class A common stock, par value $0.01 per share ("**Class A Shares**") and Class B common stock, par value $0.01 per share ("**Class B Shares**" and, together with the Class A Shares, the "**Common Stock**"), of the Company issued and shares of the Class A Shares issuable pursuant to the exercise of the Warrants ("**Warrant Shares**") acquired by a Holder pursuant to the Plan and any additional Common Stock or Warrant Shares acquired by such Holder in open market or other purchases after the date that a registration statement filed pursuant to the Agreement is first declared effective by the Securities and Exchange Commission (the "**Commission**" and such date, the "**Registration Effective Date**") and (b) any additional Common Stock or Warrant Shares paid, issued or distributed in respect of any such shares or Warrants by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock or Warrant Shares will have been converted or exchanged; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any similar provision then in effect) promulgated under the Securities Act of 1933, as amended; and (z) the date on which such Registrable Securities cease to be outstanding. "**Initial Registrable Securities Number**" is the aggregate number of Registrable Securities (including Warrant Shares) beneficially owned by all signatories to the Agreement other than the Company (the "**Holders**" and each a "**Holder**").
Initial Shelf Registration Statement	The Company will file a shelf registration statement on Form S-1 (or Form S-3, if available) (the "**Initial Shelf Registration Statement**") with the Commission on or prior to the [•] day following the Plan Effective Date. The Company will use its reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective by the Commission and use its reasonable best efforts to keep such Initial Shelf Registration Statement continuously effective until the earlier of (i) the date the Company (A) is eligible to register the Registrable Securities for resale by the Holders on Form S-3 or is a Smaller Reporting Company eligible to incorporate by reference pursuant to Item 12(b) of Form S-1 and (B) has filed such Registration Statement mentioned in clause (A) with the Commission and such Registration Statement has been declared effective; and (ii) the date that all Registrable Securities covered by the Initial Shelf Registration Statement shall cease to be Registrable Securities (such earlier date the "**Initial Shelf Expiration Date**"). So long as the Initial Shelf Registration Statement is on Form S-1, (i) the Company will file any supplements to the prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such prospectus any Current Reports on Form 8-K necessary or required to be filed by applicable law, any Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed by the Company with the

	Commission or any other information necessary so that (i) the Initial Shelf Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading and (ii) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K.
Subsequent Shelf Registration Statements on Form S-3	For so long as any Registrable Securities remain outstanding, the Company will (i) use its best efforts to become eligible and maintain such eligibility to register the Registrable Securities on Form S-3 ("**S-3 Shelf Registration Statement**") and meet the requirements of General Instruction VII of Form S-1 after the Initial Shelf Expiration Date, (ii) use its best efforts to cause any S-3 Shelf Registration Statement to be declared effective by the Commission and (iii) use its best efforts to keep such S-3 Shelf Registration Statement continuously effective until all Registrable Securities covered by the S-3 Shelf Registration Statement have been sold.
Demand Registration	At any time and from time to time on or following the Plan Effective Date, any Holder or group of Holders may request in writing ("**Demand Registration Request**") that the Company effect the registration of all or part of such Holder's or Holders' Registrable Securities with the Commission. The Company will file a registration statement covering such Holder's or Holders' Registrable Securities requested to be registered, and will use its reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable after receipt of such request. The Company is not required to file a registration statement pursuant to a Demand Registration Request: (A) unless the number of Registrable Securities requested to be registered on such registration statement equals at least 20% of the Initial Registrable Securities Number; (B) if the Registrable Securities requested to be registered are already covered by an existing and effective registration statement and such registration statement may be utilized for the offering and sale of the Registrable Securities requested to be registered; (C) if a registration statement filed by the Company pursuant to the registration rights agreement shall have previously been initially declared effective by the Commission within the one hundred twenty (120) days preceding the date of such Demand Registration Request is made; and (D) if the number of Demand Registration Requests previously made pursuant to the Agreement equals five (5); provided that a Demand Registration Request will not be considered made for purposes of this clause (C) unless the requested registration statement has been declared effective by the Commission.
Underwritten "Takedown" & Redemption of Class B Shares	Upon the demand of one or more Holders holding, collectively, at least 20% of the Initial Registrable Securities Number, the Company will facilitate an underwritten "takedown" of Registrable Securities (such offering an "**Underwritten Offering**"). The Holders of a majority of the Registrable Securities in an Underwritten Offering, with the consent of the Company, which consent may not be unreasonably delayed or withheld, will select one or more investment banking firms to be the managing

	underwriter or underwriters. The Company will cause at least one (1) executive officer and its Chief Financial Officer and/or Chief Accounting Officer to attend and participate in "road shows" and other information meetings organized by the underwriters, if any, as reasonably requested; provided, that the Company will have no obligation to participate in more than two (2) "road shows" in any twelve (12)-month period and such participation will not unreasonably interfere with the business operations of the Company. If such managing underwriter or underwriters advises the Company that there is an insufficient number of Class A Shares being offered to successfully consummate the "takedown" and create sufficient liquidity for optimal trading of the shares, Holders representing 20% of the Class B Shares may instruct the Company to issue Class A Shares in such Underwritten Offering and use the proceeds of such sale to redeem the Class B Shares pro rata among all holders of Class B Shares at a purchase price equal to the public offering price paid by the underwriters of the Class A Shares in the Underwritten Offering minus any underwriting fees or discounts payable on such shares actually paid by any other selling shareholders (a "**Class B redemption**"). In connection with any Class B Redemption, any Holder of Class B Shares may elect to have redeemed a number of Class B shares in excess of their pro rata share. The Company will not be required to undertake an Underwritten Offering if the number of Underwritten Offerings previously made in the immediately preceding twelve (12) month period shall exceed [•]. The Company will pay the underwriting fees and discounts in connection with any Underwritten Offering.
Grace Periods	After a registration statement has been declared effective by the Commission, the Company may postpone the filing or effectiveness of, or suspend the use of, a registration statement if it will materially adversely affect any bona fide material financing or any material transaction of the Company, result in the disclosure of material non-public information that would otherwise not be publicly disclosed and the Company may delay the disclosure of such material non-public information (such period a "**Grace Period**"). Grace Periods are limited to an aggregate of 60 days during any 365 day period and a maximum of 45 days for any one Grace Period.
Piggyback Registration	If at any time, and from time to time, the Company proposes to (A) file a registration statement under the Securities Act with respect to an Underwritten Offering of any class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company; or (B) conduct an underwritten offering constituting a "takedown" of a class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company registered under a shelf registration statement previously filed by the Company, the Company will give written notice (the "**Piggyback Notice**") of such proposed filing or underwritten offering to the Holders at least twenty (20) business days before the anticipated filing date and will offer the Holders the opportunity to register such amount of Registrable Securities as each Holder may request on the same terms and conditions as the registration of the other securities of the Company securities included in such proposed filing or underwritten offering, as the case may be (a "**Piggyback Offering**"). If the managing underwriter or underwriters of such underwritten offering advises the

	Company and the selling Holders in writing that, in its view, the total amount of securities that the Company, such Holders and any other holders entitled to participate in such offering ("**Other Holders**") propose to include in such offering is such as to adversely affect the success of such underwritten offering, then: (A) if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders; and (iii) third, up to the full amount of securities requested to be included in such Piggyback Offering by all Other Holders; (B) if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising "demand" rights (including pursuant to a Demand Registration Request), the Company will include in such registration: (i) first, all securities of the Other Holder exercising "demand" rights (including pursuant to a Demand Registration Request) requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the registration by the Company; and (C) third, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and any Other Holders entitled to participate therein, allocated pro rata among such Holders and Other Holders on the basis of the amount of securities requested to be included therein by each such Holder or Other Holder.
Full Cooperation	Holders will fully cooperate with the Company in connection with the Company's obligations under the Agreement, including by providing any such information reasonably requested by the Company in connection therewith.
Lock Up Provisions	Each Holder of the Common Stock of the Company will agree to enter into a customary lock-up agreement with the underwriter(s) in connection with any underwritten offerings by the Holders or the Company (irrespective of whether any Holder participates in such underwritten offering) providing such Holder will not effect any public sale or distribution of Registrable Securities for a period of seventy-five (75) days (or such lesser period as may be required to complete the offering) beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering, unless otherwise agreed to by the managing underwriter(s) for any such underwritten offering, provided that the Company and the Company's directors and executive officers have also entered into such lock-up agreements with the underwriter(s) at the time of such underwritten offering.
Lock Up Provisions in Company Charter	The Company's charter will contain a lock-up provision requiring the Company to implement a lock up of any Holder of 2% or more of the Common Stock of the Company at any time, and for the same duration, that a lock up under the Agreement is effected.
Transfer of Registration Rights	In connection with the sale of "restricted" Registrable Securities, any Holder may freely assign its rights under the Agreement, subject to certain customary conditions, provided that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such original Holder under the Agreement and (c) the transferor or assignor is not relieved of any obligations or liabilities under the

	Agreement arising out of events occurring prior to such transfer.
Fees and Expenses	The Company will pay all expenses incident to the Company's performance under or compliance with the Agreement to effect the registration of the Registrable Securities. The Company will pay the fees and disbursements of one legal counsel to the Holders as well as any local counsel to the Holders (each such counsel to be selected by a majority of the Holders of Registrable Securities), retained in connection with any Demand Registration Right or underwritten offering by the Holders pursuant to its rights under the Agreement (including the filing or amendment of any registration statement, prospectus or free writing prospectus in connection therewith).
Indemnification	The Agreement will contain customary indemnification provisions for the benefit of the Company, the Holders and underwriters.
Limitation on Subsequent Registration Rights	Company shall not, without prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for a period of two (2) years from the Plan Effective Date.
Governing Law	New York.

Exhibit G to the Plan Support Agreement

Form Cash Collateral Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	§	Chapter 11
CHAPARRAL ENERGY, INC., *et al.*[1]	§	Case No. 16-11144 (LSS)
Debtors.	§	(Jointly Administered)
	§	**Re: Docket Nos. 18, 85, 191, 225, 300, 446, 499, 527 & 573**

NINTH INTERIM ORDER (I) AUTHORIZING POSTPETITION LIMITED USE OF CASH COLLATERAL, (II) GRANTING ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 363, AND 507, BANKRUPTCY RULES 2002, 4001, AND 9014, AND LOCAL BANKRUPTCY RULE 4001-2, (III) MODIFYING THE AUTOMATIC STAY, (IV) SCHEDULING A FINAL HEARING PURSUANT TO BANKRUPTCY RULE 4001(B), AND (V) GRANTING RELATED RELIEF

Upon the motion (the "**Motion**") filed by the above-captioned debtors, as debtors in possession (collectively, the "**Debtors**") pursuant to §§ 105, 361, 362, 363, and 507 of title 11 of the United States Code (the "**Bankruptcy Code**"), rules 2002, 4001, and 9014 of the Federal Rules of Bankruptcy Procedure (the "**Bankruptcy Rules**"), and rule 4001-2 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the "**Local Rules**"), which requests, *inter alia*:

(a) authorization for the Debtors to use Cash Collateral (as defined below) of JPMorgan Chase Bank, N.A., as administrative agent (the "**Prepetition Agent**") for the lenders party from time to time to the Prepetition Credit Agreement (as defined below) (collectively, the "**Prepetition Lenders**"), as well as the Issuing Banks, the Secured Swap Providers, and Banking Services Providers (each as defined in the Prepetition

[1] The Debtors in these cases, along with the last four digits of each Debtor's federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Green Country Supply, Inc. (2723); and Roadrunner Drilling, L.L.C. (2399). The Debtors' address is 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

Credit Agreement, and together with the Prepetition Agent and the Prepetition Lenders, collectively, the "**Prepetition Secured Parties**") on an interim basis and solely upon the terms and conditions set forth in this order (the "**Interim Order**") during the period following the Petition Date (as defined below) and through the Termination Date (as defined below);

(b) authorization to provide adequate protection of the respective interests of the Prepetition Agent and the other Prepetition Secured Parties, pursuant to §§ 361 and 363(e) of the Bankruptcy Code, in the Prepetition Collateral (defined below) and Cash Collateral for such interim use;

(c) modification of the automatic stay imposed by § 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of this Interim Order and the Final Order (as defined below);

(d) that a final hearing (the "**Final Hearing**") be scheduled by the Court to consider entry of a final order (the "**Final Order**") authorizing on a final basis the relief requested in the Motion; and

(e) waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim Order or the Final Order (including a waiver pursuant to Bankruptcy Rule 6004(h));

adequate and sufficient notice of the Motion under the circumstances having been given, and the Court having conducted an interim hearing on May 11, 2016 on the Motion and entered an interim order (the "**Original Interim Order**") [Docket No. 85] on May 13, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court having conducted a second interim hearing on June 9, 2016 on the Motion and entered a second interim order (the "**Second Interim Order**") [Docket No. 191] on June 9, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based upon certification of counsel, entered a third interim order (the "**Third Interim Order**") [Docket No. 225] on June 21, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based upon certification of counsel, entered a fourth interim order (the "**Fourth Interim Order**") [Docket No. 300] on July 12, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based

upon certification of counsel, entered a fifth interim order (the "**Fifth Interim Order**") [Docket No. 446] on August 29, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based upon certification of counsel, entered a sixth interim order (the "**Sixth Interim Order**") [Docket No. 499] on September 28, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based upon certification of counsel, entered a seventh interim order (the "**Seventh Interim Order**") [Docket No. 527] on October 13, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and the Court, based upon certification of counsel, entered an eighth interim order (the "**Eighth Interim Order**") [Docket No. 573] on November 21, 2016 granting the relief in the Motion on an interim basis to the extent provided in such order, and as applicable based upon, among other things, the *Declaration of Mark A. Fischer, Chief Executive Officer of Chaparral Energy, Inc. in Support of Chapter 11 Petitions and First Day Pleadings* (the "**First Day Declaration**"), the evidence adduced by the parties, and the representations of counsel, the entire record made at the interim hearings, and the certifications of counsel; and it appearing to the Court that granting the relief sought in the Motion, on the terms and conditions contained herein, is necessary and essential to enable the Debtors to preserve the value of their businesses and property, to prevent immediate and irreparable harm to the Debtors' estates, and to facilitate the reorganization of the Debtors' businesses and that such relief is fair and reasonable. Accordingly, the Court hereby finds and determines as follows:

Factual and Procedural Background

A. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 1334 and 157. Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. §§ 157(b)(2). Venue for the Chapter 11 Cases (as

defined below) and the proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

B. On May 9, 2016 (the "**Petition Date**"), Chaparral Energy, Inc. ("**Chaparral**") and each of the other Debtors filed a voluntary petition for relief with this Court under chapter 11 of the Bankruptcy Code (collectively, the "**Chapter 11 Cases**"). The Chapter 11 Cases are being jointly administered under Case No. 16-11144.

C. The Debtors are continuing in possession of their property and are operating and managing their businesses as a debtors-in-possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

D. The United States Trustee for the District of Delaware (the "**U.S. Trustee**") has not yet appointed an official committee of unsecured creditors or any other statutory committee (a "**Committee**") pursuant to § 1102 of the Bankruptcy Code.

E. On November 23, 2016, the Debtors filed a motion seeking, *inter alia*, approval of the Plan Support Agreement [Docket No. 578] (the "**Plan Support Agreement**") by and among the Debtors and the Consenting Creditors (as defined therein).

Stipulations of the Debtors

F. Subject in all respects to paragraph 11 of this Interim Order and without prejudice to the rights of any other party-in-interest in the Chapter 11 Cases (but subject to the limitations with respect to such rights contained in paragraphs 21 and 22 of this Interim Order), the Debtors acknowledge, admit, agree, and stipulate as follows:

> 1. The Prepetition Agent, the Prepetition Lenders and the Debtors (other than Chaparral Biofuels, L.L.C.) are parties to that certain Eighth Restated Credit Agreement, dated as of April 12, 2010 (as further amended, restated, supplemented, or otherwise modified prior to the commencement of these Chapter 11 Cases, the "**Prepetition Credit Agreement**").

2. Pursuant to that certain Amended and Restated Guaranty Agreement dated as of April 12, 2010 (the "**Parent Guaranty Agreement**"), Chaparral has guaranteed the obligations of the other Debtors who are borrowers under the Prepetition Credit Agreement.

3. The Prepetition Credit Agreement, the Parent Guaranty Agreement, and all notes, letter of credit agreements, letters of credit, guaranty agreements, pledge agreements, mortgages, deeds of trust, security agreements and any and all other agreements, instruments, fee letters or certificates executed and delivered by a Debtor in connection therewith or related thereto, including those delivered as security for the payment or performance of the indebtedness and obligations under the Prepetition Credit Agreement and the other Loan Documents (as defined in the Prepetition Credit Agreement), each as amended, restated, supplemented, or otherwise modified from time to time prior to the commencement of these Chapter 11 Cases, shall be referred to herein, collectively, as the "**Prepetition Loan Documents**." Each of the Prepetition Loan Documents, Swap Agreements (as defined below) and Banking Services Agreements (as defined below) is valid, binding, and enforceable against the Debtors (other than Chaparral Biofuels, L.L.C.) in accordance with its respective terms. For further reference only, the Prepetition Loan Documents include, without limitation, those instruments and documents listed on Exhibit A attached hereto or filed separately with this Court.

4. In addition to other amounts owed by the Debtors in accordance with the terms of the Prepetition Loan Documents, certain Secured Swap Providers (as defined in the Prepetition Credit Agreement) entered into Swap Agreements (as defined in the Prepetition Credit Agreement), pursuant to which certain of the Debtors are obligated to such Secured Swap Providers for the obligations thereunder (the "**Secured Swap Obligations**") (and the Secured Swap Providers have, to the extent set forth in the applicable Swap Agreement, contractual rights to offset or net out any termination values, payment amounts, or other transfer obligation arising under or in connection with the Swap Agreements, and contractual rights pursuant to a security agreement or arrangement or other credit enhancement, including the Prepetition Loan Documents, which form a part of or are related to the Swap Agreements, and provide that the Swap Obligations are secured by the liens and security interests granted by the Debtors pursuant to and to the extent set forth in the Prepetition Loan Documents). In addition to other amounts owed by the Debtors in accordance with the terms of the Prepetition Loan Documents, certain Banking Services Providers (as defined in the Prepetition Credit Agreement) entered into certain agreements (the "**Banking Services Agreements**")with respect to the provision of banking services, pursuant to which the Debtors (other than Chaparral Biofuels, L.L.C.) are obligated to such Banking Services Providers for the obligations thereunder (the "**Secured Banking Services Obligations**") (and which obligations are secured by the liens and security interests granted by the Debtors in favor of the Prepetition Agent pursuant to the Prepetition Loan Documents), in each case other than Chaparral Biofuels, L.L.C.

5. The Debtors (other than Chaparral Biofuels, L.L.C.) are in default under the terms and provisions of the Prepetition Loan Documents, the Swap Agreements and the Banking Services Agreements. These defaults exist, have not been timely cured, and

are continuing. In accordance with the terms of the Prepetition Loan Documents, all outstanding Loans (as defined in the Prepetition Credit Agreement) thereunder are now fully due and payable by the Debtors (other than Chaparral Biofuels, L.L.C.). To the extent set forth in the Prepetition Loan Documents, the Swap Agreements, and Banking Services Agreements, the Debtors (other than Chaparral Biofuels, L.L.C.) are each jointly and severally indebted and liable to the Prepetition Secured Parties for all indebtedness, Loans and other obligations described in, secured by, arising under or in connection with the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements, including, without limitation, the Secured Swap Obligations and the Secured Banking Services Obligations (collectively, the "**Prepetition Indebtedness**"), without defense, counterclaim, or offset of any kind.[2]

6. As of the Petition Date, the Debtors (other than Chaparral Biofuels, L.L.C.) were indebted and liable to the Prepetition Secured Parties for all of the Prepetition Indebtedness including an aggregate principal amount of Loans made by the Prepetition Lenders of not less than $548,000,000, not less than $850,000 in face amount of undrawn Letters of Credit (as defined in the Prepetition Credit Agreement) issued by Issuing Banks, plus accrued and unpaid interest in an amount of not less than $4,000,000, amounts due and owing for indemnification obligations, Secured Swap Obligations and Banking Services Obligations, and fees and expenses (including, without limitation, the reasonable and documented fees and expenses of attorneys, consultants, accountants, experts, and financial advisors) and other obligations incurred in connection therewith, in each case in accordance with and subject to the terms in the Prepetition Loan Documents, the Swap Agreements and Banking Services Agreements.

7. No portion of the Prepetition Indebtedness or any amounts paid to the Prepetition Secured Parties or applied to the obligations under any of the Prepetition Loan Documents, the Swap Agreements and Banking Services Agreements prior to the Petition Date is subject to avoidance, subordination (whether equitable or otherwise), recharacterization, recovery, offset, counterclaim, defense, challenge, or Claim (as defined in § 101(5) of the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

8. Pursuant to the Prepetition Loan Documents and in order to secure the Prepetition Indebtedness, the Debtors (other than Chaparral Biofuels, L.L.C.) have granted valid, binding, perfected and enforceable first-priority liens and security interests (the "**Prepetition Liens**") to the Prepetition Agent for the benefit of the Prepetition Secured Parties in, to, and against the Collateral (as defined and described in the Prepetition Credit Agreement), and any and all other property, in each case, as set forth in the Prepetition Loan Documents, including, without limitation, all of the Debtors' (other than Chaparral Biofuels, L.L.C.) right, title, and interest in or to the following assets and properties to the extent set forth in the Prepetition Loan Documents: (a) (i) all presently owned or after acquired real property, fixtures and improvements thereon, leases of real property, oil and gas properties and as-extracted collateral and (ii) certain contract rights,

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[2] Only Chaparral and Chaparral Energy LLC are obligated to the Secured Swap Providers under the Swap Agreements.

accounts receivable, equipment, general intangibles and other property relating to or arising from the ownership, operation, development, production, processing, treating, sale, purchase, exchange or transportation of such oil and gas properties and hydrocarbons, and other properties, in each case, covered by those certain mortgages forming a component of the Security Instruments (as defined in the Prepetition Credit Agreement), (b) all of the issued and outstanding equity of each Debtor (other than Chaparral), and (c) to the extent not otherwise included, all proceeds and products of any and all of the foregoing (collectively, the "**Prepetition Collateral**"). The Prepetition Liens are subject only to certain permitted liens (if any) under the Prepetition Loan Documents.

9. The Prepetition Agent's[3] first priority liens upon and security interests in the Prepetition Collateral and Cash Collateral are not subject to avoidance, subordination (whether equitable or otherwise), recharacterization, recovery, counterclaim, defense, challenge or Claim of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

10. Any and all cash, proceeds, products, rents, or profits of property that are cash equivalents, whether in the form of cash, negotiable instruments, documents of title, securities, deposit accounts, investment accounts, or in any other form of cash equivalent of any of the Debtors wherever held, and including those that were in any of the Debtors' respective possession, custody, or control as of the Petition Date or thereafter (collectively, the "**Cash**") shall be fully accounted for by the Debtors as set forth in this Interim Order. Any and all Cash (a) in which any of the Debtors and the Prepetition Agent or other Prepetition Secured Party have an interest as set forth in Section 363(a) of the Bankruptcy Code, (b) in any of the Debtors' bank accounts maintained at or controlled by the Prepetition Agent as of the Petition Date or deposited into such accounts after the Petition Date, (c) in any of the Debtors' bank accounts maintained at or controlled by any Prepetition Secured Party that are subject to valid rights of setoff of such entity, or (d) to the extent generated from the use, lease, sale, consumption, or other disposition of Prepetition Collateral is cash collateral of the Prepetition Agent within the meaning of §§ 363(a) and 552(b) of the Bankruptcy Code (collectively, the "**Cash Collateral**"); provided that Cash Collateral shall not include any Cash that is not property of the Debtors or Cash in which the Debtors have no right, title, or interest therein; provided further that nothing herein will affect any parties' rights under section 506(c) or 552(b) of the Bankruptcy Code. Nothing in this paragraph shall be construed so as to cause or imply any waiver of any claim, interest, or right of the Prepetition Agent and the other Prepetition Secured Parties to the Disputed Cash (as defined below), all of which are expressly reserved.

11. The Debtors continue to collect Cash generated from the Prepetition Collateral, all of which constitute Prepetition Collateral under the Prepetition Loan Documents and are, accordingly, subject to the Prepetition Secured Parties' valid and

[3] All references to the Prepetition Agent in regard to liens upon and security interests in any property of these estates, including the Prepetition Collateral, shall be as to the Prepetition Agent for the benefit of the Prepetition Secured Parties.

perfected security interests and liens; provided that Cash Collateral shall not include any Cash that is not property of the Debtors or Cash in which the Debtors have no right, title, or interest therein.

12. The Prepetition Secured Parties are entitled, pursuant to §§ 105, 361, 362, and 363(e) of the Bankruptcy Code, to adequate protection of their respective interests in the Prepetition Collateral and Cash Collateral.

Review

G. The admissions, stipulations, agreements and releases set forth in this Interim Order are based upon and consistent with the Debtors' review of the Prepetition Secured Parties' liens and claims and a determination that, subject in all respects to paragraphs 11, 21 and 22 of this Interim Order, the Debtors have no claims, defenses or counterclaims with respect thereto.

Interim Hearings and Notice

H. Each Interim Hearing was held pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2(b). Notice of the requested relief sought at each Interim Hearing was provided by the Debtors to, among others: (i) the U.S. Trustee; (ii) the Prepetition Agent; (iii) counsel to the Prepetition Agent; and (iv) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (v) Milbank, Tweed, Hadley & McCloy LLP, as counsel to an ad hoc group of the Debtors' unsecured noteholders (the "**Ad Hoc Group**"); and (vi) counsel to the indenture trustees for the Debtors' unsecured notes. Notice of the Motion and the hearing thereon was provided pursuant to Bankruptcy Rules 2002, 4001(b) and (d), and 9006, as required by §§ 361 and 363 of the Bankruptcy Code and Local Rule 4001-2.

Need For and Consent to Limited Interim Use of Cash Collateral

I. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2, and have an immediate need to obtain use of the Prepetition Collateral and Cash Collateral (in the amount and in the manner set forth in the Interim Budget (as defined herein) and this Interim Order) in order to, among other things,

operate their businesses, preserve and maintain the value of their assets and businesses, and maximize the return to all creditors. The ability of the Debtors to obtain liquidity through the use of the Cash Collateral is vital to the Debtors and their efforts to maximize the value of their assets. Absent entry of this Interim Order, the Debtors' estates and reorganization efforts will be immediately and irreparably harmed.

J. The Prepetition Agent, on behalf of the Prepetition Lenders, has consented to the Debtors' use of the Cash Collateral, on a limited and interim basis, exclusively on and subject to the terms and conditions set forth herein and for the duration of this Interim Order. Absent a further order of this Court or the consent of the Prepetition Agent, the Debtors are strictly prohibited from using the Cash Collateral except as expressly provided herein.

K. Based on the record before the Court, the terms of this Interim Order, including, without limitation, as to the Debtors' limited use of Cash Collateral and the provision of adequate protection therefor, are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration. The terms of this Interim Order were negotiated in good faith and at arm's length between the Debtors and the Prepetition Agent on behalf of the Prepetition Lenders.

L. The permission granted herein to use Cash Collateral (and provide adequate protection therefor) is necessary, essential, and appropriate to avoid immediate and irreparable harm to the Debtors and their estates. The Court concludes that entry of this Interim Order is in the best interests of the Debtors' estates and creditors as its implementation will, among other things, allow the Debtors to preserve and maintain the value of their assets and businesses and enhance the Debtors' prospects for a successful reorganization.

Based upon the foregoing findings, stipulations, and conclusions, and upon the record made before the Court at each Interim Hearing, and good and sufficient cause appearing therefor;

IT IS NOW HEREBY ORDERED, ON AN INTERIM BASIS:

1. Motion. The Motion is granted in accordance with the terms and conditions set forth in this Interim Order. The Debtors shall not use any Cash Collateral except as expressly authorized and permitted herein or by subsequent order of the Court. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or resolved at each Interim Hearing, and (except as set forth herein) all reservations of rights included therein, are hereby denied and overruled.

2. Authorization to Use Cash Collateral. Subject to the terms and conditions of this Interim Order (including, without limitation, Paragraphs 3(a), 11, 12 and 13), the Debtors are hereby authorized, on an interim basis, to use consensually the Segregated Cash Collateral (as defined below), the Disputed Cash, and any other Cash of the Debtors in accordance with and only to the limited extent provided in the Interim Budget attached hereto as **Exhibit B** (the "**Interim Budget**") during the period from the Petition Date through and including the Termination Date (defined below), subject to any Authorized Variance (as defined below), and for the adequate protection payments to the Prepetition Agent and other Prepetition Secured Parties, as provided herein.

3. Budget; Use of Cash.

(a) For each Interim Budget Period (as defined below), the aggregate actual expenditures by the Debtors for Total Disbursements (as designated in the Interim Budget) shall not in any event exceed the aggregate amount budgeted therefor in the Interim Budget for such period by more than fifteen percent (15%) of the budgeted amount, and the actual expenditures of the Debtors shall not, for each line item in the Interim Budget labeled Lease Operating Expense, Capital Expenditures, Royalty Payments, and Payroll & Benefits, exceed the amount budgeted for such line item in the Interim Budget for such period by more than

fifteen percent (15%) of the budgeted amount (collectively, the "**Authorized Variance**"), unless approved by the Prepetition Agent or approved by order of this Court (for which the rights, objections, and defenses of all parties are reserved); provided that for purposes of calculating any Authorized Variance, the Total Disbursements shall be exclusive of any Professional Fees and any Lenders' Costs; provided further that if the Prepetition Agent terminates the consensual use of Cash Collateral pursuant to this Interim Order because of a breach by the Debtors of an Authorized Variance, the Debtors may nonetheless continue to use the Disputed Cash up to an aggregate amount of $35 million to continue to operate their business. Regardless of whether the Termination Date has occurred, in the event the Debtors seek to use more than $30 million of Disputed Cash in the aggregate during the entire period of the attached Interim Budget, then (i) the Debtors shall give the Prepetition Agent at least seven (7) calendar days prior written notice thereof; and (ii) such use shall be deemed approved by the Prepetition Agent unless the Prepetition Agent provides the Debtors with a written objection to such use on the basis that the Disputed Cash constitutes Cash Collateral that the Debtors have no entitlement to use without seeking further relief from the Court (and any other basis deemed appropriate by the Prepetition Agent), during such seven (7) calendar day notice period, in which case such objection shall be subject to resolution by the Court on an expedited basis, for which the rights, objections and defenses of all parties are reserved. For the avoidance of doubt, prior to such determination by the Court, the Debtors may continue to use the Disputed Cash up to an aggregate amount of $35 million.

(b) In the event that an expense budgeted under the line items in the Interim Budget labeled Lease Operating Expense, Capital Expenditures, Royalty Payments, and Payroll & Benefits for payment during any particular week in the Interim Budget exceeds the amount actually paid in respect of such line item during such week (the difference between the budgeted amount and the amount actually paid, the "**Line Item Carry Forward Amount**"), the Debtors shall be authorized to use the Line Item Carry Forward Amount toward expenses of the same line item during any subsequent week within a four-week budgeted period thereafter (but solely to the extent that the amount actually paid during such subsequent week exceeds the amount budgeted for such week).

(c) This Interim Order shall not be deemed to authorize payment of non-ordinary course budgeted expenses that otherwise require Court approval (*e.g.*, fees and costs of professionals employed under § 327 of the Bankruptcy Code) until such time as the requisite Court approval is obtained.

(d) Unless otherwise agreed to in writing by the Prepetition Agent, the Debtors shall maintain no accounts except (i) those identified in the order (the "**Cash Management Order**") granting the *Motion Of Debtors For Order (I) Authorizing Continued Use Of Existing Cash Management System, Including Maintenance Of Existing Bank Accounts, Checks, And Business Forms, (II) Authorizing Continuation Of Existing Deposit Practices, (III) Authorizing Continuation Of Intercompany Transactions, And (IV) Granting Superpriority*

Status To Postpetition Intercompany Claims (the "**Cash Management Motion**"), and (ii) any new accounts opened pursuant to the authority provided by, and subject to the terms of, the Cash Management Order or this Interim Order, and at all times, all accounts (other than those specifically identified, and solely for the limited purposes set forth, in the Cash Management Motion) shall be maintained throughout these Chapter 11 Cases in depository accounts at the Prepetition Agent bank. The Debtors will issue checks on their own accounts for the purpose of paying any Court-authorized prepetition obligations included in the Interim Budget only if and when authorized by an order of the Court, and only when due and otherwise properly payable and not otherwise addressed herein.

(e) Neither the Prepetition Secured Parties' consent to the Interim Budget nor any provision set forth in this Interim Order shall be deemed or construed as agreement by any of the Prepetition Secured Parties to be surcharged under § 506(c) or any other provision of the Bankruptcy Code or any equitable or legal doctrine (other than as to the Carve Out).

4. Entitlement to Adequate Protection. The Prepetition Secured Parties are entitled, pursuant to §§ 361, 363(c)(2), and 363(e) of the Bankruptcy Code, to adequate protection of their respective interests in the Prepetition Collateral and the Cash Collateral, and the Debtors shall be obligated to provide such adequate protection in an amount equal to the aggregate decrease in the value of the respective interests of the Prepetition Agent or any other Prepetition Secured Party in the Prepetition Collateral and Cash Collateral from and after the Petition Date to the extent that the stay under section 362 of the Bankruptcy Code, the use, sale, or lease of the Prepetition Collateral under section 363 of the Bankruptcy Code, or any grant of a lien under section 364 of the Bankruptcy Code results in such aggregate decrease in value, if any (such aggregate decrease in value, the "**Adequate Protection Obligations**"); provided, however, that, other than as set forth in the Hedging Order (as defined in the Plan Support Agreement), any adequate protection payments made to the Prepetition Agent or any other Prepetition Secured Party or their respective professionals pursuant to this Interim Order or on account of outstanding principal, interest, fees, costs and/or expenses with respect to the

Prepetition Indebtedness or other amounts arising in connection with any Prepetition Loan Document, Swap Agreement, or Banking Services Agreement shall not constitute decrease in value.

5. Adequate Protection. Subject to paragraphs 21 and 22 below, as adequate protection to the full extent of the Adequate Protection Obligations, and as an inducement to the Prepetition Secured Parties to permit the Debtors' use of Cash Collateral as provided for in this Interim Order, the Prepetition Agent and the other Prepetition Secured Parties are each hereby granted the following claims, liens, rights, and benefits:

(a) Adequate Protection Liens. Effective as of the Petition Date, to the extent of the Adequate Protection Obligations, and subject to the Carve Out, pursuant to §§ 361(2) and 363(c)(2) of the Bankruptcy Code, the Prepetition Agent, on behalf of the Prepetition Secured Parties, is hereby granted a valid, binding, continuing, enforceable, fully-perfected, non-voidable first priority lien and/or replacement lien on, and security interest in (collectively, the "**Adequate Protection Liens**") all of the Debtors' assets and properties of any kind or type, whether now owned and hereafter acquired, real and personal property, tangible and intangible assets, and rights of any kind or nature, wherever located, including, without limitation, all prepetition and postpetition property of the Debtors' estates, and all products, proceeds, rents, and profits thereof, whether existing on or as of the Petition Date, or thereafter acquired, or arising upon any use, lease, sale, consumption, or other disposition of such assets and properties, including without limitation, oil and gas properties and any as-extracted collateral, goods, fixtures, and hydrocarbons relating thereto, goods and other personal property, accounts receivable, other rights to payment, cash, inventory, general intangibles, contracts, servicing rights, swap and hedge proceeds and termination payments, servicing receivables, securities (including equity interests in all of the Debtors), chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, claims and causes of action (including those arising under § 549 of the Bankruptcy Code), commercial tort claims, insurance of any kind or type, property subject to avoided liens, and the products and proceeds of any and all of the foregoing (collectively, the "**Adequate Protection Collateral**"); provided that: (i) the Adequate Protection Collateral shall not include any Cash in which the Debtors have no right, title, or interest therein, (ii) the Adequate Protection Collateral shall not include the Avoidance Actions or the Avoidance Actions Proceeds[4], and (iii) the

[4] As used herein, the term "**Avoidance Actions**" means the Debtors' or their estates' claims and causes of action arising under the Bankruptcy Code, including §§ 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code or any

Adequate Protection Liens shall be subject to (x) any valid, perfected, and unavoidable liens in property of the Debtors in existence as of the Petition Date and (y) any valid and unavoidable liens on property of the Debtors in existence for amounts outstanding as of the Petition Date that are perfected after the Petition Date as permitted by § 546(b) of the Bankruptcy Code, but only to the extent such valid, perfected and unavoidable liens are senior in priority to the Prepetition Liens in favor of the Prepetition Agent or the Prepetition Secured Parties as permitted in the Prepetition Loan Documents or pursuant to applicable law (the liens described in (x) and (y), the "**Other Senior Liens**"). The Adequate Protection Liens shall be deemed first priority (subject to the Carve Out and Other Senior Liens), perfected, and properly recorded for all purposes as to all parties and third parties as of the Petition Date without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages, deeds of trust, or other similar documents, or by the possession or control by the Prepetition Agent or any other Prepetition Secured Parties of any Adequate Protection Collateral.

(b) Status of the Adequate Protection Liens. The Adequate Protection Liens shall not be (1) subject or subordinate to any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under § 551 of the Bankruptcy Code or (2) except as otherwise set forth herein, subordinated to or made *pari passu* with any other lien or security interest under §§ 363 or 364 of the Bankruptcy Code or otherwise.

(c) Adequate Protection Claims. The Adequate Protection Obligations due to the Prepetition Agent and the other Prepetition Secured Parties shall also constitute allowed superpriority administrative claims against the Debtors and their estates as set forth below and to the extent provided in § 507(b) of the Bankruptcy Code, with priority in payment over any and all unsecured claims and administrative expense claims against the Debtors and their estates, now existing or hereafter arising in the Chapter 11 Cases (subject to the Carve Out), including all claims of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, §§ 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 726, 1113, or 1114, and shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or any creditor, in the Chapter 11 Cases or any subsequent proceedings, including without limitation any Chapter 7 proceeding, under the Bankruptcy Code (the "**Adequate Protection Claims**"), which Adequate Protection Claims shall have recourse to and be payable from all Adequate Protection Collateral of the Debtors and their estates. All parties reserve their rights to argue for and against joint and several liability against the Debtors and their estates for the Adequate Protection Claims.

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other similar state or federal law, and the term "**Avoidance Actions Proceeds**" means the proceeds and property recovered in respect of the Avoidance Actions.

6. Additional Adequate Protection. Subject to paragraphs 21 and 22 below, as additional adequate protection of the respective interests of the Prepetition Agent and the other Prepetition Secured Parties in the Prepetition Collateral:

(a) Payments: Subject to paragraph 32 below, the Debtors shall pay to the Prepetition Agent, for the ratable benefit of the Prepetition Secured Parties, adequate protection payments on the last business day of each calendar month after the entry of this Interim Order, in each case, in an amount equal to all accrued and unpaid prepetition or postpetition interest and, to the extent invoiced, reasonable fees and costs due and payable under the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements (including, without limitation, interest on loans, breakage costs, and, to the extent invoiced, accrued reasonable fees owing to any of the Prepetition Secured Parties), such payments to be calculated based on the Alternative Base Rate plus the Applicable Margin (as set forth in the Prepetition Loan Documents, the Swap Agreements, or Banking Services Agreement, as applicable). For the avoidance of doubt, all payments of interest pursuant to this paragraph shall be without prejudice to the rights of the Prepetition Agent and the other Prepetition Secured Parties to assert a claim for payment of additional interest at any other rates in accordance with Prepetition Loan Documents, including the applicable default rate of interest (the "**Default Rate**"), the Swap Agreements, or Banking Services Agreements, including but not limited to Article III of the Prepetition Credit Agreement (and the Debtors, the Committee, the Ad Hoc Group, and any other party in interest shall have the right to object to such claim for additional interest).[5]

(b) Fees and Expenses: The Debtors shall on an interim basis pay the reasonable and documented fees and expenses (including, but not limited to, contractual agency fees and the reasonable fees, disbursements, and other charges of counsel, third-party consultants, including financial consultants and auditors) incurred by the Prepetition Agent, any Issuing Bank, any Prepetition Lender or any Secured Swap Providers under and to the extent set forth in the Prepetition Loan Documents, the Swap Agreements, or Banking Services Agreements (collectively, the "**Lenders' Costs**"), arising on or subsequent to the Petition Date through the date that is the earliest to occur of (A) the Termination Date (defined below) and (B) the date the Final Order is entered by this Court. The payment of the Lenders' Costs shall be made within ten (10) business days after the receipt by

[5] The Debtors shall continue to transfer funds monthly from its accounts with Arvest Bank to the Operating Account (as defined below) in the amount that the Default Rate as applied is greater than the Alternative Base Rate plus the Applicable Margin for each month and such funds shall be held in the Operating Account pending further Order of this Court or the specific written consent of the Prepetition Agent for the use of such funds. In that regard, upon the effective date of the Plan (as defined in the Plan Support Agreement) and in accordance with the terms of the Plan Support Agreement, the Consenting Prepetition Lenders (as defined in the Plan Support Agreement) will waive and release all rights to seek payment of any accrued but unpaid Default Rate Interest charged above the Alternative Base Rate plus the Applicable Margin during the period from June 9, 2016, through and including the effective date of the Plan.

the Debtors, any Committee, the U.S. Trustee and counsel to the Ad Hoc Group of invoices thereof (the "**Invoiced Fees**") (as redacted for, and subject in all respects to applicable privilege or work product doctrines, and any disclosure made shall be deemed inadvertent and shall not be considered to be a waiver of any applicable privilege or work product doctrine) and without the necessity of filing formal fee applications; provided that, the Debtors, the Committee, the U.S. Trustee and the Ad Hoc Group may dispute the payment of any specific portion of the Invoiced Fees (the "**Disputed Invoiced Fees**") by filing with the Court a motion or other pleading setting forth the specific objections to the Disputed Invoiced Fees within ten (10) business days of the date such disputing party received the applicable invoice; and provided further that pending the resolution of such a dispute, the Debtors shall pay in full the Invoiced Fees as set forth above, excluding the Disputed Invoiced Fees, provided that notwithstanding the foregoing, the Lenders' Costs incurred prior to and unpaid as of the Petition Date shall, to the extent invoiced and subject to paragraphs 21 and 22, be paid within three (3) business days of the entry of this Interim Order. To the extent that the Court, after notice and a hearing on at least ten (10) days prior written notice to the Prepetition Agent, enters an order sustaining any such objections by the Debtors, any Committee, the U.S. Trustee or the Ad Hoc Group to the Disputed Invoiced Fees, the Court shall determine the applicable remedy with respect to the disallowed amount of the Invoiced Fees.

(c) Other Covenants: Except as otherwise ordered by this Court, the Debtors shall maintain their cash management arrangements (including their commercial credit card program with Banking Service Provider) in a manner materially consistent with the Cash Management Order which must be acceptable to the Prepetition Agent. The Debtors shall not use, lease, sell, consume, or otherwise dispose of any material assets outside the ordinary course of business, or seek authority of the Court to do any of the foregoing, without prior consultation with the Prepetition Agent at least five (5) business days prior to the date on which the Debtors seek the authority of the Court for such use, lease, sale, consumption, or other disposition; for the avoidance of doubt, nothing herein shall limit the Debtors' right to use, lease, sell, consume, or otherwise dispose of assets in the ordinary course of business, and in material compliance with the Prepetition Loan Documents. The Debtors shall comply with the covenants contained in the Prepetition Loan Documents regarding the maintenance and insurance of the Prepetition Collateral, Cash Collateral and the Adequate Protection Collateral.

(d) Reporting: The Debtors shall comply in all material respects with the reporting requirements set forth in the Prepetition Loan Documents, all of which reports shall be provided to the Prepetition Agent. In addition, the Debtors shall provide the following additional reporting to the Prepetition Agent and, subject to appropriate confidentiality provisions, the Committee (if any):

(i) (A) on or before the fifth (5th) day after the last day of each calendar month, the Debtors will provide an updated rolling 13-week cash flow forecast of the Debtors substantially in the form of the Interim

Budget (each, a "**Proposed Budget**"), which Proposed Budget, upon written approval by the Prepetition Agent, shall become the Interim Budget effective as of the tenth (10th) day after the end of each calendar month (the "**Budget Effective Date**"), and each such Interim Budget shall run from its respective Budget Effective Date through the Sunday prior to the Budget Effective Date of the next Interim Budget (the "**Interim Budget Period**"); (B) on or before each Thursday of each calendar week, the Debtors will provide (1) a weekly report of receipts, disbursements and a reconciliation of actual expenditures and disbursements with those set forth in the Interim Budget for the prior week, which report and reconciliation shall be presented in substantially the same form as the Interim Budget (*i.e.*, with directly corresponding line items and variances for each on a line item by line item basis) and otherwise in form and detail reasonably satisfactory to the Prepetition Agent (the "**Budget Reconciliation**"), and (2) a statement setting forth in reasonable detail the cash balance for each deposit account of the Debtors as of the previous Friday; (C) the Debtors will provide, and/or make themselves available during normal business hours with reasonable prior notice, to representatives of the Prepetition Agent to discuss and provide qualitative explanations with respect to the foregoing; (D) the Debtors will provide a copy of the Proposed Budget to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group contemporaneously with provision of the Proposed Budget to the Prepetition Agent; and (E) on or before the fifth (5th) day after the last day of each calendar month, the Debtors shall provide a monthly report showing the amount they assert to be Cash Collateral, Disputed Cash, and Cash;

(ii) As soon as reasonably practicable after it becomes available, (A) a copy of the Debtors' business plan (the "**Business Plan**") supporting the disclosure statement filed or to be filed by the Debtors in support of the Debtors' proposed plan of reorganization and (B) any update of the Business Plan that is presented to Chaparral's board of directors, together with a reconciliation to the prior Business Plan (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(iii) A list of all Swap Agreements of the Debtors in place with entities or their affiliates that are not party to the Prepetition Credit Agreement as of the first business day of the calendar month of entry of this Interim Order and updated on the first business day of each calendar month thereafter (each such period, a "**Swap Reporting Period**"), which list contains (A) a summary of the material terms thereof (including type, term, effective date, termination date, counterparty, and the notional amounts or volumes, the net mark to market value thereof (as calculated within the prior five (5) business days), all credit support agreements relating thereto (including any margin required or supplied)) and (B) information on any Swap Agreements terminated or unwound during

such Swap Reporting Period (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(iv) Detailed accounts payable aging for the Debtors as of calendar month-end to be provided within thirty (30) days after the last day of each calendar month, including and identifying all accounts payable in respect of the Debtors' joint interest billing obligations and all, written demands or claims related to or asserting any liens in respect of any property or assets of the Debtors and their estates if the amount demanded or claimed exceeds $250,000 individually or $5,000,000 in the aggregate (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(v) A monthly report of capital expenditures (including cash calls made in respect of capital expenditures by operators of properties in which the Debtors have a non-operating interest if the amount demanded exceeds $500,000 individually or $5,000,000 in the aggregate) subject to a level of detail mutually agreed by the Debtors and the Prepetition Agent in their reasonable discretion (beginning with the year-to-date period ended April 30, 2016) for the Debtors to be provided as soon as available, but in any event within thirty (30) days after the last day of each calendar month (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(vi) Detailed accounts receivable aging for the Debtors as of calendar month end to be provided within thirty (30) days after the last day of each calendar month. The Debtor will inform the Prepetition Agent within three (3) business days of any written notice by any operator of any withheld production revenue distributions due to any asserted right of offset or other asserted right outside the ordinary course of business, along with the Debtor's estimate of the impact of any such asserted right on the Interim Budget, in each case if the amount demanded or claimed exceeds $500,000 individually or $3,000,000 in the aggregate (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(vii) Promptly, and in no event later than the thirtieth (30th) day of each calendar month, a monthly and year-to-date income statement, balance sheet, and monthly and year-to-date detail of capital expenditures as of the last day of the preceding calendar month (in each case with a copy thereof provided to the U.S. Trustee, any Committee and counsel to the Ad Hoc Group if requested);

(viii) Copies of all reports provided to the Committee or the U.S. Trustee, or any other party in interest in the Chapter 11 Cases, including monthly operating reports; and

(ix) Such other reports and information as the Prepetition Agent may reasonably request from time to time, including as to workovers, authorizations for expenditures ("**AFEs**"), royalty payments, and payments authorized by any "first day" pleading.

(e) Asset Sales. Unless otherwise agreed to by the Prepetition Agent in writing or approved by order of this Court, all sales and other dispositions (including casualty and condemnation events) of any Prepetition Collateral or Adequate Protection Collateral (each a "**Collateral Sale**") shall be on arms-length terms and in exchange for one-hundred percent (100%) cash consideration; provided that this limitation on Collateral Sales shall not prohibit the use, lease, sale, consumption, or other disposition of assets in the ordinary course of business. If required by the Final Order for which the rights, defenses, and objections of all parties are reserved, the Debtors shall deposit 100% of the net cash proceeds of any such Collateral Sale of (x) Prepetition Collateral or Adequate Protection Collateral into the Segregated Account, and (y) assets or property that is not Prepetition Collateral or Adequate Protection Collateral into the Operating Account (as defined below). Any proposed property exchange in the ordinary course of business with respect to Prepetition Collateral or Adequate Protection Collateral, whether or not in exchange for 100% cash consideration, shall not be subject to the Prepetition Agent's prior written consent. Any "farm-in," "farm-out," trade or swap, oil and gas properties, or other non-cash consideration received by the Debtors shall be subject in all respects to the Adequate Protection Liens granted herein.

(f) Access Rights. In addition to, and without limiting whatever rights to access the Prepetition Agent and Prepetition Secured Parties have under their Prepetition Loan Documents, upon reasonable prior written notice, at reasonable times during normal business hours, and otherwise not to be unreasonably withheld, the Debtors shall permit representatives, advisors, agents, and employees of the Prepetition Agent (i) to have access to and inspect the Debtors' properties, (ii) to examine the Debtors' books and records, and (iii) discuss the Debtors' affairs, finances, and condition with the Debtors' officers, management, financial advisors, and counsel.

7. Carve Out. As used in this Interim Order, "**Carve Out**" shall mean the sum of the following: (1) all statutory fees required to be paid by the Debtors to the Clerk of the Bankruptcy Court and to the Office of the U.S. Trustee under § 1930(a) of title 28 of the United States Code plus interest at the statutory rate (irrespective of whether the Carve Out Notice (as defined below) has been delivered); (2) all reasonable fees, disbursements, costs and expenses up to $50,000 incurred by a trustee appointed in the

Debtors' cases under § 726(b) of the Bankruptcy Code (irrespective of whether the Carve Out Notice has been delivered); (3) to the extent allowed by this Court at any time (whether allowed before or after the delivery of a Carve Out Notice), whether by interim order, procedural order, or otherwise, all accrued and unpaid fees, disbursements, costs, and expenses (collectively, the "**Professional Fees**") incurred by professionals or professional firms retained pursuant to §§ 327, 328, or 363 of the Bankruptcy Code by the Debtors or their estates (any such persons or firms, collectively, the "**Debtor Professionals**") and any Committee appointed pursuant to § 1102 of the Bankruptcy Code (any such persons or firms, the "**Committee Professionals**", and together with the Debtor Professionals, the "**Professionals**"), which were incurred at any time before or on the first business day following delivery by the Prepetition Agent of a Carve Out Notice (and including amounts incurred but not invoiced prior to the delivery of the Carve Out Notice); and (4) the Professional Fees of Professionals allowed by this Court at any time, whether by interim order, procedural order, or otherwise, in an aggregate amount not to exceed $2,350,000 and incurred after the first business day following delivery by the Prepetition Agent of the Carve Out Notice plus any unpaid restructuring fee, sale fee, or other success fee of any investment banker or financial advisor of the Debtors that has not previously been funded into the Carve Out Account (as defined below), to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (4) being the "**Post-Carve Out Notice Cap**"). The term "**Carve Out Notice**" shall mean a written notice delivered by electronic mail (or other electronic means) by the Prepetition Agent to Debtors' counsel (Latham & Watkins LLP), the U.S. Trustee, and counsel to any Committee, which notice may be delivered

following the occurrence of a Termination Event (as defined below) stating that the Termination Date has occurred, further provided:

(a) Other than fees, disbursements, costs, and expenses incurred by the Professionals in connection with activities described in paragraph 23 of this Interim Order, in no event shall the Carve Out be available to pay any Professional Fees incurred by any party, including the Debtors or any Committee or any Professionals engaged thereby, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings, contested matters, or other litigation against the Prepetition Agent or other Prepetition Secured Parties;

(b) So long as a Carve Out Notice has not been delivered in accordance with this Interim Order: (i) the Debtors shall be permitted to pay Professional Fees allowed and payable under sections 328, 330 or 331 of the Bankruptcy Code or other order of this Court, as the same may become due and payable, including on an interim basis; and (ii) such payments shall not reduce, or be deemed to reduce, the Carve Out;

(c) Without prejudice to the rights of any Professional to contest any such objection, nothing in this Interim Order shall be construed to impair the ability of any creditor or party in interest to object to any fees, expenses, reimbursements, or compensation sought by any Professional;

(d) Nothing in this Interim Order shall or shall be construed to limit the payment following the delivery of a Carve Out Notice of any of the statutory fees, Professional Fees, or other fees from Cash that is not Cash Collateral or Disputed Cash; provided that any limitation as to Disputed Cash shall only be to the extent the Court enters a final, non-appealable order determining that the Disputed Cash is Cash Collateral, for which the rights, objections, and defenses of all parties are reserved;

(e) Upon delivery of the Carve Out Notice as set forth above, the Debtors shall establish a reserve account (the "**Carve Out Account**") with the Prepetition Agent in an amount (the "**Carve Out Reserve**") equal to the sum of (i) all billed and unpaid fees, disbursements, costs, and expenses of all Professionals (including any outstanding holdbacks); (ii) all unbilled fees, disbursements, costs, and expenses of Professionals incurred prior to the delivery of the Carve Out Notice, and (iii) the Post Carve-Out Notice Cap (collectively, the "**Carve Out Professional Fees**"). The Debtors shall not commingle any funds contained in the Carve Out Account and shall use such funds to pay only the Professional Fees, as and when allowed by order of this Court;

(f) For purposes of determining the source of payment only and without limiting the rights of holders of allowed administrative expense claims to be paid from Cash that is not Cash Collateral or Disputed Cash, the Carve Out and

Carve Out Reserve shall be funded (x) first from Cash that is not Cash Collateral or Disputed Cash, (y) second from Disputed Cash and (z) third from Cash Collateral, and the payment of the Professional Fees from the Carve Out and Carve Out Reserve shall be deemed to have been paid and satisfied: (x) first, from Cash, if any, that is not Cash Collateral or Disputed Cash; (y) second, from Disputed Cash, and (z) third, only if there is no Cash or Disputed Cash remaining after payment in respect of (x) and (y) above, from Cash Collateral. After payment in full in cash of the allowed amount of the Professional Fees from the Carve Out and Carve Out Reserve, any funds remaining in the Carve Out Reserve shall be applied as follows: (i) first, Cash up to the amount of Cash Collateral, if any, used to fund the Carve Out Reserve shall be transferred to the Segregated Account (as defined below) and shall constitute Segregated Cash Collateral; (ii) second, Cash up to the amount of the Disputed Cash used to fund the Carve Out Reserve shall be transferred to the Operating Account and shall constitute Disputed Cash pending further Court order; and (iii) third, any funds remaining in the Carve Out Reserve thereafter shall be transferred to the Operating Account and shall constitute Cash that is not Cash Collateral.

(g) To the extent that any Carve Out payments are made from Prepetition Collateral or Cash Collateral and not reimbursed as set forth above, such payments shall constitute a decrease in the value of the Prepetition Collateral and Cash Collateral for all purposes of this Interim Order, including, without limitation, all adequate protection and superpriority claims granted under the Bankruptcy Code and this Interim Order, including the Adequate Protection Liens and Adequate Protection Claims; and

(h) Notwithstanding anything to the contrary contained in this Interim Order or in any Prepetition Loan Document, the liens, security interests, and claims granted to the Prepetition Agent or any of the other Prepetition Secured Parties under, pursuant to, or in connection with this Interim Order or any Prepetition Loan Document (including, without limitation, the Adequate Protection Liens, the Adequate Protection Claims, the Adequate Protection Obligations, the Prepetition Indebtedness, and the Prepetition Liens) shall be subject to the payment in full in cash of the Carve Out. Further, notwithstanding anything to the contrary in this Interim Order, (i) the failure of the Carve Out Reserve to satisfy in full the Professional Fees shall not affect or impair the priority of the Carve Out, (ii) in no way shall the Budget, Carve Out Reserve or any estimate by the Debtors of the amounts described in paragraph (e)(i) or (e)(ii) above operate or be construed as a cap or limitation on the Carve Out or on the amount of Professional Fees due and payable by the Debtors, and (iii) in no way shall the Carve Out operate or be construed as a cap or limitation on the amount of Professional Fees due and payable by the Debtors.

8. Termination. The Debtors' right to use the Cash Collateral on a consensual basis pursuant to this Interim Order shall terminate (the date of any such termination, the

"**Termination Date**") without further notice or court proceeding on the earliest to occur of (i) the occurrence of a "Termination Date" as defined in the Plan Support Agreement; (ii) the effective date of the Plan (as defined in the Plan Support Agreement); (iii) any of the events set forth in any of the clauses below (other than clauses (a) or (b) below); or (iv) the passage of five (5) business days (any such five-business-day period of time, the "**Default Notice Period**") following the delivery of a written notice (any such notice a "**Default Notice**") by the Prepetition Agent to the Debtors' counsel (Latham & Watkins, LLP), the U.S. Trustee, counsel to the Ad Hoc Group and counsel to any Committee, as applicable, of the occurrence of any of the events set forth in any of clauses (a) or (b) below, unless such occurrence is cured by the Debtors prior to the expiration of such Default Notice Period with respect to such clause or such occurrence is waived in writing by the Prepetition Agent in its sole discretion, provided that, during the Default Notice Period, the Debtors shall be entitled to continue to use the Cash Collateral in accordance with the terms of this Interim Order (the events set forth in this Paragraph 8 are collectively referred to herein as the "**Termination Events**" or separately a "**Termination Event**"):

(a) Failure of the Debtors to make any payment under this Interim Order to the Prepetition Agent or other Prepetition Secured Parties on the date such payment becomes due and payable;

(b) Failure of the Debtors to comply with any term, provision, or agreement set forth in this Interim Order in any material respect;

(c) The Debtors shall grant, create, incur, or suffer to exist any postpetition liens or security interests other than (i) those granted pursuant to this Interim Order or the Hedging Order, or (ii) any other junior liens or security interests that the Debtors are permitted to incur under the Prepetition Loan Documents, the Hedging Order or this Interim Order;

(d) This Interim Order shall cease to be in full force and effect or an order shall be entered by the Court reversing, amending, supplementing, staying,

vacating, or otherwise modifying this Interim Order in any material respect without the prior written consent of the Prepetition Agent;

(e) The termination of the Plan Support Agreement;

(f) [Intentionally omitted];

(g) The Court shall enter an order terminating or reducing the period pursuant to § 1121 of the Bankruptcy Code during which the Debtors have the exclusive right to file a plan of reorganization and solicit acceptances thereof;

(h) [Intentionally omitted];

(i) The entry of an order in the Chapter 11 Cases charging any of the Prepetition Collateral, Cash Collateral or Adequate Protection Collateral under § 552(b) of the Bankruptcy Code or § 506(c) of the Bankruptcy Code against the Prepetition Agent or the other Prepetition Secured Parties or under which any person takes action against a material portion of the Prepetition Collateral, Cash Collateral or Adequate Protection Collateral or the commencement of other actions that are materially adverse to the Prepetition Agent or the other Prepetition Secured Parties or their respective rights and remedies under the Prepetition Loan Documents, the Swap Agreements, or Banking Services Agreements in the Chapter 11 Cases (except for the Carve Out);

(j) The entry of an order by the Court, other than the Hedging Order, granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) or other enforcement action against any of the Prepetition Collateral, Cash Collateral or Adequate Protection Collateral with a market value in excess of $2,250,000;

(k) [intentionally omitted];

(l) [intentionally omitted];

(m) The payment from Cash Collateral of any prepetition claims that are junior in interest or right to the liens on property held by the Prepetition Agent on behalf of the Prepetition Secured Parties, other than as permitted by an order entered in the Chapter 11 Cases;

(n) The allowance by the Court of any claims or charges, or the entry of any order of the Court authorizing any claims or charges, other than as permitted under this Interim Order, entitled to superpriority under § 364(c)(1) of the Bankruptcy Code *pari passu* or senior to the Prepetition Indebtedness or the Adequate Protection Obligations, or there shall arise or be granted by the Court (i) any claim having priority over any or all administrative expenses of the kind specified in § 503(b) or § 507(b) of the Bankruptcy Code (other than the Carve Out) *pari passu* or senior to the Adequate Protection Obligations, or (ii) subject to

the Other Senior Liens, any lien on the Prepetition Collateral, Cash Collateral or Adequate Protection Collateral having a priority senior to or *pari passu* with the Prepetition Liens or the Adequate Protection Liens granted herein, except as expressly provided in the Prepetition Loan Documents, in this Interim Order or the Hedging Order;

(o) The Court shall have entered an order dismissing any of the Chapter 11 Cases, or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(p) The Court shall have entered an order appointing a chapter 11 trustee or any examiner with enlarged powers relating to the operation of the businesses in the Chapter 11 Cases, unless consented to in writing by the Prepetition Agent;

(q) Except as permitted by paragraph 11 of this Interim Order, the filing by any Debtor of any motion, pleading, application or adversary proceeding challenging the validity, enforceability, perfection, or priority of the liens securing the Prepetition Indebtedness or asserting any other cause of action against and/or with respect to the Prepetition Indebtedness, the Prepetition Collateral, Cash Collateral, Adequate Protection Claims, Adequate Protection Liens, Adequate Protection Collateral, the Prepetition Agent, or any of the other Prepetition Secured Parties (or if the Debtors support any such motion, pleading, application, or adversary proceeding commenced by any third party, except for participation in formal or informal discovery not initiated by the Debtors); provided, that the Debtors and all other parties-in-interest reserve all of their respective rights regarding the amount of the Adequate Protection Obligations; or

(r) Except as permitted by paragraph 11 of this Interim Order, the Debtors shall obtain court authorization to commence, or shall commence, join in, assist, or otherwise participate as an adverse party in any lawsuit, contested matter, adversary proceeding or other proceeding against the Prepetition Agent or any of the Prepetition Secured Parties relating to the Prepetition Indebtedness (except for participation in formal or informal discovery not initiated by the Debtors); provided, that the Debtors and all other parties-in-interest reserve all of their respective rights regarding the amount of the Adequate Protection Obligations.

9. Remedies upon the Termination Date. Upon the occurrence of the Termination Date, the Debtors shall immediately cease using Cash Collateral pursuant to this Interim Order. Any delay or failure of the Prepetition Agent or any of the other Prepetition Secured Parties to exercise rights or remedies under the Prepetition Loan Documents, the Swap Agreements, Banking Services Agreements, or this Interim Order

shall not constitute a waiver of their respective rights or remedies thereunder, hereunder, or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable document. The Prepetition Agent shall be entitled to apply the payments or proceeds of the Prepetition Collateral, Cash Collateral and the Adequate Protection Collateral in accordance with the provisions of the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements. Notwithstanding the occurrence of the Termination Date or anything herein, all of the rights, remedies, benefits, and protections provided to the Prepetition Agent and the other Prepetition Secured Parties under this Interim Order shall survive the Termination Date. Notwithstanding anything in this Interim Order to the contrary, nothing in this Interim Order shall, or shall be deemed to, constitute a waiver of the Debtors' rights to seek Court approval for the non-consensual use of Cash Collateral on or after the occurrence of the Termination Date or if the Final Order is not in form and substance acceptable to the Debtors. The objections and defenses of the Prepetition Agent, the other Prepetition Secured Parties and all other parties-in-interest are reserved in connection with such non-consensual use.

10. Hedging. The Plan Support Agreement contemplates that the Hedging Order will be entered approving the Debtors' entry into, and performance under, a new hedging program pursuant to Bankrupcy Code § 364 that will be secured by, *inter alia*, priming liens and superpriority claims. The Hedging Order will be supplemental to this Interim Order.

11. Usage and Reservation of Rights With Respect to Disputed Cash. Except as provided in Paragraphs 12 and 13 of this Interim Order, the Debtors, the Committee,

the Prepetition Secured Parties and any other party in interest, reserve all of their respective rights, claims and defenses with respect to whether any Cash, including any Cash that was the subject of the Debtors' borrowings under the Prepetition Credit Agreement on or before the Petition Date (collectively, the "**Disputed Cash**") constitutes Cash Collateral in which the Prepetition Secured Parties have valid and perfected liens and security interests and/or that is or should be subject to an actual, resulting, or constructive trust, or other equitable trust or subject to any other equitable interest in favor of the Prepetition Secured Parties. The Debtors, the Committee, the Prepetition Agent, the other Prepetition Secured Parties and any other party in interest, reserve their respective rights to assert claims and interests, or seek any other relief with respect to the Cash and Disputed Cash. The Debtors, the Committee and any other party in interest further reserve their respective rights to assert that a portion of the G&A should be, or should have been, payable from the Segregated Cash Collateral, and the Prepetition Secured Parties reserve their rights to oppose such relief.

12. Debtors' Obligations to Segregate Cash Collateral Under Section 363(c)(4). As soon as reasonably practicable and not later than entry of the Final Order, the Debtors shall establish and implement procedures consistent with the Cash Management Order and reasonably acceptable to the Prepetition Agent or otherwise approved by this Court (for which the rights, objections, and defenses of all parties are reserved) to segregate and account for all Cash Collateral (other than Disputed Cash) as of the Petition Date and thereafter (collectively, the "**Segregated Cash Collateral**"), which procedures shall include, without limitation, that the Debtors promptly transfer all Cash Collateral out of the Debtors' main operating account with the Prepetition Agent

(the "**Operating Account**") (or any other account) and deposit such Cash Collateral into the Segregated Account (unless otherwise approved by this Court, for which the rights, objections, and defenses of all parties are reserved). Subject only to the provisions and rights set forth in Paragraphs 21 and 22 of this Interim Order, the Prepetition Secured Parties' respective perfected liens and security interests in the Prepetition Collateral shall continue to attach to the Segregated Cash Collateral irrespective of any commingling of the Segregated Cash Collateral with other Cash in the Operating Account (or any other account) on or after the Petition Date and prior to its transfer to the Segregated Account. Any failure by the Debtors on or after the Petition Date to comply with the segregation requirements of § 363(c)(4) of the Bankruptcy Code in respect of any Cash Collateral (including any Disputed Cash that is later determined to have constituted Cash Collateral) shall not be used as a basis to challenge the claims, or the extent, validity, enforceability or perfected status of the liens or security interests securing such claims, of any party, including without limitation, the Prepetition Secured Parties, any mineral interest owners or joint venture partners of the Debtors. "**Segregated Account**" shall mean a segregated deposit account established with Prepetition Agent with such account and the funds on deposit therein being subject to the Prepetition Liens and the Adequate Protection Liens, and to provide additional adequate protection hereunder, in each case subject to the provisions and rights set forth in Paragraphs 21 and 22 of this Interim Order.

13. Limited Usage of Segregated Cash Collateral. The Debtors are authorized to use Segregated Cash Collateral solely to pay (i) Capital Expenditures (as designated in the Interim Budget) and Lease Operating Expenses (as designated in the Interim Budget) related to the Prepetition Collateral or Adequate Protection Collateral and any other

expenses that are directly necessary for the operation and preservation of the Prepetition Collateral or Adequate Protection Collateral, in each case as permitted by and in accordance with the Interim Budget and subject to the Authorized Variance, (ii) the Carve Out in accordance with Paragraph 7(f), and (iii) for such other expenses as may be ordered by the Court after notice and a hearing, or as may be agreed to in writing by the Prepetition Agent in its sole discretion.

14. Jurisdiction Over Operating Account Disputes. The Court shall retain jurisdiction to resolve any disputes with respect to the extent to which Cash deposited into the Operating Account by or for the benefit of the Debtors or any other Cash or cash equivalents of the Debtors constitutes Cash Collateral (and subject to the terms of this Interim Order, all rights of the Debtors, the Committee, the Prepetition Secured Parties, the Ad Hoc Group, and any other party in interest with respect to any such dispute are expressly preserved).

15. [intentionally omitted]

16. Payments Free and Clear. Except to the extent of the Carve Out and subject to Paragraphs 21 and 22 of this Interim Order, any and all payments or proceeds remitted to the Prepetition Agent on behalf of the Prepetition Secured Parties pursuant to the provisions of this Interim Order or any subsequent order of the Court shall be irrevocable and received indefeasibly and free and clear of any claim, charge, assessment, or other liability.

17. [intentionally omitted]

18. Reservation of Rights of the Prepetition Agent and Prepetition Secured Parties. Notwithstanding any other provision hereof, the grant of adequate protection to

the Prepetition Agent and the other Prepetition Secured Parties pursuant hereto is without prejudice to the right of the Prepetition Agent and the other Prepetition Secured Parties to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection with respect to any postpetition decrease in value of the interests of the Prepetition Agent or the other Prepetition Secured Parties in any Prepetition Collateral or Cash Collateral from and after the Petition Date, and without prejudice to the right of the Debtors or any other party in interest to contest any such modification. Nothing herein shall be deemed to waive, modify, or otherwise impair the respective rights of the Prepetition Agent or the other Prepetition Secured Parties (including, for the avoidance of doubt, any right to terminate any Swap Agreement or right of setoff held by a Secured Swap Provider under the Swap Agreements) under the Prepetition Loan Documents, the Swap Agreements, Banking Services Agreements, under equity, or under law, and the Prepetition Agent and the other Prepetition Secured Parties expressly reserve all of their respective rights and remedies whether now existing or hereafter arising under the Prepetition Loan Documents, the Swap Agreements, Banking Services Agreements, and/or equity or law in connection with all defaults, events of default or Events of Default (as defined in the Prepetition Loan Documents, the Swap Agreements, or Banking Services Agreements, as applicable, and whether arising prior to or after the Petition Date). This Interim Order shall not modify § 12.02 of the Prepetition Credit Agreement in any respect, and, to the extent that any action of the Prepetition Agent contemplated by this Interim Order requires the consent or approval of some or all of the Prepetition Secured Parties, such consent or approval shall be obtained in accordance with § 12.02 of the Prepetition Credit Agreement. Furthermore, this

Interim Order and the transactions contemplated hereby shall be without prejudice to (i) the rights of the Prepetition Secured Parties to move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Chapter 11 Cases, or to take any other action in the Chapter 11 Cases and to appear and be heard in any matter raised in the Chapter 11 Cases (and in each case without prejudice to the right of the Debtors or any other party in interest to contest any such request), and (ii) any and all rights, remedies, claims and causes of action which the Prepetition Agent or the other Prepetition Secured Parties may have against any non-Debtor party liable for the Prepetition Indebtedness.

19. Modification of Automatic Stay. The Debtors shall perform all acts and make, execute, and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby. The stay of § 362 of the Bankruptcy Code is hereby modified to permit the Debtors and each of the Prepetition Agent and the other Prepetition Secured Parties to accomplish the transactions and to make the transfers authorized by this Interim Order.

20. Perfection of Adequate Protection Liens; Landlord Agreements.

(a) The Prepetition Agent is hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien, or similar instruments in any jurisdiction in order to validate and perfect the liens and security interests granted to it hereunder. Whether or not the Prepetition Agent shall, in its sole discretion, choose to file such financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien, or similar instruments, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable, and not subject to challenge, dispute, or subordination as of the Petition Date. If the Prepetition Agent determines to file or execute any financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien, or similar instruments, the Debtors will cooperate and assist in any such execution and/or filings as

reasonably requested by the Prepetition Agent, and the automatic stay shall be modified to allow such filings.

(b) A certified copy of this Interim Order may, in the discretion of the Prepetition Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien, or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording; provided that, notwithstanding the date of any such filing, the date of such perfection shall be deemed to be the Petition Date.

(c) Effective upon entry of the Final Order, any provision of any lease or other license, or other agreement that requires the consent or approval of one or more landlords or other parties in order for any Debtor to transfer any such leasehold interest, or the proceeds thereof, or other collateral related thereto, in connection with this Interim Order is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code. Any such provision shall have no force and effect with respect to the granting of Adequate Protection Liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Debtor in accordance with the terms of the Prepetition Loan Documents or this Interim Order.

21. Preservation of Rights Granted Under this Interim Order.

(a) Except as expressly provided in the Hedging Order or this Interim Order, no claim or lien having a priority senior to or *pari passu* with those granted by this Interim Order to the Prepetition Agent and other Prepetition Secured Parties shall be granted or allowed, and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors' estates under § 551 of the Bankruptcy Code or subordinated to or made *pari passu* with any other lien or security interest, whether under § 364(d) of the Bankruptcy Code or otherwise.

(b) Notwithstanding any order dismissing any of the Chapter 11 Cases under § 1112 of the Bankruptcy Code or otherwise entered at any time, (x) the Adequate Protection Claims, the other priority and administrative claims granted pursuant to this Interim Order and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all Adequate Protection Obligations shall have been paid and satisfied in cash (and such Adequate Protection Claims, the other administrative claims granted pursuant to this Interim Order and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on Debtors and all parties in interest); and (y) the Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.

(c) The Prepetition Agent and the Prepetition Secured Parties shall be entitled to the protections afforded in § 363(m) of the Bankruptcy Code, if any.

(d) Subject to Paragraph 22, the adequate protection payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense, or avoidance in the Chapter 11 Cases or any subsequent chapter 7 cases (other than a defense that the payment has actually been made).

(e) Except as expressly provided in this Interim Order, the Adequate Protection Obligations, the Adequate Protection Claims and the Adequate Protection Liens and all other rights and remedies of the Prepetition Agent and the Prepetition Secured Parties granted by the provisions of this Interim Order shall survive, and shall not be modified, impaired, or discharged by (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Chapter 11 Cases, or (ii) the entry of an order confirming a plan of reorganization in any of the Chapter 11 Cases and, pursuant to § 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining Adequate Protection Obligations.

(f) The terms and provisions of this Interim Order shall continue in the Chapter 11 Cases, in any successor cases if the Chapter 11 Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the Adequate Protection Liens, the Adequate Protection Claims, the other administrative claims granted pursuant to this Interim Order, and all other rights and remedies of the Prepetition Agent and the other Prepetition Secured Parties granted by the provisions of this Interim Order shall continue in full force and effect until all Adequate Protection Obligations are indefeasibly paid in full in cash.

(g) Except as provided under the Hedging Order, until the claims of the Prepetition Secured Parties under the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements are fully satisfied by their terms, the Debtors shall not be authorized to obtain credit secured by a lien or security interest in the Prepetition Collateral, or the Cash Collateral, without the prior written consent of the Prepetition Agent or order of this Court upon reasonable notice.

22. Effect of Stipulations. As a result of the Debtors' review of the Prepetition Loan Documents, the Swap Agreements, Banking Services Agreements, and the facts relating thereto, the Debtors have admitted, stipulated, and agreed to the various stipulations and admissions contained in this Interim Order, which stipulations and admissions shall be binding upon the Debtors and any successors thereto in all

circumstances. The stipulations and admissions contained in this Interim Order shall also be binding upon all other parties in interest, including any Committee or any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors, for all purposes unless (a) such party (subject in all respects to any agreement or applicable law which may limit or affect such party's right or ability to do so) has properly filed a motion seeking standing to file an adversary proceeding or contested matter, as required under the Bankruptcy Rules (subject in either case to the limitations contained herein, including, without limitation, in this paragraph 22) by no later than the date that is 75 days from the date of entry of the Interim Order (or in the case of the Committee appointed within 30 days of the Petition Date), by no later than sixty (60) days from the date of the appointment of the first Committee appointed (each of the foregoing, the "**Challenge Period**"), (x) challenging the amount, validity, enforceability, priority, or extent of the Prepetition Indebtedness or any of the Prepetition Secured Parties' respective security interests in or liens on the Prepetition Collateral, or (y) otherwise asserting any other claims, counterclaims, causes of action, objections, contests, or defenses against the Prepetition Agent or any other Prepetition Secured Party, on behalf of the Debtors' estates (collectively, the "**Claims and Defenses**"), and (b) the Court rules in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding or contested matter. If no such motion seeking standing to file an adversary proceeding or a contested matter is timely filed prior to the expiration of the Challenge Period, without further order of the Court: (w) the Debtors' stipulations and admissions contained this Interim Order shall be binding on all parties in interest, including any Committee; (x) the Prepetition Indebtedness and other obligations under the Prepetition Loan Documents,

Swap Agreements, and Banking Services Agreements shall constitute an allowed claim, not subject to counterclaim, setoff, subordination, recharacterization, defense, or avoidance, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case; (y) the Prepetition Secured Parties' respective liens on, and security interests in, the Prepetition Collateral shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected, first priority (subject to the Carve Out and Other Senior Liens), not subject to defense, counterclaim, recharacterization, subordination, or avoidance; and (z) the Prepetition Indebtedness and other obligations under the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements, the Prepetition Secured Parties' respective liens on, and security interests in, the Prepetition Collateral, and the respective Prepetition Secured Parties (and their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys, or advisors) shall not be subject to any other or further challenge by any Committee or any other party in interest with respect to, and any such Committee or party in interest shall be enjoined from seeking to exercise the rights of, any of the Debtors' estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a Trustee, whether such Trustee is appointed or elected prior to or following the expiration of the Challenge Period); provided that if the Chapter 11 Cases are converted to chapter 7 or a Trustee is appointed prior to the expiration of the Challenge Period, any such estate representative or Trustee shall receive the full benefit of any remaining Challenge Period, subject to the limitations described herein. If any such motion seeking standing to file adversary proceeding or contested matter is timely filed prior to the expiration of the Challenge Period, the stipulations and admissions contained in this

Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and any other person, including any Trustee, except as to any such findings and admissions that were expressly challenged in such adversary proceeding or contested matter. Nothing in this Interim Order vests or confers on any person, including any Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates. In the event that there is a timely successful challenge brought pursuant to this paragraph, the Court shall retain jurisdiction to fashion an appropriate remedy. Nothing in this paragraph limits the time period during which the Debtors or any other person may challenge the amount or calculation of Adequate Protection Obligations asserted by the Prepetition Secured Parties. Upon entry of a final non-appealable order by the Court determining any of the Prepetition Secured Parties to be undersecured or otherwise not entitled to the adequate protection payments provided in this Interim Order pursuant to § 506(b) of the Bankruptcy Code or not allowed on any other basis (including, without limitation, on account of the Debtors' use of Prepetition Collateral), then such adequate protection payments may be reapplied, recharacterized or disallowed as the Court so directs in a final, non-appealable order; provided, however, that the Prepetition Secured Parties reserve their rights to assert defenses to any such arguments and to otherwise oppose any such reapplication, recharacterization or disallowance.

23. Limitation on Use of Cash Collateral. The Debtors shall use Cash Collateral on a consensual basis solely as provided in this Interim Order. Notwithstanding anything herein or in any other order of the Court to the contrary, and subject to the Carve Out and the proviso below, no Cash Collateral may be used to: (a) initiate, litigate,

object, contest, or raise any defense to the validity, perfection, priority, extent, or enforceability of the Prepetition Indebtedness, or the liens or claims granted under this Interim Order or the Prepetition Loan Documents, Swap Agreements, and Banking Services Agreements; (b) initiate, litigate, assert any Claims or Defenses against any of the Prepetition Agent or any other Prepetition Secured Party or their respective agents, affiliates, representatives, attorneys, or advisors; (c) seek to modify any of the rights granted to the Prepetition Agent or other Prepetition Secured Parties hereunder; or (d) pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved by an order of the Court, provided that, notwithstanding anything to the contrary herein, no more than $50,000 of the Prepetition Collateral, Cash Collateral or the Carve Out in the aggregate may be used by any Committee to investigate the validity, perfection, priority, extent, or enforceability of the Prepetition Indebtedness or the liens on the Prepetition Collateral or Cash Collateral, any Claims or Defenses, or any other causes action against the Prepetition Agent or any of the other Prepetition Secured Parties.

24. Binding Effect; Successors and Assigns. The provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in the Chapter 11 Cases, including without limitation, the Prepetition Agent and the other Prepetition Secured Parties, any Committee, the Debtors, the Ad Hoc Group and their respective successors and assigns (including any trustee hereinafter appointed or elected for the estate of any Debtor, an examiner appointed pursuant to § 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the

benefit of the Prepetition Agent, the other Prepetition Secured Parties, and the Debtors and their respective successors and assigns, provided that, except to the extent expressly set forth in this Interim Order, the Prepetition Agent and the other Prepetition Secured Parties shall have no obligation to permit the use of the Prepetition Collateral or Cash Collateral on a consensual basis, or extend any financing to any trustee or similar responsible person appointed for the estate of any Debtor. For all adequate protection purposes throughout the Chapter 11 Cases, the Prepetition Agent and the other Prepetition Secured Parties shall be deemed to have requested adequate protection as of the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim Order.

25. Limitation of Liability. In permitting the use of the Prepetition Collateral and Cash Collateral, or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, subject to entry of the Final Order, the Prepetition Secured Parties shall not be deemed to be in control of the operations of any of the Debtors or to be acting as a "responsible person" or "owner or operator" with respect to the governance, operation, or management of any of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, the Internal Revenue Code, the WARN Act, the Bankruptcy Code, or any similar federal or state statute, each as may be amended from time to time). Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors and their respective affiliates (as defined in § 101(2) of the Bankruptcy Code).

26. No Impact on Certain Contracts/Transactions. No rights of any person under §§ 555, 556, 559, 560, 561, and 562 of the Bankruptcy Code shall be affected by the entry of this Interim Order as to any contract or transaction of the kind listed in such sections of the Bankruptcy Code.

27. Affirmation of Obligations and Liens. Subject to paragraphs 11 and 22, (a) the Debtors are hereby authorized and deemed to ratify, reaffirm, and adopt the Prepetition Loan Documents, the Swap Agreements, and the Banking Services Agreements, including the validity, extent, priority, perfection, and enforceability of the liens, liabilities, and obligations to the Prepetition Agent and the other Prepetition Secured Parties incurred thereunder and the liens, security interests, and mortgages granted to the Prepetition Agent and the other Prepetition Secured Parties thereunder, and (b) the validity, extent, priority, perfection, and enforceability of the Prepetition Secured Parties' respective prepetition claims, liens, mortgages, and security interests in the Debtors' property shall not be subject to invalidation, avoidance, subordination, or other challenge by any of the Debtors, and, in furtherance thereof, the Debtors hereby release, waive, and affirmatively agree not to allege or otherwise pursue any or all defenses, affirmative defenses, counterclaims, claims, causes of action, recoupments, setoffs, or other rights that they may have to contest (i) any Defaults or Events of Default (as such terms, or similar terms are defined in the Prepetition Loan Documents, the Swap Agreements, and the Banking Services Agreements) that were or could have been declared by any of the Prepetition Secured Parties as of the Petition Date, and (ii) the amount of the Debtors' indebtedness and obligations to the Prepetition Secured Parties as of the Petition Date.

28. Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable *nunc pro tunc* to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 6004(h), 6006(d), 7062, or 9014 of the Bankruptcy Rules or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order. To the extent that any finding of fact shall be determined to be a conclusion of law it shall be so deemed and vice versa.

29. Proofs of Claim. None of the Prepetition Secured Parties will be required to file proofs of claim in any of the Chapter 11 Cases or successor cases, and the Debtors' stipulations herein shall be deemed to constitute a timely filed proof of claim against the applicable Debtor(s). Any order entered by the Court in relation to the establishment of a bar date for any prepetition claim in any of the Chapter 11 Cases or successor cases shall not apply to the Prepetition Agent or the other Prepetition Secured Parties with respect to the Prepetition Indebtedness. Notwithstanding the foregoing, the Prepetition Agent (on behalf of itself and the other Prepetition Secured Parties) is hereby authorized and entitled, in its sole discretion, but not required, to file (and amend and/or supplement, as it sees fit) a master proof of claim for any claims of the Prepetition Secured Parties arising from the Prepetition Loan Documents; provided, however, that nothing herein shall waive the right of any Prepetition Secured Party to file its own proof of claim against the Debtors. Bankruptcy Rule 3001(e) shall not apply to any transfer of any claim or claims of Prepetition Indebtedness by a Prepetition Secured Party to another Prepetition Secured Party. The provisions set forth in this paragraph are intended solely

for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest, including, without limitation, the numerosity requirements set forth in section 1126 of the Bankruptcy Code.

30. WAIVER OF CLAIMS. SUBJECT TO PARAGRAPHS 11 AND 22, IN CONSIDERATION OF THE USE OF CASH COLLATERAL FOR THE BENEFIT OF THE ESTATES, THE DEBTORS AND THEIR SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "**RELEASING PARTIES**") HEREBY RELEASE, ACQUIT, FOREVER DISCHARGE, AND COVENANT NOT TO SUE EACH OF THE PREPETITION SECURED PARTIES AND THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS, AND AGENTS, AND THEIR SUCCESSORS AND ASSIGNS (THE "**RELEASED PARTIES**") FROM ANY AND ALL ACTS AND OMISSIONS, AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, AVOIDANCE ACTIONS, COUNTERCLAIMS, DEMANDS, CONTROVERSIES, COSTS, DEBTS, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, DAMAGES, OBLIGATIONS, LIABILITIES, OBJECTIONS, LEGAL PROCEEDINGS, EQUITABLE PROCEEDINGS, AND EXECUTIONS OF ANY NATURE, TYPE, OR DESCRIPTION, WHICH THE RELEASING PARTIES HAVE OR MAY COME TO HAVE AGAINST THE RELEASED PARTIES THROUGH THE DATE OF THIS INTERIM ORDER, TO THE EXTENT SUCH CLAIMS RELATE TO OR ARISE OUT OF THE PREPETITION INDEBTEDNESS, PREPETITION LOAN DOCUMENTS, THE SWAP AGREEMENTS, OR THE BANKING SERVICES AGREEMENTS OR THE MATTERS, TRANSACTIONS, OR DOCUMENTS

RELATED HERETO OR THERETO, AT LAW OR IN EQUITY, BY STATUTE OR COMMON LAW, IN CONTRACT, IN TORT, INCLUDING BANKRUPTCY CODE CHAPTER 5 CAUSES OF ACTION, WHETHER UNDER THE LAW OF THE UNITED STATES OR ANY OTHER COUNTRY, UNION, ORGANIZATION OF FOREIGN COUNTRIES, OR OTHERWISE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED (COLLECTIVELY, THE "**RELEASED CLAIMS**"). SUBJECT TO PARAGRAPHS 11 AND 22, THE DEBTORS FURTHER COVENANT NOT TO SUE THE RELEASED PARTIES ON ACCOUNT OF ANY RELEASED CLAIM. THIS PARAGRAPH IS IN ADDITION TO AND SHALL NOT IN ANY WAY LIMIT ANY OTHER RELEASE, COVENANT NOT TO SUE, OR WAIVER BY THE RELEASING PARTIES IN FAVOR OF THE RELEASED PARTIES.

31. U.S. Specialty Insurance Company. Notwithstanding anything in this Interim Order to the contrary, nothing in this Interim Order shall in any way prime or affect any rights of U.S. Specialty Insurance Company and/or its successors and/or assigns (the "Surety"), as to (a) any funds it is holding (estimated to be $1 million) and/or being held for it, whether in trust, as security or otherwise, (b) any substitutions or replacements of said funds (including accretions to and interest earned on said funds), and (c) any letters of credit related to any indemnity, collateral trust, or related agreements between the Surety and any of the Debtors (collectively (a) to (c), the "Surety Assets"). Nothing in this Interim Order shall (a) affect any rights of the Surety under any indemnity, collateral trust, or related agreements between the Surety and any of the Debtors as to the Surety Assets, and any requirement of the Debtors to segregate Cash Collateral shall not apply to the Surety Assets, (b) prime any setoff, recoupment and/or

lien rights of the Surety or any party to whose rights the Surety may become subrogated therein, or (c) affect any rights or remedies of the Prepetition Secured Parties in connection with (i) the Surety Assets, or (ii) any rights or remedies of the Surety or any party to whose rights the Surety may become subrogated therein, all of which are expressly preserved.

32. Additional Reservations of Rights. All parties reserve their respective rights as to (a) whether the Final Order should provide for current payment of interest as adequate protection and (b) the rate at which interest should accrue as part of the secured claims of the Prepetition Agent and the Prepetition Lenders (the "**Interest Accrual**"); provided that, interest shall be paid as adequate protection on the last business day of each month at the non-default rate based on the Alternate Base Rate plus Applicable Margin rather than the Default Rate (the "**Interest Payments**").[6] Any ruling on the Interest Payments and Interest Accrual issues shall apply *nunc pro tunc* to June 9, 2016, without prejudice to any party's right to appeal such ruling (with any ruling from the appellate court to be effective *nunc pro tunc* to June 9, 2016), provided that the Interest Payments shall not be subject to disgorgement on account of any rights asserted pursuant to the reservation of rights in this paragraph.

33. Headings. The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.

[6] Alternate Base Rate, Applicable Margin, and Default Rate are defined in the Prepetition Credit Agreement. The Debtors shall transfer funds from their accounts with Arvest Bank to the Operating Account in the amount of the difference between (i) the Default Rate as applied and (ii) the Interest Payments, and such funds shall be held in the Operating Account pending further Order of this Court or the specific written consent of the Prepetition Agent for the use of such funds.

34. Jurisdiction. The Court shall retain jurisdiction to enforce the terms of this Interim Order and to adjudicate any and all matters arising from or related to the interpretation or implementation of this Interim Order.

35. Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.

IT IS SO ORDERED.

DATED this ____ day of December, 2016.

THE HONORABLE LAURIE SELBER SILVERSTEIN
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

List of Prepetition Loan Documents

[Filed separately at Docket No. 86]

EXHIBIT B

[Interim Budget]

Chaparral Energy, Inc et al

13 Week Forecast of Cash Receipts and Disbursements

($ in 000s)

Forecasted week:	1	2	3	4	5	6	7	8	9	10	11	12	13	
Week Ending:	5/13/16	5/20/16	5/27/16	6/3/16	6/10/16	6/17/16	6/24/16	7/1/16	7/8/16	7/15/16	7/22/16	7/29/16	8/5/16	13 Weeks
Receipts														
Oil & Gas Receipts	$ 4	$ 12,767	$ 4,606	$ 2,451	$ 225	$ 1,125	$ 16,880	$ 3,826	$ 1,610	$ 230	$ 18,395	$ 2,759	$ 1,727	$ 66,606
JIB Receipts	255	128	1,276	751	215	107	107	966	750	214	107	1,072	628	6,577
Hedge Receipts	-	-	-	-	-	-	25,000	-	-	-	-	-	-	25,000
Other	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Receipts	$259	$12,895	$5,882	$3,202	$440	$1,233	$41,987	$4,792	$2,360	$444	$18,502	$3,831	$2,355	$98,182
Disbursements														
Operating Disbursements [(1)]														
Payroll & Benefits	(1,019)	(221)	(1,730)	(363)	(1,712)	(326)	(1,730)	(326)	(1,749)	(326)	(1,730)	(326)	(1,749)	($13,306)
LOE	(2,633)	(2,368)	(2,368)	(2,401)	(1,961)	(1,961)	(3,501)	(2,401)	(2,821)	(2,821)	(2,821)	(2,821)	(2,896)	(33,770)
Capex	(5,216)	(4,313)	(3,668)	(3,483)	(2,471)	(2,144)	(1,266)	(1,908)	(1,696)	(1,571)	(2,380)	(2,281)	(2,002)	(34,400)
G&A	(263)	(251)	(384)	(211)	(160)	(244)	(388)	(181)	(190)	(275)	(388)	(181)	(190)	(3,306)
Working Interests & Royalty	(4)	(5,061)	(30)	(3)	-	(5,133)	(61)	(3)	(0)	(6,043)	-	(131)	-	(16,469)
Other	(42)	(58)	(23)	(119)	(113)	(35)	(112)	(41)	(91)	(126)	(125)	(124)	(123)	(1,132)
Total Operating Disbursements	($9,176)	($12,272)	($8,203)	($6,579)	($6,417)	($9,842)	($7,058)	($4,859)	($6,547)	($11,161)	($7,445)	($5,863)	($6,960)	($102,383)
Net Cash Flow From Operations	($8,917)	$623	($2,321)	($3,377)	($5,977)	($8,610)	$34,929	($68)	($4,187)	($10,717)	$11,058	($2,032)	($4,605)	($4,201)
One-Time/Non-Recurring Items														
Retained Professionals	-	-	($431)	-	-	-	($575)	-	-	-	-	($3,431)	-	($4,438)
Other	(90)	(129)	(57)	(115)	(67)	(95)	(49)	(73)	(118)	(59)	(58)	(57)	(56)	($1,023)
Net Cash Flow After Non-Recurring Items	($9,007)	$494	($2,809)	($3,492)	($6,044)	($8,705)	$34,305	($141)	($4,305)	($10,776)	$11,000	($5,520)	($4,661)	($9,662)
Debt Service														
Interest & Fees	-	-	-	(3,150)	-	-	-	(3,255)	-	-	-	-	(3,150)	($9,555)
Other	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net Cash Flow After Debt Service	**($9,007)**	**$494**	**($2,809)**	**($6,642)**	**($6,044)**	**($8,705)**	**$34,305**	**($3,395)**	**($4,305)**	**($10,776)**	**$11,000**	**($5,520)**	**($7,811)**	**($19,216)**
Beginning Cash Balance (Book)	$174,736	$165,729	$166,223	$163,414	$156,772	$150,727	$142,023	$176,327	$172,932	$168,627	$157,851	$168,851	$163,331	$174,736
Add: Net Cash Flow After Debt Service	(9,007)	494	(2,809)	(6,642)	(6,044)	(8,705)	34,305	(3,395)	(4,305)	(10,776)	11,000	(5,520)	(7,811)	($19,216)
Less: Debt repayments	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Change in Cash	(9,007)	494	(2,809)	(6,642)	(6,044)	(8,705)	34,305	(3,395)	(4,305)	(10,776)	11,000	(5,520)	(7,811)	($19,216)
Ending Cash Balance (Book)	**$165,729**	**$166,223**	**$163,414**	**$156,772**	**$150,727**	**$142,023**	**$176,327**	**$172,932**	**$168,627**	**$157,851**	**$168,851**	**$163,331**	**$155,520**	**$155,520**

Note:
1) Operating disbursements include payment of pre-petition expenses.

Draft, Subject to Material Change